As filed with the U.S. Securities and Exchange Commission on May 5, 2023

Registration No. 333-268970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________

Amendment No. 3
to
FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________________

Critical Metals Corp.

(Exact name of registrant as specified in its charter)

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British Virgin Islands	1000	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Maples Corporate Services (BVI) Limited
Kingston Chambers, PO Box 173, Road Town
Tortola, British Virgin Islands

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________________

Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
(302) 636-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________________

Copies to:

Stuart Neuhauser, Esq. Matthew A. Gray, Esq. Nahal A. Nellis, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	James Hu, Esq. Jason A. Rocha, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 819-2505

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 5, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
SIZZLE ACQUISITION CORP.

AND PROSPECTUS FOR UP TO 10,693,897 ORDINARY SHARES, 7,750,000
WARRANTS, AND 7,750,000 ORDINARY SHARES issuable upon
exercise of Warrants
OF
CRITICAL METALS CORP.

To the Stockholders of Sizzle Acquisition Corp.:

You are cordially invited to attend the special meeting of stockholders (the “special meeting”) of Sizzle Acquisition Corp., a Delaware corporation, which we refer to as “Sizzle,” “we,” “us” or “our”, to be virtually held at 10:00 a.m., Eastern Time, on            , 2023. The special meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

On October 24, 2022, we entered into an Agreement and Plan of Merger with European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) (as amended on January 4, 2023 and as may be further amended from time to time, the “Merger Agreement”). Subject to its terms and conditions, the Merger Agreement provides that Company and Sizzle will become wholly owned subsidiaries of Pubco, a newly formed holding company. The Company owns the Wolfsberg Lithium Project in Austria. The Company also owns two Austrian subsidiaries, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH, and will own a 20% interest in the Weinebene and Eastern Alps projects, which are located in southern Austria. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination”.

Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for ordinary shares of Pubco, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco.

The Merger Agreement provides that at the effective time of the Business Combination (the “Effective Time”):

(i)      all of the outstanding shares of Sizzle’s common stock, par value $0.0001 per share (the “Sizzle Common Stock”), will be exchanged for the right to receive the ordinary shares of Pubco, par value $0.001 per share (the “Pubco Ordinary Shares”), comprising in the aggregate 10,693,897 Pubco Ordinary Shares (following which exchange all shares of Sizzle Common Stock will be cancelled and cease to exist);

(ii)     all of the outstanding whole warrants of Sizzle, entitling the holder thereof to purchase one share of Sizzle Common Stock at an exercise price of $11.50 per share (collectively, the “Sizzle Warrants”) will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Ordinary Share (in lieu of Sizzle Common Stock) at the same exercise price (collectively, the “Pubco Warrants”), exercisable up to an aggregate of (including warrants which were components of publicly traded units of Sizzle described below) 7,750,000 Pubco Ordinary Shares; and

(iii)   EUR will receive approximately 73,529,412 Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement (which is expected to be approximately $10.20 per share), and which we refer to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Up to an additional approximately 7,352,941 Pubco Ordinary Shares, equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement (which is expected to be approximately $10.20 per share), will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the “Earnout Shares.” The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ volume weighed average price, or VWAP (as defined in the Merger Agreement) of Pubco Ordinary Shares trades above $15 dollars per share, and the other half (or 5%) are issuable if the VWAP for Pubco Ordinary Shares trades above $20 per share, in each case for any twenty trading days in any thirty day trading days during such five year period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance of the Earnout Shares. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

The estimated total consideration in the Business Combination to EUR is $750 million consisting of the Closing Share Consideration and up to $75 million consisting of the Earnout Shares, if any Earnout Shares are issued according to their terms. It is anticipated that, immediately following completion of the Business Combination, if there are no additional redemptions by Sizzle’s public stockholders, Sizzle’s existing stockholders, including VO Sponsor, LLC (the “Sponsor”), will own approximately 12.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.9% will be owned by the Sponsor and Sizzle’s directors and officers), Sizzle’s underwriters in connection with its initial public offering will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 87.3% of the outstanding Pubco Ordinary Shares. If there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 8.6% of the outstanding Pubco Ordinary Shares (of which approximately 5.1% will be owned by the Sponsor and Sizzle’s directors and officers), Sizzle’s underwriter in connection with its initial public offering will own approximately 0.2% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.2% of the outstanding Pubco Ordinary Shares. These percentages do not include the Earnout Shares, or shares issuable in connection with any prospective Pubco compensation plan, and are calculated based on a number of assumptions as described in the accompanying proxy statement/prospectus. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the merger of Merger Sub with and into Sizzle, with each of Sizzle and the Company surviving as a direct, wholly-owned subsidiary of Pubco, and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The Charter Amendment Proposal — to consider and vote upon a proposal to approve and adopt the amended and restated memorandum and articles of association of Pubco (the “Proposed Charter”), in the form attached hereto as Annex B (which we refer to as the “Charter Amendment Proposal”);

•        Proposal No. 3 — The Advisory Charter Amendments Proposals — to consider and vote upon proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five sub-proposals:

Proposal No. 3A: Authorized Share Capital.    A proposal to increase the total number of authorized shares to 500,000,000 shares, consisting of 450,000,000 ordinary shares and 50,000,000 preferred shares;

Proposal No. 3B: EUR Director Appointment Rights.    A proposal to confer EUR with rights under the Proposed Charter in conformity with the contractual designation rights set forth in the Investors Agreement, such that EUR is entitled to appoint the lower of a majority of all board members and four directors for so long as EUR beneficially owns at least 50% of the total issued voting shares, two directors for so long as EUR beneficially owns at least 25% but less than 50% of the total issued voting shares, and one director for so long as EUR beneficially owns at least 15% but less than 25% of the total issued voting shares;

Proposal No. 3C: Amendments to Proposed Charter.    A proposal to require a majority vote of outstanding voting shares to make amendments to the Proposed Charter at any time when EUR beneficially owns a majority of the total voting power of issued shares of Pubco, but to require a supermajority vote of outstanding voting shares at any time when EUR does not beneficially own a majority of the total voting power of issued shares;

Proposal No. 3D: Removal of Directors.    A proposal to provide that directors may be removed (i) by a resolution passed by all directors of the board of Pubco at any time for cause; (ii) by a majority of outstanding voting shares at any time when EUR beneficially owns a majority of the total voting power of issued shares; and (iii) by a supermajority of outstanding voting shares at any time for cause when EUR does not beneficially own a majority of the total voting power of issued shares; and

Proposal No. 3E: Written Consent.    A proposal to provide that stockholders may act by written consent at any time when EUR beneficially owns a majority of the total voting power of issued shares but may not act by written consent at any time when EUR does not beneficially own a majority of the total voting power of issued shares.

We refer to these proposals as the “Advisory Charter Amendments Proposals”;

•        Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding Pubco Ordinary Shares in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”);

•        Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Incentive Award Plan (the “Incentive Plan”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached to the accompanying proxy statement/prospectus as Annex C (which we refer to as the “Incentive Plan Proposal”);

•        Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Employee Stock Purchase Plan (the “ESPP”), effective upon the consummation of the Business Combination, including the authorization of the share reserve under the ESPP, in substantially the form attached to the accompanying proxy statement/prospectus as Annex D (which we refer to as the “ESPP Proposal”); and

•        Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal is cross-conditioned on the approval of each other. Each of the Advisory Charter Amendments Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco entered into prior to Closing, equal $40 million, before payment of transaction expenses. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain additional financing described in this condition with respect to Pubco, but there are currently no commitments for such additional financing.

The Sizzle Common Stock and Sizzle Warrants are currently listed on Nasdaq under the symbols “SZZL” and “SZZLW,” respectively. Although Pubco is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Pubco will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pubco intends to apply to list the Pubco Ordinary Shares (including the Pubco Ordinary Shares issuable upon exercise of the Pubco Warrants) on Nasdaq under the symbol “CRML” and the Pubco Warrants under the symbol “CRMLW,” upon the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the Pubco Ordinary Shares and the Pubco Warrants are approved for listing on Nasdaq, subject only to official notice of issuance thereof. While trading of the Pubco Ordinary Shares and the Pubco Warrants on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Pubco’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 70 of this proxy statement/prospectus for more information.

The Board of Directors of Sizzle (the “Board”) has fixed the close of business on            , 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.

The Sizzle Board of Directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that Sizzle’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder of Sizzle. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of Sizzle than liquidating Sizzle. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 70 of the accompanying proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for additional information.

Pursuant to our current certificate of incorporation, our public stockholders have redemption rights in connection with the Business Combination. Our public stockholders are not required to affirmatively vote for or against the Business Combination to redeem their shares of common stock. This means that public stockholders who hold shares of Sizzle Common Stock on or before            , 2023 (two (2) business days before the special meeting) will be eligible to elect to have their shares of Sizzle Common Stock redeemed for cash in connection with the special meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the special meeting. Sizzle public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

Upon consummation of the Business Combination, Pubco will be a “foreign private issuer,” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pubco’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pubco will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Further, Pubco will be a “controlled company” under Nasdaq listing standards. As a result of EUR’s voting control, EUR will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Proposed Charter and Investors Agreement). As a result of being able to appoint and remove a majority of the directors, EUR will effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. The Investors Agreement will provide EUR with the right to nominate and appoint certain numbers of directors to the Pubco Board of Directors depending on its percentage ownership in Pubco, as described in more detail in the section of this proxy statement/prospectus titled “Certain Relationships and Related Party Transactions — Investors Agreement.” Non-redeeming Sizzle shareholders will likely have a limited influence over Pubco following the Business Combination and Pubco shareholders will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Pubco will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting.

Your vote is very important. If you are a Sizzle stockholder, whether or not you plan to attend the special meeting, please take the time to vote as soon as possible. On behalf of Sizzle’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Steve Salis Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2023 and will first be mailed to the stockholders of Sizzle on or about            , 2023.

SIZZLE ACQUISITION CORP.
4201 Georgia Avenue NW
Washington DC 20011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF SIZZLE ACQUISITION CORP.

TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF SIZZLE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Sizzle Acquisition Corp. (“Sizzle,” “we,” “us” or “our”) will be virtually held at 10:00 a.m., Eastern Time, on            , 2023. The Special Meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

At the Special Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 24, 2022, among Sizzle, European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) (as amended on January 4, 2023 and as may be further amended from time to time, the “Merger Agreement”). Subject to its terms and conditions, the Merger Agreement provides that Sizzle and the Company will become wholly owned subsidiaries of Pubco, a newly formed holding company. The transactions contemplated by the Merger Agreement we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for ordinary shares of Pubco, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco.

The Merger Agreement provides that at the effective time of the Business Combination (the “Effective Time”):

(i)     all of the outstanding shares of Sizzle’s common stock, par value $0.0001 per share (the “Sizzle Common Stock”), will be exchanged for the right to receive the ordinary shares of Pubco, par value $0.001 per share (the “Pubco Ordinary Shares”) (following which exchange, all shares of Sizzle Common Stock will be cancelled and cease to exist);

(ii)    all of the outstanding whole warrants of Sizzle, entitling the holder thereof to purchase one share of Sizzle Common Stock at an exercise price of $11.50 per share (collectively, the “Sizzle Warrants”) will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Ordinary Share (in lieu of Sizzle Common Stock) at the same exercise price (collectively, the “Pubco Warrants”); and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole

Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if the volume weighted average price, or VWAP (as defined in the Merger Agreement), of Pubco Ordinary Shares trades above $15 dollars per share, and the other half (or 5%) are issuable if the VWAP for Pubco Ordinary Shares trades above $20 per share, in each case for any twenty trading days in any thirty day trading days during such five year period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance of the Earnout Shares. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

(2)     Proposal No. 2 — The Charter Amendment Proposal — to consider and vote upon a proposal to approve the Amended and Restated Memorandum and Articles of Association of Pubco (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which we refer to as the “Charter Amendments Proposal,” and providing for, among other things, the following material differences from Sizzle’s current amended and restated certificate of incorporation:

(a)     a single class of ordinary shares with 450,000,000 authorized shares; and

(b)    50,000,000 authorized preferred shares.

(3)     Proposal No. 3 — The Advisory Charter Amendments Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements, which we refer to as the “Advisory Charter Amendments Proposals”;

(4)     Proposal No. 4 — The Nasdaq Stock Issuance Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding Pubco Ordinary Shares in connection with the Business Combination, which we refer to as the “Nasdaq Proposal”;

(5)     Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Incentive Award Plan (the “Incentive Plan), effective upon the consummation of the Business Combination (the “Closing”), including the authorization of the share reserve under the Incentive Plan equal to up to ten (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, in substantially the form attached to the accompanying proxy statement/prospectus as Annex C (which we refer to as the “Incentive Plan Proposal”);

(6)     Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the Critical Metals Corp. 2023 Employee Stock Purchase Plan (the “ESPP”), effective upon the Closing, including the authorization of the share reserve under the ESPP, in substantially the form attached to the accompanying proxy statement/prospectus as Annex D (which we refer to as the “ESPP Proposal”); and

(7)     Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting, which we refer to as the “Adjournment Proposal.”

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved at the Special Meeting. Each of these Proposals are cross-conditioned on each other. The Advisory Charter Amendments Proposals and the Adjournment Proposal are each not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco, entered into prior to Closing, of at least $40 million, after giving effect to the completion and payment of any Redemptions and before payment of transaction expenses. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain additional financing described in this condition with respect to Pubco, but there are currently no commitments for such additional financing.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Sizzle Common Stock at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Sizzle stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of Sizzle for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration, the Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to our stockholders at the Special Meeting. When you consider the Board recommendation of these proposals, you should keep in mind that directors and officers of Sizzle have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to Sizzle’s current certificate of incorporation, its public stockholders may demand that Sizzle redeem, upon the Closing of the Business Combination, shares of our Sizzle Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of Sizzle’s IPO. As of February 1, 2023, based on funds in the Trust Account of approximately $45,668,841 on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Sizzle Common Stock was approximately $10.32 per share (less taxes paid or payable). Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Sizzle Common Stock for cash. This means that public stockholders who hold shares of our Sizzle Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Sizzle Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Sizzle Common Stock for cash, our public stockholders can demand that Sizzle convert their public shares into cash and tender their shares to Sizzle’s transfer agent. Sizzle stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of Sizzle Warrants do not have redemption rights with respect to such securities in connection with the Business Combination.

Our sponsor, VO Sponsor, LLC, a Delaware limited liability company (our “Sponsor”), and holders of our Common Stock issued prior to our IPO, their permitted transferees, and our officers and directors (collectively, the “Sizzle Initial Stockholders”), and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters in our IPO, and EBC have agreed to waive their redemption rights with respect to any shares of Sizzle Common Stock held by them in connection with the consummation of the Business Combination (which waiver was provided in connection with Sizzle’s IPO and without any separate consideration paid in connection with providing such waiver), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and Sizzle Initial Stockholders beneficially own 57.5% of issued and outstanding Sizzle Common Stock including 722,750 private placement shares and 5,425,000 founders shares, Cantor owns 47,250 private placement shares and EBC owns 75,600 EBC Shares, which together consisting of approximately 1.1% of issued and outstanding Sizzle Common Stock and Sizzle’s public stockholders beneficially own approximately 41.4%

of issued and outstanding Sizzle Common Stock. The Sizzle Initial Stockholders, which includes our Sponsor and our directors and officers, and Cantor have agreed to vote all of their founder shares, all of their private placement shares of Sizzle Common Stock and any Sizzle equity securities that they hold in favor of the Business Combination Proposal.

You are urged to carefully read and consider the “Risk Factors” beginning on page 70 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (202) 846-0300.

By Order of the Board of Directors

Steve Salis Chief Executive Officer

          , 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on            , 2023: Sizzle’s proxy statement/prospectus is available at https://

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Pubco, constitutes a prospectus of Pubco under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the Pubco Ordinary Shares to be issued to the Sizzle stockholders, (2) the Pubco Ordinary Shares to be issued to EUR, (3) the Pubco Warrants to be issued by Pubco to holders of Sizzle Warrants and (4) the Pubco Ordinary Shares underlying the Pubco Warrants, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Sizzle stockholders at which Sizzle stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Sizzle stockholders nor the issuance by Pubco of Pubco Ordinary Shares in connection with the Business Combination will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, please contact Sizzle’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the Sizzle’s proxy solicitation agent at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

In order for you to receive timely delivery of the documents in advance of the special meeting to be held on            , 2023, you must request the information by            , 2023.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 280 of this proxy statement/prospectus.

TRADEMARKS

Sizzle and EUR own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Important Information about U.S. GAAP AND IFRS

Sizzle’s financial statements included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

The Company’s audited financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Presentation of financial information in accordance with IFRS requires the Company’s management to make various estimates and assumptions which may impact the values shown in the Selected Historical Financial Information of the Company and the respective notes thereto. The actual values may differ from such assumptions.

Exchange Rates

Pubco’s reporting currency will be the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. For Pubco, the Euro is the functional currency. The functional currency of Pubco’s subsidiaries will generally be the local currency.

The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in Pubco’s financial statements. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that Sizzle and EUR obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Sizzle” refer to Sizzle Acquisition Corp., the term “EUR” refers to European Lithium Limited, an Australian Public Company limited by shares, the term the “Company” refers to European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR, the term “Pubco” refers to Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands, and the term the “Combined Company” refers to Pubco immediately after the consummation of the Business Combination, which provides for each of Sizzle and the Company as Pubco’s wholly-owned subsidiaries.

In this document:

“Board,” unless otherwise defined, means the board of directors of Sizzle.

“Business Combination” means the transactions contemplated by the Merger Agreement whereby, among other things, (a) Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for Pubco Ordinary Shares, and any shares EUR or Sizzle holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco (referred to as the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and a wholly owned subsidiary of Pubco.

“Cantor” means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO, and which beneficially owns 47,250 private placement shares.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date and time of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Entity” or “Combined Company” means Pubco after the consummation of the Business Combination in which it becomes the parent company of its direct, wholly-owned subsidiaries, Sizzle and the Company, and means, collectively, Pubco, and its direct, wholly-owned subsidiaries, Sizzle and the Company.

“Company” means European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR prior to the consummation of the Business Combination.

“Company Ordinary Shares” means the ordinary shares, no par value, issued by the Company.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal.

“DGCL” means the Delaware General Corporation Law.

“EBC” means EarlyBirdCapital, Inc., which beneficially owns 75,600 private placement shares.

“EBC Shares” means 75,600 private placement shares issued to EBC prior to the Sizzle IPO.

“ESPP” means the Critical Metals Corp. 2023 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the ESPP Proposal.

“EUR” means European Lithium Limited, an Australian Public Company limited by shares, and sole shareholder of the Company prior to the consummation of the Business Combination.

“EUR Adverse Recommendation Change” generally means an action or inaction on behalf of EUR to (a) fail to make, withdraw or modify in a manner adverse to Sizzle, or publicly propose to fail to make, withdraw or modify in a manner adverse to Sizzle, an EUR Board Recommendation, or (b) recommend, adopt or approve or publicly propose to recommend, adopt or approve an EUR Competing Proposal.

“EUR Board Recommendation” means approval of the EUR Board to (i) declare that the Merger Agreement and the consummation of the transactions contemplated thereby are in the best interests of EUR and EUR shareholders, (ii) approve the Merger Agreement and the transactions contemplated thereby, (iii) authorize the execution, delivery and performance of the Merger Agreement, (iv) direct that the transactions contemplated by the Merger Agreement be submitted to EUR shareholders for consideration, and (v) recommended that EUR shareholders approve the transaction contemplated by the Merger Agreement.

“EUR Competing Proposal” means an offer or proposal by a third party or parties relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company, (ii) any takeover bid that would result in such third party or parties beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such third party or parties beneficially owning 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amendment” means the amendment to Sizzle’s Certificate of Incorporation, approved by Sizzle’s special meeting of stockholders on February 1, 2023, which provided that the date by which Sizzle was required to consummate an initial business combination was extended from February 8, 2023 up to August 8, 2023.

“Extension Funds” means the amounts paid by or on behalf of the Sponsor or Sizzle into the Trust Account, in connection with the Extension Amendment.

“Extension Note” means the promissory note issued by Sizzle to the Sponsor in exchange for the Extension Funds, of which the first Extension Note was issued in the amount of $200,000 on February 6, 2023, in exchange for the Extension Funds deposited into the Trust Account in such amount on such date.

“founders shares” means an aggregate of 5,425,000 shares of our Common Stock issued prior to the Sizzle IPO in a private placement to Sizzle Initial Stockholders and held by Sizzle Initial Stockholders and their permitted transferees. Founders shares do not include the EBC Shares.

“Incentive Plan” means the Critical Metals Corp. 2023 Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Plan Proposal.

“Marshall & Stevens” means Marshall & Stevens Transaction Advisory Services LLC.

“Marshall & Stevens’ Opinion” means the formal written opinion of Marshall & Stevens delivered to the Board on October 20, 2022 in respect of a valuation and opinion relating to the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex E.

“Merger” means the merger of Merger Sub with and into Sizzle pursuant to the Merger Agreement.

“Merger Agreement” means collectively the Agreement and Plan of Merger, dated as of October 24, 2022, by and among (i) Sizzle, (ii) EUR, (iii) the Company, (iv) Pubco and (v) Merger Sub, and the Amendment No. 1 to Agreement and Plan of Merger, dated January 4, 2023, by and among the same parties.

“Merger Sub” means Project Wolf Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco.

“Minimum Cash Condition” or “Closing Proceeds Condition” means the condition in the Merger Agreement requiring that Sizzle have, upon the Closing, cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $40,000,000.

“Private Placement” means the private placement consummated simultaneously with the Sizzle IPO in which Sizzle issued the private placement shares to the Sponsor and the representative shares to Cantor. In the Private Placement, 722,750 private placement shares were issued to the Sponsor and 47,250 private placement shares were issued to Cantor, in each case at a purchase price of $10.00 per share.

“private placement shares” means (i) Sponsor private placement shares, (ii) representative shares, (iii) EBC Shares and (iv) founders shares.

“Promissory Note” means an unsecured promissory note to the Sponsor issued by Sizzle, pursuant to which Sizzle may borrow up to $150,000, and issued on December 19, 2020, prior to the Sizzle IPO. The Promissory Note is non-interest bearing, without fixed terms and is due on demand. As of December 31, 2022 Sizzle had $153,127 outstanding under the Promissory Note.

“Proposals” means the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendments Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.

“Proposed Charter” means the Amended and Restated Memorandum and Articles of Association of Pubco, a copy of which is attached to this proxy statement/prospectus as Annex B,

“Pubco” means Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands in connection with the Business Combination, and upon consummation of the Business Combination each of Sizzle and the Company will be direct, wholly-owned subsidiaries of Pubco.

“Pubco Ordinary Shares” means ordinary shares, par value $0.001 per share, of Pubco.

“Pubco Preference Shares” means preferred shares, par value $0.001 per share, of Pubco.

“public shares” or “Public Shares” means Sizzle Common Stock which are a component of the Sizzle Units sold in the Sizzle IPO. Currently, there are outstanding 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as part of units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of pubic shares in connection with the Extension Meeting on February 1, 2023). The public shares do not include the private placement shares which were issued in the Private Placement, nor the founders shares nor the EBC Shares.

“public stockholders” means holders of public shares.

“publicly traded units” means Sizzle Units issued in the Sizzle IPO.

“Purchaser Parties” means, collectively, Sizzle, Pubco and Merger Sub.

“redemption” or “Redemption” means the right of the holders of Sizzle Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“representative shares” means the shares we issued to Cantor in connection with our IPO as representative of the underwriters in a private placement of securities consisting of 47,250 shares of Sizzle Common Stock at a purchase price of $10.00 per share.

“Share Exchange” means the transactions contemplated by the Merger Agreement whereby Pubco will acquire all of the issued and outstanding shares of the Company held by EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco.

“Sizzle” means Sizzle Acquisition Corp., a Delaware corporation.

“Sizzle Certificate of Incorporation” means Sizzle’s amended and restated certificate of incorporation, as may be amended from time to time.

“Sizzle Common Stock” or “our Common Stock” means the common stock, par value $0.0001 per share, of Sizzle.

“Sizzle Initial Stockholders” means our Sponsor who purchased our founder shares (issued prior to our IPO), holders of our Common Stock issued prior to our IPO and their respective permitted transferees, but excludes EBC.

“Sizzle IPO” or “our IPO” means Sizzle’s initial public offering.

“Sizzle Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Sizzle.

“Sizzle Warrant” means one whole redeemable warrant entitling its holder to purchase one share of Sizzle Common Stock for $11.50 per share, and each Sizzle Unit is comprised of one-half of one Sizzle Warrant. Upon separation of the Sizzle Units at the election of the holder thereof, no fractional warrants are issued, and only whole Sizzle Warrants trade on the Nasdaq Stock Market LLC under the symbol “SZZLW.”

“Sizzle Units” means a unit consisting of one share of Sizzle Common Stock and one half of one Sizzle Warrant. On February 1, 2022, the holders of the Sizzle Units could elect to separately trade the Sizzle Common Stock and a whole Sizzle Warrant comprising the Sizzle Units. Those Sizzle Units which have not been separated could continue to trade on the Nasdaq Stock Market LLC under the symbol “SZZLU”.

“Special Meeting” means the special meeting of the stockholders of Sizzle, to be virtually held at 10:00 a.m. Eastern Time, on            , 2023.

“Sponsor” means VO Sponsor, LLC, a Delaware limited liability company.

“Sponsor private placement shares” means an aggregate of 722,750 shares of our Common Stock issued to Sponsor in connection with our IPO in a private placement of securities at a purchase price of $10.00 per share. Unless the context otherwise requires, the definition of “private placement shares” does not include the representative shares issued to Cantor, defined below as “representative shares.”

“Technical Report Summary” means the Technical Report Summary related to the Wolfsberg Lithium Project prepared for the Company by CSA Global South Africa (Pty) Limited.

“Trust Account” or “Sizzle trust account” means the trust account of Sizzle, which holds the net proceeds of the Sizzle IPO and the sale of the private placement shares, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

“Working Capital Loans” means if our Sponsor or its affiliates, or any of our officers or directors, makes any working capital loans, up to $1,500,000 of such loans may be converted into private placement-equivalent units equivalent to Sizzle Units at a price of $10.00 per unit, at the option of the lender. As of December 31, 2022 there were no Working Capital Loans outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:

•        the benefits of the Business Combination;

•        the potential market size and the assumptions and estimates related to the Business Combination;

•        the future financial and business performance of Pubco and its subsidiaries, including the Company, following the Business Combination;

•        the commercial success of mineral properties under development by the Company or Pubco;

•        general economic conditions and conditions affecting the industries in which the Company and Pubco operate;

•        expansion and other plans and opportunities; and

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        the ability of the parties to complete the transactions contemplated by the Business Combination in a timely manner or at all;

•        the risk that the Business Combination or other business combination may not be completed by Sizzle’s business combination deadline and the potential failure to obtain an extension of the business combination deadline;

•        the outcome of any legal proceedings or government or regulatory action or inquiry that may be instituted against Sizzle, Pubco, EUR or the Company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•        the inability to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination by the shareholders of Sizzle or EUR;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the effect of the announcement or pendency of the Business Combination on EUR and the Company’s business relationships, operating results, current plans and operations of EUR, Pubco and the Company;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

•        the possibility that Sizzle, Pubco, EUR and/or the Company may be adversely affected by other economic, business, and/or competitive factors;

•        estimates by Sizzle, Pubco, EUR or the Company of expenses and profitability;

•        expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Business Combination;

•        EUR and Pubco’s ability to execute on their business plans and strategy;

•        a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of Sizzle, a failure to satisfy other conditions to Closing in the Merger Agreement or some other reason;

•        the inability to obtain the listing of Pubco Ordinary Shares and Pubco Warrants on Nasdaq or another exchange upon the Closing or comply with its listing standards;

•        the risk that the proposed Business Combination disrupts EUR’s current plans and operations;

•        factors relating to the business, operations and financial performance of Pubco and the Company, including:

•        the Company’s ability to develop the Project into a mine and to develop mineral deposits from the mine on a commercial basis;

•        the Company’s ability to successfully implement its long-term business strategy; and

•        the Company’s ability to obtain governmental permits and approvals to conduct development and mining operations.

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

RISK FACTOR SUMMARY

The Company’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of Pubco after the Business Combination are subject to risks and uncertainties, many of which are beyond Pubco’s or the Company’s control and will be beyond the control of the Combined Company. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the Combined Company, including, but not limited to, the following and those discussed under “Risk Factors.” References below to the Company shall be deemed to also refer to Pubco and the post-Business Combination company, as the context requires or as appropriate.

Risks Relating to the Company’s Business and Industry

•        The Company’s project is at the development stage, and there are no guarantees that development of the project into a mine will occur or that such development will result in the commercial extraction of mineral deposits.

•        The Company’s future performance is difficult to evaluate because it has a limited operating history in the mining, energy and resources sector.

•        The Company’s growth depends upon continued growth in demand for electric vehicles using high performance lithium compounds.

•        The Company’s long-term success will depend, in part, on its ability to generate revenue, achieve and maintain profitability, and develop positive cash flows from mining activities.

•        The market price of lithium will be significant in determining the Company’s success.

•        The Company’s mineral resource estimates may be materially different from mineral quantities we may ultimately recover, our life-of-mine estimates may prove inaccurate and market price fluctuations and changes in operating and capital costs may render mineral resources uneconomic to mine.

Risks Relating to Legal, Compliance and Regulations

•        The Company is reliant upon obtaining and renewing a number of governmental permits and approvals.

•        Organizations opposed to mining may disrupt or delay the Company’s mining projects.

Risks Related to the Company’s Projections

•        The Company has no operating history on which to base estimates of future operating costs and capital requirements, thus, the projections are based upon estimates and assumptions.

•        As further information becomes available through additional fieldwork and analysis, the Company’s estimates are likely to change and these changes may result in a reduction in our resources.

Risks Related to Australia

•        European Lithium will remain listed on the Australian Securities Exchange, creating additional regulatory requirements and potential liabilities that could occupy management’s time and efforts.

Risks Relating to Sizzle, Pubco and the Business Combination

•        If Sizzle does not consummate a business combination by the termination date of up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will have to liquidate, or seek approval of its stockholders to extend the termination date.

•        Following the consummation of the Business Combination, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

•        Sizzle will incur significant costs in connection with the Business Combination and if not consummated, Sizzle may not have sufficient cash available to pay such costs.

•        The working capital available to Pubco after the Business Combination will be reduced by any redemptions and transaction expenses in connection with the Business Combination.

•        If the funds held outside of our Trust Account are insufficient to allow us to operate through the closing of the Business Combination (or our termination date or other extension of such date), our ability to complete an initial business combination may be adversely affected.

•        Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

•        The Sponsor and Sizzle’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with the Company,

•        There are risks to unaffiliated stockholders who become stockholders of the Combined Company through the Business Combination rather than acquiring securities of the Company or Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•        The process of taking a company public by means of a special purpose acquisition company is different from an underwritten public offering and may create risks for unaffiliated investors.

•        Concentration of ownership among the Company’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•        There can be no assurance that Pubco Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or be able to comply with its listing standards.

•        The ability to execute Sizzle’s strategic plan could be negatively impacted by redemptions.

•        There is no guarantee that a Sizzle stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•        The Sponsor and Sizzle’s directors, officers, advisors or their affiliates may elect to purchase shares of Sizzle Common Stock from Sizzle’s stockholders, which may influence a vote on a proposed business combination and reduce the public float of Sizzle’s capital stock.

•        To complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

•        The Company’s and Sizzle’s operations may be restricted before Closing by the Merger Agreement.

Risks Related to Ownership of Pubco Ordinary Shares

•        A market for the Company’s securities may not develop, or suffer as a result of limited industry reports by analysts.

•        Shareholders’ ownership may be diluted by the issuance of additional shares.

Risks Related to Redemption

•        The amount of redemptions by Sizzle’s stockholders is unknown and a significant amount of redemptions may harm our future economic position.

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF SIZZLE

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of Sizzle stockholders. The following questions and answers do not include all the information that is important to stockholders of Sizzle. We urge the stockholders of Sizzle to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Sizzle’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Merger Agreement, among other proposals. Upon the completion of the transactions contemplated by the Merger Agreement, each of Sizzle and the Company will become a direct, wholly-owned subsidiary of a newly formed company, Pubco. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at Sizzle’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     What proposals are stockholders of Sizzle being asked to vote upon?

A:     Stockholders of Sizzle are being asked to vote on the following proposals:

(1)    The Business Combination Proposal (Proposal 1) — To approve and adopt the Merger Agreement and the transactions contemplated therein, including the Business Combination. A summary of the Business Combination is set forth in the “Business Combination (Proposal 1)” section of this proxy statement/prospectus and a complete copy of the Merger Agreement is attached hereto as Annex A. You are encouraged to read them in their entirety.

(2)    The Charter Amendment Proposal (Proposal 2) — Assuming the Business Combination Proposal (Proposal 1) is approved and adopted, to approve and adopt the Proposed Charter of Pubco, in the form appended to this proxy statement/prospectus as Annex B, and a summary of which is set forth in “The Charter Amendment Proposal (Proposal 2)” section of this proxy statement/prospectus, which provides for the following material differences from the Sizzle’s existing certificate of incorporation:

(a)     a single class of ordinary shares with 450,000,000 authorized shares; and

(b)    50,000,000 authorized preferred shares.

(3)    Advisory Charter Amendments Proposals (Proposal 3) — To consider and vote upon, on a non-binding basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus.

(4)    The Nasdaq Stock Issuance Proposal (Proposal 4) — To approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the total issued and outstanding Pubco Ordinary Shares in connection with the Business Combination. A summary of this proposal is set forth in the “The Nasdaq Proposal (Proposal 4)” section of this proxy statement/prospectus.

(5)    The Incentive Plan Proposal (Proposal 5) — To approve the Incentive Plan, including the authorization of the share reserve under the Incentive Plan, in substantially the form attached hereto as Annex C. A summary of the Incentive Plan is set forth in the “The Incentive Plan (Proposal 5)” section of this proxy statement/prospectus.

(6)    The ESPP Proposal (Proposal 6) — To approve the ESPP, including the authorization of the share reserve under the ESPP, in substantially the form attached hereto as Annex D. A summary of the ESPP is set forth in the “The ESPP (Proposal 6)” section of this proxy statement/prospectus.

(7)    The Adjournment Proposal (Proposal 7) — To consider and vote upon a proposal to adjourn the Special Meeting of Sizzle to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more of the proposals at the Special Meeting.

Q:     Are the proposals conditioned on one another?

A:     Yes. We refer to the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal as “Condition Precedent Proposals”. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the special meeting. The Condition Precedent Proposals are each conditioned on each other. If the Business Combination Proposal is not approved, the other Proposals, other than the Adjournment Proposal, will not be presented to the stockholders of Sizzle at the Special Meeting. The Adjournment Proposal, as well as the Advisory Charter Amendments Proposals in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination.

Q:     What will happen in the Business Combination?

A:     Upon consummation of the Business Combination, Sizzle and the Company will each become direct, wholly owned subsidiaries of a newly-formed holding company, Pubco. The merger consideration generally will be paid in Pubco Ordinary Shares. The merger consideration in the Business Combination to EUR is the number of Pubco Ordinary Shares equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

The Merger Agreement provides that at the Effective Time of the Business Combination:

(i)     all of the Sizzle Common Stock will be exchanged for the right to receive the Pubco Ordinary Shares (following which exchange all shares of Sizzle Common Stock will be cancelled and cease to exist); and

(ii)    all of the outstanding whole Sizzle Warrants will be assumed by Pubco and converted into the right to receive in each case a Pubco Warrant; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) $750,000,000, divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon the Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if the VWAP (as defined in the Merger Agreement) of Pubco Ordinary Shares trades above $15 dollars per share, and the other half (or 5%) are issuable if the VWAP for Pubco Ordinary Shares trades above $20 per share, in each case for any twenty trading days in any thirty day trading days during such five year period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance of the Earnout Shares.

For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to approval of the Condition Precedent Proposals, there are a number of closing conditions in the Merger Agreement, including obtaining majority approval of the Business Combination by the holders of EUR shares which are publicly traded on the Australian Stock Exchange (the “ASX”) at a shareholder’s meeting. EUR’s Notice of Annual General Meeting was filed with the ASX on December 7, 2022 and the meeting was held on January 20, 2023. On January 20, 2023, EUR announced that at its Annual General Meeting it received its shareholders’ approval for the Business Combination. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to Consummation of the Merger” and “Summary of the Proxy Statement/Prospectus — The Proposals — The Business Combination Proposal.”

Q:     Why is Sizzle providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Sizzle Certificate of Incorporation, Sizzle must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Sizzle’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For legal and other reasons, Sizzle has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Sizzle is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination.

Q:     How many votes do I have at the Special Meeting?

A:     Sizzle stockholders are entitled to one vote at the Special Meeting for each share of Sizzle Common Stock held of record as of            , 2023, the Record Date for the Special Meeting. As of February 1, 2023 there were issued and outstanding 4,423,297 public shares of Sizzle Common Stock, 5,425,000 founder shares, 75,600 private placement shares held by EBC, 47,250 private placement shares held by Cantor and 722,750 private placement shares held by the Sponsor and Sizzle officers and directors. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended.

Q:     What vote is required to approve the proposals presented at the Special Meeting?

A:     The approval of each of the Business Combination Proposal and Charter Amendments Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Sizzle Common Stock as of the Record Date. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal or the Charter Amendment Proposal because an absolute percentage of affirmative votes is required to approve these proposals, regardless of how many votes are cast.

In contrast, approval of the remaining Proposals, in each case require the affirmative vote of the holders of a majority of the shares of Sizzle Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Sizzle Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on these remaining Proposals.

If the Business Combination Proposal is not approved, the other Condition Precedent Proposals will not be submitted to a vote. The approval of the Condition Precedent Proposals are preconditions to the consummation of the Business Combination.

The Sizzle Initial Stockholders, which includes our Sponsor and our directors and officers, have agreed to vote all of their founder shares, all of their private placement shares of Sizzle Common Stock and any Sizzle equity securities that they hold in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 20.8% of our 4,423,297 public shares, to be voted in favor of the Business Combination Proposal and Charter Amendments Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our public stockholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by holders of our public shares.

The Merger Agreement provides that the obligations of EUR to consummate the Business Combination are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain additional financing described in this condition with respect to Pubco, but there are currently no commitments for such additional financing. There can be no assurance that EUR would waive the Minimum Cash Condition. In addition, pursuant to Sizzle’s existing certificate of incorporation in no event will we redeem public shares in an amount that would cause Sizzle’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Q:     Did Sizzle’s Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Sizzle’s Board obtained an opinion from Marshall & Stevens, dated October 20, 2022.

Please see the section entitled “Opinion of Marshall & Stevens” and the opinion of Marshall & Stevens attached hereto as Annex E for additional information.

Q:     May Sizzle, the Sponsor or Sizzle’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Sizzle and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Sizzle’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Sizzle Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Sizzle Common Stock owned by the Sponsor and/or Sizzle’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Sizzle for use in the Business Combination. None of Sizzle, the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Sizzle Common Stock purchased by the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Common Stock does have redemption rights then such rights will be waived by the Sponsor, or Sizzle’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Sizzle will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Sizzle Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Sizzle Common Stock for which Sizzle has received redemption requests.

Unlike our Sponsor’s and Sizzle Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities,” to the extent those shares were acquired by an affiliate of Sizzle, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Pubco files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Pubco has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Q:     What constitutes a quorum at the Special Meeting?

A:     The presence, in person or by proxy, at the Special Meeting of the holders of shares of outstanding capital stock of Sizzle representing a majority of the voting power of all outstanding shares of capital stock of Sizzle entitled to vote at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date,            shares of Sizzle Common Stock would be required to achieve a quorum assuming Sizzle has shares of Sizzle Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, 5,346,949 shares of Sizzle Common Stock would be required to achieve a quorum assuming Sizzle has 10,693,897 shares of Sizzle Common Stock issued and outstanding.

Q:     What equity stake will current stockholders of Sizzle and EUR hold in Pubco after the Closing?

A:     As of February 1, 2023 there were 10,693,897 shares of Sizzle Common Stock issued and outstanding. Sizzle’s public stockholders currently own approximately 4,423,297 shares of Sizzle Common Stock, equal to approximately 41.4% of issued and outstanding Sizzle Common Stock, and our Sponsor together with our Initial Stockholders including our directors and officers currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 57.5% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 representative shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.1% of issued and outstanding Sizzle Common Stock.

It is anticipated that, immediately following completion of the Business Combination and if there, if there are no redemptions by Sizzle’s public stockholders, Sizzle’s existing stockholders, including the Sponsor, will own approximately 12.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.9% will be owned by the Sponsor and Sizzle’s directors and officers), Sizzle’s underwriters in connection with its initial public offering will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 87.3% of the outstanding Pubco Ordinary Shares. If are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 8.6% of the outstanding Pubco Ordinary Shares (of which approximately 5.1% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.2% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.2% of the outstanding Pubco Ordinary Shares.

These percentages do not include the Earnout Shares, or shares issuable in connection with any prospective Pubco compensation plan, and are calculated based on a number of assumptions as described in the accompanying proxy statement/prospectus. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Merger Consideration.”

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in Pubco will be different. See “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Sizzle’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of Pubco under the (1) No Redemption scenario, (2) 50% Redemption Scenario and (3) Maximum redemption scenario:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)

Sizzle public stockholders(4)	4,423,297	5.3%	2,211,649	2.7%	802,650	1.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.9%	4,098,500	5.0%	4,098,500	5.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.4%	2,049,250	2.5%	2,049,250	2.5%
Cantor and EBC(7)	122,850	0.1%	122,850	0.1%	122,850	0.2%
EUR(8)	73,529,412	87.3%	73,529,412	89.7%	73,529,412	91.2%
Pro Forma Combined Company Common Stock	84,223,309	100%	82,011,661	100.0%	80,602,662	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $22,558,394, assuming a redemption price of $10.20 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, up to the amount allowed to satisfy the $5,000,001 minimum net tangible asset test, and reflecting a redemption of approximately 78.5%, or 3,472,288, of Sizzle’s public shares (equating to a redemption amount of approximately $35,834,014, assuming a redemption price of $10.32 per share).

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended.

(6)      Reflects the 2,049,250 Class B shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares held by Cantor (47,250 shares) and EBC (75,600 shares).

(8)      The issuance of 73,529,412 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 7,352,941 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 9.3% of the outstanding Pubco Ordinary Shares (of which approximately 4.5% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 88.3% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.1% of the outstanding Pubco Ordinary Shares (of which approximately 4.6% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 90.5% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.7% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.9% of the outstanding Pubco Ordinary Shares.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement shares that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s working capital loans made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants) (please refer to the table below entitled “Additional Dilution Sources” showing dilution from the exercise of Sizzle Warrants), (iv) the Earnout Shares, (v) any backstop commitments or capital raising transactions, or (vi) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

In addition, the following table illustrates varying ownership levels of holders of Sizzle Warrants in Pubco Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise of Sizzle Warrants (which upon the occurrence of the Business Combination are exchanged for Pubco Warrants). The assumptions discussed above continue to apply other than that exercise of Sizzle Warrants. The table below does not adjust present adjustment for all of the holders described above, on a percentage basis, but only presents the percentages for holders of Sizzle Warrants assuming they exercised their warrants immediately after the closing of the Business Combination (although the terms of the Sizzle Warrant only allow exercise beginning 30 days after the Closing and only at an exercise price of $11.50 per share). The Sizzle Warrants are not subject to redemption, and accordingly will remain outstanding under any referenced redemption scenario, although given the exercise price of $11.50 per share they are unlikely to be exercised unless Pubco Ordinary Shares trade above such exercise price:

Additional Dilution Sources(1)	Assuming No Redemptions(2)	% of Total	Assuming 50% Redemption(3)	% of Total	Assuming Maximum Redemption(4)	% of Total
Shares underlying Sizzle Warrants(5)	7,750,000	9.20%	7,750,000	9.45%	7,750,000	9.62%

____________

(1)      All share numbers and percentages for the “Additional Dilution Sources” are presented without the potential reduction of any amounts paid by the holders of the given “Additional Dilution Sources” and therefore may overstate the presentation of dilution. Calculation does not give effect to the exercise price of $11.50 paid upon exercise of the Sizzle Warrants.

(2)      Shows actual outstanding securities after giving effect to the Extension Amendment. The Extension Amendment had no effect on outstanding Sizzle Warrants.

(3)      Assumes that 50% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(4)      Assumes that approximately 78.5% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(5)      Assumes exercise of all Sizzle Warrants exercisable to purchase 7,750,000 shares of Sizzle Common Stock. Assumes exchange of all Sizzle Warrants for Pubco Warrants in connection with the Business Combination.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

The following table shows the dilutive effect and the effect on the per share value of Pubco Ordinary Shares held by non-redeeming holders of Sizzle Common Stock under a range of redemption scenarios and Sizzle Warrant exercise scenarios:

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Maximum Redemptions(3)
	(shares in thousands)
	Shares	Value Per Share(4)	Shares	Value Per Share(5)	Shares	Value Per Share(6)
Base Scenario(7)	84,223	$8.90	82,012	$9.15	80,603	$9.30
Excluding Sponsor Shares and Rep Shares(8)	80,002	9.37	77,790	9.64	76,381	9.82
Exercising Sizzle Warrants(9)(10)	91,973	8.15	89,762	8.36	88,353	8.49

____________

(1)      Amount shown takes into account 11,076,703 shares of Sizzle Common Stock that were tendered for redemption in connection with the special meeting of shareholders held on February 1, 2023 at an assumed redemption price of $10.32 per share.

(2)      Assumes that 50% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(3)      Assumes that approximately 94.8% of Sizzle’s outstanding public shares are redeemed in connection with the Business Combination, which is the maximum permitted taking into account the minimum tangible net assets.

(4)      Based on a post-transaction equity value of Pubco of $750 million adjusted for no redemptions.

(5)      Based on a post-transaction equity value of Pubco of $750 million adjusted for 50% redemptions.

(6)      Based on a post-transaction equity value of Pubco of $750 million adjusted for maximum redemptions.

(7)      Represents the post-Closing share ownership in Pubco held by non-redeeming holders of Sizzle Common Stock assuming various levels of redemption by holders of Sizzle Common Stock.

(8)      Represents the Base Scenario excluding the founders shares and private placement share held by Sponsor and the Sizzle Initial Stockholders (which are referred to collectively in this table as “Sponsor Shares”) and excluding the representative shares held by Cantor and excluding the EBC Shares held by EBC (which are referred to collectively in this table as “Rep Shares”).

(9)      Represents the Base Scenario plus the full exercise of the Sizzle Warrants for 7,750,000 Pubco Ordinary Shares.

(10)    Does not account for proceeds paid to Sizzle or Pubco, if any, in connection with payment of the exercise prices for Sizzle Warrants or Pubco Warrants.

For further details, see “Business Combination Proposal — Merger Consideration.”

Q:     What are the effective deferred underwriting fees on a percentage basis for Sizzle Common Stock based on the level of redemptions?

A:     Approximately $8,150,000 of deferred underwriting fees related to the IPO are conditioned upon completion of an initial business combination by Sizzle, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. The following table illustrates the effective deferred underwriting fee on a percentage basis for Sizzle Common Stock at each redemption level identified below.

	No Redemptions Scenario*	50% Redemption Scenario*	Maximum Redemption Scenario*
	(shares in thousands)
Unredeemed public shares of Sizzle Common Stock	4,423	2,212	803
Trust proceeds to Pubco**	$49,816,653	$24,908,327	$8,285,000
Deferred Underwriting Fees	$8,150,000	$8,150,000	$8,150,000
Effective Deferred Underwriting Fees***	16.4%	32.7%	98.4%

____________

*        Based on a redemption price at $10.32 per share, which occurred in redemption in connection with the Extension Amendment on February 1, 2023, and assumes $10.20 per share in the maximum redemption scenario.

**      Trust proceeds to Pubco reflects Trust Account proceeds of $49,816,653 as of April 18, 2023.

***    Assuming a trading price of $10.20 share in the maximum redemption scenario and $10.32 per share in the No Redemptions Scenario.

The level of redemptions will also impact the effective deferred underwriting fee per share of our public shares incurred in connection with the IPO and payable upon the completion of the Business Combination. Sizzle incurred $8,150,000 in deferred underwriting fees. Assuming no exercise of Sizzle Warrants, in the No Redemptions Scenario, giving effect to the redemption in connection with the Extension Amendment which occurred on February 1, 2023, in which 11,076,703 shares were redeemed, the effective deferred underwriting fee would be approximately $1.8206 per public share on a pro forma basis (or 17.8% of the value of shares assuming a trading price of $10.20 per share). In the 50% redemption scenario, the effective deferred underwriting fee would be approximately $3.6413 per public share on a pro forma basis (or 35.7% of the value of the shares assuming a trading price of $10.20 per share). In the maximum redemption scenario, the effective deferred underwriting fee would be approximately $8.4839 per public share on a pro forma basis (or 83.2% of the value of shares assuming a trading price of $10.20 per share).

Q:     How will the Sponsor and our directors and officers vote?

A:     Our Sponsor together with our Initial Stockholders including our directors and officers currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 57.5% of issued and outstanding Sizzle Common Stock. The Sizzle Initial Stockholders, which includes our Sponsor and our directors and officers, have agreed to vote all of their founder shares, all of their private placement shares of Sizzle Common Stock and any Sizzle equity securities that they hold in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 20.8% of our 4,423,297 public shares, to be voted in favor of the Business Combination Proposal and Charter Amendments Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Q:     What interests do Sizzle’s current officers and directors have in the Business Combination?

A:     The Sponsor, members of Sizzle’s Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $56.3 million based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.5 million based upon the closing price of $10.38 per share of Sizzle Common Stock on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of February 6, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $153,127 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); (c) the $200,000 outstanding under the Extension Note, and (d) the SPAC Transaction Expenses and in part the Company Transaction Expenses paid by Sizzle, which include (as provided and defined in the First Amendment to the Merger Agreement) (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount to up to $27.1 million.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which approximately $153,127 (including fees) was outstanding as of January 31, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have the Promissory Note outstanding to Sizzle. Additionally, $200,000 was outstanding under the Extension Note as of the date of this proxy statement/prospectus. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, Sizzle’s underwriter in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency fee upon completion of the Business Combination;

•        Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Such representative shares had an aggregate market value of approximately $490,455 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The representative shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco; and

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $784,728 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Q:     What happens if I sell my shares of Sizzle Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Sizzle Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Sizzle Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if the Business Combination Proposal is not approved?

A:     Pursuant to the amended Sizzle Certificate of Incorporation, if the Business Combination Proposal is not approved and Sizzle does not otherwise consummate an alternative business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Sizzle Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Sizzle Certificate of Incorporation. As of February 1, 2023, based on funds in the Trust Account of approximately $45,668,841 on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Sizzle Common Stock was approximately $10.32 per share (less taxes paid or payable). It is anticipated that the per share redemption price will be approximately $10.20 (net of taxes payable on accrued interest in the Trust Account) at the closing of the Business Combination, which is anticipated to occur during the first half of 2023. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Sizzle Common Stock for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Sizzle’s transfer agent prior to the Special Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Special Meeting of Sizzle Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Holders of Sizzle Warrants do not have redemption rights with respect to their Sizzle Warrants. At the Closing of the Business Combination, the Sizzle Warrants will be exchanged for Pubco Warrants.

Holders of our public shares who also hold Sizzle Warrants may elect to redeem their public shares, and still retain their Sizzle Warrants. The value of our Sizzle Warrants based on a recent trading price as of February 8, 2023 was $2.0 million. Public stockholders who redeem their shares of Sizzle Common Stock may continue to hold any Sizzle Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Sizzle Warrants, if despite such redemptions, the Business Combination was consummated. Assuming the maximum redemption of the shares of Sizzle Common Stock held by the redeeming holders of Sizzle public shares, up to 7,750,000 publicly traded Sizzle Warrants would be retained by redeeming holders of Sizzle public shares (assuming all such holders elected not to exercise their warrants, and assuming the Business Combination occurred despite such redemptions, thereby permitting the exercise of Sizzle Warrants following the Closing) with an aggregate market value of $2,028,950, based on the market price of $0.2618 per Sizzle Warrant as of February 8, 2023.

As indicated by the foregoing reduction in expected prices upon maximum redemptions, there are material risks relating to electing to redeem your public shares (and redemptions generally), relating to the value of your Sizzle Warrants. For more information see “Risk Factors — Our holders of Sizzle Warrants may elect to redeem their public shares while retaining their Sizzle Warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the Sizzle Warrants will expire worthless.”

For information about the per share value of Sizzle Common Stock given different levels of redemptions, see “Questions and Answers — What equity stake will current stockholders of Sizzle and EUR hold in Pubco after the Closing?”

If in excess of the maximum redemptions occur, and as a result we are unable to consummate the Business Combination, because your Sizzle Warrants are only exercisable 30 days following a business combination, if we do not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), and we are required to liquidate, your Sizzle Warrants will not be exercisable and expire worthless.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your shares of Sizzle Common Stock at the Special Meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Sizzle’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Sizzle does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the federal income tax consequences of exercising my redemption rights?

A:     Subject to the discussion below regarding stockholders who elect to participate in the redemption and also participate in the Merger, Sizzle expects that Sizzle stockholders who exercise their redemption rights to receive cash in exchange for their shares of Sizzle Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of such common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable U.S. federal income tax law) in the redeeming stockholder’s percentage ownership in Sizzle (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent of Sizzle’s current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of Sizzle’s current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of Sizzle Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of Sizzle Common Stock. These tax consequences are described in more detail in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Notwithstanding the foregoing, if a U.S. Holder (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) elects to participate in the redemption with respect to a portion, but not all, of its Sizzle Common Stock, it is possible that such redemption may be treated as integrated with the Merger rather than as a separate transaction. As discussed in further detail below, it is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as an integrated transaction described in Section 351 of the Code (a “Section 351 Transaction”) and (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Section 368(a) Reorganization”). If the Merger qualifies as a Section 368(a) Reorganization, and if the redemption is treated as integrated with the Merger (rather than as a separate transaction), cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the Section 368(a) Reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) Pubco’s current and accumulated earnings and profits, taxable as described above.

If the Merger does not qualify as a Section 368(a) Reorganization but qualifies as a part of a Section 351 Transaction, it is possible that such cash, together with Pubco Warrants (if any) received in exchange for Sizzle Warrants, may be treated as taxable boot received in the Section 351 Transaction, in which case gain (but not loss) may be recognized on the Merger and redemption in an amount equal to the lesser of (A) the aggregate amount of gain realized by such holder (generally, the sum of excess (if any) of (x) the value of the Pubco Ordinary Shares and Pubco Warrants received in the Merger and the amount of cash received in the redemption over (y) such U.S. Holder’s adjusted basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor pursuant to the Merger and/or the redemption, computed on an asset-by-asset basis) and (B) the sum of the amount of cash received in the redemption and the value of the Sizzle Warrants received in the Merger). Under this possible characterization, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and would not be entitled to recognize any loss with respect to its redeemed Sizzle Common Stock.

In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its Sizzle Common Stock maintains its ownership of Sizzle Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above two paragraphs). In such case, even if the Merger were treated as a Section 368(a) Reorganization, and no gain or loss generally would be recognized upon the deemed exchange of Sizzle Warrants for Pubco Warrants, cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the Section 368(a) Reorganization, in which case the U.S. Holder generally is taxed in a manner described in the immediately preceding paragraph. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Sizzle Common Stock exchanged therefor. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. If the Merger were not treated as a Section 368(a) Reorganization, then the tax treatment to such U.S. Holder would be similar to if the redemption and Merger were not integrated.

U.S. Holders that elect to participate in the redemption and also participate in the Merger are urged to consult their tax advisors regarding the possible integration of the redemption and the Merger as a single transaction.

Q:     What are the U.S. federal income tax consequences if I participate in the Business Combination?

A:     It is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. However, the provisions of Section 351 and 368(a) of the Code are complex and qualification as a non-recognition transaction under either of these provisions are subject to factual and legal uncertainties and could be adversely affected by events or actions that occur prior to or following the Business Combination. In particular, there are many requirements that must be satisfied in order for the Merger to qualify as a Section 368 Reorganization, some of which are based upon factual determinations and others are based on legal determinations that are fundamental to corporate reorganizations. For example, there is significant uncertainty as a matter of law whether an entity that may not be considered to have a historic business, such as Sizzle, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, the Merger’s ability to qualify for reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Sizzle. For example, the requirements for reorganization treatment could be affected by the magnitude of Sizzle Common Stock redemptions that occur in connection with the Business Combination. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

If the Merger qualifies as part of a Section 351 Transaction or as a Section 368(a) Reorganization, subject to Section 367(a) of the Code discussed below, then U.S. Holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of Sizzle Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Sizzle Common Stock solely for Pubco Ordinary Shares.

In addition, the appropriate U.S. federal income tax treatment of Pubco Warrants received in the Merger is uncertain because, as noted above, it is unclear whether the Merger qualifies as a Section 368(a) Reorganization.

Moreover, Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment (i) with respect to the exchange of Sizzle Common Stock for Pubco Ordinary Shares in the Merger under Section 368(a) of the Code or Section 351(a) of the Code and (ii) with respect to the exchange of Sizzle Warrants for Pubco Warrants in the Merger under Section 368(a) of the Code. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of your participation in the Business Combination. See “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of Sizzle Warrants have no redemption rights with respect to such warrants.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Under the DGCL, there are no appraisal rights available to holders of shares of Sizzle Common Stock or holders of our warrants in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        Sizzle stockholders who properly exercise their redemption rights;

•        $8,150,000 of deferred underwriting fees to Cantor and underwriters in connection with the IPO;

•        certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Sizzle or EUR in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•        any loans owed by Sizzle to its Sponsor for any Sizzle transaction expenses or other administrative expenses incurred by Sizzle; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Sizzle is unable to complete the Business Combination or another initial business combination transaction by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), the Sizzle Certificate of Incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to Sizzle to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to those shares.

In the event of liquidation, there will be no distribution with respect to Sizzle’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The closing is expected to take place in the first half of 2023.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What will Sizzle stockholders receive in the Business Combination?

A:     Upon completion of the Business Combination, each outstanding share of Sizzle Common Stock will be exchanged for one Pubco Ordinary Share. Shares held by Sizzle as treasury stock or that are owned by Sizzle, which we refer to as the Sizzle excluded shares, will not be exchanged and will be cancelled.

Q:     What will Sizzle warrant holders receive in the Business Combination?

A:     Upon completion of the Business Combination, all of the warrants exercisable into Sizzle Common Stock will be converted into warrants exercisable into Pubco Ordinary Shares having the same exercise price and other terms and conditions as the original warrants.

Q:     If I am a Sizzle Warrant holder, will my warrants become exercisable for Pubco Ordinary Shares if the Business Combination is consummated?

A:     Upon completion of the Business Combination, all of the warrants exercisable into Sizzle Common Stock will be converted into warrants exercisable into Pubco Ordinary Shares having the same exercise price and other terms and conditions as the original warrants.

Q:     If the Business Combination is completed, when can I expect to receive the Pubco Ordinary Shares for my shares of Sizzle Common Stock?

A:     After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Sizzle security holders regarding the exchange of their Sizzle securities for Pubco securities. Sizzle stockholders who exercise their redemption rights must deliver their stock certificates to Sizzle’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Special Meeting.

Q:     How much cash will be available to Pubco following the closing of the Business Combination, assuming maximum and minimum redemptions? To what extent will Pubco need to secure additional financing in connection with the Business Combination following the Business Combination?

A:     Following the closing of the Business Combination, it is currently anticipated that Pubco will have available to it approximately $10.6 million of cash from the Trust Account, after payment of estimated expenses and assuming no redemptions are made by Sizzle public stockholders prior to the closing of the Business Combination, or approximately $4.5 million of cash from the Trust Account, after payment of estimated expenses, and assuming that the maximum amount of redemptions are made by Sizzle public stockholders (assuming that such redemptions will be in an amount that satisfies the minimum cash condition) prior to the closing of the Business Combination. Unless waived in accordance with the Merger Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco entered into prior to Closing, equal $40 million, before payment of transaction expenses. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain additional financing described in this condition with respect to Pubco. As of the date of this proxy statement/prospectus there are currently no commitments for such additional financing. In the event the maximum redemptions are in excess of the amount of redemptions necessary to satisfy the minimum cash condition, Pubco will need to raise additional capital in order to satisfy the minimum cash condition (unless waived in accordance with the Merger Agreement).

The Sponsor has made certain commitments regarding funding of Sizzle. The Sponsor has agreed that it will be liable to Sizzle, if and to the extent any claims by a vendor for services rendered or products sold to Sizzle, or a prospective target business with which Sizzle has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Sizzle’s indemnity of the underwriters in its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Sizzle seeks to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the company’s independent registered accounting firm), prospective target businesses or other entities with which Sizzle does business, execute agreements with Sizzle waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

In order to meet Sizzle’s working capital needs, the Sponsor or its affiliates, or Sizzle’s officers and directors may, but are not obligated to, loan Sizzle funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, and which we refer to as working capital loans. Each such loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at a holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. If Sizzle does not complete a business combination, Sizzle may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.

There were no amounts outstanding relating to Working Capital Loans at December 31, 2022. See “Certain Relationships and Related Party Transactions.”

Following the Business Combination, assuming no redemptions are made prior to the Closing, the Combined Entity believes it will have enough cash on its balance sheet to finance operations. In the event of maximum redemptions (assuming that such redemptions will be in an amount that satisfies the minimum cash condition), we expect that we will need to raise additional financing prior to Closing. We expect that from time to time we may need to raise additional financing to maintain our operations, and from time to time we may wish to raise additional financing in order to take advantage of business opportunities. To the extent we need or wish to raise such additional financing, our access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the industry, our financial performance, credit ratings, and other factors. Commercial credit and debt and equity capital may not be available to us on favorable terms, or at all.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/ prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Sizzle Common Stock on            , 2023, the Record Date, you may vote with respect to the Proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Abstentions will have no effect on the remaining Proposals in a special meeting with a duly called quorum.

A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Special Meeting, because Sizzle does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.

Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. At a meeting with a quorum, broker non-votes will have no effect on the vote on the remaining Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Sizzle without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Sizzle believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Sizzle’s secretary at the address listed below so that it is received by Sizzle’s secretary prior to the Special Meeting or virtually attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Sizzle’s secretary, which must be received by Sizzle’s secretary prior to the Special Meeting.

Q:     Who will solicit and pay the cost of soliciting proxies?

Sizzle will pay the cost of soliciting proxies for the Special Meeting. Sizzle has engaged Advantage Proxy, Inc. which we refer to as “Advantage Proxy,” to assist in the solicitation of proxies for the Special Meeting. Sizzle has agreed to pay Advantage Proxy a fee of $            , plus disbursements. Sizzle will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Sizzle will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Sizzle Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Sizzle Common Stock and in obtaining voting instructions from those owners. Sizzle’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the Solicitation Agent at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

You may also contact us at:

Sizzle Acquisition Corp.
4201 Georgia Avenue NW
Washington D.C., 20011
Email: inquiries@sizzlespac.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section below entitled “Where You Can Find More Information”.

To obtain timely delivery, Sizzle stockholders must request the materials no later than            , 2023.

You may also obtain additional information about Sizzle from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Sizzle’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Sizzle

Sizzle is a special purpose acquisition company incorporated on October 12, 2020 for purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Sizzle Common Stock, Sizzle Units and Sizzle Warrants are currently quoted on Nasdaq under the symbols “SZZL”, “SZZLU” and “SZZLW,” respectively.

Sizzle’s executive office is located at 4201 Georgia Avenue NW, Washington DC 20011`, and its telephone number is (202) 846-0300.

Sponsor

VO Sponsor, LLC, a Delaware limited liability company, is the sponsor of Sizzle and currently, together with the Initial Stockholders and our officer and directors, owns approximately 28% of the issued and outstanding shares of Sizzle Common Stock.

Pubco

Pubco, a BVI business company, is a newly formed company incorporated under the laws of the British Virgin Islands on October 14, 2022 solely for the purpose of effecting the Business Combination and is the owner of all of the issued and outstanding equity interests of Merger Sub. Pubco owns no material assets other than the equity interest of Merger Sub and it does not operate any business.

The mailing address and telephone of the principal executive offices of Pubco are until the consummation of the Business Combination the same as for the Company.

EUR

EUR is an Australian Public Company limited by shares, and the holder of all issued Company ordinary shares. EUR, a mineral exploration and development company was incorporated in March 10, 2010 and owns the Wolfsberg Lithium Project located in Carinthia, 270 km south of Vienna, Austria, via its wholly owned (indirect) Austrian subsidiary, ECM Lithium AT GmbH. EUR is listed on the Australian Securities Exchange (ASX:EUR) and is also listed in Frankfurt (FRA: PF8) and the United States (OTC: EULIF).

The mailing address for EUR’s principal executive office is located at 32 Harrogate Street West Leederville, Western Australia, 6007.

The Company (European Lithium AT (Investments) Limited)

The Company, a BVI business company, is a wholly-owned subsidiary of EUR and is the owner of the Wolfsberg Lithium Project. The Company was incorporated under the laws of the British Virgin Islands on January 28, 2011.

The mailing address and telephone of the principal executive offices of the Company until the consummation of the Business Combination is c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Pubco formed solely for the purpose of effectuating the merger with Sizzle in which Sizzle will be the surviving entity. Merger Sub was incorporated under the laws of the State of Delaware on October 11, 2022. Merger Sub owns no material assets and does not operate any business.

The mailing address and telephone number of Merger Sub’s principal executive office is the same as for Pubco. At the consummation of the Business Combination, Merger Sub will cease to exist after being merged into Sizzle.

The Business Combination and the Merger Agreement

On October 24, 2022, Sizzle entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, EUR and the Company. The Merger Agreement provides that the Company and SPAC will become wholly-owned subsidiaries of Pubco, a newly formed holding company. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares and equity interests of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination Proposal — Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the issued and outstanding shares of Sizzle Common Stock will be cancelled in exchange for the right to receive one Pubco Ordinary Share;

(ii)    all of the outstanding public warrants of Sizzle will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Share; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which will be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ VWAP (as defined in the Merger Agreement) trade above $15 dollars per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties): (i) approval of the shareholders of EUR and the stockholders of Sizzle of the Business Combination and the other matters requiring shareholder approval; (ii) any required approvals of governmental authorities and completion of any antitrust expiration periods; (iii) no law or order preventing the Business Combination; (iv) approval of Pubco’s Nasdaq listing application; (v) the Registration Statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, without any stop order or proceeding seeking such a stop order threatened or initiated by the SEC which remains pending; (vi) the satisfaction of the $5,000,001 minimum net tangible asset test by Sizzle or Pubco and after payment of SPAC’s underwriters’ fees and commissions; (vii) appointment of directors to the Pubco Board as contemplated under the Merger Agreement; (viii) adoption of the Proposed Charter by the shareholders of Pubco; and (ix) Pubco qualifying as a “foreign private issuer” pursuant to rule 3b-4 of the Exchange Act as of the Closing.

In addition, unless waived by EUR, the obligations of the Company, EUR, Pubco and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by Sizzle of customary certificates and other closing deliverables:

•        The representations and warranties of Sizzle being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Merger Agreement;

•        Sizzle having performed all agreements and covenants required by the Merger Agreement and the Sponsor Support Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Sizzle material adverse effect (as defined in the Merger Agreement) which is continuing and uncured;

•        The Sponsor Support Agreement being in full force and effect;

•        Sizzle having upon the Closing cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $40,000,000, which we refer to as the Minimum Cash Condition; and

•        EUR having obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the Ordinary Shares of the Company on the terms contemplated by the Merger Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

Unless waived by Sizzle, the obligations of Sizzle to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by the Company and Merger Sub of customary certificates and other closing deliverables:

•        The representations and warranties of the Company, EUR, Pubco and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect (as defined in the Merger Agreement) and absence of certain changes and events in each case is required to be true and correct only as of the date of the Merger Agreement;

•        The Company, EUR, Pubco and Merger Sub having performed all agreements and covenants required by the Merger Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect (as defined in the Merger Agreement) which is continuing and uncured; and

•        Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect as of the Closing.

The transactions contemplated by the Merger Agreement further will be consummated only if the Condition Precedent Proposals described in this proxy statement/prospectus (consisting of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Sizzle and the Company, or by Sizzle or the Company acting alone, in specified customary circumstances, including:

(i)     by written notice by either Sizzle or the Company if the Closing has not occurred on or prior to May 3, 2023 (the “Outside Date”), other than by a party whose action or failure to act constitutes a material breach of the Merger Agreement and has been a principal cause of the failure of the Business Combination to occur;

(ii)    by written notice by either Sizzle or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action is final and non-appealable;

(iii)   by either Sizzle or the Company in the event of the other party’s uncured breach of a representation, warranty covenant or agreement in the Merger Agreement (or with respect to Sizzle, a breach by Sizzle or Sponsor of the Sponsor Support Agreement), if such breach would result in the failure of the related closing condition of that party in the Merger Agreement, following 30 days written notice to the other party of that party’s breach, which breach remains uncured, or following the Outside Date if the other party exercised reasonable best efforts to cure such breach, other than by a party whose action or failure to act resulted in a breach of the applicable closing condition;

(iv)   by either Sizzle or the Company, if Sizzle holds the Special Meeting (including any postponement or adjournment of the meeting) in which a vote is taken and the required approvals of Sizzle’s stockholders relating to the Merger Agreement and Business Combination are not obtained in accordance with applicable law and Sizzle’s organizational documents;

(v)    by the Company, if the Sizzle Board has changed or fail to make as applicable its approval of the Merger Agreement and Business Combination or its resolution to recommend to Sizzle’s stockholders to vote at a special meeting in favor of the adoption of the Merger Agreement in accordance with the DGCL, which we refer to as a Sizzle Board Recommendation Change;

(vi)   by EUR, in order to substantially concurrently enter into a definitive agreement with respect to a written offer or proposal by a third party or parties relating to (i) any direct or indirect acquisition or purchase of 50% or more of the consolidated assets of the Company or 50% or more of any class of equity or voting securities of the Company, (ii) any takeover bid that would result in such third party or parties beneficially owning 50% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such third party or parties beneficially owning 50% or more of the consolidated assets of the Company or 50% or more of any class of equity or voting securities of the Company, which the EUR Board determines in good faith to be (i) if completed in accordance with its terms, more favorable to the shareholders of EUR from a financial point of view than the transactions contemplated by the Merger Agreement and any counterproposal made by Sizzle pursuant to the terms of the Merger Agreement, and (ii) reasonably capable of being completed as proposed (a “Superior Proposal”), if EUR has paid to Sizzle the Expense Reimbursement.

(vii)  by Sizzle, prior to the approval of EUR shareholders of the Merger Agreement and the Business Combination, if (A) there has occurred a EUR Adverse Recommendation Change, or (B) at any time after a EUR Competing Proposal has been publicly proposed or publicly announced the board of directors of EUR has failed to publicly affirm the EUR Board Recommendation within 10 business days (after one written request by Sizzle relating to any proposal or publicly disclosed material amendment to such proposal), provided that Sizzle has exercised this termination right within 10 business days after being entitled to do so under this section, which collectively we refer to as an EUR Adverse Recommendation Change;

(viii) by the Company, if the Minimum Cash Condition is not anticipated to be met, as reasonably determined by the Company following the conclusion of an extension meeting to extend the time period for Sizzle to consummate a business combination; or

(ix)   by Sizzle, if a Company material adverse effect (as defined in the Merger Agreement) following the date of the Merger Agreement is uncured and continuing for at least 30 days.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to publicity, confidentiality and access to information, waiver of claims against the Trust Account, transaction litigation, termination and related fees and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for willful breach.

If Sizzle terminates the Merger Agreement because of an EUR Adverse Recommendation Change (as defined above) or EUR terminates as a result of a Superior Proposal, in each case, the Company will pay Sizzle $5 million as expense reimbursement, which we refer to as the Expense Reimbursement Fee. If the Merger Agreement is terminated when an EUR Competing Proposal has been publicly announced or disclosed and not abandoned, and EUR enters into a definitive agreement relating to such EUR Competing Proposal within twelve months of such termination, then EUR will pay Sizzle the Expense Reimbursement Fee.

If EUR terminates the Merger Agreement as a result of a Sizzle Board Recommendation Change (as defined above), then Sizzle is obligated to pay EUR the Expense Reimbursement Fee.

The Expense Reimbursement Fee together with any specified costs or expenses to recover such fee are the sole and exclusive remedy to the applicable party against the other party in the circumstances in which the fee is payable.

On January 4, 2023, the parties to Merger Agreement entered into the First Amendment which provided that Sizzle would pay the fee of EUR to the Australian Stock Exchange, as well as the anti-trust and regulatory filing fees incurred prior to the Closing and other fees payable to the SEC, Nasdaq and governmental entities, in each case in connection with the Business Combination. This amendment further provided that, in the event of the consummation of the Business Combination, EUR would be reimbursed by Critical Metals for Company Transaction Expenses, and clarified that Critical Metals would be responsible for SPAC Transaction Expenses and Company Transaction Expenses (in each case as defined in the Merger Agreement) incurred or paid prior to Closing upon consummation of the Business Combination. A copy of the First Amendment is attached to this proxy statement/prospectus in Annex A, and is incorporated herein by reference.

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, and which we refer to as Related Agreements, but does not purport to describe all of their terms. The following summary is qualified in its entirety by reference to the complete text of each of these Related Agreements, which are included as exhibits to this proxy/statement prospectus. You are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, the Company, Sizzle and the Sponsor, entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed to support the Business Combination and to vote all of its shares of Sizzle Common Stock (and any other Sizzle securities owned or acquired by the Sponsor) in favor of the Merger Agreement and the Business Combination.

The Sponsor Support Agreement prevents transfers of Sizzle securities held by the Sponsor (collectively, the “Subject Securities”) between the date of the Sponsor Support Agreement and the date of the Closing or earlier termination of the Merger Agreement unless the transferee executes a joinder to the Support Agreement.

In the event that (a) any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle are issued to the Sponsor pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of shares of Sizzle Common Stock or Sizzle Warrants of, on or affecting the shares of Sizzle Common Stock or Sizzle Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Sizzle Common Stock or other equity securities of Sizzle, Sizzle Warrants or other equity securities of Sizzle, collectively the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

The Sponsor also agreed to take certain other actions in support of the Merger Agreement and the Business Combination and to refrain from taking such actions that would adversely impede the ability of the parties to perform the Merger Agreement. The Sponsor agreed to vote against (i) any offer or proposal from any person, other than EUR or the Company, relating to any initial business combination; (ii) any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Sizzle; (iii) any material change in the business of Sizzle or any change in the management or board of directors of Sizzle (other than, in each case, pursuant to the Merger Agreement or the other Transaction Agreements and the Transactions); (iv) any proposal, action or agreement that would or would reasonably be expected to (A) in any material respect, impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (B) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Sizzle under the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contain therein), (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Sizzle. The Sponsor agreed to not solicit any alternative offers or proposals from any person, other than Pubco and its subsidiaries, relating to the acquisition of 20% or more of the Company (or any transaction that if completed would result in such person beneficially owning 20% or more of the equity, voting securities or assets of the Company, or otherwise enter into agreement or conduct diligence with respect to such a transaction. The Sponsor also agreed to surrender 2,049,250 shares of Sizzle Common Stock to Sizzle for no consideration immediately prior to Closing.

Lock-Up Agreement

Simultaneously with the execution of the Merger Agreement, EUR, Pubco and the Sponsor, entered into a lock-up agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and EUR agreed not to, during the period commencing from the Closing and ending 180 days after the date of the Closing: (A) sell, publicly offer to sell, enter into a contract or agreement with respect to the sale, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), any Lock-up Shares (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). “Lock-up Shares” means (a) with respect to EUR or each of its permitted transferees, the Pubco Ordinary Shares (i) received by EUR in the Share Exchange at Closing and (ii) received by EUR as Earnout Shares and (b) with respect to the Sponsor, (i) the Pubco Ordinary Shares it receives as Merger Consideration with respect to the shares of Sizzle Common Stock that the Sponsor held immediately prior to the Effective Time and (ii) any Pubco Ordinary Shares issued to the Sponsor in connection with the exercise or settlement of any Sizzle Warrant or Pubco Warrant.

Registration Rights

The Merger Agreement provides that effective as of the Closing, Sizzle, Pubco, the Sponsor and EUR, and the holders of specified “Registrable Shares” pursuant to the registration rights agreement which we entered into in connection with our IPO, will enter into an amended and restated registration rights agreement. This amended registration rights agreement requires Pubco to file a registration statement covering applicable Registrable Shares, as defined in the registration rights agreement, of these parties, within 45 days of Closing of the Business Combination, and use commercially reasonable efforts to have such registration statement declared effective by the SEC. All of the holders of Registrable Shares have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale those securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the securities.

Investors Agreement

At or before the Closing, and effective as of the Closing, Pubco and EUR will enter into an Investors Agreement (the “Investors Agreement”), pursuant to which, and pursuant to the Proposed Charter, EUR will continue to be entitled to nominate and appoint certain numbers of directors depending on its percentage ownership of Pubco Ordinary Shares.

The Investor’s Agreement will further provide that for as long as EUR beneficially owns (i) at least fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Pubco’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Pubco’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee.

The Investor’s Agreement shall terminate and be void and of no further force or effect (i) with respect to EUR, when EUR no longer holds any Pubco Ordinary Shares and (ii) with respect to EUR and Pubco, upon the mutual written agreement of EUR and Pubco to terminate this; provided that nothing herein will relieve both EUR and Pubco from liability for any breach hereof prior to the time of termination, and both EUR and Pubco will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Warrant Assignment, Assumption and Amendment Agreement.

At the Closing, Pubco, Sizzle and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”) will enter into the Warrant Assignment, Assumption and Amendment Agreement (the “Assumed Warrant Agreement”), which will amend that certain Warrant Agreement (the “Original Warrant Agreement”), dated as of November 3, 2021, and filed with the SEC on November 8, 2021, by and between Sizzle and the Warrant Agent, which Original Warrant Agreement governs all of the Warrants issued by Sizzle. Pursuant to the Assumed Warrant Agreement, Sizzle will assign to Pubco all of Sizzle’s right, title and interest in and to the Original Warrant Agreement and Pubco will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of Sizzle’s liabilities and obligations under the Original Warrant Agreement, as amended. As a result, each Sizzle Warrant will automatically cease to represent a right to be exercised into Shares of Sizzle Common Stock and will instead represent a right to be exercised into Shares of Pubco pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) Pubco will assume the obligations of Sizzle under the Original Warrant Agreement, (ii) “Common Stock” or “shares” will mean the Pubco Ordinary Shares; (iii) “stockholder” will mean shareholder of Pubco; and (iv) the “Board of Directors” or any committee thereof will mean the board of directors of Pubco or any committee thereof.

EUR Trust Account Waiver

EUR has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Sizzle’s Trust Account, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) directly or indirectly.

Total Shares to be Issued in the Business Combination

Sizzle’s public stockholders currently own approximately 41.4% of issued and outstanding Sizzle Common Stock, and our Sponsor together with our Initial Stockholders including our directors and officers currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 57.5% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 private placement shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.1% of issued and outstanding Sizzle Common Stock.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, Sizzle’s existing stockholders, including the Sponsor, will own approximately 12.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.9% will be owned by the Sponsor and Sizzle’s directors and officers), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 87.3% of the outstanding Pubco Ordinary Shares.

For a Description of Pubco’s securities, see the section entitled “Description of Securities of Pubco” which provides a description of Pubco Ordinary Shares and Pubco warrants.

If any of Sizzle’s public stockholders exercise their redemption rights, the ownership interest in Pubco of Sizzle’s public stockholders will decrease and the ownership interest in Pubco of EUR and the Sponsor will increase. If there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in this proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 8.6% of the outstanding Pubco Ordinary Shares (of which approximately 5.1% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.2% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.2% of the outstanding Pubco Ordinary Shares. If the actual facts are different than these assumptions (based on redemptions by Sizzle’s public stockholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Merger Agreement or otherwise), the percentage ownership interests in Pubco post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of Pubco under the (1) No Redemption scenario, (2) 50% Redemption scenario and (3) Maximum redemption scenario:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)
Sizzle public stockholders(4)	4,423,297	5.3%	2,211,649	2.7%	802,650	1.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.9%	4,098,500	5.0%	4,098,500	5.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.4%	2,049,250	2.5%	2,049,250	2.5%
Cantor and EBC(7)	122,850	0.1%	122,850	0.1%	122,850	0.2%
EUR(8)	73,529,412	87.3%	73,529,412	89.7%	73,529,412	91.2%
Pro Forma Combined Company Common Stock	84,223,309	100%	82,011,661	100.0%	80,602,662	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $22,558,394, assuming a redemption price of $10.20 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, up to the amount allowed to satisfy the $5,000,001 minimum net tangible asset test, and reflecting a redemption of approximately 78.5%, or 3,472,288, of Sizzle’s public shares (equating to a redemption amount of approximately $35,834,014, assuming a redemption price of $10.32 per share).

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended.

(6)      Reflects the 2,049,250 Class B shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares held by Cantor (47,250 shares) and EBC (75,600 shares).

(8)      The issuance of 73,529,412 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 7,352,941 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 9.3% of the outstanding Pubco Ordinary Shares (of which approximately 4.5% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 88.3% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.1% of the outstanding Pubco Ordinary Shares (of which approximately 4.6% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 90.5% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.7% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.9% of the outstanding Pubco Ordinary Shares.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans, if any, made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants) (please refer to the table below entitled “Additional Dilution Sources” showing dilution from the exercise of Sizzle Warrants), (iv) the Earnout Shares, (v) any backstop commitments or capital raising transactions, or (vi) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming the No Redemptions Scenario (which assumes no redemptions in connection with the Special Meeting to approve the Business Combination)*:

Sources		Uses*
($ in Millions)
Sizzle Cash	$49.8	New Equity to EUR	$750.0
Cash from the Company	0.2	Deferred Underwriting Fees	8.2
New Equity to EUR	750.0	Transaction Expenses	26.1
		Taxes	0.2
		Deferral of payment of expenses	0.0
		Cash to Balance Sheet	15.5
Total Sources	$800.0	Total Uses	$800.0

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming 50% redemptions:

Sources		Uses*
($ in Millions)
Sizzle Cash	$49.8	New Equity to EUR	$750.0
Cash from the Company	0.2	Deferred Underwriting Fees	8.2
New Equity to EUR	750.0	Transaction Expenses	26.3
		Taxes	2.3
		Deferral of payment of expenses	(15.2)
		Redemptions	21.2
		Cash to Balance Sheet	7.2
Total Sources	$800.0	Total Uses	$800.0

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming maximum redemption:

Sources		Uses*
($ in Millions)
Sizzle Cash	$49.8	New Equity to EUR	$750.0
Cash from the Company	0.2	Deferred Underwriting Fees	8.2
New Equity to EUR	750.0	Transaction Expenses	26.5
		Taxes	0.2
		Deferral of payment of expenses	(29.7)
		Redemptions	14.4
		Cash to Balance Sheet	30.5
Total Sources	$800.0	Total Uses	$800.0

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*        The amount of Sizzle Cash reflects the amount in Sizzle’s Trust Account as of April 18, 2023.

The Sizzle Board’s Reasons for the Business Combination

Sizzle was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Sizzle has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.

The Board, in evaluating the Business Combination, consulted with Sizzle’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Sizzle and its stockholders and (ii) to recommend that Sizzle’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Sizzle, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Sizzle Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Sizzle have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Sizzle’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the Marshall & Stevens Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, to Sizzle of the Merger Consideration to be paid to EUR in the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    The belief that the Business Combination of Sizzle and the Company should result in significant strategic benefits to the Combined Company, which would benefit Sizzle’s stockholders, including access to exploration interests, professional resources and financing opportunities;

•        Exploration Rights.    The belief that the Business Combination would enable Sizzle to benefit from the Company’s mineral exploration rights, including the Wolfsberg Project, and customer relationships including offtake agreements;

•        Electric Vehicle Revolution.    The Wolfsburg Project is Europe’s first licensed lithium mine and is uniquely positioned to capitalize on Europe’s increasing demand for homegrown battery production related to electric vehicles;

•        Due Diligence.    Business, financial and technical due diligence examinations of the Company and discussions with the Company’s management team were conducted, including extensive in-person meetings, a site visit and calls with the Company’s management team and its representatives regarding the Company’s operations and financial prospects, technical analysis. Additional legal and technical review of the Company’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of the Company in consultation with Sizzle’s legal, technical, and financial advisors, indicated to Sizzle management that Pubco could assemble the required elements to create a foundation for a potentially very successful mining company;

•        Stockholder Liquidity.    The obligation in the Merger Agreement to have Pubco Ordinary Shares issued as merger consideration listed on Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Sizzle stockholders enhanced liquidity following the Business Combination;

•        Management Team Continuity.    EUR and the Company’s senior management team including Tony Sage, Dietrich Wanke, Malcom Day, Melissa Chapman and Mykhalio Zhernov, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing Pubco’s strategic and growth goals;

•        Lock-Up.    Key Company personnel and EUR agreed to be subject to lockup provisions of 6 months in respect of their Pubco Ordinary Shares (subject to certain customary exceptions), which would provide important stability to the Combined Company;

•        Fairness Opinion.    On August 17, 2022, Sizzle engaged Marshall & Stevens for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Sizzle and the Company pursuant to which (a) Critical Metals Limited, a newly organized BVI company (“Pubco”), will acquire all of the issued and outstanding capital shares and equity interests of European Lithium AT (Investments) Ltd. (“European Lithium” or the “Acquired Business” or the “Company”), a subsidiary of European Lithium Ltd. (“EUR”) from EUR in exchange for ordinary shares of Pubco, and European Lithium shall become a wholly owned subsidiary of Pubco and EUR shall become a shareholder of Pubco; and (b) Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on October 20, 2022, rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that as of that date the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Merger Agreement is fair to Sizzle and, through their ownership in Sizzle, the public shareholders of Sizzle from a financial point of view. See discussion under “— The Business Combination Proposal: Marshall & Stevens Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus; the included copy is provided for informational purposes only;

•        Reasonableness of Consideration.    Following a review of the financial data provided to Sizzle, including the financial projections of EUR, and the due diligence of EUR’s business conducted by Sizzle’s management and Sizzle’s advisors, and taking into account the opinion received from Marshall & Stevens regarding the fairness of the consideration to be paid by Sizzle in the Business Combination, the Board determined that the aggregate consideration to be paid in the Business Combination was fair to Sizzle;

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Sizzle that the proposed Business Combination represents the most promising potential business combination for Sizzle and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the demand for electric and traditional fuel vehicles and Company’s proprietary process and mineral rights and customer pipeline, Sizzle’s Board believes the Company offers its stockholders the most potential value when compared to other target candidates; and

•        Negotiated Transaction; Merger Consideration.    The financial and other terms of the Merger Agreement, including the consideration deliverable to the security holders of EUR thereunder, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Sizzle and EUR.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on Pubco’s revenues post-closing;

•        Business Plan and Growth Initiatives May Not Be Achieved.    The risk that Pubco may not be able to execute on its business plan and realize the potential financial performance presented to Sizzle’s management team, or that Pubco’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Sizzle’s board was provided access to Pubco’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in global commodity and lithium prices, legal and regulatory risks, lack of legal certainty in certain international markets, uncertainties relating to timing and scale of mining permits and activities, competition from other mining companies, and uncertainty relating to Pubco’s ability to optimize operational efficiency. Additionally, although Sizzle’s board received certain preliminary sales estimates, as the Company is not an operating company. Sizzle’s board primarily reviewed requirements for mining of Spodumene Concentrate or Lithium and their market prices and a guideline public company analysis relating to valuation ranges.

•        Asset Concentration.    The fact that the price of Spodumene Concentrate for production of Lithium was the main variable for asset sales and the mineral was the Company’s primary if not single validated asset.

•        Redemption Risk.    The potential that a significant number of Sizzle stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Sizzle Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that Sizzle’s stockholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Sizzle’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing the Company, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of Sizzle.    The risks and costs to Sizzle if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Sizzle being unable to effect a business combination by May 3, 2023, unless extended (the “Outside Date”);

•        Conflicts of Interest.    The possibility that the Board may have been influenced by conflicts between what may be in Sizzle’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Sizzle is forced to liquidate because it is unable to consummate another business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), the founder shares and private placement shares owned by Sizzle’s Initial Stockholders would be worthless;

•        Regulatory Risks.    The risks to the mining exploration, operations and extraction of the Wolfsberg Project include regulations, which are subject to change;

•        Board and Independent Committees.    The risk that the Combined Company’s board of directors post- Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

•        Holders of Sizzle Common Stock, and Sizzle Warrants Receiving a Minority Position in the Combined Company.    The risk that Sizzle stockholders will hold a minority position in the Combined Company;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risk Factors.    Various other risk factors associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by Sizzle and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Sizzle and its stockholders.

EUR’s Reasons for the Business Combination

The board of directors of EUR (the “EUR Board”) considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the EUR Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The EUR Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the EUR Board may have given different weight to different factors.

In considering whether to enter into the Business Combination, the directors of EUR considered the non-exhaustive list of advantages and disadvantages summarized below. Although the EUR Board believes that the Business Combination with Sizzle presents a unique business combination opportunity and is in the best interests of EUR and its shareholders, the EUR Board did consider certain potentially material negative factors in arriving at that conclusion.

Advantages to the Company and EUR

•        The Business Combination represents an opportunity for the Company and EUR and its shareholders to recognize a significant uplift in the value of its Austrian lithium projects (as a result of the increased valuation) whilst also having the benefit of funding opportunities that would not otherwise be available to the Company and EUR but for the Business Combination.

•        EUR will retain full operational and managerial control of Pubco by virtue of having four out of five nominee board members.

•        EUR will hold an approximate 80% ownership interest in Pubco post-Closing of the Business Combination, which is expected to be sufficiently funded to move through the construction and development stages of Wolfsberg Project and have exposure to institutional investment opportunities it otherwise would not have but for the Business Combination.

•        EUR will retain exposure to the Austrian lithium projects via the controlling interest that the Company will hold in Pubco post-Closing.

Disadvantages to the Company and EUR

•        The Business Combination involves the sell-down of EUR’s interests in the Austrian lithium projects, which may not be consistent with the investment objectives of all of EUR’s shareholders.

•        The Business Combination may result in EUR being inadvertently exposed to regulatory risks as the controlling and majority shareholder of Pubco, being a company incorporated in the British Virgin Islands and listed on Nasdaq. Accordingly, changes in relevant taxes, legal and administration regimes, accounting practice and government policies in the British Virgin Islands and in the US may affect the financial and/or operational performance of Pubco and the Austrian lithium projects.

•        There is no guarantee that the shares of Pubco will trade on Nasdaq above the deemed price at which the Pubco Ordinary Shares are proposed to be issued to EUR. Pubco’s shares will be impacted by market factors outside its control. As a result, while the implied value of such Ordinary Shares at Closing will represent a significant increase to the present equity value of the Company as a whole, the actual value of the such Ordinary Shares will change in line with the trading price of the shares of Pubco on Nasdaq.

Sizzle Special Meeting

Sizzle is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be virtually held at 10:00 a.m. Eastern Time on            , 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. The special meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Sizzle Common Stock as of the close of business on            2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Sizzle Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 10,693,897 shares of Sizzle Common Stock issued and outstanding. Sizzle’s public stockholders currently own approximately 4,423,297 shares of Sizzle Common Stock, equal to approximately 41.4% of issued and outstanding Sizzle Common Stock, and our Sponsor together with our Initial Stockholders including our directors and officers currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 57.5% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 representative shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.1% of issued and outstanding Sizzle Common Stock. Sizzle does not expect to issue any shares of common stock on or before the Record Date.

Registering for the Special Meeting

Pre-registration for virtual attendance at the Special Meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/[           ]

Any stockholder wishing to attend the virtual meeting should register for the meeting by            , 2023. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[         ], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Sizzle stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Sizzle Common Stock as of the Record Date. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and Charter Amendments Proposal.

The approval of the remaining Proposals (consisting of the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Sizzle stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Sizzle Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

The Proposals

The Business Combination Proposal

On October 24, 2022, Sizzle entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, the Company and EUR (as amended by the First Amendment on January 4, 2023).

The Merger Agreement provides for the combination of Sizzle and the Company under Pubco, a new holding company, as its direct, wholly-owned subsidiaries. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR or the Company holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. The transactions contemplated by the Merger Agreement and the Merger we refer to herein as the “Business Combination.” A copy of the Merger Agreement is attached to this proxy statement/ prospectus as Annex A.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the outstanding shares of Sizzle Common Stock will be exchanged for the right to receive one Pubco Ordinary Share (and following such exchange the share of Sizzle Common Stock will be cancelled);

(ii)     each Sizzle Warrants will be assumed by Pubco and converted into the right to receive a Pubco Warrants; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’s VWAP (as defined in the Merger Agreement) trade above $15 dollars per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

As Sizzle does not have any outstanding shares of preferred stock, and is anticipated to have no outstanding shares of preferred stock at the Effective Time, no exchange of preferred stock is expected to occur at the Effective Time.

The amount of Pubco Ordinary Shares that EUR and our security holders described above receive in the Business Combination depends on the redemption price of Sizzle Common Stock in the redemption described in this proxy statement/prospectus, which per share price determines the value of one share of Pubco Ordinary Shares under the terms of the Merger Agreement, for purposes of determining the consideration to be received by EUR and our security holders in the Business Combination.

Because the per share price of redemption is not currently known, and the aggregate fully diluted number of Pubco Ordinary Shares at the Closing is not fully known, the exact value of the consideration to be received by EUR will not be known with certainty until the Closing.

Closing Conditions and Termination Rights

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — Conditions to Consummation of the Merger.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of the Company and Sizzle, or by the Company or Sizzle acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section titled “The Business Combination Proposal — Merger Agreement — Termination.”

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

The Charter Amendment Proposal

Assuming the Business Combination Proposal is approved, in connection with the Business Combination, Sizzle is proposing that its stockholders approve amendments to the Proposed Charter for the following:

(a)     a single class of ordinary shares with 450,000,000 authorized shares;

(b)    50,000,000 authorized preferred shares; and

Advisory Charter Amendments Proposals

Assuming the Business Combination Proposal and other Condition Precedent Proposals are approved, Sizzle’s stockholders are also being asked to approve the Advisory Charter Amendments Proposals in connection with the Proposed Charter. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

A summary of these provisions is set forth in the “Advisory Charter Amendments Proposals (Proposal 3)” section of this proxy statement/prospectus and a complete copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.

The Nasdaq Proposal

Sizzle is asking its stockholders to consider and vote on a proposal to approve, for the purposes of complying with Nasdaq Listing Rule 5635, the issuance, pursuant to the Merger Agreement, of up to approximately 84,223,309 Pubco Ordinary Shares to EUR and Sizzle stockholders upon the Closing, up to an additional 7,550,000 Pubco Ordinary Shares to holders of Sizzle Warrants, which upon the Closing will be exchanged for Pubco Warrants, and up to an additional 7,352,941 Pubco Ordinary Shares which are contingently issuable relating to the Earnout.

The Incentive Plan Proposal

Sizzle is asking its stockholders to approve the Incentive Plan, including the authorization of the share reserve under the Incentive Plan equal to [    ] percent (    %) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, which will become effective upon the Closing of the Business Combination. The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock units, stock appreciation rights, restricted stock awards, other stock-based awards and cash-based awards. Incentive stock options (“ISOs”) may be granted only to Pubco’s employees, including officers, and the employees of Pubco’s subsidiaries. All other stock awards may be granted to Pubco’s employees, officers, Pubco’s non-employee directors, and consultants and the employees and consultants of Pubco’s subsidiaries and affiliates.

A summary of the Incentive Plan is set forth in the “Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Incentive Plan is attached hereto as Annex C.

ESPP Proposal

Sizzle is asking its stockholders to approve the ESPP. The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward the Pubco’s success by purchasing Pubco Ordinary Shares on favorable terms and to pay for such purchases through payroll deductions.

A summary of the ESPP is set forth in the “ESPP Proposal” section of this proxy statement/prospectus and a complete copy of the ESPP is attached hereto as Annex D.

The Adjournment Proposal

Sizzle is proposing that its stockholders approve and adopt a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Sizzle is unable to consummate the Business Combination for any reason.

Marshall & Stevens Opinion

On August 17, 2022, Sizzle engaged Marshall & Stevens to serve as an independent financial advisor for the benefit of the Board in connection with the consideration by the Board of the Business Combination.

Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on October 20, 2022, rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that that as of that date the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Merger Agreement is fair to Sizzle and, through their ownership in Sizzle, the public shareholders of Sizzle from a financial point of view. See discussion under “— The Business Combination Proposal: Marshall & Stevens Opinion.”

The full text of the opinion is included with this proxy statement/prospectus. All descriptions of and disclosures concerning Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus. The included copy is provided for informational purposes only.

Recommendation to Sizzle Stockholders

After careful consideration, our Board has concluded that the Business Combination is in the best interests of Sizzle’s stockholders. Our directors believe that the proposals being presented at the Special Meeting are in the best interests of Sizzle’s stockholders, and they recommend that Sizzle’s stockholders vote FOR each of the proposals.

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Sizzle’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “— Interests of Sizzle’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Interests of Sizzle’s Directors and Officers in the Business Combination

When you consider the recommendation of our Board in favor of the proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $56.3 million based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.5 million based upon the closing price of $10.38 per share of Sizzle Common Stock on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of February 6, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $153,127 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); (c) the $200,000 outstanding under the Extension Note, and (d) the SPAC Transaction Expenses and in part the Company Transaction Expenses paid by Sizzle, which include (as provided and defined in the First Amendment to the Merger Agreement) (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount to up to $27.1 million.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which approximately $153,127 (including fees) was outstanding as of January 31, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have the Promissory Note outstanding to Sizzle. Additionally, $200,000 was outstanding under the Extension Note as of the date of this proxy statement/prospectus. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, Sizzle’s underwriter in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency fee upon completion of the Business Combination;

•        Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Such representative shares had an aggregate market value of approximately $490,455 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The representative shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco; and

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $784,728 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by Sizzle’s management team, Sizzle’s Board did not believe that the other fiduciary duties or contractual obligations of Benesser’s officers and directors materially affected Sizzle’s ability to source a potential business combination. Sizzle’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with the Company as set forth above under “Summary of the Proxy Statement/Prospectus — Sizzle Board’s Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

EUR Shareholder Approval

The approval of the Business Combination and related transactions by a vote of the shareholders of EUR is a condition to consummation of the Business Combination, according to the Merger Agreement. This vote requires the affirmative votes of the holders of a majority of the EUR ordinary shares. On January 20, 2023, EUR announced that at its Annual General Meeting of Shareholders that EUR had received its shareholders’ approval of the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of Sizzle Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.

Accounting Treatment for the Business Combination

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations in connection with the Business Combination, please see section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Sizzle Appraisal Rights

Under the DGCL, there are no appraisal rights available to holders of shares of Sizzle Common Stock, Sizzle Units or Sizzle Warrants in connection with the Business Combination.

Pubco Appraisal Rights

Following the Business Combination, under the BVI Business Companies Act (As Revised) of the BVI (the “BVI Companies Act”), the Combined Company’s shareholders will have certain “dissenter rights”. The BVI Companies Act provides that any shareholder of a company is entitled to payment of the fair value of such shareholder’s shares upon dissenting from any of the following: (a) a merger (except in certain limited circumstances); (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the BVI Companies Act; and (e) an arrangement, if permitted by the court.

Redemption Rights

In connection with the Business Combination, holders of Sizzle Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Sizzle Certificate of Incorporation. As of February 1, 2023, the pro rata portion of the funds available in the Trust Account for the public shares was approximately $10.32 per share (less taxes paid or payable). If a holder exercises its redemption rights, then such holder will be exchanging its shares of Sizzle Common Stock for cash and will no longer own shares of Sizzle Common Stock and will not participate as a future stockholder of Pubco. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Sizzle Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Sizzle Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of Sizzle Common Stock for cash, holders of Sizzle Common Stock can demand Sizzle to convert their public shares into cash and tender their shares to Sizzle’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Sizzle Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Directors and Officers of Pubco following the Business Combination

Upon the Closing, Pubco’s board of directors will consist of five directors, including one director designated by Sizzle. The Company will have the right to appoint the remaining members of the five-member board of directors. The director appointed by Sizzle and two of the directors appointed by the Company are required to be independent directors under Nasdaq rules. Upon the Closing, Pubco’s board of directors will be divided into three classes and will have staggered three-year terms.

Pubco’s directors and executive officers upon consummation of the Business Combination, and their ages, as of the date of this proxy statement/prospectus, are expected to be as follows:

Name	Age	Position
Tony Sage	62	Executive Chairman and Director Nominee
Dietrich Wanke	60	Chief Executive Officer
Melissa Chapman	45	Chief Financial Officer
Carolyn Trabuco	53	Director Nominee
Malcolm Day	58	Director Nominee
Michael Hanson	54	Director
Mykhailo Zhernov	46	Director Nominee

Sizzle has designated Carolyn Trabuco to serve on the board of directors of Pubco. The Company has designated Tony Sage, Malcolm Day, Michael Hanson and Mykhailo Zhernov to serve on the board of directors of Pubco. For more information on the new directors and management of Pubco, see “Management of Pubco After the Business Combination.”

Quotation of Pubco Securities

It is anticipated that Pubco Ordinary Shares will be traded on Nasdaq under the symbol “CRML” and the Pubco Warrants will be traded on Nasdaq under the symbol “CRMLW” following the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following tables present selected historical financial data for the Company. The Company derived the selected statement of operations data for the six months ended December 31, 2022, and the balance sheet data as of December 31, 2022, from its unaudited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. The Company derived the selected statement of operations data for the fiscal years ended June 30, 2022 and 2021, and the balance sheet data as of June 30, 2022 and 2021, from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. All amounts are in U.S. dollars.

The Historical Financial Information contained herein was prepared in accordance with IFRS. Presentation of financial information in accordance with IFRS requires our management to make various estimates and assumptions which may impact the values shown in the Selected Historical Financial Information of the Company and the respective notes thereto. The actual values may differ from such assumptions and such differences may be material. You should read this information together with the Company’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of future expected results.

The following table highlights key measures of the Company’s financial condition and results of operations for the periods presented:

	For the Six Months Ended December 31, 2022	For the Year Ended June 30, 2022	For the Year Ended June 30, 2021
	(Unaudited)	(Audited)	(Audited)
Income Statement Data:
Other Income	107,727	—	—
Consultants and professional services expenses	(175,815)	(179,262)	(497,090)
Administration expenses	(22,943)	(24,504)	(23,099)
Finance costs	(10,000)	(12,711)	29,359
Depreciation expense	(3,371)	(7,413)	(2,216)
Depreciation expense – leased asset	—	—	(8,995)
Foreign exchange	212	(11,155)	497
Other expenses	(76,459)	(49,556)	—
Loss before income tax	(180,649)	(284,601)	(501,544)
Income tax expense	—	—	—
Loss after tax from continuing operations	(180,649)	(284,601)	(501,544)

Exchange differences on translation of foreign operations	779,310	(3,941,081)	1,420,232
Other comprehensive (loss) for the period, net of income tax	779,310	(3,941,081)	1,420,232
Total comprehensive (loss) for the year	598,661	(4,225,682)	918,688

Basic loss per share (cents per share)	(1,806.49)	(284,601)	(501,544)
Diluted loss per share (cents per share)	(1,806.49)	(284,601)	(501,544)
	December 31, 2022	June 30, 2022	June 30, 2021
Balance Sheet Data:
Cash and cash equivalents	163,108	136,097	184,190
Total assets	32,550,931	30,684,022	28,897,471
Total liabilities	130,210	304,564	566,514
Total stockholders’ equity	32,420,721	30,379,458	28,330,957

	For the Six Months Ended December 31, 2022	For the Year Ended June 30, 2022	For the Year Ended June 30, 2021
Cash Flow Data:
Payments for exploration and evaluation	(1,219,687)	(6,019,463)	(2,194,143)
Net cash used in operating activities	(195,208)	(182,397)	(544,184)
Net cash used in investing activities	(1,219,687)	(6,034,367)	(2,199,688)
Net cash provided by financing activities	1,438,663	6,190,820	2,791,903

SELECTED HISTORICAL FINANCIAL INFORMATION OF SIZZLE

The following tables set forth selected historical financial information derived from Sizzle’s audited financial statements included elsewhere in this proxy statement/prospectus, as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, respectively.

This information is only a summary and should be read in conjunction with Sizzle’s financial statements and related notes and the sections entitled “Sizzle’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(Audited)	(Audited)
Income Statement Data:
Formation and operating costs	$1,991,933	$268,132
Franchise tax	230,618	85,711
Loss from operations	(2,222,551)	(353,848)

Other income
Interest income	2,414,031	8,357

Net Income (loss) before income tax provision	191,480	(345,491)
Income tax provisions	(445,313)	—
Net loss	$(253,833)	$(345,491)

Basic and diluted weighted average shares outstanding, redeemable common stock	15,500,000	2,293,151
Basic and diluted loss per share	$(0.01)	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	4,195,998
Basic and diluted net loss per share	$(0.01)	$(0.05)
	December 31, 2022	December 31, 2021
	(Audited)	(Audited)
Balance Sheet Data:
Investment held in Trust Account	$159,759,471	$158,108,357
Total assets	160,643,833	159,552,901
Total liabilities	9,901,175	8,556,411
Common stock subject to possible redemption	159,760,746	158,100,000
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,270,600 shares issued and outstanding (excluding 15,500,000 shares subject to possible redemption)	627	627
Total stockholders’ deficit	$(9,018,088)	$(7,103,510)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pubco and Sizzle are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following tables present, as of the dates and for the periods presented, unaudited pro forma condensed combined financial information of Pubco and its consolidated subsidiaries after giving effect to the consummation of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”) and is provided to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the unaudited historical balance sheet of the Company as of December 31, 2022 and the audited historical balance sheet data of Sizzle as of December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on December 31, 2022. The following unaudited pro forma condensed combined statement of operations for six months ended December 31, 2022 combines the unaudited historical statement of operations of the Company for the six months ended December 31, 2022 and the historical statement of operations of Sizzle for the year ended December 31, 2022. The following unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 combines the historical statement of operations of the Company for the year ended June 30, 2022 and the historical statement of operations of Sizzle for the period from July 1, 2021 to June 30, 2022, giving pro forma effect to the Business Combination as if it had occurred on July 1, 2021. The historical financial information of the Company was derived from the unaudited financial statements of the Company as of and for the six months ended December 31, 2022, and the audited financial statements of the Company as of and for the year ended June 30, 2022; and the historical financial information of Sizzle was derived from the audited financial statements of Sizzle as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 that are included elsewhere in this proxy statement/prospectus.

The historical financial statements of the Company have been prepared in accordance with IFRS and in its presentation currency of the U.S. dollar. The presentation currency of the Company has been determined to be U.S. dollars reflecting the current principal equity and financing structure. The results and financial position of the Company and any of its subsidiaries (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency in accordance with the accounting policy outlined in the audited financial statements of the Company. The historical financial statements of Sizzle have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. dollar. Following the Business Combination, Pubco will qualify as a foreign private issuer and will prepare its financial statements in accordance with IFRS. Accordingly, the following unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS, and no material accounting policy difference is identified in converting Sizzle’s historical financial statements to IFRS. See “Important Information about U.S. GAAP and IFRS.” The historical financial information of the Company included in the following unaudited pro forma condensed combined financial information has been presented in its presentation currency of the U.S. dollar.

Assumptions and estimates underlying the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to indicate the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not consider any potential impacts of changes in market conditions on revenues, expense efficiencies, asset dispositions, acquisitions, and share repurchases, among other factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information presented in this section.

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        European Lithium, the Company’s sole shareholder, will have the largest portion of relative voting rights in Pubco (regardless of the number of public stockholders that elect to have their public shares redeemed in connection with the Business Combination);

•        the initial Pubco Board is expected to consist of five directors at the closing of the Business Combination, with four directors nominated by European Lithium and one directors nominated by Sizzle;

•        the Company’s existing operations will represent all the ongoing operations of the post-combination company; and

•        the purpose and intent of the Business Combination is to create an operating public company, with management continuing to use the assets of the Company to grow the business.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by public stockholders of public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing):

•        Assuming No Redemptions: Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023 at a redemption price of $10.32 per share, or approximately $114.3 million in total). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

•        Assuming 50% Redemptions: Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $22,558,394, assuming a redemption price of $10.20 per share).

•        Assuming Maximum Redemptions: Presents the number of Sizzle’s public shares, after giving effect redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, up to the amount allowed to satisfy the $5,000,001 minimum net tangible asset test, and reflecting a redemption of approximately 78.5%, or 3,472,288 of Sizzle’s public shares (equating to a redemption amount of approximately $35,834,014, assuming a redemption price of $10.32 per share).

The unaudited pro forma condensed combined financial information presented under each redemptions scenario in the tables below is only presented for illustrative purposes. Sizzle cannot predict how many public stockholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts assumed in the preparation of the following unaudited pro forma condensed combined financial information. As a result, actual results may also differ from the unaudited pro forma condensed combined financial information presented in this section if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to Sizzle and the Business Combination — The ability of Sizzle’s public shareholders to exercise redemption rights with respect to a large number of Sizzle’s outstanding public shares could increase the possibility that the Business Combination would limit Pubco’s working capital, liquidity and public float following the Business Combination.”

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Pubco, assuming varying levels of redemptions by Sizzle’s public stockholders:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)
Sizzle public stockholders(4)	4,423,297	5.3%	2,211,649	2.7%	802,650	1.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.9%	4,098,500	5.0%	4,098,500	5.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.4%	2,049,250	2.5%	2,049,250	2.5%
Cantor and EBC(7)	122,850	0.1%	122,850	0.1%	122,850	0.2%
EUR(8)	73,529,412	87.3%	73,529,412	89.7%	73,529,412	91.2%
Pro Forma Combined Company Common Stock	84,223,309	100%	82,011,661	100.0%	80,602,662	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $22,558,394, assuming a redemption price of $10.20 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, up to the amount allowed to satisfy the $5,000,001 minimum net tangible asset test, and reflecting a redemption of approximately 78.5%, or 3,472,288, of Sizzle’s public shares (equating to a redemption amount of approximately $35,834,014, assuming a redemption price of $10.32 per share).

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended.

(6)      Reflects the 2,049,250 Class B shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares held by Cantor (47,250 shares) and EBC (75,600 shares).

(8)      The issuance of 73,529,412 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 7,352,941 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 9.3% of the outstanding Pubco Ordinary Shares (of which approximately 4.5% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 88.3% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.1% of the outstanding Pubco Ordinary Shares (of which approximately 4.6% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 90.5% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.7% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.9% of the outstanding Pubco Ordinary Shares.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement shares that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans, if any, made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants), (iv) the Earnout Shares, (v) any backstop commitments or capital raising transactions, or (vi) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

In addition, the following table illustrates varying ownership levels of holders of Sizzle Warrants in Pubco Ordinary Shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise of Sizzle Warrants (which upon the occurrence of the Business Combination are exchanged for Pubco Warrants). The assumptions discussed above continue to apply other than that exercise of Sizzle Warrants. The table below does not adjust present adjustment for all of the holders described above, on a percentage basis, but only presents the percentages for holders of Sizzle Warrants assuming they exercised their warrants immediately after the closing of the Business Combination (although the terms of the Sizzle Warrant only allow exercise beginning 30 days after the Closing and only at an exercise price of $11.50 per share). The Sizzle Warrants are not subject to redemption, and accordingly will remain outstanding under any referenced redemption scenario, although given the exercise price of $11.50 per share they are unlikely to be exercised unless Pubco Ordinary Shares trade above such exercise price:

Additional Dilution Sources(1)	Assuming No Redemptions(2)	% of Total	Assuming 50% Redemption(3)	% of Total	Assuming Maximum Redemption(4)	% of Total
Shares underlying Sizzle Warrants(5)	7,750,000	9.20%	7,750,000	9.45%	7,750,000	9.62%

____________

(1)      All share numbers and percentages for the “Additional Dilution Sources” are presented without the potential reduction of any amounts paid by the holders of the given “Additional Dilution Sources” and therefore may overstate the presentation of dilution. Calculation does not give effect to the exercise price of $11.50 paid upon exercise of the Sizzle Warrants.

(2)      Amount shown represents 11,076,703 shares of Sizzle Common Stock that were tendered for redemption in connection with the special meeting of shareholders held on February 1, 2023 at an assumed redemption price of $10.32 per share.

(3)      Assumes that 50% of Sizzle’s remaining outstanding public shares are redeemed in connection with the Business Combination.

(4)      Assumes that approximately 94.8% of Sizzle’s outstanding public shares are redeemed in connection with the Business Combination.

(5)      Assumes exercise of all Sizzle Warrants exercisable to purchase 7,750,000 shares of Sizzle Common Stock. Assumes exchange of all Sizzle Warrants for Pubco Warrants in connection with the Business Combination.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET
As of DECEMBER 31, 2022

	EUR BVI/The Company	Sizzle Acquisition Corp.				No Redemptions Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Historical (unaudited)	Historical (US GAAP)	Pro Forma (Ajustment to convert to IFRS)	As Adjusted		Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined
	USD	USD	USD	USD		USD		USD	USD		USD	USD		USD
Current Assets
Cash and cash equivalents	163,108	823,945	0	823,945		9,659,524	2(b)	10,646,577	3,499,715	2(b)	4,486,768	3,499,715	2(b)	4,486,768
Other current assets	58,961	60,417	0	60,417		0		119,378	0		119,378	0		119,378
	222,069	884,362	0	884,362		9,659,524		10,765,955	3,499,715		4,606,146	3,499,715		4,606,146
Non-current assets
Cash and marketable securities held in Trust account	0	159,759,471	0	159,759,471		(159,759,471)	2(a)	0	(159,759,471)	2(a)	0	(159,759,471)	2(a)	0
Restricted cash and other deposits	20,809	0	0	0		0		20,809	0		20,809	0		20,809
Property and plant and equipment	10,774	0	0	0		0		10,774	0		10,774	0		10,774
Investment in associates	0	0	0	0		362,272		362,272	362,272		362,272	362,272		362,272
Deferred exploration and evaluation expenditure	32,297,279	0	0	0		0		32,297,279	0		32,297,279	0		32,297,279
	32,328,862	159,759,471	0	159,759,471		(159,397,199)		32,691,134	(159,397,199)		32,691,134	(159,397,199)		32,691,134
Total assets	32,550,931	160,643,833	0	160,643,833		(149,737,676)		43,457,088	(155,897,484)		37,297,280	(155,897,484)		37,297,280

Current liabilities
Trade and other payables	130,210	0	0	0		0		130,210	15,230,454	2(c)	15,360,664	29,745,958	2(c)	29,876,168
Accrued offering costs and expenses	0	1,152,735	0	1,152,735		(1,013,284)		139,451	(1,013,284)		139,451	(1,013,284)		139,451
Franchise tax payable	0	0	0	0		0		0	0		0	0		0
Deferred tax liability	0	212,062	0	212,062		(212,062)		0	(212,062)		0	(212,062)		0
Income tax payable	0	233,251	0	233,251		(233,251)		0	(233,251)		0	(233,251)		0
Promissory Note – related party	0	153,127	0	153,127		0		153,127	0		153,127	0		153,127
	130,210	1,751,175	0	1,751,175		(1,458,597)		422,788	13,771,857		15,653,242	28,287,361		30,168,746
Non-current liabilities
Deferred underwriters fee	0	8,150,000	0	8,150,000		(8,150,000)	2(c)	0	(8,150,000)	2(c)	0	(8,150,000)	2(c)	0
Warrant liability	0	0	2,325,000	2,325,000	2(g)	0		2,325,000	0		2,325,000	0		2,325,000
Loans and Borrowings	0	0	159,760,746	159,760,746	2(h)	(160,031,544)	2(e)	(270,798)	(158,100,000)	2(e)	1,660,746	(158,100,000)	2(e)	1,660,746
	0	8,150,000	162,085,746	170,235,746		(168,181,544)		2,054,202	(166,250,000)		3,985,746	(166,250,000)		3,985,746
Total liabilities	130,210	9,901,175	162,085,746	171,986,921		(169,640,141)		2,476,990	(152,478,143)		19,638,988	(137,962,639)		34,154,492

Common stock subject to possible redemption	0	159,760,746	(159,760,746)	0	2(h)	0		0	0		0	0		0
Net Assets	32,420,721	(9,018,088)	(2,325,000)	(11,343,088)		19,902,465		40,980,098	(3,419,341)		17,658,292	(17,934,845)		3,142,788

UNAUDITED PRO FORMA COMBINED
BALANCE SHEET — (Continued)
As of DECEMBER 31, 2022

	EUR BVI/The Company	Sizzle Acquisition Corp.				No Redemptions Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Historical (unaudited)	Historical (US GAAP)	Pro Forma (Ajustment to convert to IFRS)	As Adjusted		Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined	Transaction Accounting Adjustments		Proforma Combined
	USD	USD	USD	USD		USD		USD	USD		USD	USD		USD
Equity
European Lithium AT (Investments) Limited						0			0			0
Share capital	39,414	0	0	0		(39,414)	2(f)	0	(39,414)	2(f)	0	(39,414)	2(f)	0
Reserves	36,350,972	0	0	0		(36,350,972)	2(f)	0	(36,350,972)	2(f)	0	(36,350,972)	2(f)	0
Retained earnings	(3,969,665)	0	0	0		3,969,665	2(f)	0	3,969,665	2(f)	0	3,969,665	2(f)	0
Sizzle Acquisition Corp.
Class B share capital	0	627	0	627		(627)	2(f)	0	(627)	2(f)	0	(627)	2(f)	0
Retained earnings	0	(9,018,715)	(2,325,000)	(11,343,715)	2(g)	11,343,715	2(f)	0	11,343,715	2(f)	0	11,343,715	2(f)	0
Pubco
Ordinary share capital	0	0	0	0		647	2(e)	723,872,421	426	2(e)	723,660,415	285	2(e)	723,516,556
	0	0	0	0		750,000,000	2(f)		750,000,000	2(f)		750,000,000	2(f)
						422	2(f)		422	2(f)		422	2(f)
						(26,128,648)	2(c)		(26,340,433)	2(c)		(26,484,151)	2(c)
						294	2(i)		0	2(i)		0	2(i)
Share premium reserve	0	0	0	0		39,414	2(f)	(667,578,942)	39,414	2(f)	(690,688,743)	39,414	2(f)	(705,060,388)
	0	0	0	0		36,350,972	2(f)		36,350,972	2(f)		36,350,972	2(f)
	0	0	0	0		45,668,195	2(e)		22,558,394	2(e)		8,186,749	2(e)
						(750,000,000)	2(f)		(750,000,000)	2(f)		(750,000,000)	2(f)
						43,057,975	2(f)		43,057,975	2(f)		43,057,975	2(f)
						(43,057,770)	2(f)		(43,057,770)	2(f)		(43,057,770)	2(f)
						29,999,706	2(i)		0	2(i)		0	2(i)
						362,272	2(j)		362,272	2(j)		362,272	2(j)
Accummulated deficit	0	0	0	0		(11,343,715)	2(f)	(15,313,380)	(11,343,715)	2(f)	(15,313,380)	(11,343,715)	2(f)	(15,313,380)
	0	0	0	0		(3,969,665)	2(f)		(3,969,665)	2(f)	0	(3,969,665)	2(f)	0
Total equity	32,420,721	(9,018,088)	(2,325,000)	(11,343,088)		19,902,466		40,980,099	(3,419,341)		17,658,292	(17,934,845)		3,142,788

See Accompanying NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2022

	EUR BVI/The Company	Sizzle Acquisition Corp.				No Redemptions Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	Historical (unaudited)	Historical (US GAAP)	Pro Forma (Ajustment to convert to IFRS)	As Adjusted		Transaction Accounting Adjustments	Proforma Combined	Transaction Accounting Adjustments	Proforma Combined	Transaction Accounting Adjustments	Proforma Combined
	USD	USD	USD	USD		USD	USD	USD	USD	USD	USD
Continuing Operations
Interest and other income	107,727	2,100,610	0	2,100,610		0	2,208,337	0	2,208,337	0	2,208,337
Consultants and professional services expenses	(175,815)	0	0	0		0	(175,815)	0	(175,815)	0	(175,815)
Administration expenses	(22,943)	0	0	0		0	(22,943)	0	(22,943)	0	(22,943)
Finance costs	(10,000)	(441,903)	0	(441,903)		0	(451,903)	0	(451,903)	0	(451,903)
Depreciation expense	(3,371)	0	0	0		0	(3,371)	0	(3,371)	0	(3,371)
Depreciation expense – leased asset	0	0	0	0		0	0	0	0	0	0
Foreign exchange	212	0	0	0		0	212	0	212	0	212
Other expenses	(76,459)	0	0	0		0	(76,459)	0	(76,459)	0	(76,459)
Formation and operating cost	0	(1,246,899)	0	(1,246,899)		0	(1,246,899)	0	(1,246,899)	0	(1,246,899)
Change in the fair value of warrants	0	0	3,292,267	3,292,267	2(g)	0	3,292,267	0	3,292,267	0	3,292,267
Fair value gain/(loss) on acquistion	0	0	0	0		0	0	0	0	0	0
Franchise tax	0	0	0	0		0	0	0	0	0	0
Loss before income tax	(180,649)	411,808	3,292,267	3,704,075		0	3,523,426	0	3,523,426	0	3,523,426
Income tax expense	0	0		0		0	0	0	0	0	0
Loss after tax from continuing operations	(180,649)	411,808	3,292,267	3,704,075		0	3,523,426	0	3,523,426	0	3,523,426

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	779,310	0	0	0		0	779,310	0	779,310	0	779,310
Other comprehensive (loss) for the period, net of income tax	779,310	0	0	0		0	779,310	0	779,310	0	779,310
Total comprehensive (loss) for the year	598,661	411,808	3,292,267	3,704,075		0	4,302,736	0	4,302,736	0	4,302,736

Weighted average number of ordinary shares outstanding – Basic	100			15,490,951		0	84,223,309	(82,011,661)	82,011,661	3,620,647	80,602,662
Net profit per share – Basic	(1,806.49)			0.24			0.04		0.04		0.04
Weighted average number of ordinary shares outstanding – Diluted	100			15,490,951		0	91,973,309	(89,761,661)	89,761,661	3,620,647	88,352,662
Net profit per share – Diluted	(1,806.49)			0.24			0.04		0.04		0.04

See Accompanying NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2022

	EUR BVI/The Company	Sizzle Acquisition Corp.				No Redemptions Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	Historical (audited)	Historical (US GAAP)	Pro Forma (Adjustment to convert to IFRS)		As Adjusted	Transaction Accounting Adjustments	Proforma Combined	Transaction Accounting Adjustments	Proforma Combined	Transaction Accounting Adjustments	Proforma Combined
	USD	USD	USD		USD	USD	USD	USD	USD	USD	USD
Continuing Operations
Interest income	$—	$313,421	$—		$313,421	$—	$313,421	0	313,421	$—	$313,421
Consultants and professional services expenses	(179,262)	—	—		—	—	(179,262)	0	(179,262)	—	(179,262)
Administration expenses	(24,504)	—	—		—	—	(24,504)	0	(24,504)	—	(24,504)
Finance costs	(12,711)	(3,410)	—		(3,410)	—	(16,121)	0	(16,121)	—	(16,121)
Depreciation expense	(7,413)	—	—		—	—	(7,413)	0	(7,413)	—	(7,413)
Depreciation expense – leased asset	—	—	—		—	—	—	0	0	—	—
Foreign exchange	(11,155)	—	—		—	—	(11,155)	0	(11,155)	—	(11,155)
Other expenses	(49,556)	—	—		—	—	(49,556)	0	(49,556)	—	(49,556)
Formation and operating cost	—	(975,652)	—		(975,652)	—	(975,652)	0	(975,652)	—	(975,652)
Change in the fair value of warrants	—	—	4,687,267	2(g)	4,687,267	—	4,687,267	0	4,687,267	—	4,687,267
Fair value gain/(loss) on acquisition	—	—	—		—	—	—	0	0	—	—
Franchise tax	—	—	—		—	—	—	0	0	—	—
Loss before income tax	(284,601)	(665,641)	4,687,267		4,021,626	—	3,737,025	0	3,737,025	—	3,737,025
Income tax expense	—	—			—	—	—	0	0	—	—
Loss after tax from continuing operations	(284,601)	(665,641)	4,687,267		4,021,626	—	3,737,025	0	3,737,025	—	3,737,025

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	(3,941,081)	—	—		—	—	(3,941,081)	0	(3,941,081)	—	(3,941,081)
Other comprehensive (loss) for the period, net of income tax	(3,941,081)	—	—		—	—	(3,941,081)	0	(3,941,081)	—	(3,941,081)

Total comprehensive (loss) for the year	(4,225,682)	(665,641)	4,687,267		4,021,626	—	(204,056)	0	(204,056)	—	(204,056)

Weighted average number of ordinary shares outstanding – Basic	100				15,490,951	11,076,703	84,223,309	(82,011,661)	82,011,661	3,474,067	80,749,242
Net profit per share – Basic	(284,601.00)				25.96		0.04		0.05		0.05
Weighted average number of ordinary shares outstanding – Diluted	100				15,490,951	11,076,703	91,973,309	13,288,351	89,761,661	347,067	88,499,242
Net profit per share – Diluted	$(284,601.00)				25.96		$0.04		0.04		$0.04

See Accompanying NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a common control business combination whereby Pubco will be the successor to the Company, which is the accounting predecessor. The common control business combination will be immediately followed by Pubco acquiring Sizzle, which will be effectuated by Merger Sub merging with and into Sizzle, with Sizzle being the surviving entity. As Sizzle will not be recognized as a business under IFRS given it consists primarily of cash in Sizzle’s operating account and in the Trust Account, Pubco’s acquisition of Sizzle will be treated as an asset acquisition. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company and Sizzle at historical cost, with no additional goodwill recognized. Operations prior to the Business Combination will be those of the Company.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Business Combination occurred on December 31, 2022. The period is presented on the basis of the Company as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        Sizzle’s audited balance sheet as of December 31, 2022 and the related notes; and

•        the Company’s unaudited consolidated balance sheet as of December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        Sizzle’s audited statement of operations for the year ended December 31, 2022 and the related notes and the audited financial statements of Sizzle for the fiscal year ended December 31, 2021 and the period from October 12, 2020 (inception) through December 31, 2021 and the related notes, and Sizzle’s statement of operations for the six months ended December 31, 2022 were derived from the statement of operations for the twelve months ended December 31, 2022 less the information for the year ended June 30, 2022; and

•        the Company’s unaudited consolidated statement of operations for the six months ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•        Sizzle’s unaudited condensed interim statement of operations for the six months ended June 30, 2022 and the related notes and the audited financial statements of Sizzle for the fiscal year ended December 31, 2021 and the period from October 12, 2020 (inception) through December 31, 2021 and the related notes, and Sizzle’s statement of operations for the twelve months ended June 30, 2022 were derived from the statement of operations for the six months ended June 30, 2022 added to the information for the six months ended December 31, 2021; and

•        the Company’s audited consolidated statement of operations for the year ended June 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

This information should also be read together with “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Sizzle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Sizzle management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

There is no historical activity with respect to Pubco and Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma condensed combined financial information does not include the effect of exercising the 7,750,000 Sizzle Warrants which will be assumed by Pubco and will be exercisable for one Pubco Ordinary Share in accordance with the terms of the Assignment and Assumption of Warrant Agreement, because the exercise of such warrants is subject to certain terms and conditions as set forth in the Assignment and Assumption of Warrant Agreement. Issuance of such Pubco Ordinary Shares would have a further dilutive effect on existing holders of Pubco Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — Total Shares to be Issued in the Business Combination.”

The unaudited pro forma condensed combined financial information does not include the effect of the issuance of any portion of the Earnout Consideration equal to a number of Pubco Ordinary Shares equal to 10% of the Closing Share Consideration (representing approximately 7,352,941 Pubco Ordinary Shares valued at $10.20), because the issuance of such Earnout Consideration is subject to certain terms and conditions as set forth in the Merger Agreement. Issuance of such Earnout Consideration would have a further dilutive effect on existing holders of Pubco Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — Total Shares to be Issued in the Business Combination.”

The unaudited pro forma condensed combined financial information does not include any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Sizzle believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Sizzle believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of each of Sizzle and the Company.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

General

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”). Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pubco has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted net loss per Pubco Ordinary Share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Pubco Ordinary Shares outstanding, assuming the Business Combination occurred on July 1, 2021.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

2(a)   Reflects the reclassification adjustment to the Sizzle pro forma balance sheet of cash and marketable securities held in trust account in the amount of $158,759,741 that became available to fund the Business Combination (see Note 2(b)(i)).

2(b)  The table below represents the source and uses of funds as it relates to the Business Combination:

Description	Note	No Redemption	50% Redemption	Maximum Redemption
Cash balance of the Company prior to the Business Combination		163,108	163,108	163,108
Cash balance of Sizzle prior to the Business Combination		823,945	823,945	823,945
Total cash prior to the Business Combination		987,053	987,053	987,053

Sizzle pro forma adjustments
Cash and marketable securities held in Trust account	(i)	159,759,471	159,759,471	159,759,471
Delaware franchise taxes	(ii)	0	0	0
Deferred tax liability	(ii)	(212,062)	(212,062)	(212,062)
Income tax payable	(ii)	(233,251)	(233,251)	(233,251)
Payment of deferred underwriting fee	(iii)	(8,150,000)	(8,150,000)	(8,150,000)
Payment to redeeming Sizzle public stockholders	(iv)	(114,362,702)	(135,541,180)	(149,912,966)
Total Sizzle pro forma adjustments		36,801,456	15,622,978	1,251,192

Proposed Transaction accounting adjustments
Total Proposed costs of the transaction pro forma accounting adjustments – Not yet paid or accrued	(vi)	(26,128,648)	(26,340,433)	(26,484,151)
Total Proposed costs of the transaction pro forma accounting adjustments – Accrued	(vi)	(1,013,284)	(1,013,284)	(1,013,284)
Deferral of payment of expenses (reclassification of negative cash)	(vii)	0	15,230,454	29,745,958
		(27,141,932)	(12,123,263)	2,248,523
Pro forma cash balance		10,646,577	4,486,768	4,486,768

i.       Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination (see Note 2(a)).

ii.      Represents the payment of Delaware franchise taxes which are payable by the Company ahead of the distribution of funds to investors.

iii.     Represents the payment of deferred underwriting fees incurred as part of the initial public offering committed to be paid upon the consummation of a Business Combination (see Note 2(c)(i)).

iv.      In the case of the No Redemptions Scenario, represents the amount paid to public stockholders who exercised redemption rights (11,076,703 shares of Sizzle common stock in total) in connection with the special meeting of shareholders held on February 1, 2023. In the case of the 50% Redemption Scenario, represents the amount paid to public stockholders who are assumed to exercise redemption rights at the Special Meeting (an additional 2,211,648 shares of Sizzle common stock). In the case of the Maximum Redemption Scenario, represents the amount paid to public stockholders who are assumed to exercise redemption rights at the Special Meeting (an additional 3,474,067 shares of Sizzle common stock) (see Note 2(e)).

v.       Represents payment of the estimated transaction costs (see Note 2(c)(ii)).

vi.     Assumed the delayed payment of transaction expenses assuming Maximum Reductions (See Note 2c(iii)).

2(c)   Represents transaction costs incurred as part of the Business Combination:

i.       Payment of the deferred underwriters’ fees incurred in connection with Sizzle’s initial public offering is reflected as an adjustment to Sizzle’s unaudited pro forma combined balance sheet.

ii.      The total estimated incremental transaction costs related to the Proposed Transactions is $27,141,932 (no redemption scenario), $27,353,717 (50% redemption scenario) and $27,495,947 (maximum redemption scenario) of which $1,013,284 (no redemption scenario), $1,013,284 (50% redemption scenario) and $1,013,284 (maximum redemption scenario) has been accrued in the audited historical financial statements at December 31, 2022. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in cost of equity (see Note 2(b)(v)). These transaction costs are not expected to have a recurring impact.

iii.     Assumes the deferral of payment of transaction expenses and deferred underwriting fees under the 50% Redemption scenario ($15,230,454) and Maximum Redemption scenario ($29,745,958).

2(d)  Represents capital contributions from European Lithium Ltd, the Company’s parent entity. The issue of shares in the Company pursuant to funding received remained outstanding at 31 December 2022. The balance of this account has been reclassified from unissued capital reserves as part of the Proposed Transaction (see Note 2(f)(i)).

2(e)   The unaudited pro forma combined balance sheet reflects the reclassification of Sizzles Class A ordinary shares subject to possible redemption with the Proposed Transactions of:

i.       Assuming No Redemptions: Adjustment from non-current liabilities to $647 Sizzle Class A share capital and $45,668,842 additional paid in capital and increase to share premium reserve of $45,668,195.

ii.      Assuming 50% Redemptions: Adjustment from non-current liabilities to $426 Sizzle Class A share capital and $22,558,820 additional paid in capital and increase to share premium reserve of $22,558,394.

iii.     Assuming Maximum Redemptions: Adjustment from non-current liabilities to $285 Sizzle Class A share capital and $8,187,034 additional paid in capital and increase to share premium reserve of $8,186,749.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 are as follows:

2(f)   To reflect the recapitalization of European Lithium through adjustments to the unaudited pro forma combined financial statements as follows:

i.       The contribution of all the aggregate share capital, reserves and accumulated deficit in European Lithium to Pubco of $39,414, $36,350,972 and $3,969,665, respectively.

ii.      The issuance of 73,529,412 Pubco ordinary shares to European Lithium shareholders is recorded as an increase to Pubco ordinary share capital of $750,000,000.

iii.     The elimination of the historical Sizzle Class B share capital of $627 and accumulated deficit of $11,343,715.

iv.      Reflects the net adjustment in respect of Sizzle Class B ordinary shares in relation to the reorganization between Sizzle and Pubco and the Business Combination. Upon completion of the reorganization between Sizzle and Pubco, a total of 2,049,250 Sizzle Class B shares will be forfeited with the balance of Sizzle Class B ordinary shares being surrendered in exchange for the same number of Pubco ordinary shares. The unaudited pro forma combined balance sheet reflects the increase to Pubco ordinary share capital of $422, and increase in Pubco share premium reserve of $43,057,975.

2(g)  The fair value of the 7,750,000 public warrants issued in connection with Sizzle’s initial public offering were initially measured at fair value totaling $5,617,267 using Monte Carlo simulation model. The fair value of the 7,750,000 public warrants as of June 30, 2022 was $930,000 based on the listed market price of such warrants at this date. For the period ended June 30, 2022 the cumulative change in fair value of these warrants from the date of the IPO to June 30, 2022 of $4,687,267 is included herewith in the Unaudited Pro Forma Condensed Combined Statement of Operations.

2(h)  Reflect the reclassification of 15,500,000 shares subject to possible redemption to Pubco ordinary shares.

2(i)   Transfer of 20% interest in EV Resources GmbH.

3. Net Loss per Common Share

The net profit (loss) per common share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since July 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred on July 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net profit per common share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for the Company and Sizzle on a stand-alone basis and the unaudited pro forma combined share information for December 31, 2022, after giving effect to the Business Combination, (1) assuming no Sizzle stockholders exercise redemption rights with respect to their common stock upon the consummation of the Business Combination; and (2) assuming that Sizzle stockholders exercise their redemption rights with respect to a maximum of maximum shares of Sizzle Common Stock upon consummation of the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Sizzle and the Company and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Proforma net profit	3,523,426	3,523,426	3,523,426
Basic weighted average shares	84,223,309	82,011,661	80,602,662
Basic profit per share	$0.04	$0.04	$0.04
Weighted average shares	91,973,309	89,761,661	88,352,662
Weighted profit per share	$0.04	$0.04	$0.04

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to “European Lithium AT (Investments) Limited,” or the “Company” refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Pubco, in which event the market price of Pubco Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Relating to the Company

Risks Related to our Business and our Industry

Our business operates in the mining exploration and development industry. Our Project is at the development stage, and there are no guarantees that development of the Project into a mine will occur or that such development will result in the commercial extraction of mineral deposits. In addition, even if an economic mineral deposit is mined, we may not realize profits from our development activities in the short, medium or long term.

We are engaged in the business of exploring and developing mineral properties with the intention of locating economic deposits of minerals. We have declared mineral resources but have not yet begun to extract mineral from our property interests. Accordingly, we cannot assure you that we will realize profits in the medium to long term. Any profitability in the future from our business will be dependent upon development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that any of our property interests can be commercially mined or that our ongoing exploration programs will result in profitable commercial mining operations. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time which may or may not be eliminated through a combination of careful evaluation, experience and skilled management. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to construct mining and processing facilities and to establish additional reserves. The profitability of our operations will be, in part, directly related to the cost and success of our exploration and development programs which may be affected by a number of factors. Additional expenditures are required to construct, complete and install mining and processing facilities in those properties that are actually mined and developed.

In addition, exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Exploration project items, such as any future estimates of reserves, metal recoveries or cash operating costs will, to a large extent, be based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations and cash flows may be negatively affected.

Our future performance is difficult to evaluate because we have a limited operating history in the mining, energy and resources sector, including in the battery metals industry.

We have not realized any revenues to date from the sale of lithium, and our operating cash flow needs have been financed primarily through the issuances of debt and equity raises and not through cash flows derived from our operations. As a result, we have little historical financial and operating information available to help you evaluate our performance.

Our long-term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our mining activities.

Our ability to (i) recover carrying values of our assets, (ii) acquire additional lithium projects, (iii) continue with exploration, development, commissioning, and mining and (iv) manufacture lithium hydroxide ultimately depends on our ability to generate revenues, achieve and maintain profitability and generate positive cash flow from our operations. The economic viability of our future mining activities has many risks and uncertainties including, but not limited to:

•        a significant, prolonged decrease in the market price of lithium or lithium hydroxide;

•        difficulty in marketing and/or selling lithium or lithium hydroxide;

•        significantly higher than expected capital costs to construct our mine;

•        significantly higher than expected extraction costs;

•        significantly lower than expected lithium extraction;

•        significant delays, reductions or stoppages of lithium extraction activities;

•        shortages of adequate and skilled labor or a significant increase in labor costs;

•        the introduction of significantly more stringent regulatory laws and regulations; and

•        delays in the availability of construction equipment.

Our future mining and lithium manufacturing activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any deposit from which we extract mineralized materials will result in achieving and maintaining profitability and developing positive cash flows.

Our business strategy is to source battery-grade lithium hydroxide to supply the electric vehicle and battery storage markets. Consequently, our growth depends upon the continued growth in demand for electric vehicles with high performance lithium compounds.

We aim to be one of a few producers of performance lithium compounds that are a critical input in current and next generation high energy density batteries used in electric vehicle applications. Our growth is dependent upon the continued adoption of electric vehicles by consumers. If the market for electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and results of operations will be affected. The market for electric vehicles is relatively new, rapidly evolving, and could be affected by numerous external factors, such as:

•        government regulations and automakers’ responses to those regulations;

•        tax and economic incentives;

•        rates of consumer adoption, which is driven in part by perceptions about electric vehicle features (including range per charge), quality, safety, performance, cost and charging infrastructure;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of battery materials, oil and gasoline;

•        rates of customer adoption of higher performance lithium compounds;

•        the environmental impacts of lithium mining; and

•        rates of development and adoption of next generation high nickel battery technologies and hydrogen fuel cells.

Our long-term success depends, in part, on our ability to negotiate and enter into binding offtake or sales agreements with, and deliver our product to, third party customers on commercially viable terms. This may not occur or, should it occur, may not result in the appreciation of our share price similar of what other companies in our industry have experienced following the announcement of such agreements.

Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. We do not currently have any revenue or definitive off-take or sales agreements with customers in place. If we are unable to negotiate, finalize and maintain such agreements and satisfy the conditions thereto in order to enter into definitive agreements, or are only able to do so on terms that are unfavorable to us, we will not be able to generate any revenue, which would have a material adverse effect on our business, prospects, operating results and financial condition.

We anticipate that in some cases our products will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before they commit to meaningful orders. If our targeted customers do not commit to make meaningful orders, or at all, it could adversely affect our business, prospects and results of operations. Our customers may require protections in the form of price reductions and similar arrangements that allow them to require us to deliver additional product or reimburse them for losses they suffer as a result of our late delivery or failure to meet agreed upon performance specification. Delays in delivery of our products, unexpected performance problems or other events could cause us to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in our production process, defects in material or workmanship or unexpected problems in our manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm our business, prospects, results of operations and financial results.

Even if we do enter into offtake and/or sales agreements, we may fail to deliver the product required by such agreements or may experience production costs in excess of the fixed price to be paid to us under such agreements. In December 2022, we entered into a long-term Offtake Agreement (the “Offtake Agreement”) with European auto manufacturer, BMW. The Offtake Agreement is conditioned upon the successful start of commercial production at the Wolfsberg Project and full product qualification and certification. In connection with the execution of the Offtake Agreement, BMW has agreed to make an advance payment of US$15.0 million to us to be repaid through equal set offs against battery grade lithium hydroxide delivered to BMW. Please see the section entitled “Information about the Company — Offtake Agreement with BMW AG” for more details on the Offtake Agreement. Our business, results of operations and financial condition may be materially and adversely affected if we are unable to (i) realize the expected benefits under the Offtake Agreement; (ii) enter into similar agreements with other buyers; (iii) deliver the products required by such agreements; or (iv) experience costs in excess of the price set forth in such agreements.

We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with including, but not limited to, maintaining and acquiring exploration properties, undertaking ongoing exploration activities and the funding obligations to develop the assets of our planned projects. As a result, we have historically relied upon European Lithium’s access to capital markets as a source of funding for our capital and operating requirements, and we will continue to rely on capital markets if and when we are listed on Nasdaq. We will require additional capital to fund our ongoing operations, explore and define lithium mineralization and establish any future mining or lithium manufacturing operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

In order to finance our future ongoing operations and future capital needs, we will require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, shareholders’ rights and the value of their investment in our ordinary shares could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our ordinary shares, the market price of our ordinary shares could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

•        adverse economic conditions, including inflationary factors and recessionary fears;

•        adverse general capital market conditions, including rising interest rates;

•        poor performance and health of the lithium or mining industries in general;

•        bankruptcy or financial distress of unrelated lithium companies or marketers;

•        significant decrease in the demand for lithium; or

•        adverse regulatory actions that affect our exploration and construction plans or the use of lithium generally.

The mining industry is capital intensive, and we may be unable to fund our capital requirements or meet contractual commitments.

Mining requires a substantial amount of capital in order to identify and delineate mineral reserves and mineral resources through geological mapping and drilling, to identify geological features that may prevent or restrict the extraction of ore, to construct mining and processing facilities, expand production capacity (including by sinking or deepening existing shafts), to replenish reserves, to purchase, maintain and improve assets, equipment and infrastructure, to comply with legal or regulatory requirements or industry standards as well as to meet unexpected liabilities. Large amounts of capital are required to implement projects, and long-term production and processing requires both significant capital expenditure and ongoing maintenance expenditure. We expect to materially increase our capital expenditures to support the growth in our business and operations. Our business plan is based on, among other things, expectations as to capital expenditures and if we are unable to fund those capital expenditures we will not achieve the targets set forth in our business plan or be able to develop future capital projects. If we are unable to fund our planned capital expenditure projects as a result of our operations being unable to generate sufficient cash flow or as a result of difficulties in raising debt or equity funding to support future capital expenditures and investments, we may no longer be able to complete existing capital projects. In addition, we may be unable to develop new capital projects so as to continue production at cost-effective levels. Furthermore, any such reduction in capital expenditure may cause us to forego some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project, which in the longer term may adversely affect our results of operations or financial condition.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advances in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds (such as sulfur and aluminum), the acceptance of hydrogen fuel cells in transport applications or a delay in the development and adoption of future high nickel battery technologies that utilize lithium hydroxide could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive, some of which could be less reliant on lithium hydroxide or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Our investment in our research and development infrastructure may not lead to marketable products. Additionally, our competitors may improve their technologies or even achieve technological breakthroughs either as alternatives to lithium-based battery systems or improvements on existing lithium-based battery systems that would render our products obsolete or less marketable. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

Our possible future revenues will be mainly derived from the sale of lithium and lithium byproducts. Consequently, our success largely depends on the market price of lithium remaining higher than our costs of any future production (assuming successful exploration and development of the Project).

We expect to derive revenues, if any, from the extraction and sale of lithium and lithium byproducts. The prices of lithium and lithium byproducts may fluctuate widely and are affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium and lithium byproducts, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

Additionally, new production of lithium hydroxide or lithium carbonate from current or new competitors in the lithium markets could adversely affect prices. In recent years, new and existing competitors have increased the supply of lithium hydroxide and lithium carbonate, which has affected its price. Further production increases could negatively affect prices. There is limited information on the status of new lithium hydroxide production capacity expansion projects being developed by current and potential competitors and, as such, we cannot make accurate projections regarding the capacities of possible new entrants into the market and the dates on which they could become operational. If these potential projects are completed in the short term, they could adversely affect market lithium prices, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

When compared to many industrial and commercial operations, mining exploration and development projects are high risk and subject to uncertainties. Each mineral resource is unique and the nature of the mineralization, and the occurrence and grade of the lithium, as well as its behavior during mining, can never be wholly predicted. Our mineral resource estimates may be materially different from mineral quantities we may ultimately recover, our life-of-mine estimates may prove inaccurate and changes in operating and capital costs may render mineral resources uneconomic to mine.

We report our mineral resources in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K. There are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future rates of mineral production, including many factors beyond our control. The accuracy of any mineral reserve or mineral resource estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions and market prices being generally in line with estimates.

Furthermore, estimates of different geologists and mining engineers may vary, and results of our mining and production subsequent to the date of an estimate may lead to revision of estimates due to, for example, reduced recovery rates or increased production costs due to inflation or other factors which may render mineral reserves and mineral resources containing lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement mineral reserves and/or mineral resources and may adversely impact future cash flows. Further, mineral estimates are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire deposit and mineral resource. As a better understanding of a deposit is obtained, the estimates may change significantly. In addition, the mineral reserves we ultimately exploit may not conform to geological, metallurgical or other expectations and the volume and grade of mineralization recovered may be below the estimated levels. Mineral reserve and mineral resource data is not indicative of future production. To mitigate this risk we appoint independent third parties to review our mineral reserves and mineral resources on a cycle of at least once in every year. Similarly, all mining project feasibility studies are subject to independent reviews prior to any application for capital approval by our board of directors.

Substantial capital expenditure is required to identify and delineate mineral reserves and mineral resources through geological surveying and drilling, to identify geological features that may prevent or restrict the extraction of mineralization, to determine the metallurgical processes to extract the metals from the mineralization and, in the case of new properties, to construct mining and processing facilities.

There can be no assurance that we will in the long term be able to identify additional mineral reserves or mineral resources or continue to extend the mine life of our existing operations. Without such additional mineral reserves and mineral resources, any increase in the level of annual production would therefore shorten the life of our existing operations. Any failure to identify, delineate and realize mineral reserves and mineral resources in the future could have an adverse effect on our business, financial condition and results of operations.

The industry in which we operate is subject to domestic and global competition. We have no influence or control over the activities or actions of our competitors, which activities or actions may negatively affect the operating and financial performance of our projects and business.

The mining industry is highly competitive. Much of our competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies, more staff and equipment, and procedures and/or a greater ability than us to withstand losses. Our competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion or efficiency of their operations than we can, or expend greater amounts of resources, including capital, in acquiring new and prospective mining projects. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and gain significant market share to our detriment. We may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on our business, financial condition or results of operations.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

We highly value the contributions of our senior management and key personnel, particularly our Executive Chairman, Tony Sage. Our success continues to depend largely upon the performance of key officers, employees and consultants who have advanced us to our current stage of development and contributed to our potential for future growth. The market for qualified talent has become increasingly competitive, with shortages of qualified talent relative to the number of available opportunities being experienced in all markets where we conduct our operations. The ability to remain competitive by offering higher compensation packages and programs for growth and development of personnel, with a view to retaining existing talent and attracting new talent, has become increasingly important to us and our operations in the current climate. We may not be able to replace our senior management or key personnel with persons of equivalent expertise and experience within a reasonable period of time or at all if one or more of our senior management and key personnel are not retained, and we may incur additional expenses to recruit, train and retain additional personnel. Any prolonged inability to retain key individuals, or to attract and retain new talent as we grow, could have a material adverse effect upon our growth potential and prospects.

Additionally, we have not purchased any “key-man” insurance for our directors, officers or key employees and currently have no plan to do so.

Any failure by management to manage growth properly could have a material adverse effect on our business, operating results and financial condition.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including:

•        our ability to purchase, obtain leases on or obtain options on properties;

•        our ability to identify and acquire new exploratory prospects;

•        our ability to develop existing prospects;

•        our ability to continue to retain and attract skilled personnel;

•        our ability to maintain or enter into new relationships with project partners and independent contractors;

•        the results of our exploration programs;

•        the market price for lithium;

•        our ability to successfully complete construction projects on time and within budget;

•        our access to capital; and

•        our ability to enter into agreements for the sale of lithium.

We may not be successful in upgrading our technical, operational and administrative resources or increasing our internal resources sufficiently to provide certain of the services currently provided by third parties. Our inability to achieve or manage growth may materially and adversely affect our business, results of operations and financial condition.

Land reclamation and mine closure may be burdensome and costly.

Land reclamation and mine closure requirements are generally imposed on mineral exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts we are required to spend on reclamation and mine closure may have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations. In addition, we may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we will include liabilities for estimated reclamation and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation and mine closure activities.

Our success depends on developing and maintaining relationships with local communities and stakeholders.

Our ongoing and future success depends on developing and maintaining productive relationships with the communities surrounding our mineral projects, including those people who may have rights or may assert rights to certain of our properties and other stakeholders in our operating locations. Local communities and stakeholders may be dissatisfied with our activities or the level of benefits provided, which may result in legal or administrative proceedings, civil unrest, protests, direct action or campaigns against us. Any such occurrence could materially and adversely affect our business, financial condition or results of operations, as well as our ability to commence or continue exploration or mine development activities.

We are exposed to general economic conditions and the fluctuations of interest and inflation rates may have an adverse effect on our business.

If the global or U.S. economies experience a high inflation rate, recession or economic slowdown, consumers may not be able to purchase our products as usual, especially where these factors have a direct impact on the consumers. As a consequence, our earnings may be adversely affected.

High interest rates in Europe, Australia, the U.S., or elsewhere could adversely affect our costs and earnings due to the impact those changes have on our variable-rate debt instruments.

A strong variation in the exchange rates between foreign currencies and the U.S. dollar could negatively affect our financial results, as a greater percentage of our sales and raw material purchases are not made in U.S. dollars. Furthermore, we could be adversely affected by negative economic conditions prevalent in the U.S. or other countries (including economic volatility as a result of the COVID-19 pandemic), even when economic conditions in such countries may differ significantly from economic conditions in Europe or Australia, as investors’ reactions to developments in any of these other countries may have an adverse effect on our securities. Consequently, the market value of our securities may be adversely affected by events taking place outside of Europe, Australia or the U.S.

Our business may be adversely affected by force majeure events outside our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes, epidemics or quarantine restrictions.

Natural or environmental disasters, such as earthquakes, fires, floods, hurricanes, tsunamis and other severe weather-related phenomena generally, and widespread disease, including pandemics and epidemics (such as COVID-19), have been and can be highly disruptive to economies and markets and have recently led, and may continue to lead, to increased market volatility and significant market losses. Such natural disaster and health crises could exacerbate political, social and economic risks previously mentioned, and result in significant breakdowns, delays, shutdowns, social isolation and other disruptions to important global, local and regional supply chains affected, with potential corresponding results on our operating performance. A climate of uncertainty and panic, including the contagion of infectious viruses or diseases, may adversely affect global, regional and local economies and increase the difficulty of modeling market conditions, potentially reducing the accuracy of our financial projections. Under these circumstances, we may have difficulty achieving our objectives which may adversely impact performance. Further, such events can be highly disruptive to economies and markets, significantly disrupt the operations of business partners, sectors, industries, markets, securities and commodity exchanges, currencies, interest and inflation rates, credit ratings, investor sentiment and other factors affecting our value.

A widespread crisis may also affect the global economy in ways that cannot necessarily be foreseen at the current time. How long such events will last and whether they will continue or recur cannot be predicted. Impacts from these events could have significant impact on our performance, resulting in losses.

Our holding company structure makes us dependent on the operations of our subsidiaries.

We are a company incorporated in the British Virgin Islands. Our material assets are direct and indirect equity interests in our subsidiaries. We are, therefore, dependent on payments, dividends and distributions from our subsidiaries for funds to pay our operations and other expenses and to pay future cash dividends or distributions, if any, to holders of the ordinary shares, and we may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuation will affect the U.S. dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries.

Risks Related to Legal, Compliance and Regulations

We will be required to obtain governmental permits and approvals to conduct development and mining operations, a process which is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to mining any mineralization that we discover, we may be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time-consuming and uncertain process involving numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of approval requirements administered by the applicable governmental authority as well as the time required for, and the outcome of, environmental impact assessment proceedings in Austria.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and mining operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

For example, in addition to the permits that we have been issued to date, we are required to obtain other permits and approvals before construction or operations related to, zoning, rezoning, construction mining, mineral concentration and chemical manufacturing.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs and cause delays in the permitting process and could cause us to not proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

The legal and regulatory framework in which we operate is complex, and our governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Our operating and ethical codes, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Austria and Australian anti-bribery and corruption legislation, as well as the laws of the other countries (for example, the U.S. Foreign Corrupt Practices Act and the UK’s Bribery Act 2010) where we do business or have a close connection. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar areas. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

Our operations are subject to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations are subject to compliance with various environmental, health and safety laws, regulations, permitting requirements and standards in Austria.

We are subject to environmental laws, regulations and permits in the various jurisdictions in which we operate, including those relating to, among other things, the removal and extraction of natural resources, the emission and discharge of materials into the environment, including plant and wildlife protection, remediation of soil and groundwater contamination, reclamation and closure of properties, including waste storage facilities, groundwater quality and availability, and the handling, storage, transport and disposal of wastes and hazardous materials. Pursuant to such requirements, we may be subject to inspections or reviews by governmental authorities. Failure to comply with these environmental requirements may expose us to litigation, fines or other sanctions, including the revocation of permits and suspension of operations. We expect to continue to incur significant capital and other compliance costs related to such requirements. These laws, regulations and permits, and the enforcement and interpretation thereof, change frequently and generally have become more stringent over time. If our noncompliance with such regulations were to result in a release of hazardous materials into the environment, such as soil or groundwater, we could be required to remediate such contamination, which could be costly. Moreover, noncompliance could subject us to private claims for property damage or personal injury based on exposure to hazardous materials or unsafe working conditions. In addition, changes in applicable requirements or stricter interpretation of existing requirements may result in costly compliance requirements or otherwise subject us to future liabilities. The occurrence of any of the foregoing, as well as any new environmental, health and safety laws and regulations applicable to our business or stricter interpretation or enforcement of existing laws and regulations, could have a material adverse effect on our business, financial condition and results of operations.

We also could be liable for any environmental contamination at, under or released from our or our predecessors’ currently or formerly owned or operated properties or third-party waste disposal sites. Certain environmental laws impose joint and several strict liability for releases of hazardous substances at such properties or sites, without regard to fault or the legality of the original conduct. A generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws may attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. Accordingly, we may be held responsible for more than our share of the contamination or other damages, up to and including the entire amount of such damages. In addition to potentially significant investigation and remediation costs, such matters can give rise to claims from governmental authorities and other third parties, including for orders, inspections, fines or penalties, natural resource damages, personal injury, property damage, toxic torts and other damages.

Our costs, liabilities and obligations relating to environmental matters could have a material adverse effect on our business, financial position and results of operations.

The core health risks associated with our mining operations arise from occupational exposure and community environmental exposure to silica dust, noise and certain hazardous substances, including toxic gases and harmful particulates. The most significant occupational diseases affecting our workforce include lung diseases (such as silicosis, tuberculosis, a combination of the two and chronic obstructive airways disease) as well as noise-induced hearing loss. Past and current employees may be awarded compensation for occupational illnesses (and injuries) in accordance with the legislative regime applicable to the illness contracted.

In the case of occupational diseases such as silicosis, employees retain the right to seek additional compensation from their employer in a civil action under common law (either as individuals or as a class) for the shortfall of their claims, to the extent that such claims are not fully satisfied under the statutory workers compensation regime (which, due to the low thresholds set by statute, is often the case).

Additionally, due to the nature of our operations, our employees and contractors are exposed to varying degrees of risk in the workplace. These risks may include exposure to dangerous situations, machinery or materials and/or health hazards and have the potential to result in disease, personal injury or death. We are responsible for the health, safety and security of our employees, (including third-party personnel) working at sites and persons who are not employed by us but may be directly affected by our operations under our management and, accordingly, must implement adequate health and safety systems and procedures. Health and safety incidents can result in loss of life, losses and liabilities, work stoppages, serious damage to equipment or property or environmental damage. These risk factors can, singularly or in combination, have a material effect on our reputation, results of operations and financial condition. In the event of disease, injury or death arising out of the negligence of an employer or its employees, a risk of criminal and, in certain circumstances, civil litigation exists. In the case of a work-related fatality, an employer may be subjected to criminal charges in a court of law. Furthermore, such incidents can result in violations of various health and safety laws and regulations that could have a material adverse effect on our results of operations, financial condition and/or prospects.

The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

Climate change is an international and community concern which may directly or indirectly affect our business and current and future activities. The continuing rise in global average temperatures has created varying changes to regional climates across the world and extreme weather events have the potential to delay or hinder our exploration activities at our mineral projects, and to delay or cease operations at any future mine. This may require us to make additional expenditures to mitigate the impact of such events which may materially and adversely increase our costs and/or reduce production at a future mine. Governments at all levels are amending or enacting additional legislation to address climate change by regulating, among other things, carbon emissions and energy efficiency, or where legislation has already been enacted, regulation regarding emission levels and energy efficiency are becoming more stringent. As a significant emitter of greenhouse gas emissions, the mining industry is particularly exposed to such regulations. Compliance with such legislation, including the associated costs, may have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to commence or continue our exploration and future development and mining operations.

Changing climate patterns may also affect the availability of water. If the effects of climate change cause prolonged disruption in the delivery of essential commodities then production efficiency may be reduced, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, climate change is perceived as a threat to communities and governments globally and stakeholders may demand reductions in emissions or call upon mining companies to better manage their consumption of climate-relevant resources. Negative social and reputational attention toward our operations may have a material adverse effect on our business, financial condition, results of operations and prospects. A number of governments have already introduced or are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Regulations relating to emission levels (such as carbon taxes) and energy efficiency are becoming more stringent. If the current regulatory trend continues, this may result in increased costs at some or all of our mineral projects.

We face opposition from organizations that oppose mining which may disrupt or delay our mining projects.

There is an increasing level of public concern relating to the effects of mining on the natural landscape, in communities and on the environment. Certain non-governmental organizations, public interest groups and reporting organizations (“NGOs”) that oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. NGOs or local community organizations could create direct adverse publicity against and/or disrupt the operations of our properties, regardless of our successful compliance with social and environmental best practices, due to political factors. Any such actions and the resulting media coverage could have an adverse effect on our reputation and financial condition or our relationships with the communities in which we operate, which could have a material adverse effect on our business, financial condition or results of operations.

The requirements of being a public company in the U.S. may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and the Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

Our business could be adversely affected by trade tariffs or other trade barriers.

Our business will be subject to the imposition of tariffs and other trade barriers, which may make it more costly for us to export our minerals to the imposing country. If we experience cost increases as a result of existing or future tariffs, and are unable to pass on such additional costs to our customers, or otherwise mitigate the costs, or if demand for our exported minerals decreases due to the higher cost, our business, prospects, financial condition, results of operations and cash flows may be materially and adversely affected.

We are exposed to possible litigation risks, including mining permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims. Further, we may be involved in disputes with other parties in the future that may result in litigation. Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition and results of operations.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes.

The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Operating Risks

The development of mining operations at the Project is dependent on a number of factors, many of which are beyond our control. If we commence production at the Project, our operations may be disrupted by a variety of risks and hazards that could have a material adverse effect on our future operating costs, financial condition and ability to develop and operate a mine.

Mining by its nature involves significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, seismic events, fires, cave-ins and blockages, flooding, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting mineralization or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents or conditions resulting from mining activities, including, among others, blasting and the transport, storage and handling of hazardous materials. In addition, production, in general, is negatively by high rainfall and inclement weather conditions affecting mining in an open pit environment.

We remain at risk of experiencing, environmental and other industrial hazards, as well as industrial and mining accidents. Any such incidents could have a material adverse effect on our business, operating results and financial condition. Seismic activity is of particular concern in the underground mining environment. Seismic events have intermittently in the past caused death and injury to workers, and can result in safety-related stoppages. Additionally, seismic activity has also caused a loss of mining equipment, damage to and destruction of mineral properties and production facilities, monetary losses, environmental damage and potential legal liabilities.

Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant mining operating procedures and activities, which could reduce or halt production until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, the relevant environmental authorities have issued and may issue administrative directives and compliance notices in the future, to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or to complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties.

As a result, the occurrence of any of these events may have a material adverse effect on our business, results of operations and financial condition.

The occurrence of significant events against which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations.

Although we have an insurance program, we may become subject to liability for pollution, occupational illness or other hazards against which we have not been insured, cannot insure or are insufficiently insured, including those relating to past mining activities. Our existing property and liability insurance contains specific exclusions and limitations on coverage. Should we suffer a major loss, which is insufficiently covered, future earnings could be affected. In addition, certain classes of insurance may not continue to be available at economically acceptable premiums. As a result, in the future, our insurance coverage may not fully cover the extent of claims against it or any cross-claims made.

The ongoing COVID-19 pandemic and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.

The ongoing COVID-19 pandemic and the extent to which it may have a material and adverse effect on our business operations is still uncertain and difficult to predict with any degree of confidence. The pandemic and any preventative or protective measures that governments, other third parties or we took previously or may take in the future in response to the pandemic could result in economic, financial and business disruptions and reduced operations. These measures could continue to include disruptions or restrictions on our ability to travel, temporary closures of the facilities of our suppliers, supply chain disruption, customers or sales channels, negative effects on the health of our management and employees and uncertainty and volatility in the global financial markets. Countries around the world, including those jurisdictions in which we operate, have and may continue to impose quarantines, business shutdowns and travel and other restrictions. Any significant disruption of our business, or that of our suppliers, customers or sales channels could cause significant delays until we, our suppliers, customers or sales channels are able to resume normal business operations, and would likely negatively impact our sales and profitability, including among other things with regard to the timely and successful performance and implementation of transactions that contribute materially to our anticipated revenues. Although we are monitoring the situation, we cannot predict whether, for how long, or the extent to which the pandemic and pandemic containment efforts may disrupt our supply chain and/or operations. The ultimate geographic spread and severity of the disease; the duration of the outbreak or future outbreaks; the effectiveness of vaccinations to prevent the contraction and spread of the virus; the travel restrictions and the implementation of social distancing and ultimately the resulting impact on the global economy and our results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

The ongoing military conflict between Ukraine and Russia, and the related disruptions to the global economy and financial markets, has affected and could continue to adversely affect our business, financial condition and results of operations.

In response to the Russian invasion of Ukraine in February 2022, the United States, the European Union and the United Kingdom, among others, have announced targeted economic sanctions on Russia, certain Russian citizens and enterprises, including financial measures such as freezing Russia’s central bank assets and limiting its ability to access its dollar reserves. The continuation of the conflict may trigger a series of additional economic and other sanctions enacted by the United States and other countries. The potential impact of bans, sanction programs and boycotts on our business is uncertain at the current time due to the fluid nature of the military conflict and international responses to it. In addition, the potential impacts include supply chain and logistics disruptions, financial impacts including volatility in lithium prices, foreign exchange rates and interest rates, inflationary pressures on raw materials and energy, heightened cybersecurity threats and other restrictions. As a company that operates in the global mining industry, we monitor the developments to assess any potential future impacts that may arise as a result of the ongoing crisis. The adverse effects of the ongoing conflict between Russia and Ukraine and/or economic sanctions and import and/or export controls to be imposed on the Russian government by the United States or others, and the above-mentioned adverse effect on the wider global economy and market conditions could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Technology

Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation.

We maintain information necessary to conduct our businesses, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to deliver our products and services and operate our businesses. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. We develop and maintain information security programs to identify and mitigate cyber risks but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our businesses may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged, resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events.

A failure of our information technology and data security infrastructure could adversely affect our business and operations.

We rely on various information technology systems. These systems remain vulnerable to disruption, damage or failure from a variety of sources, including, but not limited to, errors by employees or contractors, computer viruses, cyberattacks, including phishing, ransomware, and similar malware, misappropriation of data by outside parties, and various other threats. Techniques used to obtain unauthorized access to or sabotage our systems are under continuous and rapid evolution, and we may be unable to detect efforts to disrupt our data and systems in advance. Breaches and unauthorized access carry the potential to cause losses of assets or production, operational delays, equipment failure that could cause other risks to be realized, inaccurate recordkeeping, or disclosure of confidential information, any of which could result in financial losses and regulatory or legal exposure, and could have a material adverse effect on our business, financial condition or results of operations. We may incur material losses relating to cyberattacks or other information security breaches in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As such threats continue to evolve, we may be required to expend additional resources to modify or enhance any protective measures or to investigate and remediate any security vulnerabilities.

Risks Related to the Company’s Projections

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable mining operations.

The actual operating costs at any mineral project that we are able to develop into an operating mine will depend upon changes in the availability and prices of labor, equipment and infrastructure, variances in mineralization recovery and mining rates from those assumed in any mining plan that may be generated, operational risks, changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, the operating costs at any such future mine may be significantly higher than those set forth in the Technical Report Summary and will use as a basis for construction of a mine. As a result of higher capital and operating costs, production and economic returns may differ significantly from those set forth in such report and any future development activities may not result in profitable mining operations.

Mining projects such as ours have no operating history on which to base estimates of future operating costs and capital requirements. Any projections we make are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, our actual operating results may differ materially from our forecasted results.

Our development and exploration projects have no operating history on which to base estimates of future commercial viability. Estimates of mineral resources and mineral reserves are largely based on the interpretation of geological data obtained from drill holes and other sampling techniques and feasibility studies. This information is used to calculate estimates of the capital cost and operating costs based on anticipated tonnage and grades of mineralization to be mined and processed, the configuration of the mineral resource, expected recovery rates, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, the actual capital cost, operating costs and economic returns of any proposed mine may differ from those estimated, and such differences could have a material adverse effect on our business, results of operations, financial condition and prospects. There can be no assurance that we will be able to complete the development of our mineral projects, or any of them, at all or on time or to budget due to, among other things, and in addition to those factors described above, changes in the economics of the mineral projects, delays in receiving required consents, permits and licenses (including mining licenses), the delivery and installation of plant and equipment and cost overruns, or that the current personnel, systems, procedures and controls will be adequate to support our operations. Should any of these events occur, it would have a material adverse effect on our business, results of operations, financial condition and prospects.

Our resource estimates may change significantly when new information or techniques become available. In addition, by their very nature, resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. As further information becomes available through additional fieldwork and analysis, our estimates are likely to change and these changes may result in a reduction in our resources. These changes may also result in alterations to our development and mining plans, which may, in turn, adversely affect our operations.

Estimated mineral resources (and mineral reserves) may have to be recalculated based on changes in commodity prices, further exploration or development activity, loss or change in permits or actual production experience. Such changes could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource estimates. The extent to which our mineral resources may ultimately be reclassified as mineral reserves depends on the demonstration of their profitable recovery and economic mineability. You should not assume that any part of an inferred mineral resource will be upgraded to a higher category or that any of the mineral resources will be reclassified as mineral reserves.

Material changes in mineral resources, if any, grades, stripping ratios or recovery rates may affect the economic viability of any project. Our future growth and productivity will depend, in part, on our ability to develop and maintain commercially mineable mineral rights at our existing properties or identify and acquire other commercially mineable mineral rights, and on the costs and results of continued exploration and potential development programs.

Risk Related to Australia

European Lithium will remain listed on the Australian Securities Exchange, which could divert our management’s time and resources away from our development efforts. We may face claims and liability for breaches, or alleged breaches, of Australian regulations and other applicable laws.

European Lithium will remain listed, and will be required to comply with Australian corporate law and the listing rules of the Australian Securities Exchange (the “ASX”). We have policies and procedures that we believe are designed to provide reasonable assurance that our actions will not infringe on either Australian corporate law or the ASX listing rules. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by Australian regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Risks Relating to Sizzle, Pubco and the Business Combination

If Sizzle does not consummate a Business Combination by the termination date of up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to extend the termination date.

If Sizzle is unable to complete a Business Combination by up to August 8, 2023 (subject to payment of the extension by the Sponsor or its designees into our Trust Account, or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In connection with the Extension Amendment, the Extension Funds are agreed to be deposited into the Trust Account, but Sizzle cannot give assurances that those Extension Funds will all be deposited if they are not so deposited, and if Sizzle cannot complete an initial business combination in the applicable time period, Sizzle will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to change the terms of the extension.

The Sizzle Certificate of Incorporation was amended on February 1, 2023 to provide for an extension of the applicable date for cessation of operations under Sizzle’s amended and restated certificate of incorporation, to up to August 8, 2023, which we refer to as the Extension Amendment. In connection with the Extension

Amendment, $200,000 shall be deposited into the Trust Account for each month in which the date by which Sizzle must consummate its initial business combination is extended, from February 8, 2023 until August 8, 2023, or if aggregated for this period up to $1.2 million and which we refer to as the Extension Funds, in order to compensate Sizzle stockholders for continuing to hold Sizzle Common Stock.

On each of February 6, 2023 and March 7, 2023, Sizzle paid $200,000 of Extension Funds into the Trust Account.

Whereas the Sizzle stockholders who hold Sizzle public shares would still be compensated for holding their public shares by payment of the Extension Funds to such date, because the money paid will remain in the Trust Account and be disbursed in liquidating distributions, Sizzle can make no assurance that the payments of the Extension Funds will be paid throughout the period until August 8, 2023.

If Sizzle is unable to complete a Business Combination on or before August 8, 2023 (subject to payment of Extension Funds into our Trust Account, or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Following the consummation of the Business Combination, the only significant asset of Pubco will be its direct equity interest in the Company and Sizzle, and it will, accordingly, be dependent upon distributions from the Company or Sizzle to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on its ordinary shares. Pubco does not currently intend to pay dividends on its ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

Pubco is a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct equity interest in the Company and Sizzle. Pubco will have no independent means of generating revenue. Promptly after the consummation of the Business Combination, Sizzle is required distribute any remaining funds in the Trust Account to Pubco, who is then required to contribute such funds along with any other cash held by Pubco (net of necessary reserves) to the Company. Pubco will depend on the Company for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its stock. Legal and contractual restrictions may limit Pubco’s ability to obtain cash from the Company. Thus, Pubco does not expect to pay cash dividends on its shares. Any future dividend payments are within the absolute discretion of the board of directors of Pubco and will depend on, among other things, Pubco’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

After the consummation of the Business Combination, we will be a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we will not be required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with International Financial Reporting Standards as issued by the International

Accounting Standards Board, and we are not required to reconcile our financial statements to U.S. GAAP. We are not required to comply with Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, after the Business Combination, our shareholders may receive less or different information about us than they currently receive about Sizzle or the Company, as applicable, or that they would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on Nasdaq, we are permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We have the option to rely on available exemptions under the Listing Rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the Board be comprised of a majority independent directors, (ii) the requirement that our independent directors meet regularly in executive sessions and (iii) the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. We expect that the Board will be comprised of a majority independent directors, but have not yet made final determinations on other possible exemptions from the Listing Rules. See “Description of Securities — Certain Disclosure Obligations of Pubco” and “Management of Pubco After the Business Combination” for additional information.

Pubco may lose its foreign private issuer status which would then require it to comply with the domestic reporting regime of the Securities Exchange Act of 1934, as amended, and cause us to incur significant additional legal, accounting and other expenses.

As discussed above, Pubco will be a foreign private issuer and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Pubco on June 30, 2023. In the future, Pubco would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Pubco loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Pubco would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Pubco would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

Following the closing of the business combination, we expect Pubco to be a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.

Upon completion of the business combination, EUR will control a majority of the voting power of Pubco’s outstanding shares. As a result of its voting control, EUR will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, EUR will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. Under Nasdaq rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the Pubco Board consist of independent directors, as defined under the Nasdaq rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have director nominees selected, or recommended for the Pubco Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors, and (iv) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Pubco plans to elect to be treated as a “controlled company” following the business combination. Accordingly, following the Business Combination, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

EUR may have its interest in Pubco diluted due to future equity issuances or its own actions in selling Pubco Ordinary Shares, in each case, which could result in a loss of the “controlled company” exemption under Nasdaq listing rules. We would then be required to comply with those provisions of Nasdaq listing requirements.

Our success following the Business Combination depends on the business operations of the Company, which exposes investors to a concentration of risk in the limited sectors in which the Company’s business is focused.

Although the Business Combination is intended to accelerate the Company’s growth, expansion and transition, the Business Combination does not result in immediate diversification of the Company’s business and, as such, the combined enterprise will be dependent upon the continued development and market acceptance of a limited number of products and services. As a result, investors will be subject to the economic, competitive and regulatory risks attendant to the relatively narrow industry in which the Company operates, any or all of which could have a substantial adverse impact on the Company.

We and Sizzle will incur significant transaction and transition costs in connection with the Business Combination. If Sizzle fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.

Sizzle expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Sizzle’s transaction expenses as a result of the Business Combination are currently estimated at approximately $34,150,000 million, which is comprised of (i) $8,150,000 in deferred underwriting compensation payable to the underwriters of its IPO and (ii) approximately $26.0 million relating to fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, insurance, and other operating costs related to the Business Combination. The Company estimates its Business Combination costs to be approximately $4.1 million which is comprised of legal, accounting, financial consulting and investor relations matters. If Sizzle and the Company do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Sizzle likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent Business Combination transaction.

The working capital available to Pubco after the Business Combination will be reduced to the extent Sizzle’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of the Company’s and Sizzle’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of Pubco.

The amount of working capital available to the Combined Company after the Business Combination will depend in part on the extent to which Sizzle stockholders exercise their right to redeem their shares into cash in connection with the Business Combination. Pubco’s working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of Sizzle’s and the Company’s transaction expenses, which will be payable by the Combined Company. Reduced working capital may adversely affect Pubco’s business and future operations.

If the funds held outside of our Trust Account are insufficient to allow us to operate until at least August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), our ability to complete an initial Business Combination may be adversely affected.

We believe the funds available to us outside of the Trust Account will be sufficient to allow us to operate until we complete our Business Combination; however, we cannot assure you that our estimate is accurate. If we are required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial Business Combination. Up to $1,500,000 of such loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share at the option of the lender. The shares would be identical to the private placement shares. As of December 31, 2022, there were no outstanding working capital loans. Prior to the completion of our initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, since we will cease all operations except for the purpose of liquidating if we are unable to complete an initial Business Combination by August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation).

As of December 31, 2022, Sizzle had $823,945 of cash in its operating bank account and a working capital of $436,721 (excluding franchise and income taxes payable). Sizzle has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. We may need to raise additional funds in order to meet the expenditures required for operating our business. Further, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our initial public offering and the sale of the placement shares, and may as a result be required to seek additional financing to complete such proposed initial Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. There are no assurances that Sizzle will complete the proposed Business Combination before August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). The date for mandatory liquidation and subsequent dissolution raise substantial doubt about Sizzle’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we have not completed our initial Business Combination within the required time period, our public stockholders may receive only approximately $10.20 per share, or less than such amount in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific initial Business Combination, such as the proposed Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as the Company, we may fail to complete our initial Business Combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete our initial Business Combination, our public stockholders may receive only approximately $10.20 per share on the liquidation of our Trust Account and our warrants will expire worthless.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results and/or the market price of our common stock, which may make it more difficult for us to consummate an initial Business Combination with a target business.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of June 30, 2022 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earning may have a material adverse effect on the market price of our securities.

Our ability to consummate an initial Business Combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflict in Ukraine.

In late February 2022, Russian military forces invaded Ukraine. Russia’s invasion, the responses of countries and political bodies to Russia’s actions, and the potential for wider conflict may increase financial market volatility and could have adverse effects on regional and global economic markets, including the markets for certain securities and commodities. Following Russia’s actions, various countries, including the United States, Canada, the United Kingdom, Germany, and France, as well as the European Union, issued broad-ranging economic sanctions against Russia. The sanctions consist of the prohibition of trading in certain Russian securities and engaging in certain private transactions, the prohibition of doing business with certain Russian corporate entities, large financial institutions, officials and persons, and the freezing of Russian assets. The sanctions include a possible commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications, commonly called “SWIFT”, the electronic network that connects banks globally, and imposed restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. A number of large corporations and U.S. states have also announced plans to curtail business dealings with certain Russian businesses.

The imposition of the current sanctions (and potential imposition of further sanctions in response to continued Russian military activity) and other actions undertaken by countries and businesses may adversely impact various sectors of the Russian economy, and the military action has severe impacts on the Ukrainian economy, including its exports and food production. The duration of ongoing hostilities and corresponding sanctions and related events cannot be predicted and may result in a negative impact on the markets and thereby may negatively impact our ability to consummate a Business Combination.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of the Combined Entity would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Combined Entity would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Sizzle may waive one or more of the conditions to the Business Combination.

Sizzle may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by its existing charter and applicable laws. For example, it is a condition to Sizzle’s obligations to close the Business Combination that the representations and warranties of the Company

Holders are true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except, for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement) on the Company. Under applicable law and Sizzle’s existing charter, Sizzle is not able to waive the condition that its stockholders approve the Business Combination.

The Merger Agreement includes a Minimum Cash Condition as a condition to the consummation of the Business Combination, which may make it more difficult for Sizzle to complete the Business Combination as contemplated.

The Merger Agreement provides that the parties’ obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash condition that the funds that are in the Trust Account, together with the cash on Sizzle’s balance and the aggregate amount of gross proceeds from any subscription or investment agreement with respect to securities of Pubco entered into prior to Closing, equal $40 million, before payment of transaction expenses. As of the date of this proxy statement/prospectus, the parties to the Business Combination Agreement intend to obtain additional financing described in this condition with respect to Pubco, but there are currently no commitments for such additional financing.

The Merger Agreement also provides that the Company has a right to terminate the Merger Agreement if the Minimum Cash Condition is not anticipated to be met, as reasonably determined by the Company following the conclusion of an extension meeting to extend the time period for Sizzle to consummate a business combination.

Sizzle intends to seek to arrange for additional financing, the proceeds of which would be used to satisfy the Minimum Cash Condition required to consummate the Business Combination. Such additional financing may not be available to Sizzle. Even if such financing is available, the ability of Sizzle to obtain such financing is subject to restrictions set forth in the Merger Agreement and other related agreements.

The Minimum Cash Condition and the termination right are for the sole benefit of EUR and can be waived only by EUR. As of the date of this proxy statement/prospectus, Sizzle has not met the Minimum Cash Condition. There can be no assurance that EUR could and would waive such terms, or that EUR will not exercise its termination right if it becomes exercisable.

If such terms are waived and the Business Combination is consummated, the cash held by Pubco and its subsidiaries in the aggregate, after the Closing, may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. Furthermore, Pubco’s affiliates are not obligated to make loans to it or invest in it in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of Sizzle’s public stockholders may make Pubco unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding Pubco’s ability to continue as a going concern at such time.

If these terms are not met, and are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate, and the proposed Business Combination may not be consummated.

The Sponsor, and Sizzle’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with the Company, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Sizzle’s stockholders.

The Sponsor, and officers and directors of Sizzle, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Sizzle’s public stockholders, which may result in a conflict of interest. These interests include:

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $56.3 million based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.5 million based upon the closing price of $10.38 per share of Sizzle Common Stock on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of February 6, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $153,127 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); (c) the $200,000 outstanding under the Extension Note, and (d) the SPAC Transaction Expenses and in part the Company Transaction Expenses paid by Sizzle, which include (as provided and defined in the First Amendment to the Merger Agreement) (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount to up to $27.1 million.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which approximately $153,127 (including fees) was outstanding as of January 31, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have the Promissory Note outstanding to Sizzle. Additionally, $200,000 was outstanding under the Extension Note as of the date of this proxy statement/prospectus. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, Sizzle’s underwriter in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency fee upon completion of the Business Combination;

•        Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Such representative shares had an aggregate market value of approximately $490,455 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The representative shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco; and

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $784,728 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Since the Sponsor and Sizzle’s affiliates will lose their entire investment of privately placed shares (consisting of founder shares and placement shares) in Sizzle if the Business Combination is not completed, they may have had a conflict of interest in identifying and selecting the Company for Sizzle’s initial Business Combination in order to close the Business Combination.

The Sizzle Initial Stockholders, including our Sponsor, and their permitted transferees, currently own an aggregate of 5,425,000 founder shares, for an aggregate purchase price of $25,000. In addition, our Sponsor purchased an aggregate of 722,750 placement shares for $7,227,500 in a Private Placement that occurred simultaneously with the consummation of our IPO and upon exercise of the underwriter’s over- allotment option. All of such founder shares and placement units will be worthless if an initial Business Combination is not consummated. The personal and financial interests of our Sponsor, and its affiliates, may have influenced their motivation in identifying and selecting the Company for its target Business Combination and consummating the Business Combination in order to close the Business Combination.

There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of the Company or Pubco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of an outside independent review of Pubco’s, Sizzle’s and the Company’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Sponsor and Sizzle’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— The Sponsor, and Sizzle’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with the Company, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of Sizzle’s stockholders.”

The process of taking a company public by means of a Business Combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a Business Combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a Business Combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a SPAC Business Combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Merger Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Sizzle cannot assure you that its due diligence review of the Company has identified all material issues or risks associated with the Company, its business, or the industry in which it operates. If Sizzle’s due diligence investigation of the Company’s business was inadequate, then shareholders of Sizzle following the Business Combination could lose some or all of their investment.

Even though Sizzle conducted a due diligence investigation of the Company that it believed to be reasonable, it cannot be certain that this due diligence uncovered all material issues that may be present inside the Company or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company and its business and outside of its control will not later arise. Additional information may later arise in connection with the preparation of the registration statement and proxy materials or after completion of the Business Combination. Accordingly, any Sizzle stockholders who choose to remain shareholders of Pubco following the consummation Business Combination could suffer a reduction in the value of their shares.

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial Business Combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a Business Combination. The different timelines of competing Business Combinations could cause our directors and officers to prioritize a different Business Combination over finding a suitable acquisition target for our Business Combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular Business Combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a Business Combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.

Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial Business Combination will not be adjusted to account for redemptions by our public stockholders; if our public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totaling $8,150,000 upon the consummation of our initial Business Combination, such amounts being held in our Trust Account until the consummation of our initial Business Combination. The deferred underwriting commissions will not be adjusted to account for redemptions of public shares by our public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of public shares redeemed increases. Assuming no exercise of Sizzle Warrants, in a no redemptions scenario, the effective deferred underwriting fee would be approximately $1.8206 per public share on a pro forma basis (or 17.8% of the value of shares assuming a trading price of $10.20 per share). In the 50% redemption scenario, the effective deferred underwriting fee would be approximately $3.6413 per public share on a pro forma basis (or 35.7% of the value of the shares assuming a trading price of $10.20 per share). In the maximum redemption scenario, the effective deferred underwriting fee would be approximately $0.1036 per public share on a pro forma basis (or 174.1% of the value of shares assuming a trading price of $10.20 per share).

Since the Sponsor, and Sizzle’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether the Company is appropriate for Sizzle’s initial Business Combination in order to close the Business Combination.

At the Closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business

Combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of February 6, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $153,127 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); (c) the $200,000 outstanding under the Extension Note, and (d) the SPAC Transaction Expenses and in part the Company Transaction Expenses paid by Sizzle, which include (as provided and defined in the First Amendment to the Merger Agreement) (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount to up to $27.1 million. These financial interests of the Sponsor, executive officers and directors of Sizzle may have influenced their motivation in identifying and selecting European Lithium for the Business Combination in order to close the Business Combination.

Sizzle’s ability to successfully effect the Business Combination and Pubco’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of the Company, most of whom are expected to stay with Pubco following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Sizzle’s ability to successfully effect the Business Combination and Pubco’s ability to successfully operate the business is dependent upon the efforts of certain key personnel of the Company, particularly Tony Sage. Although most of such key personnel are expected to remain with Pubco following the Business Combination, it is possible that Pubco will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination business. For example, Pubco intends to appoint Melissa Chapman, who is currently acting in a financial and accounting consulting capacity to Pubco, as its interim chief financial officer upon the consummation of the Business Combination; however, it is anticipated that the Pubco Board will seek to appoint a new chief financial officer with experience in operating a U.S. public company as soon as practicable following the consummation of the Business Combination. Furthermore, while Sizzle has scrutinized individuals it intends to engage to stay with Pubco following the Business Combination, its assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Pubco to have to expend time and resources helping them become familiar with such requirements.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Sizzle’s or Pubco’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Sizzle’s securities prior to the Closing of the Business Combination may decline. The market values of Sizzle’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the securities of Pubco could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the Company’s equity interests or Pubco’s stock and trading in the shares of Sizzle Common Stock has not been active. Accordingly, the valuation ascribed to the Company and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for Pubco’s securities develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Pubco’s control. Any of the factors listed below could have a material adverse effect on your investment in our securities and Pubco’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Pubco’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Pubco’s securities following the Business Combination may include:

•        actual or anticipated fluctuations in the quarterly financial results of Pubco or the quarterly financial results of companies perceived to be similar to Pubco;

•        changes in the market’s expectations about Pubco’s operating results;

•        success of competitors;

•        Pubco’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Pubco or the industry in general;

•        operating and stock price performance of other companies that investors deem comparable to Pubco;

•        Pubco’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting Pubco’s business;

•        commencement of, or involvement in, litigation involving Pubco;

•        changes in Pubco’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Pubco Ordinary Shares available for public sale;

•        any major change in the board or management of Pubco;

•        sales of substantial amounts of Pubco shares by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Pubco’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Pubco’s securities, may not be predictable. A loss of investor confidence in the market for clean energy related stocks or the stocks of other companies which investors perceive to be similar to Pubco could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Pubco’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

The Sponsor, and Sizzle’s directors and officers have agreed to vote in favor of its initial Business Combination, regardless of how Sizzle’s public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, Sizzle’s directors and officers have agreed to vote their founder shares and placement shares, as well as any public shares purchased by them in or after the Sizzle IPO, in favor of the initial Business Combination of Sizzle. Our Sponsor together with our directors and officers and permitted transferees currently own 6,147,750 shares of Sizzle Common Stock, representing 57.5% of the 10,693,897 issued and outstanding shares of Sizzle Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Sizzle’s Sponsor, directors and officers agreed to vote their founder shares and placement shares in accordance with the majority of the votes cast by its public stockholders.

The Pubco Ordinary Shares to be received by Sizzle’s stockholders as a result of the Business Combination will have different rights from shares of Sizzle Common Stock.

Following completion of the Business Combination, the Sizzle stockholders will no longer be stockholders of Sizzle but will instead be shareholders of Pubco. There will be important differences between your current rights as a Sizzle stockholder and your rights as a Pubco shareholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.

Sizzle’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Sizzle’s stockholders will own a smaller percentage of Pubco than they currently own of Sizzle. Immediately upon completion of the Business Combination, it is anticipated that Sizzle’s stockholders including the Sponsor will own approximately 21.0% of the Pubco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, and of that amount approximately 4.4% will be owned by the Sponsor, assuming that none of Sizzle stockholders exercise their redemption rights. (These percentages do not include ownership of Pubco Ordinary Shares as result of the exercise of Sizzle Warrants which upon Closing are exchanged for Pubco Warrants). Consequently, Sizzle’s stockholders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in Sizzle.

Subsequent to the consummation of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Sizzle has conducted due diligence on the Company, there is no assurance that this diligence revealed all material issues that may be present in the Company’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Sizzle’s and the Company’s control will not later arise. As a result, Pubco may be forced later to write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Sizzle’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Sizzle’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the liquidity of Pubco, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause Pubco to be unable to obtain future financing on favorable terms or at all.

Our founder shares may have an adverse effect on the market price of Sizzle Common Stock and Pubco Ordinary Shares.

The Sizzle Initial Stockholders currently own an aggregate of 5,425,000 founder shares, which are convertible into shares of Sizzle Common Stock on a one-for-one basis, subject to adjustment as described in this proxy statement/prospectus. In addition, if our Sponsor makes any working capital loans, up to $1,500,000 of such loans may be converted into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial Business Combination. Those units, if any, would be identical to the placement units, although as of December 31, 2022, there were no such working capital loans outstanding. The potential for the issuance of a substantial number of additional shares of Sizzle Common Stock upon exercise of these warrants, conversion of these rights and loan conversion rights will increase the number of issued and outstanding shares of our Sizzle Common Stock and reduce the value of the shares of Sizzle Common Stock issued to complete the Business Combination.

The placement shares are identical to the public shares sold in the IPO except that the private shares may not be sold or transferred by them (except to certain permitted transferees) until after Sizzle’s initial Business Combination.

Pubco may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to it after the Business Combination.

Neither Sizzle nor the Company is currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, Pubco will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes- Oxley Act of 2002 are significantly more stringent than those required of the Company as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to Pubco after the Business Combination. If Pubco is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, Pubco may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its common stock.

The requirements of being a public company may strain Pubco’s resources and divert management’s attention.

As a public company, Pubco is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the legal and financial compliance costs of Pubco, make some activities more difficult, time-consuming or costly and increase demand on Pubco’s systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that Pubco maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve Pubco’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect Pubco’s business and operating results. Pubco may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pubco intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Pubco’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against Pubco and its business may be adversely affected.

Pubco is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its shares of common stock less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, Pubco elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, the financial statements of Pubco may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find Pubco Ordinary Shares less attractive because Pubco may rely on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market for Pubco Ordinary Shares and its share price may be more volatile.

The future exercise of registration rights may adversely affect the market price of Pubco Ordinary Shares.

Pursuant to a registration rights agreement to entered into concurrently with the Closing, Pubco will register the Pubco Ordinary Shares held by EUR, Sizzle, the Sponsor and certain other holders (together, the “Holders”) of Pubco Ordinary Shares or any successor to Pubco (including Pubco Ordinary Shares issuable upon the exercise, conversion, exchange or redemption of any other security therefor), excluding any such Pubco Ordinary Shares that (i) have been sold, transferred, exchanged or otherwise disposed of in accordance with a registration statement, or have been sold pursuant to Rule 144 (“Rule 144”) or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the recipient does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of Pubco to be bound by the terms and conditions of this Agreement, (iii) have ceased to be outstanding or (iv) have ceased to be of a class of securities of Pubco that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). As a result, up to approximately 85 million shares (assuming full issuance of Earnout Shares in the future) will be subject to registration rights following Closing of the Business Combination.

In addition, the Holders will be granted both demand and piggyback registration rights for the Pubco securities that it will receive in connection with the Business Combination.

The registration of these securities will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Anti-takeover provisions contained in the Proposed Charter and proposed amended and restated bylaws of Pubco, as well as provisions of British Virgin Islands law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for the Pubco Ordinary Shares and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Pubco is also subject to anti-takeover provisions under British Virgin Islands law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares without shareholder approval, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities. The Proposed Charter also provides that the board of directors shall be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. There are advance notice requirements for shareholders seeking to nominated directors and propose matters to be acted upon at shareholder meetings, which could discourage or make more difficult an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger, or otherwise.

The Proposed Charter will provide, subject to limited exceptions, that the courts of the British Virgin Islands will be the exclusive forum for matters arising out of or in connection with the Proposed Charter, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers, employees or stockholders.

The Proposed Charter provides that, unless Pubco otherwise consents in writing to the selection of an alternative forum, each party shall be deemed to have agreed that the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Proposed Charter and for such purposes Pubco and each member shall be deemed to have irrevocably submitted to the jurisdiction of such courts.

Additionally, unless Pubco otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of claims arising under the Securities Act and Exchange Act.

This choice of forum provision may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Sponsor, Sizzle’s directors and officers and advisors and their respective affiliates may elect to purchase shares from holders of our public shares in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Sizzle Common Stock.

In connection with the stockholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Sizzle and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Sizzle’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Sizzle Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Sizzle Common Stock owned by the Sponsor and/or Sizzle’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Sizzle for use in the Business Combination. None of Sizzle, the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Sizzle Common Stock purchased by the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Common Stock does have redemption rights then such rights will be waived by the Sponsor, or Sizzle’s directors, officers or advisors, or their respective affiliates.

Unlike our Sponsor’s and Sizzle Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Sizzle, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date Pubco files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and Pubco has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Sizzle will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Sizzle Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Sizzle Common Stock for which Sizzle has received redemption requests.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. Sizzle will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Risks Related to Ownership of Pubco Ordinary Shares

The Company does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, the Company does not anticipate declaring any cash dividends to holders of its shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that Pubco Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or if approved, that Pubco will be able to comply with the continued listing standards of Nasdaq.

The Sizzle Common Stock, the Sizzle Warrants, and Sizzle’s publicly traded units and rights are currently listed on the Nasdaq Capital Market. In connection with the Closing, we intend to apply to list the Pubco Ordinary Shares on the Nasdaq Capital Market upon the Closing under the symbol “CRML” and the Pubco Warrants under the symbol “CRMLW”. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that Pubco have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float Pubco’s ability to meet these listing requirements may depend, in part, on the number of shares of Sizzle Common Stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether Pubco has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. Pubco’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that Pubco will meet these listing requirements.

If the Pubco Ordinary Shares is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists Pubco’s shares from trading on its exchange for failure to meet the listing standards, Pubco and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that Pubco Ordinary Shares is a “penny stock” which will require brokers trading in Pubco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, Pubco’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they change their recommendations regarding Pubco Ordinary Shares in an adverse manner, the price and trading volume of Pubco Ordinary Shares could decline.

Prior to the completion of the Business Combination, the Company has been a privately-held company. Although EUR is listed on the Australian Stock Exchange, the Company’s management’s lack of public company operating experience in the U.S. may make it difficult to forecast and evaluate its future prospects. If Pubco is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, Pubco’s business, prospects, financial condition and operating results may be harmed.

The trading market for Pubco Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about Pubco, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Pubco. If no securities or industry analysts commence coverage of Pubco, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Pubco changes its recommendation regarding Pubco’s stock in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of Pubco Ordinary Shares would likely decline. If any analyst who may cover Pubco were to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, which could cause Pubco’s stock price or trading volume to decline.

Sizzle may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses. If CFIUS considers Sizzle a “foreign person” under such rules and regulations and the Company a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with the Company falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Sizzle’s Sponsor is VO Sponsor, LLC, a Delaware limited liability company. The Sponsor’s managing members are each U.S. citizens and residents, Steve Salis and Jamie Karson, and all of Sponsor’s owners are likewise U.S. persons. As the managing members of the Sponsor, we believe Messrs. Salis and Karson control the Sponsor and the Sponsor is thereby controlled by a U.S. person. The Sponsor together with the Initial Stockholders and Sizzle’s officer and directors, own approximately 28% of the issued and outstanding shares of Sizzle Common Stock. Accordingly, the Sponsor is not controlled by a non-U.S. person, and it is unlikely CFIUS may consider Sizzle to be a “foreign person.”

European Lithium AT (Investments) Limited (the “Company”) and European Lithium Limited (“EUR”) in each case are non-U.S. persons, with the Company being a BVI business company incorporated in the British Virgin Islands and EUR being an Australian Public Company limited by shares. The Company is not in our view a U.S. business, because the Company is a BVI business company incorporated in the British Virgin Islands, and substantially all to all of its assets are located in Austria, as described under “Information about the Company.” The Company does not have any operations in the United States, does not have any assets or mineral rights in the United States and does not have sales in the United States.

Although we do not believe the Company is a U.S. business, and furthermore although we do not believe the Company has a business that may affect U.S. national security, and although we believe Sizzle is controlled by a U.S. person, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if Sizzle had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent Sizzle from consummating the Business Combination with the Company. If Sizzle were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because Sizzle has only a limited time to complete an initial business combination, its failure to obtain any required approvals within the requisite time period could prevent Sizzle from completing an initial business combination and may require Sizzle to liquidate. If Sizzle liquidates, this will cause you to lose any potential investment opportunity in Critical Metals or the Company and the chance of realizing future gains on your investment through any price appreciation in Critical Metals, and Sizzle’s warrants will expire worthless.

Risks Related to the U.S. Federal Income Tax Treatment of the Business Combination

The Merger may not qualify as a reorganization under Section 368(a) of the Code or as a part of an integrated transaction governed by Section 351 of the Code, or may be taxable under Section 367(a) of the Code, in which case the Business Combination generally would be taxable with respect to U.S. investors of Sizzle Common Stock and/or Sizzle Warrants.

The material U.S. federal income tax considerations that may be relevant to U.S. investors of Sizzle in respect of the Merger are discussed in more detail in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” It is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as part of a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. If the Merger qualifies as part of a Section 351 Transaction or as a Section 368(a) Reorganization, subject to Section 367(a) of the Code discussed below, then U.S. Holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of Sizzle Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of Sizzle Common Stock solely for Pubco Ordinary Shares.

The provisions of Sections 351 and 368(a) of the Code, however, are complex and qualification as a non-recognition transaction under either of these provisions could be adversely affected by events or actions that occur prior to or following the Business Combination. In particular, there are significant factual and legal uncertainties as to whether the Merger qualifies as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and therefore the tax treatment of the Merger is inherently uncertain. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as Sizzle. In addition, the Merger’s ability to qualify as a Section 368(a) Reorganization could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Sizzle. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Sizzle Common Stock redemptions that occur in connection with the Business Combination. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Moreover, Section 367(a) of the Code and the applicable U.S. Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain additional requirements are met. There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied with respect to the Business Combination, including with respect to facts which will not be known until or following the closing of the Business Combination. The closing of the Business Combination (including the Merger) is not conditioned upon the receipt of an opinion of counsel regarding the tax treatment of the Business Combination (including the Merger) for U.S. federal income tax purposes, and neither Sizzle nor Pubco has sought or intends to seek a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Merger). Although Sizzle and Pubco currently intend to take the position that the Merger qualifies for the intended tax treatment to the extent permitted by applicable law, the facts and circumstances of the Business Combination (including the Merger) render the issue highly uncertain and notwithstanding the position that Sizzle and Pubco intend to take, there can be no assurance that the IRS will not challenge that conclusion or that a court would not sustain such a challenge. None of Sizzle, Pubco or any other party to the Merger Agreement makes any representations or provides any assurances regarding the tax treatment of the Business Combination (including the Merger).

If the Merger does not qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, a U.S. Holder generally would recognize gain or loss with respect to the exchange of Sizzle Common Stock for Pubco Ordinary Shares in the Merger. If the Merger does not qualify as a Section 368(a) Reorganization, even if the Merger qualifies as part of a Section 351 Transaction, it is possible that the U.S. Holder could be required to either recognize gain or loss or recognize only gain but not loss with respect to the deemed exchange of Sizzle Warrants for Pubco Warrants in the Merger.

Furthermore, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Sizzle Common Stock or, if such U.S. Holder exercises its redemption right with respect to all of its Sizzle Common Stock but maintains its ownership of Sizzle Warrants, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a Section 368(a) Reorganization or a Section 351 Transaction which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain (but not loss) or dividend income. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchanges of Sizzle Common Stock and/or Sizzle Warrants pursuant to the Merger.

The tax consequences of the Business Combination are uncertain and will also depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination to U.S. Holders of Sizzle Common Stock and/or Sizzle Warrants, including the requirements for tax-deferred treatment and the application of Section 367(a) of the Code, see the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” If you are a U.S. investor whose Sizzle Common Stock and/or Sizzle Warrants are exchanged in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

The IRS may not agree that Pubco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although Pubco is incorporated in the British Virgin Islands and not a tax resident in a jurisdiction outside the British Virgin Islands, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally classified as a U.S. (or “domestic”) corporation if it is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia. Because Pubco is not so created or organized (but is instead incorporated only in the British Virgin Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. (or “domestic”) corporation) under these general rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under non-U.S. law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

As more fully described in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Pubco — Tax Residence of Pubco for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder (the “Section 7874 Regulations”), and certain factual assumptions, Pubco is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. tax laws and regulations with possible retroactive effect) and is subject to certain factual uncertainties. In addition, whether the requirements for the treatment of Pubco as a foreign corporation have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to the status of Pubco as a foreign corporation under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Pubco as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Pubco’s status as a foreign corporation for U.S. federal income tax purposes, Pubco and certain Pubco shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Pubco and potential future withholding taxes on certain Pubco shareholders. In particular, holders of Pubco Ordinary Shares and/or Pubco Warrants would be treated as holders of stock and warrants of a U.S. corporation.

See “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Pubco — Tax Residence of Pubco for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to the Business Combination. Investors in Pubco should consult their own advisors regarding the application of Section 7874 of the Code to the Business Combination.

If a U.S. person is treated as owning at least 10% of the stock of Pubco, such person may be subject to adverse U.S. federal income tax consequences.

If a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of Pubco, such person may be treated as a “United States shareholder” with respect to each of Pubco and its direct and indirect subsidiaries (the “Pubco Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by United States shareholders on any day during the taxable year of such non-U.S. corporation. If the Pubco Group includes one or more U.S. subsidiaries, certain of Pubco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether Pubco is treated as a CFC. Immediately following the consummation of the Business Combination, the Pubco Group will include a U.S. subsidiary.

If Pubco or any of its non-U.S. subsidiaries is a CFC, 10% “United States shareholders” will be subject to adverse income inclusion and reporting requirements with respect to such CFC. No assurance can be provided that Pubco will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs.

U.S. Holders may suffer adverse tax consequences if Pubco is treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (ordinarily based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Whether Pubco is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Pubco’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time. Accordingly, a complete determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Pubco will be a PFIC in its current taxable year or for any future taxable year. In addition, none of Sizzle’s, the Company’s or Pubco’s respective U.S. counsel expresses any opinion with respect to Pubco’s PFIC status for any taxable year.

If Pubco is a PFIC for any taxable year during a U.S. Holder’s holding period for the Pubco Ordinary Shares or Pubco Warrants, such U.S. Holder (as defined in Material U.S. Federal Income Tax Considerations — U.S. Holders”) may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder makes an election available under the Code (which election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of Pubco Ordinary Shares and potentially Pubco Warrants, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of the Pubco Ordinary Shares or Pubco Warrants. Additionally, there can be no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or that Pubco will timely provide information that would be required in order for a U.S. Holder to make a QEF election. For a further discussion, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders are strongly encouraged to consult their own advisors regarding the potential application of these rules to Pubco and the ownership of Pubco Ordinary Shares and Pubco Warrants.

A market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

Following the Business Combination, the price of Pubco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of redemptions by Sizzle’s public stockholders, and general market and economic conditions. An active trading market for Pubco’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of Pubco’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

Pubco’s issuance of additional capital stock in connection with financings, acquisitions, investments, share incentive plans or otherwise will dilute all other stockholders.

Pubco expects to issue additional shares in the future that will result in dilution to all other shareholders. Pubco expects to grant equity awards to employees, directors, and consultants under its share incentive plans. Pubco expects to raise capital through equity financings in the future. As part of its business strategy, Pubco may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of Pubco Ordinary Shares to decline.

Risks Relating to Redemption

The ability to execute Sizzle’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Sizzle would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Sizzle, Sizzle may be required to increase the financial leverage Sizzle’s business would have to support. This may negatively impact Sizzle’s ability to execute on its own future strategic plan.

There is no guarantee that a Sizzle stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell the Pubco Ordinary Shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of any Business Combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a Sizzle stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if an Sizzle stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Business Combination, and there can be no assurance that a stockholder can sell its shares of Sizzle Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Each Sizzle stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Sizzle stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Sizzle Common Stock for a pro rata portion of the funds held in Sizzle’s Trust Account.

Holders of Sizzle Common Stock are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Sizzle Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights. Failure to comply with the redemption procedures could result in the inability to redeem your Sizzle Common Stock.

A new 1% U.S. federal excise tax could be imposed on Sizzle in connection with redemptions of Sizzle Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into U.S. federal law. The IRA provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax will apply to stock repurchases occurring in 2023 and beyond. It is currently expected that Sizzle (whose securities are trading on Nasdaq) is a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

The extent of the excise tax that may be incurred in connection with a redemption of Sizzle Common Stock would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued, if any, by Sizzle in connection with the Business Combination (including any equity issued by Sizzle in connection with PIPE financing within the same taxable year of the redemption treated as a repurchase of stock), and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the stockholders from which stock is repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax could reduce the amount of cash available to Sizzle for effecting the redemptions of Sizzle Common Stock, and could reduce the cash on hand for Sizzle (and Pubco immediately following the Business Combination) to fund operations and to make distributions to shareholders.

Risks Related to Sizzle and the Business Combination

The Sponsor and Sizzle’s directors, officers, advisors or their affiliates may elect to purchase shares of Sizzle Common Stock from Sizzle’s stockholders, which may influence a vote on a proposed Business Combination and reduce the public float of Sizzle’s issued and outstanding capital stock.

The Sponsor and Sizzle’s directors, officers, advisors or their affiliates may purchase shares of Sizzle Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and Sizzle’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Sizzle stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Merger Agreement that requires Sizzle to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public float of Sizzle Common Stock and the number of beneficial holders of Sizzle’s securities may be reduced, possibly making it difficult for Pubco to obtain the quotation, listing or trading of its securities on a national securities exchange.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of Sizzle Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of Sizzle Common Stock.

The Sizzle Certificate of Incorporation provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Sizzle IPO, which Sizzle refers to as the “Excess Shares.” However, Sizzle would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its Business Combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Sizzle ability to complete its Business Combination and such stockholder could suffer a material loss on its investment in Sizzle if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if Sizzle completes its Business Combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Sizzle stockholders, Sizzle files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Sizzle that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Sizzle’s stockholders and the per-share amount that would otherwise be received by Sizzle’s stockholders in connection with Sizzle’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Sizzle stockholders, Sizzle files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Sizzle that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Sizzle’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Sizzle’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Sizzle’s stockholders in connection with Sizzle’s liquidation may be reduced.

Sizzle’s stockholders may be held liable for claims by third parties against Sizzle to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Sizzle stockholders upon the redemption of Sizzle Common Stock in the event Sizzle does not complete its initial Business Combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Sizzle’s intention to redeem its Sizzle Common Stock as soon as reasonably possible following August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), in the event Sizzle does not complete its Business Combination and, therefore, Sizzle does not intend to comply with those procedures.

Because Sizzle will not be complying with Section 280, Section 281(b) of the DGCL requires Sizzle to adopt a plan, based on facts known to Sizzle at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Sizzle within the 10 years following its dissolution. However, because Sizzle is a blank check company, rather than an operating company, and Sizzle ’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Sizzle’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Sizzle’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Sizzle cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Sizzle’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Sizzle’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Sizzle stockholders upon the redemption of the Sizzle Common Stock in the event Sizzle does not complete its initial Business Combination by August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Risks Related to the Business Combination and Integration of Businesses

While Sizzle and the Company work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm the new Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on the Company systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the new Combined Company. These uncertainties may impair the new Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

The Company’s management has no or limited experience operating a U.S. public company.

The Company’s executive officers and directors have experience in managing EUR, an Australian publicly traded company, however have no or limited experience in the management of a U.S. publicly traded company. The Company’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

The Company’s and Sizzle’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Merger Agreement.

Prior to the consummation of the Business Combination, EUR and the Company is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Sizzle’s consent. As a result, the Company may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as a Combined Company.

Uncertainty about the effect of the Business Combination on the Company’s business, employees, customers, third parties with whom the Company has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the new Combined Company, our business could be harmed.

The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

The new Combined Company may be subject to certain liabilities of Sizzle and the Company. Sizzle and the Company at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, intellectual property infringement matters and contract matters. Any litigation may be expensive and time-consuming and could divert management’s attention from the Combined Company’s business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect Sizzle, the Company and the new Combined Company negatively.

SPECIAL MEETING OF SIZZLE STOCKHOLDERS

General

Sizzle is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2023. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will virtually be held at 10:00 a.m. Eastern Time on            , 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Sizzle Common Stock as of the close of business on            , 2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of Sizzle Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 10,693,897 shares of Sizzle Common Stock issued and outstanding, including outstanding 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as part of units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of pubic shares in connection with the Extension Meeting on February 1, 2023), 770,000 shares originally sold as to both the Sponsor and Cantor in a Private Placement that occurred simultaneously with the consummation of the Sizzle IPO and 5,425,000 founder shares that were issued to the Sponsor prior to the Sizzle IPO (as well as 75,600 shares issued to EarlyBird Capital prior to the Sizzle IPO). Sizzle does not expect to issue any shares of common stock on or before the Record Date.

Vote of the Sponsor, Directors and Officers

In connection with the Sizzle IPO, Sizzle entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the founder shares and any placement shares and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor with our directors and officers currently own 6,147,750 shares of Sizzle Common Stock, representing 57.5% of the 10,693,897 issued and outstanding shares of Sizzle Common Stock. Our Sponsor, Sizzle Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Common Stock (including, but not limited to, shares of Common Stock sold in the Private Placement) in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 20.8% of our 4,423,297 public shares, to be voted in favor of the Business Combination Proposal and Charter Amendments Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

Registering for the Special Meeting

Pre-registration for virtual attendance at the Special Meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/[           ]

Any stockholder wishing to attend the virtual meeting should register for the meeting by            , 2023. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/[         ], enter the 14-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 14-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals

A quorum of Sizzle stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (including by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Sizzle Common Stock as of the Record Date. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and Charter Amendments Proposal.

The approval of the remaining Proposals (consisting of the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal the Advisory Charter Amendments Proposals and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Accordingly, a Sizzle stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or the failure of a Sizzle stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Sizzle Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Amendments Proposals or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals, the ESPP Proposal and the Adjournment Proposal are not Condition Precedent Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal and the other Condition Precedent Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial Business Combination August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, if you hold your stock in “street name” through a broker, bank or other nominee, that entity cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that all the proposals presented to our stockholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted as present for the purposes of establishing a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposal. At a meeting with a quorum, broker non-votes will have no effect on the remaining Proposals.

Abstentions will be considered present for the purposes of establishing a quorum, but will not be counted for or against any particular proposal. An abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and Charter Amendments Proposal but will have no effect on the outcome of any vote on the remaining Proposals (consisting of the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Advisory Charter Amendments Proposals or the Adjournment Proposal).

Recommendation of Sizzle’s Board

The Board has unanimously determined that each of the proposals is fair to and in the best interests of Sizzle and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Amendment Proposal;

•        vote “FOR” the Advisory Charter Amendments Proposals;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” the Incentive Plan Proposal;

•        vote “FOR” the ESPP Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of Sizzle’s Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Sizzle’s Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $56.3 million based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to August  8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.5 million based upon the closing price of $10.38 per share of Sizzle Common Stock on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of February 6, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $153,127 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); (c) the $200,000 outstanding under the Extension Note, and (d) the SPAC Transaction Expenses and in part the Company Transaction Expenses paid by Sizzle, which include (as provided and defined in the First Amendment to the Merger Agreement) (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount to up to $27.1 million.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which approximately $153,127 (including fees) was outstanding as of January 31, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have the Promissory Note outstanding to Sizzle. Additionally, $200,000 was outstanding under the Extension Note as of the date of this proxy statement/prospectus. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, Sizzle’s underwriter in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency fee upon completion of the Business Combination;

•        Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Such representative shares had an aggregate market value of approximately $490,455 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The representative shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco; and

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $784,728 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Voting Your Shares

Each Sizzle Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Sizzle Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Sizzle’s Board “FOR” the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person.    When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Sizzle can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Sizzle’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may virtually attend the Special Meeting, revoke your proxy, and vote in person (by virtual attendance) as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Sizzle Common Stock, you may call Advantage Proxy, Sizzle’s proxy solicitor, at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Under Sizzle’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Sizzle Certificate of Incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Sizzle IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s taxes payable and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of approximately $45,668,841 on February 1, 2023, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Sizzle Common Stock was approximately $10.32 per share (less taxes paid or payable).

In order to exercise your redemption rights, you must

•        prior to 5:00 p.m. Eastern Time on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Sizzle’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        deliver your public shares either physically or electronically through DTC to Sizzle’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Sizzle’s understanding that stockholders should generally allot at least two (2) weeks to obtain physical certificates from the transfer agent. However, Sizzle does not have any control over this process and it may take longer than two (2) weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Sizzle’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Sizzle’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Sizzle’s transfer agent return the shares (physically or electronically). You may make such request by contacting Sizzle’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Sizzle Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Sizzle Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Sizzle Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Sizzle Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Sizzle does not consummate an initial Business Combination by August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation) Sizzle will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the warrants will expire worthless.

Sizzle Appraisal Rights

Under the DGCL, holders of Sizzle Common Stock, Sizzle Units and Sizzle Warrants do not have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Sizzle is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. Sizzle will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

Sizzle will pay the cost of soliciting proxies for the Special Meeting. Sizzle has engaged Advantage Proxy to assist in the solicitation of proxies for the Special Meeting. Sizzle has agreed to pay Advantage Proxy a fee of $            , plus disbursements. Sizzle will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.

Sizzle will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Sizzle Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Sizzle Common Stock and in obtaining voting instructions from those owners. Sizzle’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements. Sizzle’s stockholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On October 24, 2022, Sizzle entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, the Company and EUR. The Merger Agreement provides for the combination of Sizzle and the Company under Pubco, a new holding company, as its direct, wholly-owned subsidiaries. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. For more information about the transactions contemplated by the Merger Agreement, please see the section entitled “The Business Combination Proposal — Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the outstanding shares of Sizzle Common Stock will be exchanged for the right to receive one Pubco Ordinary Share (and following such exchange the share of Sizzle Common Stock will be cancelled);

(ii)    each Sizzle Warrants will be assumed by Pubco and converted into the right to receive a Pubco Warrants; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which shall be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ VWAP (as defined in the Merger Agreement) trade above $15 dollars per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

For further explanation of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Merger Consideration.”

The Merger Consideration will be paid in the form of Pubco Ordinary Shares. Because the per share price of redemption (and the price of Pubco Ordinary Shares or Sizzle Common Stock at that time) is not currently known, the exact value of the consideration to be received by EUR, will not be known with certainty until the Closing.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by each of Sizzle, the Company, EUR, Pubco and the Merger Sub. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to the relevant party, subject to certain customary exceptions, any event, state of facts, condition, change, development, circumstance, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC or the Company and its subsidiaries, as applicable, taken as a whole. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

The representations and warranties made under the Merger Agreement will not survive the Closing.

In the Merger Agreement, the Company, Pubco and Merger Sub made certain customary representations and warranties to Sizzle including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relating to execution and delivery of the Merger Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) Liabilities; (9) absence of certain changes; (10) compliance with laws; (11) permits; (12) litigation; (13) material contracts; (14) intellectual property; (15) taxes; (16) real property; (17) title to and sufficiency of assets; (18) mining; (19) employee matters; (20) benefit plans; (21) transactions with affiliates; (22) insurance; (23) suppliers; (24) business practices; (25) Investment Company Act; (26) brokers; (27) information supplied; (28) privacy and (28) independent investigation. European Lithium AT (Investments) Limited, Pubco and Merger Sub also made certain representations and warranties to Sizzle related to: (1) Mining Rights; (2) Austrian Capital Maintenance Rules; and (3) the pre-feasibility study for the Wolfsberg Lithium Project.

In the Merger Agreement, Sizzle made certain customary representations and warranties to the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Merger Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings, financial statements and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits; (10) taxes and tax returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) brokers; (17) business practices; (18) information supplied; (19) independent investigation; (20) trust account; (21) Liabilities; (22) title to assets; and (23) the fairness opinion provided by the Sizzle’s financial advisor.

In the Merger Agreement, EUR made customary representations and warranties to Sizzle, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relating to execution and delivery of the Merger Agreement and other ancillary documents; (3) ownership of the equity interests of European Lithium AT (Investments) Limited; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) brokers; (9) information supplied; and (10) independent investigation.

Covenants of the Parties

The Merger Agreement contains certain customary covenants for transactions of this type by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including, among others, covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business, in compliance with law, and using commercially reasonable efforts to preserve their respective organizations and relationships and maintain appropriate insurance coverage; (3) Sizzle’s public filing obligations; (4) the Company’s obligation to deliver audited financial statements; (5) no solicitation of, or entering into, any alternative competing transactions; (6) no insider trading; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers after the Closing; (12) use of trust proceeds after the Closing; and (13) efforts to conduct private placement arrangements, if sought.

The Company and EUR also agreed to cooperate in good faith and use reasonable best efforts to obtain any consents required and to transfer certain contracts from EUR to the Company to enter into a new contract with the applicable counterparty on substantially identical terms to such contracts.

EUR agreed that its board of directors will not withhold, withdraw or modify its recommendation that the Company’s stockholders vote in favor of the approval of the Merger Agreement and the Business Combination and other matters relating thereto unless the Company’s board of directors determines in good faith, after consultation with its legal and financial advisors, that it is required to do so in order to comply with its fiduciary duties under applicable law (and then only subject to certain requirements).

The parties also agreed to ensure Pubco’s board of directors immediately after the Closing consists of five directors, a majority of which will be independent under the requirements of the Nasdaq Global Market (“Nasdaq”) (i) with the Company being entitled to nominate and appoint four directors (of which at least two will qualify as independent under the requirements of Nasdaq and be eligible to serve on an audit committee) and (ii) with Sizzle being entitled to nominate and appoint one member to be reasonably approved by the Company (such member being qualified as independent and being eligible to serve on an audit committee).

The parties further agreed that prior to the Closing, Pubco will approve and adopt, subject to Sizzle stockholder approval, (i) an incentive equity plan (the “Incentive Equity Plan”), and (ii) an employee stock purchase plan (the “ESPP”), in each case effective as of one business day prior to the Closing Date. The Incentive Equity Plan will have an initial share reserve ranging from 5% to 10% of the outstanding number of Pubco Ordinary Shares immediately following the Closing, plus an annual “evergreen” increase, which in each case will be based upon benchmarking against peer companies in consultation with an independent outside compensation advisor. The ESPP will have an initial share reserve of no more than 2% of the outstanding number of Pubco Ordinary Shares immediately following the Closing and an annual “evergreen” increase based upon benchmarking against peer companies in consultation with an independent outside compensation advisor.

Sizzle, EUR and Pubco also agreed to jointly prepare, and Pubco will file with the Securities and Exchange Commission (“SEC”), a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Pubco Ordinary Shares that constitute Merger Consideration and the Pubco warrants. The Registration Statement will include a proxy statement/prospectus for the purpose of soliciting proxies from the stockholders of Sizzle for the matters relating to the Business Combination to be acted on at the special meeting of the stockholders of Sizzle and providing such stockholders with an opportunity to participate in the Redemption. EUR agreed to prepare (with Sizzle’s reasonable cooperation) and file with the ASX (at the sole cost and expense of EUR) the circular to be provided to the shareholders of EUR relating to the EUR Shareholders’ Meeting.

On February 1, 2023, Sizzle’s stockholders approved an amendment to Sizzle’s Certificate of Incorporation to extend the date by which Sizzle has to consummate an initial business combination from February 8, 2023 up to August 8, 2023. In connection with the Extension Amendment, on each of February 6, 2023 and March 7, 2023, Sizzle contributed $200,000 to the Trust Account. In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay such holders and approximately $45.6 million remained in the Trust Account.

Appointment of Directors

The Parties also agreed to take all necessary action so that the board of directors of Pubco following the Closing will consist of five individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) approval of the shareholders of EUR and the stockholders of Sizzle of the Business Combination and the other matters requiring shareholder approval; (ii) any required approvals of governmental authorities and completion of any antitrust expiration periods; (iii) no law or order preventing the Business Combination; (iv) approval of Pubco’s Nasdaq listing application; (v) the Registration Statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, without any stop order or proceeding seeking such a stop order threatened or initiated by the SEC which remains pending; (vi) the satisfaction of the $5,000,001 minimum net tangible asset test by Sizzle or Pubco; (vii) appointment of directors to the Pubco Board as contemplated under the Merger Agreement; (viii) adoption of the Proposed Charter by the shareholders of Pubco; and (ix) Pubco qualifying as a “foreign private issuer” pursuant to rule 3b-4 of the Exchange Act as of the Closing.

In addition, unless waived by EUR, the obligations of the Company, EUR, Pubco and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of Sizzle being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Merger Agreement;

•        Sizzle having performed all agreements and covenants required by the Merger Agreement and the Sponsor Support Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Sizzle material adverse effect (as defined in the Merger Agreement) that is continuing;

•        The Sponsor Support Agreement being in full force and effect;

•        Sizzle having upon the Closing cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $40,000,000, which we refer to as the Minimum Cash Condition; and

•        EUR having obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the Ordinary Shares of the Company on the terms contemplated by the Merger Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

Unless waived by Sizzle, the obligations of Sizzle to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of the Company, EUR, Pubco and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect (as defined in the Merger Agreement) and absence of certain changes and events in each case is required to be true and correct only as of the date of the Merger Agreement;

•        The Company, EUR, Pubco and Merger Sub having performed all agreements and covenants required by the Merger Agreement required to be performed by it at or prior to the Closing Date, in each case in all material respects;

•        No change, event state of facts, development or occurrence shall have occurred since the date of the Merger Agreement, that individually or in the aggregate with all other change, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect (as defined in the Merger Agreement) that is continuing; and

•        Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect as of the Closing.

The transactions contemplated by the Merger Agreement further will be consummated only if the Condition Precedent Proposals described in this proxy statement/prospectus (consisting of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal) are approved at the Special Meeting. The Advisory Charter Amendments Proposals and the Adjournment Proposal in each case is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Termination

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Sizzle and the Company, or by Sizzle or the Company acting alone, in specified circumstances, including:

(i)     by written notice by either Sizzle or the Company if the Closing has not occurred on or prior to May 3, 2023 (the “Outside Date”), other than by a party whose action or failure to act constitutes a material breach of the Merger Agreement and has been a principal cause of the failure of the Business Combination to occur;

(ii)    by written notice by either Sizzle or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action is final and non-appealable;

(iii)   by either Sizzle or the Company in the event of the other party’s uncured breach of a representation, warranty covenant or agreement in the Merger Agreement (or with respect to Sizzle, a breach by Sizzle or Sponsor of the Sponsor Support Agreement), if such breach would result in the failure of the related closing condition of that party in the Merger Agreement, following 30 days written notice to the other party of that party’s breach, which breach remains uncured, or following the Outside Date if the other party exercised reasonable best efforts to cure such breach, other than by a party whose action or failure to act resulted in a breach of the applicable closing condition;

(iv)   by either Sizzle or the Company, if Sizzle holds the Special Meeting (including any postponement or adjournment of the meeting) in which a vote is taken and the required approvals of Sizzle’s stockholders relating to the Merger Agreement and Business Combination are not obtained in accordance with applicable law and Sizzle’s organizational documents;

(v)    by the Company, if the Sizzle Board has changed or fail to make as applicable its approval of the Merger Agreement and Business Combination or its resolution to recommend to Sizzle’s stockholders to vote at a special meeting in favor of the adoption of the Merger Agreement in accordance with the DGCL, which we refer to as a Sizzle Board Recommendation Change;

(vi)   by EUR, in order to substantially concurrently enter into a definitive agreement with respect to a Superior Proposal, if EUR has paid to Sizzle the Expense Reimbursement.

(vii)  by Sizzle, prior to the approval of EUR shareholders of the Merger Agreement and the Business Combination, if (A) there has occurred a EUR Adverse Recommendation Change, or (B) at any time after a EUR Competing Proposal has been publicly proposed or publicly announced the board of directors of EUR has failed to publicly affirm the EUR Board Recommendation within 10 business days (after one written request by Sizzle relating to any proposal or publicly disclosed material amendment to such proposal), provided that Sizzle has exercised this termination right within 10 business days after being entitled to do so under this section, which collectively we refer to as an EUR Adverse Recommendation Change;

(viii) by Sizzle, if the Company has not delivered audited financials, for the years ended June 30, 2021 and 2022, on or prior to December 31, 2022 (unless Sizzle has not exercised this termination right and the Company delivers such audited financials);

(ix)   by the Company, if the Minimum Cash Condition is not anticipated to be met, as reasonably determined by the Company following the conclusion of an extension meeting to extend the time period for Sizzle to consummate a business combination; or

(x)    by Sizzle, if a Company material adverse effect (as defined in the Merger Agreement) following the date of the Merger Agreement is uncured and continuing for at least 30 days.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to publicity, confidentiality and access to information, waiver of claims against the Trust Account, transaction litigation, termination and related fees and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for willful breach.

If Sizzle terminates the Merger Agreement because of an EUR Adverse Recommendation Change (as defined above) or EUR terminates as a result of a Superior Proposal, in each case, the Company will pay Sizzle $5 million as expense reimbursement, which we refer to as the Expense Reimbursement Fee. If the Merger Agreement is terminated when an EUR Competing Proposal has been publicly announced or disclosed and not abandoned, and EUR enters into a definitive agreement relating to such EUR Competing Proposal within twelve months of such termination, then EUR will pay Sizzle the Expense Reimbursement Fee.

If EUR terminates the Merger Agreement as a result of a Sizzle Board Recommendation Change (as defined above), then Sizzle is obligated to pay EUR the Expense Reimbursement Fee.

The Expense Reimbursement Fee together with any specified costs or expenses to recover such fee are the sole and exclusive remedy to the applicable party against the other party in the circumstances in which the fee is payable.

Trust Account Waiver

The Company and EUR each agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Sizzle’s trust account (including any distributions therefrom) held for its public stockholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom to Sizzle’s public stockholders).

First Amendment

On January 4, 2023, the parties to Merger Agreement entered into the First Amendment which provided that Sizzle would pay the fee of EUR to the Australian Stock Exchange, as well as the anti-trust and regulatory filing fees incurred prior to the Closing and other fees payable to the SEC, Nasdaq and governmental entities, in each case in connection with the Business Combination. This amendment further provided that, in the event of the consummation of the Business Combination, EUR would be reimbursed by Critical Metals for Company Transaction Expenses, and clarified that Critical Metals would be responsible for SPAC Transaction Expenses and Company Transaction Expenses (in each case as defined in the Merger Agreement) incurred or paid prior to Closing upon consummation of the Business Combination. The First Amendment is contained in Annex A to this proxy statement/prospectus and is incorporated herein by reference.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Simultaneously with the execution of the Merger Agreement, the Company, Sizzle and the Sponsor, entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed to support the Business Combination and to vote all of its shares of Sizzle Common Stock (and any other Sizzle securities owned or acquired by the Sponsor) in favor of the Merger Agreement and the Business Combination.

The Sponsor Support Agreement prevents transfers of Sizzle securities held by the Sponsor (collectively, the “Subject Securities”) between the date of the Sponsor Support Agreement and the date of the Closing or earlier termination of the Merger Agreement unless the transferee executes a joinder to the Support Agreement.

In the event that (a) any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle are issued to the Sponsor pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of shares of Sizzle Common Stock or Sizzle Warrants of, on or affecting the shares of Sizzle Common Stock or Sizzle Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Sizzle Common Stock, Sizzle Warrants or other equity securities of Sizzle, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Sizzle Common Stock or other equity securities of Sizzle, Sizzle Warrants or other equity securities of Sizzle, collectively the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

The Sponsor also agreed to take certain other actions in support of the Merger Agreement and the Business Combination and to refrain from taking such actions that would adversely impede the ability of the parties to perform the Merger Agreement. The Sponsor agreed to vote against (i) any offer or proposal from any person, other than EUR or the Company, relating to any initial business combination; (ii) any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Sizzle; (iii) any material change in the business of Sizzle or any change in the management or board of directors of Sizzle (other than, in each case, pursuant to the Merger Agreement or the other Transaction Agreements and the Transactions); (iv) any proposal, action or agreement that would or would reasonably be expected to (A) in any material respect, impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (B) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of Sizzle under the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contain therein), (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Sizzle. The Sponsor agreed to not solicit any alternative offers or proposals from any person, other than Pubco and its subsidiaries, relating to the acquisition of 20% or more of the Company (or any transaction that if completed would result in such person beneficially owning 20% or more of the equity, voting securities or assets of the Company, or otherwise enter into agreement or conduct diligence with respect to such a transaction. The Sponsor also agreed to surrender 2,049,250 shares of Sizzle Common Stock to Sizzle for no consideration immediately prior to Closing.

Lock-Up Agreement

Simultaneously with the execution of the Merger Agreement, EUR, Pubco and the Sponsor, entered into a Lock-Up Agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and EUR agreed not to, during the period commencing from the Closing and ending 180 days after the date of the Closing: (A) sell, publicly offer to sell, enter into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), any Lock-up Shares (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). “Lock-up Shares” means (a) with respect to EUR or each of its permitted transferees, the Pubco Ordinary Shares (i) received by EUR as Closing Share Consideration and (ii) received by EUR as Earnout Consideration and (b) with respect to the Sponsor, (i) the Pubco Ordinary Shares it receives as Merger Consideration with respect to the shares of Sizzle Common Stock that the Sponsor held immediately prior to the Effective Time and (ii) any Pubco Ordinary Shares issued to the Sponsor in connection with the exercise or settlement of any Sizzle warrant or Pubco warrant.

Registration Rights

Simultaneously with the Closing, each of Pubco, Sizzle, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, upon completion of the Business Combination, Pubco will grant certain registration rights to EUR, Sponsor and certain other holders of Pubco Ordinary Shares. Pursuant to the Registration Rights Agreement, Pubco agrees to file a shelf registration statement on Form F-1 or F-3 under the Securities Act with respect to its securities 45 days after Closing. Pursuant to the Registration Rights Agreement, holders holding Registrable Shares (as defined in the Registration Rights Agreement) will be entitled to request in writing that Pubco register the resale of any or all of such Registrable Shares on such shelf registration statement. Pubco will indemnify the holders of Registrable Shares and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Shares, unless such liability arose from their misstatement or omission, and the holders of Registrable Shares, including Registrable Shares in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Investors Agreement

At or before the Closing, and effective as of the Closing, Pubco and EUR will enter into an Investors Agreement (the “Investors Agreement”), pursuant to which, and pursuant to the Proposed Charter, EUR will continue to be entitled to nominate and appoint certain numbers of directors depending on its percentage ownership of Pubco Shares.

The Investor’s Agreement will further provide that for as long as EUR beneficially owns (i) at least fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Pubco’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Pubco’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee.

The Investor’s Agreement shall terminate and be void and of no further force or effect (i) with respect to EUR, when EUR no longer holds any Pubco Shares and (ii) with respect to EUR and Pubco, upon the mutual written agreement of EUR and Pubco to terminate this; provided that nothing herein will relieve both EUR and Pubco from liability for any breach hereof prior to the time of termination, and both EUR and Pubco will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Warrant Assignment, Assumption and Amendment Agreement.

In connection with the Closing, Pubco, Sizzle and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”) will enter into the Warrant Assignment, Assumption and Amendment Agreement (the “Assumed Warrant Agreement”), which will amend that certain Warrant Agreement (the “Original Warrant Agreement”), dated as of November 3, 2021, and filed with the SEC on November 8, 2021, by and between Sizzle and the Warrant Agent, which Original Warrant Agreement governs all of the Warrants issued by Sizzle. Pursuant to the Assumed Warrant Agreement, Sizzle will assign to Pubco all of Sizzle’s right, title and interest in and to the Original Warrant Agreement and Pubco will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of Sizzle’s liabilities and obligations under the Original Warrant Agreement, as amended. As a result, each Sizzle Warrant will automatically cease to represent a right to be exercised into Shares of Sizzle Common Stock and will instead represent a right to be exercised into Shares of Pubco pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) Pubco will assume the obligations of Sizzle under the Original Warrant Agreement, (ii) “Common Stock” or “shares” will mean the Pubco Shares; (iii) “stockholder” will mean shareholder of Pubco; and (iv) the “Board of Directors” or any committee thereof will mean the board of directors of Pubco or any committee thereof.

Background of the Business Combination

Sizzle is a blank check company incorporated in Delaware on October 12, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of Sizzle’s search for a potential transaction during the period beginning on November 8, 2021 through July 28, 2022 utilizing the network and investing and operating experience of our management team and Board of Directors and Advisory Board with the support of its advisors. The execution of the Business Combination was the result of extensive negotiations between representatives of Sizzle and European Lithium Limited (“EUR”) based on diligence efforts of the Sizzle management team with the support of its advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On November 8, 2021, Sizzle closed the Sizzle IPO for the sale of 15,500,000 units at a price of $10.20 per unit, including 2,000,000 units issued pursuant to the partial exercise of the underwriters’ over-allotment option, yielding gross proceeds of $155,000,000.

Simultaneously with the closing of the Sizzle IPO, Sizzle consummated the private sale of 770,000 private placement shares at a price of $10.00 per share ($7,700,000 in the aggregate in a private placement with the Sponsor). In connection with Sizzle’s IPO, Cantor served as the underwriter and Ellenoff Grossman & Schole LLP (“EGS”) acted as legal advisor to Sizzle. An aggregate amount of approximately $8,150,000 will be payable to Cantor as deferred underwriting commission in connection with its role as underwriter, solely in the event that Sizzle completes an initial business combination, subject to the terms of the underwriting agreement. Prior to the consummation of the Sizzle IPO, neither Sizzle, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with EUR.

Upon the consummation of the Sizzle IPO, Sizzle commenced its search for potential targets. In connection with its search, Sizzle’s management team communicated with a number of individuals and entities who presented or offered to present acquisition opportunities, including financial advisors and companies within a variety of business sectors, including, without limitation, consumer products, retail, technology, professional services, restaurant, gaming, cannabis, home building and mineral mining.

From November 8, 2021, which was the date of the Sizzle IPO through the execution of the letter of intent, or LOI, with EUR on July 28, 2022, Sizzle identified over 130 target companies and engaged with 58 target companies. Of these 58 target companies, Sizzle signed confidentiality agreements with 46 companies, including EUR, with contemplated valuations ranging from approximately $250 million to approximately $1.5 billion. Of the companies that Sizzle signed confidentiality agreements with, Sizzle had substantial discussions with 17 of these companies. Sizzle did not have substantial discussions with the other 41 companies for one or more of the following reasons:

•        Sizzle postponed outreach efforts to the target management team due to time management and its belief that better opportunities were available.

•        Sizzle believed the target’s valuation expectations were too high relative to the target’s financial and operational performance.

•        Lack of alignment on timing or process.

•        Sizzle had concerns that there was substantial operational risk with respect to the target’s ability to achieve its financial projections.

•        The perceived valuation of the target did not meet the size requirements deemed appropriate by Sizzle.

•        The target’s management team decided the Sizzle’s timeline was not compatible for a business combination.

•        The target decided that it preferred to remain a private company.

Sizzle engaged in substantive discussions with 17 companies, excluding EUR, prior to announcing the business combination with EUR. The discussions covered various topics, including the target’s business operations, the target’s financial projections, the target’s competition, the target’s growth opportunities, potential deal structures and due diligence. Sizzle executed a LOI with 6 different companies (excluding EUR) including:

(i)     several companies in the fashion and apparel industry contemplating a transaction value in the range between $345 to $500 million range (“Company A”, “B” and “C”),

(ii)    a company in the restaurant industry contemplating a transaction value in the $200 million range (“Company D”),

(iii)   a company in the home-building industry contemplating a transaction value in the $609 million range (“Company E”),

(iv)   a company in the gaming industry contemplating a transaction value in the $500 million range (“Company F”).

Sizzle engaged in discussions with Company A from December 3, 2021 through on or about December 20, 2021 and submitted a LOI but ultimately terminated the discussions with Company A due to the parties failure to agree on certain key terms of the proposed transaction.

Discussions between Sizzle and Company B commenced on or about April 13, 2022 and continued through mid June, 2022, during which time Sizzle submitted a LOI but the Company B decided to remain a private company at that time.

Discussions between Sizzle and Company C occurred from May 31, 2022 through July 5, 2022, and Sizzle submitted an indication of interest but ultimately the discussions with Company C terminated because the Company believed its valuation was higher than reflected in the LOI and decided to remain private at such time and when discussions with EUR progressed to the point that Sizzle determined to focus its efforts on a transaction with EUR.

Regarding discussions with Company D, from February 2, 2022 through on or about March 10, 2022 Sizzle submitted an LOI, but developed concerns around the Company D’s recent performance and determined that there may be better suitable opportunities for Sizzle, and also because the company was on the lower end of Sizzle’s valuation range which it was willing to consider.

Sizzle and Company E engaged in discussions commencing on April 4, 2022 through on or about May 10, 2022, during which time Sizzle submitted a letter of intent as part of a formal sales process involving multiple special purposes acquisition companies but the Company E decided to proceed with another special purpose acquisition company.

Discussions between Sizzle and Company F commenced on or about April 13, 2022 and continued through mid June, 2022, during which time Sizzle submitted a letter of intent to the Company but the Company F indicated its interests to remain a private company and in the following month Sizzle determined to focus its efforts on a transaction with EUR.

Shortly after Sizzle’s IPO, the Sizzle management team also began speaking with various investment banks to determine what capabilities each could provide as an advisor to a potential de-SPAC transaction.

Timeline of the Business Combination

On July 15, 2022, Brandon Sun, an executive of Cohen Capital Management (“CCM”) in its capacity as a financial advisor to Sizzle, arranged an initial conference call between the Sizzle management team and Jett Capital (“Jett”), EUR’s capital markets advisor. This was the first interaction or contact Sizzle had with EUR or any of its representatives. At this stage, the Sizzle management team viewed this opportunity as interesting and based upon the prior experience of one member of Sizzle’s Board of Directors, Carolyn Trabuco, as a minerals and mining analyst, decided to participate in this initial call. On this initial call Matthew Jurejevich and Quentin Anlian of Jett provided information regarding the opportunity EUR provided, the background of the EUR management team, a summary overview of the lithium and spodumene sector and Jett’s experience in this sector.

On July 15, 2022, the Sizzle management team and one of its directors, Carolyn Trabuco, who had spent over 20 years as an equity research analyst including 12 as mining and minerals analyst at hedge funds including at Pequot Capital Management and Phibro Trading, discussed the potential merits of the EUR opportunity.

On or about July 15, 2022, Sizzle and Jett on behalf of EUR, exchanged emails regarding the execution of a non-disclosure agreement in order to ensure the confidentiality of their discussions.

On July 17, 2022, the non-disclosure agreement regarding a potential transaction between Sizzle and EUR was executed.

Sizzle Management Process and Diligence

On July 18, 2022, the Sizzle management team and one of its directors, Carolyn Trabuco, performed market research on the lithium industry, EUR and its principals. At the suggestion of Sizzle’s lead counsel, EGS, in early August the Sizzle management team also contacted Schima/Mayer/Starlinger (“SMS”), an Austrian law firm located in Vienna, Austria, with experience in the mining sector to assist in this transaction and Seyfarth Shaw LLP (“Seyfarth”) regarding using its Australian office to help with this transaction.

On or about July 19, 2022, the Sizzle management team including Carolyn Trabuco and its bankers at CCM began preliminary discussions with EUR and its bankers at Jett with respect to a possible business combination between the two companies. In such discussions, the Sizzle management team outlined their investment thesis and their general goals related to the identification of a suitable target for an initial business combination.

Between July 19, 2022 and July 22, 2022, Sizzle conducted preliminary due diligence calls with its management team, its bankers and EGS and reviewed various industry materials to evaluate its interest in EUR’s business.

On or about July 27, 2022, Seyfarth through its Australian office, recommended the Australian law firm of Kardos Scanlan to assist with this transaction and on July 29, 2022 Sizzle executed an engagement letter with Kardos Scanlan.

During the period July 19, 2022 through July 28, 2022, Sizzle management including Carolyn Trabuco, reviewed various U.S. public company comparables and private company transactions in the lithium and spodumene mining sector.

After a thorough review of data including (i) certain comparable company trading multiples (including other Australian public companies that listed on Nasdaq) (ii) precedent transaction analysis and (iii) certain information described by EUR about its longer-term business prospects, Sizzle proposed a valuation range of $500 million to $750 million in the Letter of Intent, a price that Sizzle management thought would be reasonable and in the best interests of Sizzle’s shareholders.

Diligence and Transaction Processes

During the period July 18, 2022 through July 28, 2022, Jerry Serowik of CCM, Steve Salis, Jamie Karson and Carolyn Trabuco had discussions with Sizzle’s lead counsel, EGS, regarding the draft LOI. During this period, Jamie Karson also had conversations with SMS. Topics with EGS included transaction structure, valuation, consideration, exclusivity, and break-up fee. Topics with SMS included transaction structure and diligence requests.

On July 18, 2022 in a mutual call with Jerry Serowik of CCM, Sizzle’s advisor, and Matthew Jurjevich of Jett, EUR’s advisor, Sizzle’s management team expressed Sizzle’s concerns to Jett regarding the LOI and also Sizzle expressed the need for EUR to receive 100% of its consideration in the form of Sizzle shares.

On July 19, 2022 in a followup call between Jerry Serowik of CCM and Matt Jurjevich of Jett, Jerry Serowik advised Matt Jurjevich of Sizzle’s concerns about the LOI terms, including lockup terms and the need for them to be mutual, fundraising target amounts, and impressed that EUR was to receive 100% of its consideration in the form of Sizzle shares.

On July 19, 2022, in a call between Sizzle’s management team, Jerry Serowik and Matt Jurjevich, and certain members of the EUR team, various aspects of the transaction, including issues related to process and timing were discussed.

On July 19, 2022, Sizzle presented a non-binding LOI and attached term sheet to EUR setting forth the terms for a proposed business combination transaction. The material terms of the LOI on this date included:

•        Sizzle acquiring 100% of the outstanding equity and equity equivalents of EUR based on a total pre-money enterprise value of $450 million.

•        Sponsor would subject one-third of its founder shares to vesting and potential forfeiture in the event that certain stock price performance requirements are not satisfied within eight (8) years after the Closing, with the remaining two-thirds of the Sponsor’s founder shares not to be subject to any earn-out restrictions.

•        If the Sponsor is required to subject its founder shares to any kind of post-Closing lock-up, then significant stockholders of EUR (officers, directors and 5% shareholders) would be required to subject their transaction shares to a lock-up for a period identical to the lock-up applicable to the Sponsor with respect to its founder shares.

•        Sizzle seeking a PIPE financing with a target of $25 million.

On July 19, 2022 and July 21, 2022, negotiations of the LOI were conducted between Matthew Jurjevich of Jett Capital representing EUR and Jerry Serowik of CCM representing Sizzle, relating to the above LOI points including lockup terms and PIPE financing, if any.

On July 20, 2022 and July 21, 2022, Jerry Serowik and the Sizzle management team including Carolyn Trabuco and Jamie Karson spoke on three occasions during this period and discussed (i) transaction consideration (ii) a potential earn out to the Company’s equity holders (iii) the terms of any Sponsor forfeiture of its founder shares (iv) a potential share lock-up (v) the Sizzle minimum cash closing condition and (vi) a potential transaction expense cap.

On July 20, 2022 and July 21, 2022 CCM and Jett representatives discussed: (i) transaction consideration, (ii) the terms of any Sponsor forfeiture of its founder shares, (iii) Sizzle’s minimum cash closing condition and (iv) a potential transaction expense cap. The parties’ positions primarily different and resolution was sought for the following key business combination terms:

(i)     Transaction consideration was negotiated among the parties using customary public market metrics for the industry. While there was agreement on the metrics being used, the parties did debate an appropriate discount warranted for PIPE investors to engage. The issue was resolved by agreeing to market the transaction to PIPE investors in a range of $500-$750mm in pre-transaction value.

(ii)    The terms of sponsor forfeiture were negotiated among the parties and driven by the intent to align interests among the SPAC shareholders, SPAC sponsor and EUR shareholders. Ultimately, the parties agreed on an arrangement that in their belief assured all parties were properly incentivized to deliver the appropriate quantum of capital to allow the Company to execute on its business plan. Sizzle agreed to forfeit or re-direct up to 1/3 of the allocated promote shares to be utilized in securing PIPE capital.

(iii)   The minimum cash on closing was agreed upon by identifying the cash required to provide the Company with the ability to execute on its plan and to cover transaction costs. There was mutual agreement with the strategy once the $40mm was identified.

(iv)   The parties agreed upon a reasonable expense cap for a transaction of this kind, using market precedents as a guide.

On July 25, 2022 Jerry Serowik of CCM and Jamie Karson discussed the status of the discussions between Jett, through Matt Jurjevich and Jerry Serowik. Karson advised Serowik that Sizzle would be having aboard call shortly to discuss the LOI terms for purposes of coming to an agreement.

On July 26, 2022, W&C on behalf of EUR sent to EGS on behalf of Sizzle, a markup of the LOI with revisions per the conversations held between representatives of Sizzle and representatives of EUR. This markup reflected, among other items, an indicative pre-transaction value for the Company of $500 to $750 million, an anticipated PIPE investment of $25 million, a closing condition for minimum cash of $5 million, 33% of Sponsor’s Founder Shares being subject to forfeiture, and a one year post-closing lock-up for the Company and Sponsor. EUR also agreed to receive 100% of its consideration in the form of Sizzle shares.

During the period July 19, 2022 through July 28, 2022, Sizzle held discussions with its lead legal counsel EGS and CCM, regarding the revised LOI. The topics included, exclusivity period, breakup and extension fees, transaction consideration, size of the equity incentive plan, board composition, share lock-up and closing conditions. Sizzle also agreed to permit one-third of its sponsor shares to be used if necessary for PIPE investors.

During the period July 21, 2022 through July 27, 2022 Sizzle, CCM, and EGS, discussed with EUR and its banker Jett, and its legal counsel White & Case (“W&C”), the size of the equity incentive plan. Sizzle and EUR agreed to among other things, size the plan at 5-10% of the new company’s outstanding shares after reviewing other companies’ in the same industry and relative market capitalization, incentive plans.

On July 28, 2022 Sizzle and EUR executed the agreed final version of the non-binding LOI regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements). The parties understood that the non-binding terms of the LOI would be subject to adjustment based on market condition and feedback from prospective PIPE investors. The LOI also provided for a mutual exclusive negotiation period of 30 days. The material terms of the definitive LOI signed on July 28, 2022, included:

•        Sizzle acquiring 100% of the outstanding equity and equity equivalents of EUR based on a total pre-money enterprise value of between $500 and $750 million.

•        After the Closing, EUR equity holders would be eligible to receive two tranches of earnout shares, with each equal to 5% of transaction consideration. The Sponsor would forfeit one-third of its founder shares, which could be used as investment incentives to PIPE investors and/or Sizzle’s Public Stockholders who do not elect to redeem, and/or as reserve for Pubco’s employee equity plans.

•        Each of EUR and the Sponsor would be subject to a post-Closing lock-up with respect to its securities of Pubco for a period of six (6) months after closing subject, to consultation with PIPE investors.

•        Sizzle seeking a PIPE financing with a target of $25 million, and such PIPE financing could be upsized at EUR’s sole discretion.

•        The parties to agree on a target Sizzle transaction expense amount, and any Sizzle expenses in excess of such budget would increase the transaction consideration by the amount of such excess.

•        Prior to signing the definitive agreement, Sizzle would use its commercially reasonable efforts to renegotiate with Cantor to reduce the deferred underwriting fee to an amount reasonably acceptable to Sizzle and EUR.

Following entry into the LOI, Sizzle terminated discussions with all other potential target businesses.

On July 28, 2022, EUR began providing information to Sizzle regarding its subsidiaries and their collective business operations, including access to a virtual data room maintained by EUR and Jett.

On August 3, 2022 CCM and Jett discussed populating the data room with additional materials so that due diligence could be conducted to effectuate the proposed business combination, and to also set up a weekly call for Sizzle, EUR, CCM, Jett, EGS and W&C. Given the time differences of the parties involved, the all hands call which was originally set up to occur on Sunday nights at 7pm EST was moved to Monday mornings at 8:15am EST.

On or about August 4, 2022, Jett, CCM and EUR began preparing an investor presentation for the proposed business combination and a potential PIPE Financing, with the PIPE intended to, in addition to cash in trust, support the business combination and fund EUR’s next phase of mining, it being understood that additional capital would have to be raised in 2023 to complete the definitive feasibility study and begin construction of the mine infrastructure.

On August 5, 2022 Sizzle executed an engagement letter with SMS, to assist it in evaluating the proposed transaction with EUR from an Austrian legal perspective.

On August 5, Sizzle, EUR, CCM and Jett conducted a Zoom conference meeting to discuss the mechanics of a proposed PIPE financing.

On August 8, 2022, EGS on behalf of Sizzle delivered an initial due diligence request list to EUR’s counsel, White & Case.

On August 8, 2022, a follow up telephone call between Sizzle, EUR, CCM and Jett was held to further discuss a proposed PIPE financing, where the initial size of a PIPE was decided to be up to $75 million.

On August 11, 2022, a revised draft of the investor presentation was circulated by Jett and CCM for review by Sizzle and EUR.

Among other efforts, SMS prepared a preliminary report setting forth a legal analysis of the exiting pre-feasibility study for the project, including an analysis of the permits and licenses obtained regarding the project so far, and an analysis of Austrian laws and regulations pertaining to Austrian mining operations in general.

On April 25, 2022, Sizzle selected BTIG to act as a non-exclusive advisor and on August 18, 2022, Sizzle selected CCM and Jett to be its co-capital markets advisor and co-lead the PIPE process.

On August 31, 2022, EGS on behalf of Sizzle delivered a supplemental due diligence request list to EUR’s counsel, White & Case.

On August 10, 2022, Sizzle conducted a Zoom meeting with ICR, a public relations firm based in New York, New York about a possible engagement with respect to the proposed business combination with EUR. Members of Sizzle’s management team inquired as to ICR’s expertise in the minerals and mining sector and knowledge of the SPAC market and recent SPAC transactions.

On August 11, 2022, Sizzle received a proposal from ICR which it subsequently executed for the public relations advisory work.

On August 18, 2022, W&C, on behalf of EUR, emailed to EGS, on behalf of Sizzle, an initial draft of the Merger Agreement, substantially based on the terms of the LOI. Over the course of the following weeks, the parties negotiated the representations and warranties, restrictions on the conduct of Company’s business between signing and closing, covenants of the parties prior to closing, certain termination provisions, and certain other terms and conditions.

On September 2, 2022, after internal discussion between EGS and Sizzle, EGS, on behalf of Sizzle, circulated a revised draft of the proposed merger agreement to W&C.

From September 1, 2022 through September 5, 2022, a member of the Sizzle management team, Carolyn Trabuco, traveling to Wolfsberg, Austria to view the actual mine, meet with the mining management team on site and meet with local real estate owners to determine whether the project was facing local headwinds. Management teams of both Sizzle and EUR conducted interviews with key employees and conversations with industry experts in the renewable energy, lithium and electric battery sectors.

On September 6, 2022, Sizzle, EUR, CCM and Jett with the assistance of Sizzle’s public relations firm, ICR, conducted a full review of the investor presentation and began rehearsing for live oral presentations of the investor materials.

On September 9, 2022, Sizzle and EUR executed an Amendment to the LOI, which extended the mutual exclusivity period under the LOI to September 19, 2022.

On or about September 12, 2022, EUR and Sizzle each prepared a presentation for the proposed business combination and proposed PIPE Financing.

On September 27, 2022, Sizzle, EUR, CCM and Jett conducted a Zoom meeting with ICR to discuss media and public relations issues concerning the proposed business combination.

From about August 31, 2022 to October 10, 2022, W&C and EGS exchanged drafts of the other agreements related to the proposed merger agreement including the Lock-up Agreement, Sponsor Support Agreement, Registration Rights Agreement, Investors Agreement and Warrant Agreement, all with principal terms substantially based on the LOI. The parties also exchanged drafts of the Company Disclosure Letter and SPAC Disclosure Letter.

On September 9, 2022, a further revised draft of the proposed merger agreement was circulated between the parties’ legal counsel.

On September 14, 2022, Sizzle’s Austrian counsel, SMS, submitted its first draft of its due diligence report, which was communicated by email from SMS to the Sizzle team and its counsel, EGS.

From about September 19, 2022 through October 17, 2022, CCM, EGS, Jett and W&C held a series of telephonic and Zoom conference calls to discuss various agreements related to the proposed business combination, possible financing and remaining due diligence items.

On October 17, 2022, Sizzle held a telephonic meeting of its board of directors to approve the Merger Agreement and the transactions and agreements contemplated thereby. Sizzle’s management prepared a presentation for the board to review, which was circulated to the board of directors prior to the meeting. Marshall-Stevens presented the valuation analysis of EUR and Sizzle. Sizzle’s management and legal counsel also presented the key terms of the merger agreement and related agreements to the board. Sizzle’s management and directors reviewed the information and discussed the negotiations, prospects for the business, likely market reaction to the proposed transaction and the timeline for a potential closing among other things. After a lengthy discussion about the merits and considerations of the transaction, the board unanimously approved entering into the Merger Agreement and related documents and agreements.

On September 25, 2022, Sizzle’s Austrian counsel, SMS, updated its due diligence report, which update was communicated by email from SMS to the Sizzle team and its counsel, EGS.

On October 12, 2022, EGS circulated a further revised draft of the proposed merger agreement. Related to this draft, negotiations took place between EUR and the Company regarding the size of the break-up fee, which was ultimately mutually agreed to be $5,000,000 (which represented 1% of the low-range of the valuation range in the LOI).

Between October 11, 2022 and October 24, 2022, various drafts of the press release was circulated by ICR to Sizzle, EGS, EUR, W&C, CCM, and Jett. On October 17, 2022, W&C circulated a further revised draft of the proposed merger agreement.

On September 30, 2022, Sizzle’s Austrian counsel, SMS, further updated the due diligence report, which was communicated to the Sizzle team and its counsel.

On September 27, 2022, ICR and the parties held an introductory call regarding a press release relating to the proposed Business Combination, and on September 28, 2022, ICR began circulating a draft of the press release to Sizzle, EGS, EUR, W&C, CCM and Jett.

On October 24, 2022, EUR requested the Australian Stock Exchange to halt trading in EUR on the Australian Stock Exchange and on October 21, 2022 EUR received permission from the Australian Stock Exchange to halt trading in EUR stock on the Australian Stock Exchange.

On October 24, 2022, EUR held a board meeting to approve the Merger Agreement and the transactions and agreements contemplated thereby. After considerable review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by EUR’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Merger Agreement.

On October 24, 2022, Sizzle, EUR, the Company and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, the applicable parties executed the Sponsor Support Agreement and Lock-Up Agreement.

On October 25, 2022 (October 26, 2022 in Australia), EUR and Sizzle issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K along with an investor presentation prepared by members of Sizzle’s and EUR’s management team and used in connection with meetings with investors. Subsequently, another Form 8-K was filed which included the Investors Agreement, Sponsor Support Agreement, Lock-Up Agreement, Registration Rights Agreement and Warrant Agreement as exhibits.

Sizzle’s Board of Directors’ Reasons for the Approval of the Business Combination

Sizzle was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Sizzle has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.

The Board, in evaluating the Business Combination, consulted with Sizzle’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Sizzle and its stockholders and (ii) to recommend that Sizzle’s stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on any and all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Board’s reasons for the Business Combination and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Many factors were considered by Sizzle, and the factors outlined herein may or may not have been considered by any particular directors, member of management, or advisor of Sizzle Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.

The officers and directors of Sizzle have substantial experience in a wide range of industries and are confident that their experience and background, together with the experience of Sizzle’s advisors, enabled them to exercise the necessary business judgment to make the determinations regarding the Business Combination. The Board also obtained the Marshall & Stevens Opinion, described below, prior to the execution of the Merger Agreement, relating to the fairness, from a financial point of view, of the Merger Consideration to be paid to EUR in the Business Combination.

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Growth Prospects.    The belief that the Business Combination of Sizzle and the Company should result in significant strategic benefits to the Combined Company, which would benefit Sizzle’s stockholders, including access to exploration interests, professional resources and financing opportunities;

•        Exploration Rights.    The belief that the Business Combination would enable Sizzle to benefit from the Company’s mineral exploration rights, including the Wolfsberg Project, and customer relationships including offtake agreements;

•        Electric Vehicle Revolution.    The Wolfsburg Project is Europe’s first licensed lithium mine and is uniquely positioned to capitalize on Europe’s increasing demand for homegrown battery production related to electric vehicles;

•        Due Diligence.    Business, financial and technical due diligence examinations of the Company and discussions with the Company’s management team were conducted, including extensive in-person meetings, a site visit and calls with the Company’s management team and its representatives regarding the Company’s operations and financial prospects, technical analysis. Additional legal and technical review of the Company’s material contracts, intellectual property and labor matters was conducted. Such due diligence examination of the Company in consultation with Sizzle’s legal, technical, and financial advisors, indicated to Sizzle management that Pubco could assemble the required elements to create a foundation for a potentially very successful mining company;

•        Stockholder Liquidity.    The obligation in the Merger Agreement to have Pubco Ordinary Shares issued as merger consideration listed on Nasdaq, a major U.S. stock exchange, which the Board believes has the potential to offer Sizzle stockholders enhanced liquidity following the Business Combination;

•        Management Team Continuity.    EUR and the Company’s senior management team including Tony Sage, Dietrich Wanke, Malcom Day, Melissa Chapman and Mykhalio Zhernov, intend to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing Pubco’s strategic and growth goals;

•        Lock-Up.    Key Company personnel and EUR agreed to be subject to lockup provisions of 6 months in respect of their Pubco Ordinary Shares (subject to certain customary exceptions), which would provide important stability to the Combined Company;

•        Fairness Opinion.    On August 17, 2022, Sizzle engaged Marshall & Stevens for the benefit of its Board in connection with the consideration by the Board of the Business Combination between Sizzle and the Company pursuant to which (a) Critical Metals Limited, a newly organized BVI company (“Pubco”), will acquire all of the issued and outstanding capital shares and equity interests of European Lithium AT (Investments) Ltd. (“European Lithium” or the “Acquired Business” or the “Company”), a subsidiary of European Lithium Ltd. (“EUR”) from EUR in exchange for ordinary shares of Pubco, and European Lithium shall become a wholly owned subsidiary of Pubco and EUR shall become a shareholder of Pubco; and (b) Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Pubco (“Merger Sub”) will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens valued the Acquired Business and, at the request of the Board, on October 20, 2022, rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that as of that date the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Merger Agreement is fair to Sizzle and, through their ownership in Sizzle, the public shareholders of Sizzle from a financial point of view. See discussion under “— The Business Combination Proposal: Marshall & Stevens Opinion.” The full text of the opinion is included with this proxy statement/prospectus; All descriptions of and disclosures concerning Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus; the included copy is provided for informational purposes only;

•        Reasonableness of Consideration.    Following a review of the financial data provided to Sizzle, including the financial projections of EUR, and the due diligence of EUR’s business conducted by Sizzle’s management and Sizzle’s advisors, and taking into account the opinion received from Marshall & Stevens regarding the fairness of the consideration to be paid by Sizzle in the Business Combination, the Board determined that the aggregate consideration to be paid in the Business Combination was fair to Sizzle;

•        Other Alternatives.    The Board believes, after a thorough review of other business combination opportunities reasonably available to Sizzle that the proposed Business Combination represents the most promising potential business combination for Sizzle and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets. Given the demand for electric and traditional fuel vehicles and Company’s proprietary process and mineral rights and customer pipeline, Sizzle’s Board believes the Company offers its stockholders the most potential value when compared to other target candidates; and

•        Negotiated Transaction; Merger Consideration.    The financial and other terms of the Merger Agreement, including the consideration deliverable to the security holders of EUR thereunder, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Sizzle and EUR.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on Pubco’s revenues post-closing;

•        Business Plan and Growth Initiatives May Not Be Achieved.    The risk that Pubco may not be able to execute on its business plan and realize the potential financial performance presented to Sizzle’s management team, or that Pubco’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. Although Sizzle’s board was provided access to Pubco’s investor presentation summarizing the company’s plans for medium and long term growth, those plans were believed to be subject to significant uncertainty due to several factors, including but not limited to fluctuation in global commodity and lithium prices, legal and regulatory risks, lack of legal certainty in certain international markets, uncertainties relating to timing and scale of mining permits and activities, competition from other mining companies, and uncertainty relating to Pubco’s ability to optimize operational efficiency. Additionally, although Sizzle’s board received certain preliminary sales estimates, as the Company is not an operating company. Sizzle’s board primarily reviewed requirements for mining of Spodumene Concentrate or Lithium and their market prices and a guideline public company analysis relating to valuation ranges.

•        Asset Concentration.    The fact that the price of Spodumene Concentrate for production of Lithium was the main variable for asset sales and the mineral was the Company’s primary if not single validated asset.

•        Redemption Risk.    The potential that a significant number of Sizzle stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Sizzle Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that Sizzle’s stockholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Sizzle’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing the Company, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of Sizzle.    The risks and costs to Sizzle if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Sizzle being unable to effect a business combination by May 3, 2023, unless extended (the “Outside Date”);

•        Conflicts of Interest.    The possibility that the Board may have been influenced by conflicts between what may be in Sizzle’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Sizzle is forced to liquidate because it is unable to consummate another business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), the founder shares and private placement shares owned by Sizzle’s Initial Stockholders would be worthless;

•        Regulatory Risks.    The risks to the mining exploration, operations and extraction of the Wolfsberg Project include regulations, which are subject to change;

•        Board and Independent Committees.    The risk that the Combined Company’s board of directors post- Closing and independent committees do not possess adequate skills set within the context of the Combined Company operating as a public company;

•        Holders of Sizzle Common Stock, and Sizzle Warrants Receiving a Minority Position in the Combined Company.    The risk that Sizzle stockholders will hold a minority position in the Combined Company;

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination; and

•        Other Risk Factors.    Various other risk factors associated with the business of Pubco, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by Sizzle and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable, fair to, and in the best interests of, Sizzle and its stockholders.

Sizzle’s Assessment of the Company

According to IFRS and other global valuation standards, there are three basic approaches to valuation of an enterprise, as follows:

•        Market Approach — The market approach utilizes price and other relevant publicly available data to provide comparable valuation parameters to provide a basis for estimating the value of an enterprise based on comparison to other companies. Such value comparisons may be based on actual third-party transactions or by identifying, selecting, and comparison to publicly traded enterprises with financial and operating characteristics similar to the target.

•        Income Approach — The Income Approach seeks to value assets based on the present value of the cash flow stream that is generated by an asset. The commonly used model is the Discounted Cash Flow which involves forecasting the future cash flow stream over an appropriate period, determining an appropriate discount rate for valuing this cash flow stream and then applying this discount rate to determine the present value of the stream. In determining the appropriate discount rate, one considers the relevant time value of money, inflation, risk, and target capitalization. As a practical matter, discount rates are often selected by comparison to similar market transactions.

•        Net Asset Value Approach — This approach is based on determining the discrete amount an arms-length, motivated purchaser would be willing to pay for an asset and/or its replacement value.

As the Company had no historical income from sales, an Income Approach was not chosen to be focused on by Sizzle’s Board and management. This decision was also reinforced by the fact that a terminal multiple value and terminal year growth rate was not able to be assigned, as discussed below, in the section entitled “Marshall & Stevens’ Opinion.” Sizzle’s Board and management also determine that they could rely on the fairness opinion of Marshall & Stevens described below.

As a result, the Sizzle’s Board and management chose to focus on reviewing valuations based on both the Market Approach and Net Asset Value Approach.

Market Approach

Sizzle sought to compare the value of the Company by comparing it to selected comparable public companies. Sizzle recognized that the Company’s assets were subject to comparables and thus we sought market comparable companies who were:

—     primarily engaged in mining minerals;

—     an advanced stage on pre-feasibility or feasibility studies;

—     strength and depth of management team; and

—     companies in the “developer” stage of mineral production and may be producers of lithium (whether hard rock, brine or sedimentary/clay).

Sizzle also sought to select public companies for comparison because their financial data is publicly available, they often provide financial forecasts for the upcoming year (but usually not subsequent years), and Sizzle believes that the sum of market capitalization of public companies plus their long-term debt is a reliable measure of the enterprise value of such companies because market capitalization is set by the market.

In selecting market comparable companies, Sizzle management utilized the services of CHC as well as Sizzle’s management’s own knowledge of comparable companies to provide us with a list of market comparables.

Sizzle Management conducted further searches of public listings and identified further company comparables. As a result, the Sizzle Board and Management were able to benchmark equity and enterprise valuations for comparison to the negotiated price for the Company. In the end, we reviewed pro forma equity value and pro forma enterprise value for ten (10) publicly traded comparable companies.

The chart below summarizes the results of this analysis and the comparison to our offered US$750 million valuation of the Company’s outstanding shares. The management also reviewed the fact that the Company would have no historical debt (other than transaction expenses in connection with the Business Combination). Assuming shares outstanding on an initial pro forma basis of 95.3 million and an assumed share price of $10.20 per share, the pro forma equity value was arrived at $972 million. After deducting an assumed $134 million of cash on the balance sheet contributed by Sizzle, in a no redemptions scenario and providing assumptions for transaction expenses, the Company’s pro forma enterprise value was assessed by management at $838 million. This amount did not take into account an additional 10% of consideration available to EUR subject to trading price targets, as a result of the Earnout. The following presents information reviewed by Sizzle’s Board and management based on these assumed pro forma equity value and pro forma enterprise value, relating to market comparables.

VALUATION BENCHMARKING: COMPARABLE DEVELOPERS

Critical Metals Corp valuation presents significant upside vs. Near Term Producers on a Pro Forma Market Capitalization basis

IMPLIED MARKET CAPITALIZATION VS PEERS (US$M)

Average Market Capitalization: $1,691
Assumed Pro Forma Equity Value of $972M
$972
$3,220
$3,370
$1,550
$2,550
$1,160
$628
$700
$1,020
$920
$1,790
Critical Metals Corp
Lithium Americas
SIGMA LITHIUM
CORE LITHIUM
Liontown
SAYONA MINING LIMITED
Standard LITHIUM
ioneer
PIEDMONT LITHIUM
LAKE RESOURCES
AVZ MINERALS LIMITED

Critical Metals Corp is currently undervalued when compared to its peers on an annual production scale basis. This lends the Company to a re-rating in its market value upon the announcement of near-term project catalysts, including announcements around lithium offtake and debt financing, as well as upgrades to project economics with the release of the upcoming DFS

NEAR TERM PRODUCERS EV VS PRODUCTION SCALE

EV
Attributable 2024E Production (kt LCE)
Average EV: $1,620
16
$838
Assumed Pro Forma Enterprise Value of $838M
$3,218
72
$3,262
72
$1,523
25
76
$2,443
30
$1,023
36
$521
$604
10
30
$957
26
$903
41
$1,747
Critical Metals Corp
Lithium Americas
SIGMA LITHIUM
CORE LITHIUM
Liontown
SAYONA MINING LIMITED
Standard LITHIUM
ioneer
PIEDMONT LITHIUM
LAKE RESOURCES
AVZ MINERALS LIMITED

Source: Enterprise Values – FactSet Data (10/20/2022), Project Data – Company Presentations and Reports, 2024E Production – CapIQ (07/28/2022), USD/AUD=0.63

Critical Metals Corp

In reviewing these market comparables, the Sizzle Board concluded that pricing was comparable if the Company was able to produce at its objectives.

Net Asset Value Approach

The Sizzle Board and management relied on the Pre-Feasibility Study, or PFS, and other mineral studies described elsewhere in this proxy statement/prospectus, which were available to Sizzle on such dates of assessment, regarding the amount of possible future production from the Company’s assets or properties under management or exploration. These included the PFS’ indicated estimated interim NPV = A$862 million (or US$635 million), which assumes production of lithium hydroxide production at US$26,800 per ton for 20 years, and this information being publicly disclosed by EUR on the Australian Stock Exchange on April 19, 2022, among other disclosures.

From this study, Sizzle’s board and management reviewed the estimated demand for lithium, an end product of the mineral production resources of the Company. This information reviewed by Sizzle’s board and management included as follows:

LITHIUM PRICE AND SUPPLY

Short-Term Market Dynamics [1]

- In the short term (2022-2024) it remains difficult to see how supply can reach demand.
- Normally, some demand is brought forward to account for delays in delivering lithium from upstream to end users. The proportion of demand brought forward has been reduced this quarter in order to help balance the market.
- In Q4, balances will be adjusted according to constrained/unconstrained scenarios.

Medium-Long-Term Market Dynamics [1]

- It is increasingly likely that a balanced market will occur in 2H of 2025 under a base-case demand scenario. Demand being brought forward from 2025-27 has been minimized but the market remains in surplus for these years.
- If an upside scenario (+15% is used), the market will not balance in 2025-2027 unless an approximately 20% next year adjustment is used.
- Weightings for possible and probable projects (which are most likely to come into production after 2024/25) have been reduced to 55% and 25% respectively. They are unlikely to be reduced any further.

BENCHMARK LITHIUM PRICE INDEX[2]

Lithium Index
Carbonate Index
Hydroxide Index
1,200
1,100
1,000
900
800
700
600
500
400
300
200
100
Sep 2019
2020
2021
Sep 2022

PROJECTED SUPPLY VS. DEMAND OF LITHIUM[1]

Mt LCE (weighted)
Possible
Probable
Highly Probable
Brownfield expansion
Care and Maintenance
Secondary
Operating
Base Case Demand
Upside EV Demand
6.5
6.0
5.5
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040

Notes:
(1) Benchmark Q3 2022 Lithium Forecast Report
(2) Benchmark September 2022 Lithium Price Index
Source: Benchmark Minerals Lithium Forecast and Price Assessment

Critical Metals Corp

Arms-Length Negotiations with EUR

While undertaking the preliminary analysis of values based on the Market Approach and Net Asset Value Approach, Sizzle entered into arms-length negotiations with EUR beginning in July 2022.

After substantive discussions on the proposed transaction and our analysis above, the parties agreed on a compromise valuation for the Company of US$750 million, which were within the range for the comparable companies and Net Asset Values we selected as shown in the charts above.

Validation of the Company’s Transaction Value

As noted, the Sizzle Board elected to have a Fairness Opinion to be undertaken on its behalf by Marshall & Stevens. Marshall & Stevens presented the results of their review and Fairness Opinion to the Board of Sizzle by an oral presentation on October 17, 2022. On October 17, 2022, the Board met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with the Board certain financial analyses as described below and rendered its oral opinion to the Board, which opinion was confirmed by delivery of a written opinion, dated October 20, 2022. A summary of their report is set forth immediately below and a copy of their October 20, 2022 report is set forth in Annex E to this proxy statement/prospectus. The Sizzle Board and management are of the view that the Marshall & Stevens review and Fairness Opinion provide further confirmation of the reasonableness of the approach and valuation agreed with EUR for the Company in the Business Combination.

Marshall and Stevens’ Opinion

The Board determined on or about August 17, 2022, that it would be in the best interests of the Sizzle and its stockholders to obtain an independent valuation of the Acquired Business by a professional valuation firm not otherwise involved in the Business Combination and on a fixed fee basis not tied to the consummation of the Business Combination or contingent upon reaching any particular result, in order to assist it in the determination of whether or not to proceed with the Business Combination at a stated value of $750,000,000 for the Acquired Business. The Board considered several valuation firms and selected Marshall & Stevens based on its long experience and national reputation for valuing business enterprises on a going concern basis, its independence, and its willingness to work on a fixed fee basis, and its compensation not tied to the consummation of the Business Combination or contingent upon the reaching of any particular result. In addition, there was no material relationship between Marshall & Stevens and Sizzle or its affiliates that existed during the past two years, or otherwise mutually understood to be contemplated. Sizzle engaged Marshall & Stevens based on Marshall & Stevens’ experience and reputation. Marshall & Stevens is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures and for other purposes. Marshall & Stevens was retained for the benefit of the Board on August 17, 2022.

On August 17, 2022, Sizzle engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) for the benefit of its Board of Directors (the “Board”) to evaluate the fairness, from a financial point of view, to the public stockholders of Sizzle of the purchase price being paid by Sizzle for the consolidated business of the Company, European Lithium AT (Investments) Ltd., which in this section we refer to as “European Lithium” or the “Acquired Business”, in connection with the anticipated acquisition by Sizzle of 100 percent of the equity and equity equivalents and/or all or substantially all of the assets and business of the Acquired Business. Marshall & Steven’s engagement was later expanded to include advice to the Board as to the fairness from a financial point of view of such consideration to the public stockholders of Sizzle. Marshall & Stevens was retained solely to advise the Board on the valuation of the Acquired Business, and not for the benefit of any other person or entity or to consider any other aspect of the Business Combination. Marshall & Stevens was not engaged to serve as the financial advisor to the Board, was not involved in the negotiation or structuring of the Business Combination, did no legal or contract review or, except as customary in valuation engagements, did not perform any other due diligence review of the Business Combination, European Lithium AT (Investments) Limited and/or the Acquired Business or any projections related thereto, and did not consider any non-financial elements of the Business Combination or any other alternatives that might be available to the Board. The engagement agreement provided for a fixed fee. Such fees were fixed at up to $135,000, with customary exceptions for an increased fee of up to $50,000, and payment of out-of-pocket expenses, without prior consent of Sizzle, of $1,000. Fees billed by Marshall & Stevens to date have totaled approximately $25,000 which have been paid in full.

On October 17, 2022, the Board met to review the proposed merger. During this meeting, Marshall & Stevens reviewed with the Board certain financial analyses as described below and rendered its oral opinion to the Board, which opinion was confirmed by delivery of a written opinion, dated October 20, 2022 (the “M&S Opinion”), to the effect that, as of that date and based on and subject to the matters described in its opinion, the purchase price being paid by Sizzle for European Lithium in the transaction was fair, from a financial point of view, to the public stockholders of Sizzle.

The full text of the M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement by reference in its entirety. Holders of the Class A Common Stock are encouraged to read this opinion carefully in its entirety. The M&S Opinion was provided to the Board for their information in connection with their evaluation of the consideration to be received by Sizzle in consideration of the issuance of the issuance of equity securities by the surviving company to the equity holders of European Lithium in the merger and relates only to the fairness, from a financial point of view, of such consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of the M&S Opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens, among other things:

•        reviewed the non-binding Letter of Intent between Sizzle and European Lithium dated July 28, 2022;

•        reviewed the then contemplated business combination agreement between Sizzle and European Lithium, which was ultimately executed and dated October 24, 2022 (the “Merger Agreement”);

•        reviewed the Wolfsberg Project Preliminary Feasibility Study;

•        reviewed certain operating and financial information relating to European Lithium’s business and prospects, including historical financial statements for the five years ended June 30, 2018 through June 30, 2022, and projections for the years ending June 30, 2023 through June 30, 2042, all as prepared and provided to it by European Lithium’s management;

•        spoke with certain members of European Lithium’s management regarding European Lithium’s operations, financial condition, future prospects and projected operations and performance and regarding the merger;

•        participated in discussions with the board and its counsel regarding European Lithium’s projected financials results, among other matters;

•        reviewed certain business, financial and other information regarding European Lithium that was furnished to us by European Lithium’s management;

•        performed a discounted cash flow analysis based on the projected financial information provided by European Lithium’s management;

•        performed a guideline public company analysis based on certain publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis; and

•        conducted such other financial studies, analyses and inquiries as deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with it or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, European Lithium’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that European Lithium’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of European Lithium’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for Sizzle shares of $10.00 per share (the then estimated redemption value of such shares). This value was used, with the consent of the Board, due to the fact that Sizzle is a special purpose acquisition company with only limited trading history, no material operations or assets other than cash or cash equivalents and has yet to be approved of a merger agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the common stock to be issued pursuant to the Merger Agreement.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in European Lithium’s assets, liabilities, financial condition, results of operations, business, or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts not disclosed to Marshall & Stevens that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that European Lithium is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the merger), recapitalization, acquisition or merger, divestiture, or spin-off (other than the merger or other publicly disclosed transactions).

Since the Acquired Business is a stand-alone subsidiary of EUR, Marshall & Stevens did not reviewed the assets, liabilities (including contingent liabilities) or income of EUR either on a consolidated or stand-alone basis and, accordingly, with the permission of the Company and the Board, did not consider any such information or the market capitalization of EUR in reaching its conclusions as to the value of European Lithium or the fairness of the purchase price for the Acquired Business to Sizzle’s public stockholders from a financial point of view.

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the merger will be satisfied without waiver thereof and (d) the merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the merger will be obtained and that no delay, limitations, restrictions or conditions would be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of European Lithium, Sizzle, or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which European Lithium or Sizzle is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the purchase price to be paid by Sizzle for the Acquired Business in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered in connection with the merger or otherwise. The M&S Opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. The M&S Opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Sizzle, nor did it address Sizzle’s underlying business decision to proceed with the merger. Except as described herein, the Sizzle board of directors imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Sizzle board of directors, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Board in connection with the M&S Opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying the M&S Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond European Lithium’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to European Lithium or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Sizzle and European Lithium, and the decision to enter into the merger was solely that of the Board. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the Sizzle board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Sizzle board of directors or Sizzle management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Board in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation was not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transaction and has provided no services for the Sponsor.

Financial Projections

Using financial projections provided by European Lithium’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that European Lithium’s business is forecasted to generate for the financial years 2023 through 2042. However, because this was forecast as the entire economic life of European Lithium’s single validated asset, no terminal year multiple and no growth rate were selected based on this ending date.

Enterprise Value

Marshall & Stevens’ valuations were conducted on an “enterprise value” basis, defined as the value of a 100 percent ownership interest in the company without consideration of debt or cash. .

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow method were as follows:

•        European Lithium provided a forecast through 2042 as the basis for the discounted cash flow analysis. The duration of the projections provided captures the entire economic life of European Lithium’s single validated asset. Due to this, no terminal year multiple or terminal growth rate were selected in the discounted cash flow analysis.

•        As of the valuation date, a blended spot price of Spodumene Concentrate of $5,500 per ton was selected by Marshall & Stevens as the main variable to net revenue.

•        A high and low weighted average cost of capital (WACC) range was used in Marshall & Stevens’s analysis and applied to debt free, after-tax cash flows. The high WACC was calculated to be 11.00 percent and was determined based upon a cost of equity of approximately 11.19 percent and an after-tax cost of debt of 4.75 percent. The low WACC indication was calculated to be 9.00 percent and was based on 46 published full feasibility reports with listed project discount rates for comparable single validated assets.

•        A cost of equity was determined using a 20-year U.S. Treasury Rate (4.25 percent), Equity Risk Premium of 6.22 percent (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 0.92 based upon the Guideline Companies discussed below, a size premium of 1.22 percent based upon KCOC data for the 8th decile, and a company specific risk premium of 0 percent based upon removal of discovery and exploration risk, and a single validated asset.

•        An after-tax cost of debt was determined using BBB rated bond yields (6.33 percent) and a corporate income tax rate of 25.0 percent.

•        The debt-to-capital ratio was estimated at 0.0 percent and the equity-to-capital ratio was estimated at 100.0 percent using input from the Guideline Companies discussed below.

•        European Lithium provided estimated capital expenditures and working capital requirements, which were assumed to be variable on the stage of the single validated asset.

Marshall & Stevens performed a sensitivity analysis based on the high and low WACC rates of 11.0 and 9.0 percent, as described above. Based on the discounted cash flow analysis, the indicated enterprise value for European Lithium was estimated to be between $621,800,000 and $784,800,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about European Lithium provided by European Lithium’s management and compared this information to certain financial information of ten publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to European Lithium (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial Guideline Companies were provided by European Lithium, and Marshall & Stevens reviewed these Guideline Companies to determine the comparability to European Lithium. Marshall & Stevens also performed their own independent search for other Guideline Companies, but they did not find any other viable Guideline Companies aside from those provided by European Lithium. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Stockholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

AVZ Minerals Limited (ASX:AVZ) explores for mineral properties. It primarily explores for lithium, tin, and tantalum deposits. The company’s principal projects include a 100 percent owned Manono Extension project, which comprises of two exploration permits covering an area of 242.25 square kilometers located in the Democratic Republic of the Congo (DRC); and a 75 percent owned Manono project that covers an area of approximately 188 square kilometers located in southern DRC. The company was formerly known as Avonlea Minerals Limited. AVZ Minerals Limited was incorporated in 2007 and is based in West Perth, Australia.

Core Lithium Ltd (ASX:CXO) engages in the development of lithium and various metal deposits in Northern Territory and South Australia. The company primarily explores for copper, gold, iron, silver, uranium, lead, and zinc deposits. Its flagship project is the Finniss Lithium project located to the south of Darwin port in the Northern Territory. Core Lithium Ltd was incorporated in 2010 and is based in Adelaide, Australia.

ioneer Ltd (ASX:INR) explores for and develops mineral properties in North America. Its flagship property is the Rhyolite Ridge lithium-boron project located in the state of Nevada, the United States. The company was formerly known as Global Geoscience Limited and changed its name to ioneer Ltd in November 2018. ioneer Ltd was incorporated in 2001 and is based in North Sydney, Australia.

Lithium Americas Corp. (TSX:LAC) operates as a resource company in the United States and Argentina. The company explores for lithium deposits. It owns interests in the Cauchari-Olaroz project located in Jujuy province of Argentina; Thacker Pass project located in north-western Nevada; and Pastos Grandes project located in the Salta province of Argentina. The company was formerly known as Western Lithium USA Corporation and changed its name to Lithium Americas Corp. in March 2016. Lithium Americas Corp. was incorporated in 2007 and is headquartered in Vancouver, Canada.

Lake Resources NL (ASX:LKE) explores for and develops lithium brine projects in Argentina. Its flagship project is its 100 percent owned the Kachi lithium brine project that consists of 39 mining leases covering an area of approximately 74,000 hectares located in Catamarca province, Argentina. Lake Resources NL was incorporated in 1997 and is based in Sydney, Australia.

Liontown Resources Limited (ASX:LTR) engages in the exploration, evaluation, and development of mineral properties in Australia. The company explores for lithium, gold, vanadium, copper, and nickel deposits, as well as platinum group elements. Its flagship property is the Kathleen Valley lithium project located in Perth, Western Australia. The company was incorporated in 2006 and is based in West Perth, Australia.

Piedmont Lithium Inc. (ASX:PLL), an exploration stage company, engages in the exploration and development of resource projects in the United States. The company primarily holds a 100 percent interest in the Carolina Lithium Project that include an area of approximately 3,116 acres located within the Carolina Tin-Spodumene Belt situated to the west of Charlotte, North Carolina in the United States. It also owns a 61-acre property in Kings Mountain, North Carolina. Piedmont Lithium Inc. is headquartered in Belmont, North Carolina.

Sigma Lithium Corporation (NasdaqCM:SGML) engages in the exploration and development of lithium deposits in Brazil. It holds 100 percent interest in the Grota do Cirilo, Genipapo, Santa Clara, and São José properties comprising 27 mineral rights covering an area of approximately 191 square kilometers located in the Araçuaí and Itinga regions of the state of Minas Gerais, Brazil. The company was formerly known as Sigma Lithium Resources Corporation and changed its name to Sigma Lithium Corporation in July 2021. Sigma Lithium Corporation is headquartered in São Paulo, Brazil.

Standard Lithium Ltd. (TSXV:SLI) explores for, develops, and processes lithium brine properties in the United States. Its flagship project is the Lanxess project with approximately 150,000 acres of brine leases located in southern Arkansas. The company was formerly known as Patriot Petroleum Corp. and changed its name to Standard Lithium Ltd. in December 2016. Standard Lithium Ltd. was incorporated in 1998 and is headquartered in Vancouver, Canada.

Sayona Mining Limited (ASX:SYA), together with its subsidiaries, engages in mineral identification, acquisition, exploration, and development in Australia and Canada. It explores for lithium, graphite, and gold deposits. It holds 100 percent interest in the Authier Lithium project located in Quebec, Canada; and 60 percent interest in the Moblan lithium project located in Northern Québec. The company was formerly known as DiamonEx Limited and changed its name to Sayona Mining Limited in May 2013. Sayona Mining Limited was incorporated in 2000 and is based in Paddington, Australia.

The following is a table including details regarding the size and production capacity, along with further detail regarding revenue forecasts and the specific multiples considered for each Guideline Company:

(USD$ in Millions, except per share data)

	AVZ Minerals Limited	Core Lithium Ltd	ioneer Ltd	Lithium Americas Corp.	Lake Resources NL	Liontown Resources Limited	Piedmont Lithium Inc.	Sigma Lithium Corporation	Standard Lithium Ltd.	Sayona Mining Limited	Average	Median
Enterprise Value	1,693	1,211	628	2,970	707	1,778	793	3,015	527	1,065
Total Revenue
Calendar Year + 1	NA	28.8	NA	20.0	NA	NA	NA	NA	NA	NA	24.4	24.4
Calendar Year + 2	244.5	228.7	NA	236.7	NA	NA	NA	437.0	NA	NA	286.7	240.6
Calendar Year + 3	626.3	481.5	44.0	246.2	49.4	247.7	141.2	420.3	NA	NA	282.1	247.0
Calendar Year + 4	NA	NA	106.6	139.7	NA	727.5	270.8	491.6	NA	NA	347.2	270.8
Calendar Year + 5	NA	NA	121.1	439.8	NA	NA	354.3	NA	NA	NA	305.1	354.3

Operating Year 1	244.5	28.8	44.0	20.0	49.4	247.7	141.2	437.0	NA	NA	151.6	95.3
Operating Year 2	626.3	228.7	106.6	236.7	NA	727.5	270.8	420.3	NA	NA	373.8	270.8
Operating Year 3	NA	481.5	121.1	246.2	NA	NA	354.3	491.6	NA	NA	338.9	354.3

Enterprise Value/
Total Revenue
Operating Year 1	6.9	42.1	14.3	148.6	14.3	7.2	5.6	6.9	NA	NA	30.7x	10.7x
Operating Year 2	2.7	5.3	5.9	12.5	NA	2.4	2.9	7.2	NA	NA	5.6x	5.3x
Operating Year 3	NA	2.5	5.2	12.1	NA	NA	2.2	6.1	NA	NA	5.6x	5.2x

Total Estimated Resources (LCE)
Metric Tonnes of LCE (in kt)	41.0	25.0	10.0	72.0	26.0	76.0	30.0	72.0	38.0	30.0	42.0	34.0

Enterprise Value/LCE
Total Estimated Resources	41.3x	48.5x	62.8x	41.2x	27.2x	23.4x	26.4x	41.9x	13.9x	35.5x	36.2x	38.4x

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue (“EV/Revenue”) for the assumed first, second, and third operating year forecast, and enterprise value as a multiple of Lithium Carbonate Equivalent (“EV/LCE”) in total estimated resources for each Guideline Company. For the Guideline Companies, the multiples of EV/Revenue ranged from 2.2x to 1448.6x, and EV/LCE multiples ranged from 13.9x to 62.8x.

Given the expected growth profile of European Lithium, the EV/Revenue selection was based on Operating Year 2 and Operating Year 3 multiples of 2.25x and 2.0x. Given European Lithium’s high degree of comparability with the Guideline Companies, the EV/LCE selection was based around the median and selected at 40.0x.

(in USD$ Thousands)

	Enterprise Value/Revenue		Enterprise Value/LCE
Indicated Enterprise Value Calculation:	Operating Year 2 2026	Operating Year 3 2027	Total Estimated Resources 6/30/2022
European Lithium AT (Investments) Ltd. Financial Metrics	359,787	383,223	16,000
Selected Multiples	2.25x	2.0x	40.0x
Indicated Enterprise Value	809,500	766,400	640,000

The enterprise value selection from the guideline public company approach are based on high and low values from the EV/Revenue and EV/LCE multiples; the concluding range was $640,000,000 to $809,500,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. The guideline transaction method was given no weight due to a lack of available data for comparable transactions. Given the detailed forecast provided by European Lithium’s management and European Lithium’s high degree of comparability with the Guideline Companies, an equal weight of 50 percent was assigned to both the high and low indications from the discounted cash flow method and the guideline public company method for the final reconciliation range of value. Given the above considerations, Marshall & Stevens concluded a final enterprise value range for European Lithium of $630,900,000 to $797,150,000.

The above description and disclosure are summary in nature and are qualified in its entirety by the text of the Marshall & Stevens’ Opinion, a copy of which is included as Annex E hereto. The included copy is provided for informational purpose only. The copy of the Marshall & Stevens’ Opinion by its terms states that it is not for the benefit of or to be relied on by any person or entity other than the Board, although the effectiveness, if any, of this disclaimer is not in the purview of Sizzle or Pubco to advise as to its effect.

Delaware law generally allows stockholders of Delaware corporations under specified conditions to bring derivative lawsuits on behalf of a corporation, and neither Sizzle nor Pubco is aware of a limitation of that right generally by contractual disclaimers solely between a corporation and third parties, and no stockholder waiver of such a right was agreed to by stockholders of Sizzle within the contractual agreement of the referenced Marshall & Stevens’ Opinion. The inclusion of the disclaimer is a statement of contractual fact in accordance with Delaware law. As to the effect of such disclaimer or such contract as a matter of Delaware law, it is not in the purview of Sizzle or Pubco to advise as to its effect, as to Sizzle’s and Pubco’s knowledge, the courts of Delaware have not finally determined or held on this issue. Resolution of the question of the availability of any such defense relating to such disclaimer or contractual provision will have no effect on the rights and responsibilities of the Board under applicable state law. The availability of such a state-law defense to Marshall & Stevens would have no effect on the rights and responsibilities of either Marshall & Stevens or the Board under the federal securities laws.

Unaudited Prospective Financial Information of the Company

Neither EUR nor the Company, as a matter of course, makes public projections as to future sales, earnings or other results. However, management of EUR prepared certain prospective financial information solely for use by Marshall & Stevens in connection with the rendering of the Marshall & Stevens Opinion and performing its related financial analyses. A summary of the prospective financial information is set forth below.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such forecasts were finalized (as of September 7, 2022), including, among other things, EUR’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, industry metrics and the regulatory and commercial probability of success and expenses adjusted on the basis thereof. While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of EUR’s management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.” Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Company’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. In particular, the below information extends for a period of 20 years, a time period selected based on the expected economic life of the Wolfsberg mine, and the risks and uncertainties regarding the prospective financial information, including the potential for adverse development such as delays in obtaining or the failure to obtain regulatory approvals and additional competition or changes in the competitive or regulatory landscape, increase each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such prospective information will be realized. For a description of these and other risks related to the information set forth below, see “Risk Factors — Risks Related to the Company’s Projections.”

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that EUR, Sizzle, the Company, Critical Metals or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, The below information is not included to influence your views on the merger and is summarized in this proxy statement/prospectus solely to provide stockholders access to certain non-public information considered by the Sizzle Board in connection with its evaluation of the merger and provided to Marshall & Stevens to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company in this proxy statement/prospectus.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Neither the Company’s independent registered public accounting firm, Marcum LLP (“Marcum”), nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Marcum report included in this proxy statement/prospectus relates to the Company’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NONE OF SIZZLE, THE COMPANY, CRITICAL METALS OR EUR UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF SIZZLE, THE COMPANY, CRITICAL METALS OR EUR NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY EUR SHAREHOLDER, CRITICAL METALS SHAREHOLDER, SIZZLE STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by EUR may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, Sizzle for use as a component in its overall evaluation of the Company and are included in this proxy statement/prospectus on that account.

Key assumptions were made with the available information and estimates at the time of preparation of the prospective financial information summarized below, including but not limited to the following:

•        Spodumene production with respect to the Wolfsberg Project is expected to start in 2026. Production is expected to increase until 2027, is expected to remain stable until 2038, after which production is expected to decline until 2041. A twenty-year term was used in the forecast to conform with the expected economic life of the Wolfsberg Project. Please see the section entitled “Risk Factors,” including “Risk Factors — Operating Risks” for a description of risks related to the Wolfsberg Project.

•        Mine development period of 47 months with commissioning in financial year 2026. Steady state production and operational start in financial year 2027. Mining ceasing in financial year 2041 with decommissioning and rehabilitation in financial years 2042 and 2043.

•        The prospective financial information assumes a fixed spot price for spodumene concentrate of $5,500 per ton for the life of the mine. This compares to a spot price of $5,475 per ton as of February 8, 2023, as reported by AME (5 – 6% Li2O min, CIF China). As of February 13, 2023, Critical Metals had not entered into any binding agreements with customers related to offtake of spodumene concentrate.

•        The prospective financial information summarized below only includes projected production and sales of spodumene concentrate, and does not include any production or sales related to lithium carbonate or lithium hydroxide. Such production would require the construction and development of processing facilities near the Wolfsberg Project mining site, which will require significant additional capital expenditures. As a result, no production or sales of lithium carbonate or lithium hydroxide were included in the prospective financial information.

•        Operational costs include utilities, owners’ costs, concentrator costs, laboratory costs, backfill operational costs, mining operations costs, product handling fees and financing costs. All operating expenses presented in the prospective financial information summarized below were derived from the Company’s detailed mining plan. Operating expenses are adjusted throughout the period based on the Consumer Price Index.

•        Depreciation and amortization shown on asset life and life-of-mine timelines. Where asset life is assumed to be longer than life of mine, the assets are depreciated over the life-of-mine period.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any of EUR, the Company, Critical Metals, Sizzle or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Sizzle, the Sizzle Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. Critical Metals will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Critical Metals does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided with respect to the Company to Sizzle in connection with the Business Combination. Accordingly, Critical Metals does not intend to update or otherwise revise the projected financial information provided to Sizzle to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Critical Metals does not intend to update or revise the projected financial information provided to Sizzle to reflect changes in general economic or industry conditions.

The key elements of the prospective financial information are summarized in the table below:

($ in thousands, except $/t,) (amounts are averages for the applicable period)	2022 – 2025	2026	2027 – 2031	2032 – 2036	2037 – 2041
Spodumene Concentrate (tons per annum)	0	10,551	68,571	70,787	56,652
Spodumene Concentrate Sales Price ($/t)	5,500	5,500	5,500	5,500	5,500
Net Revenue	$0	$58,029	$377,140	$389,329	$311,587
Operating Expenses
Utilities(1)	0	3,713	3,943	4,346	4,802
Owners Cost	0	2,114	2,244,	2,474,	2,733
Concentrator cost	0	7,678	29,888	26,141	23,898
Lab costs	0	4,289	3,130	2,453	2,710
Backfill Costs	0	5,738	6,070	6,663	6,590
Mining OPEX	11,456	31,656	37,630	34,946	32,765
Product Handling Cost(2)	0	3,772	24,514	25,306	20,253
Rehabilitation Costs(3)	0	0	0	0	1,784
Agency Costs & Commitment Fees	0	395	420	366	0
Total Operating Expenses (excluding D&A)	$11,456	$59,356	$107,838	$102,695	$95,535

EBITDA(4)	$(11,456)	$(1,327)	$269,302	$286,633	$216,052
% of Net Revenue	0%	(2)%	71%	74%	69%

Depreciation and Amortization	0	35,800	37,295	40,915	15,480

EBIT(4)	$(11,456)	$(37,127)	$232,006	$245,718	$200,572
% of Net Revenue	0%	(64)%	62%	63%	64%

Income Tax Expense (at 25%)	$0	$0	$51,907	$61,276	$50,994

Net Income(5)	$(11,456)	$(37,127)	$180,099	$184,442	$149,578

____________

(1)      Utilities costs consisting of power and gas costs as well renewable grants.

(2)      Product handling fees based on the assumptions of 3.25% of the value of by products sold.

(3)      Mining rehabilitation costs of 8,920 at the end of mining life in year 2042 and 2043. Provisions created and built up over the life of mine period.

(4)      EBITDA and EBIT are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT is defined as earnings before interest and taxes. We caution investors that amounts presented in accordance with our definition of EBITDA and EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA and EBIT in the same manner. EBITDA and EBIT should not be considered as an alternative to net profit or net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

(5)      Assumes debt-free net income.

EUR’s Board of Directors’ Reasons for the Approval of the Business Combination

The Board of EUR considered that the completion of the Business Combination would be a transformational event for its Austrian lithium projects, including the Wolfsberg Project, particularly in terms of more readily available access to capital through US capital markets that would not otherwise be available to EUR but for the Business Combination, which the Board of EUR considered will enable rapid progression of construction and development activities. Accordingly, the Board of EUR considered the Business Combination to be in the best interests of the Company and EUR and its shareholders.

In considering whether to enter into the Business Combination, the directors of EUR considered the non-exhaustive list of advantages and disadvantages summarized below. Although the EUR Board believes that the Business Combination with Sizzle presents a unique business combination opportunity and is in the best interests of EUR and its shareholders, the EUR Board did consider certain potentially material negative factors in arriving at that conclusion.

Advantages to the Company and EUR

•        The Business Combination represents an opportunity for the Company and EUR and its shareholders to recognize a significant uplift in the value of its Austrian lithium projects (as a result of the increased valuation) whilst also having the benefit of funding opportunities that would not otherwise be available to the Company and EUR but for the Business Combination.

•        EUR will retain full operational and managerial control of Pubco by virtue of having four out of five nominee board members.

•        EUR will hold an approximate 80% ownership interest in Pubco post-Closing of the Business Combination, which is expected to be sufficiently funded to move through the construction and development stages of Wolfsberg Project and have exposure to institutional investment opportunities it otherwise would not have but for the Business Combination.

•        EUR will retain exposure to the Austrian lithium projects via the controlling interest that the Company will hold in Pubco post-Closing.

Disadvantages to the Company and EUR

•        The Business Combination involves the sell-down of EUR’s interests in the Austrian lithium projects, which may not be consistent with the investment objectives of all of EUR’s shareholders.

•        The Business Combination may result in EUR being inadvertently exposed to regulatory risks as the controlling and majority shareholder of Pubco, being a company incorporated in the British Virgin Islands and listed on Nasdaq. Accordingly, changes in relevant taxes, legal and administration regimes, accounting practice and government policies in the British Virgin Islands and in the US may affect the financial and/or operational performance of Pubco and the Austrian lithium projects.

•        There is no guarantee that the shares of Pubco will trade on Nasdaq above the deemed price at which the Pubco Ordinary Shares are proposed to be issued to EUR. Pubco’s shares will be impacted by market factors outside its control. As a result, while the implied value of such Ordinary Shares at Closing will represent a significant increase to the present equity value of the Company as a whole, the actual value of the such Ordinary Shares will change in line with the trading price of the shares of Pubco on Nasdaq.

Roles of Sizzle’s Advisor in the Negotiation and Execution of the Business Combination

Cantor served as representative to the underwriters in the Sizzle IPO. Cantor is entitled to $8,150,000 of deferred compensation for its underwriting services in connection with the Sizzle IPO. Additionally, in connection with the Sizzle IPO, Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Such representative shares had an aggregate market value of approximately $490,455 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. Other than as disclosed herein, there has been no material relationship between Sizzle or its affiliates and Cantor and its affiliates or unaffiliated representatives during the past two years, nor is any such relationship contemplated.

Interests of Sizzle’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our Board in favor of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•        If the Business Combination with the Company or another business combination is not consummated by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the founders shares held by the Sponsor and certain directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Sizzle IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $56.3 million based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination). On the other hand, if the Business Combination is consummated, each outstanding share of Sizzle Common Stock will be converted into one Pubco Ordinary Share.

•        If the Business Combination with the Company or another business combination is not consummated by up to August  8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and board of directors, dissolving and liquidating. In such event, the 722,750 private placement shares held by the Sponsor would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares Such private placement shares had an aggregate market value of approximately $7.5 million based upon the closing price of $10.38 per share of Sizzle Common Stock on Nasdaq on February 8, 2023 (and assuming no reduction in value based on them being restricted securities, or re-valuation of the securities in connection with the Business Combination).

•        If Sizzle is unable to complete a business combination within the required time period under the Sizzle Certificate of Incorporation, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of potential target businesses or claims of vendors or other entities that are owed money by Sizzle for services rendered or contracted for or products sold to Sizzle. If Sizzle consummates a business combination, on the other hand, Sizzle and ultimately the combined company will be liable for all such claims.

•        Unless Sizzle consummates an initial business combination, the Sponsor and Sizzle’s officers, directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. The amount of out-of-pocket expenses and other fees, for which Sponsor and Sizzle’s officers and directors and their affiliates are awaiting reimbursement as of February 6, 2023, consists of (a) a $10,000 per month administrative fee to an affiliate of Sizzle’s executive officers, for use of Sizzle’s office space and related services (all of which monthly have been paid to date); (b) a $153,127 loan outstanding made by our Sponsor in connection with the Sizzle IPO (as described below); (c) the $200,000 outstanding under the Extension Note, and (d) the SPAC Transaction Expenses and in part the Company Transaction Expenses paid by Sizzle, which include (as provided and defined in the First Amendment to the Merger Agreement) (i) the fees and disbursements of outside counsel, as well as the fees and expenses of accountants to Sizzle and of the consultants and other advisors to Sizzle; (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Sizzle; (iii) Extension Expenses and (iv) payments by Sizzle of filing fees by EUR to the Australian Stock Exchange prior to Closing or any governmental entity, in connection with the Business Combination; which in the event the Business Combination is consummated (and without any other amendments thereto) in aggregate are estimated (in a No Redemption Scenario) to amount to up to $27.1 million.

•        Based on the difference in the purchase price of $0.004 that the Sponsor paid for each of the founders shares, as compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the combined company after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing of the Business Combination.

•        The Merger Agreement provides for the continued indemnification of Sizzle’s current directors and officers and the continuation of directors and officers liability insurance covering Sizzle’s current directors and officers.

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Sizzle to fund certain capital requirements. The Sponsor agreed to loan Sizzle an aggregate of up to $150,000, of which approximately $153,127 (including fees) was outstanding as of January 31, 2023 (as the note is currently without fixed terms). The Sponsor, its affiliates and Sizzle’s officers and directors have the Promissory Note outstanding to Sizzle. Additionally, $200,000 was outstanding under the Extension Note as of the date of this proxy statement/prospectus. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Sizzle outside of the Trust Account.

•        Carolyn Trabuco will be the Sizzle designee to the Pubco Board upon the effectiveness of the Business Combination. As a director, in the future, Ms. Trabuco may receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors.

In addition to the interests of Sizzle’s directors and officers in the Business Combination, Sizzle stockholders should be aware that the certain other persons may have financial interests that are different from, or in addition to, the interests of Sizzle stockholders, including:

•        Cantor, Sizzle’s underwriter in the IPO, will be entitled to receive a deferred underwriting commission and a placement agency fee upon completion of the Business Combination;

•        Cantor purchased 47,250 representative shares from Sizzle for $10.00 per share. This purchase took place on a private placement basis simultaneously with the consummation of the Sizzle IPO and the subsequent partial exercise of the underwriter’s over-allotment option. Such representative shares had an aggregate market value of approximately $490,455 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The representative shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding representative share will be exchanged for one share of Pubco; and

•        EBC owns an aggregate of 75,600 EBC shares. Such EBC shares had an aggregate market value of approximately $784,728 based upon the closing price of $10.38 per share on Nasdaq on February 8, 2023. The EBC shares will become worthless if Sizzle does not consummate a business combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation). On the other hand, if the Business Combination is consummated, each outstanding EBC share will be exchanged for one share of Pubco.

These interests may influence Sizzle’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a Business Combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a Business Combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by Sizzle’s management team, which included initial contact with over 130 companies and non-disclosure agreements with approximately 58 companies, and LOIs with 5 companies, Sizzle’s Board did not believe that the other fiduciary duties or contractual obligations of Sizzle’s officers and directors materially affected Sizzle’s ability to source a potential Business Combination. Sizzle’s Board considered the factors supporting, and risks and uncertainties related to, a Business Combination with European Lithium AT (Investments) Limited’s as set forth above under “The Business Combination Proposal — Sizzle’s Board of Directors’ Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Total Shares to be Issued in the Business Combination

Sizzle’s public stockholders currently own approximately 722,750 private placement shares and 5,425,000 founders shares equal to 57.5% of issued and outstanding Sizzle Common Stock, Cantor owns 47,250 private placement shares and EBC owns 75,600 EBC Shares, together consisting of approximately 1.1% of issued and outstanding Sizzle Common Stock.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, Sizzle’s existing stockholders, including the Sponsor, will own approximately 12.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.9% will be owned by the Sponsor and Sizzle’s directors and officers), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 87.3% of the outstanding Pubco Ordinary Shares.

For a Description of Pubco’s securities, see the section entitled “Description of Securities of Pubco” which provides a description of Pubco Ordinary Shares and Pubco warrants.

If any of Sizzle’s public stockholders exercise their redemption rights, the ownership interest in Pubco of Sizzle’s public stockholders will decrease and the ownership interest in Pubco of EUR and the Sponsor will increase. If there are redemptions by Sizzle’s public stockholders up to the maximum level presented for the Business Combination in the accompanying proxy statement/prospectus, immediately following completion of the Business Combination, Sizzle’s existing stockholders, including the Sponsor, will own approximately 8.6% of the outstanding Pubco Ordinary Shares (of which approximately 5.1% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.2% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.2% of the outstanding Pubco Ordinary Shares. If the actual facts are different than these assumptions (based on redemptions by Sizzle’s public stockholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Merger Agreement or otherwise), the percentage ownership interests in Pubco post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans, if any, made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (which after the Business Combination, will be exchanged for the Pubco Warrants), (iv) the Earnout Shares, (v) any backstop commitments or capital raising transactions, or (vi) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Sizzle cannot predict how many Sizzle public stockholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of public shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Sizzle stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

The following table illustrates varying ownership levels of the issued and outstanding capital stock of Pubco, assuming varying levels of redemptions by Sizzle’s public stockholders:

	No Redemptions(1)		50% Redemption(2)		Maximum Redemption(3)
Sizzle public stockholders(4)	4,423,297	5.3%	2,211,649	2.7%	802,650	1.0%
Sizzle Sponsor, Initial Stockholders and directors and officers(5)	4,098,500	4.9%	4,098,500	5.0%	4,098,500	5.1%
Reallocation of Sponsor Shares(6)	2,049,250	2.4%	2,049,250	2.5%	2,049,250	2.5%
Cantor and EBC(7)	122,850	0.1%	122,850	0.1%	122,850	0.2%
EUR(8)	73,529,412	87.3%	73,529,412	89.7%	73,529,412	91.2%
Pro Forma Combined Company Common Stock	84,223,309	100%	82,011,661	100.0%	80,602,662	100%

____________

(1)      Presents Sizzle’s current outstanding number of public shares as of the date of this proxy statement/prospectus, which are 4,423,297 public shares (consisting of 15,500,000 public shares originally sold as Sizzle Units in the Sizzle IPO, as adjusted for 11,076,703 public shares redeemed by holders of public shares in connection with the Extension Meeting on February 1, 2023). This column assumes there are no redemptions by holders of Sizzle public shares in connection with the Special Meeting.

(2)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus, reflecting a redemption of 50% of Sizzle’s public shares by holders of public shares in connection with the Special Meeting (equating to a redemption amount of approximately $22,558,394, assuming a redemption price of $10.20 per share).

(3)      Presents the number of Sizzle’s public shares, after giving effect to redemptions as of the date of this proxy statement/prospectus and additional redemptions by holders of Sizzle public shares in connection with the Special Meeting, up to the amount allowed to satisfy the $5,000,001 minimum net tangible asset test, and reflecting a redemption of approximately 78.5%, or 3,472,288 of Sizzle’s public shares (equating to a redemption amount of approximately $35,834,014, assuming a redemption price of $10.32 per share).

(4)      Underlying Sizzle public shares are redeemable with the Business Combination and Sizzle public stockholders may exercise their right to have their shares redeemed for cash.

(5)      Shares currently held by the Sponsor plus the Sizzle Initial Stockholders, which includes Sizzle directors and officers, include 722,750 private placement shares held by the Sizzle Initial Stockholders and 5,425,000 founders shares held by the Sponsor. All 5,425,000 founders shares as of the date of this proxy statement/prospectus are held by Sponsor and may be voted by Sponsor, or its permitted transferees, at the Special Meeting (unless otherwise agreed by Sponsor); however, following the Special Meeting, Sponsor will transfer or surrender up to 2,049,250 of such shares as of and effective at the Closing, as provided in the Sponsor Support Agreement, as amended.

(6)      Reflects the 2,049,250 Class B shares of Sizzle Common Stock to be surrendered or transferred by the Sponsor pursuant to the Sponsor Support Agreement. These shares may be voted by Sponsor in connection with the Special Meeting and the Business Combination Proposal, as reflected elsewhere in this proxy statement/prospectus, unless otherwise agreed by Sponsor. However, as of the date of the Closing of Business Combination, which is subsequent to the date of the Special Meeting, these shares may transferred by Sponsor or Sizzle as provided in the Sponsor Support Agreement, as amended. Please see “The Business Combination Proposal — Sponsor Support Agreement.”

(7)      Shares held by Cantor (47,250 shares) and EBC (75,600 shares).

(8)      The issuance of 73,529,412 Pubco Ordinary Shares to EUR pursuant to the Merger Agreement in the No Redemption, 50% Redemption and Maximum Redemption scenarios. This amount has been calculated based on the stated value of $750,000,000 for the Acquired Business (as defined in the Merger Agreement) divided by the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the Closing as provided in the Merger Agreement. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement. If the full amount of the Earnout Shares were to be issued (which for this purpose is assumed to be 7,352,941 Pubco Ordinary Shares, amounting to 10% of the Pubco Ordinary Shares issued at Closing, which is the full amount of the Earnout), and after giving effect to the reallocation of Sponsor Shares, in the (a) No Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 9.3% of the outstanding Pubco Ordinary Shares (of which approximately 4.5% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 88.3% of the outstanding Pubco Ordinary Shares, (b) 50% Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 7.1% of the outstanding Pubco Ordinary Shares (of which approximately 4.6% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 90.5% of the outstanding Pubco Ordinary Shares, and (c) Maximum Redemption Scenario, Sizzle’s existing stockholders, including the Sponsor, will own approximately 5.6% of the outstanding Pubco Ordinary Shares (of which approximately 4.7% will be owned by the Sponsor and Sizzle’s officers and directors), Cantor and EBC will own approximately 0.1% of the outstanding Pubco Ordinary Shares, and EUR will own approximately 91.9% of the outstanding Pubco Ordinary Shares.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming the No Redemptions Scenario (which assumes no redemptions in connection with the Special Meeting to approve the Business Combination)*:

Sources		Uses*
($ in Millions)
Sizzle Cash	$49.8	New Equity to EUR	$750.0
Cash from the Company	0.2	Deferred Underwriting Fees	8.2
New Equity to EUR	750.0	Transaction Expenses	26.1
		Taxes	0.2
		Deferral of payment of expenses	0.0
		Cash to Balance Sheet	15.5
Total Sources	$800.0	Total Uses	$800.0

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming 50% redemptions:

Sources		Uses*
($ in Millions)
Sizzle Cash	$49.8	New Equity to EUR	$750.0
Cash from the Company	0.2	Deferred Underwriting Fees	8.2
New Equity to EUR	750.0	Transaction Expenses	26.3
		Taxes	0.2
		Deferral of payment of expenses	(15.2)
		Redemptions	21.2
		Cash to Balance Sheet	7.2
Total Sources	$800.0	Total Uses	$800.0

The following table summarizes the sources and uses for funding the Business Combination assuming Sizzle stockholders exercise their redemption rights assuming maximum redemption:

Sources		Uses*
($ in Millions)
Sizzle Cash	$49.8	New Equity to EUR	$750.0
Cash from the Company	0.2	Deferred Underwriting Fees	8.2
New Equity to EUR	750.0	Transaction Expenses	26.5
		Taxes	0.2
		Deferral of payment of expenses	(29.7)
		Redemptions	14.4
		Cash to Balance Sheet	30.5
Total Sources	$800.0	Total Uses	$800.0

____________

*        The amount of Sizzle Cash reflects the amount in Sizzle’s Trust Account as of April 18, 2023.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by Sizzle have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial Business Combination. Based on the pre-money valuation of $750 million for European Lithium AT (Investments) Limited compared to the $158 million held in the Trust Account on October 24, 2022 when the Merger Agreement was signed by Sizzle, the Board determined that this requirement was met. The Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of Sizzle and its stockholders and appropriately reflected European Lithium AT (Investments) Limited’s value. In reaching this determination, the Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of European Lithium AT (Investments) Limited met this requirement.

Accounting Treatment

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

Vote Required for Approval

This Business Combination Proposal will be approved and adopted in its entirety only if the holders of a majority of the issued and outstanding shares of Sizzle Common Stock vote “FOR” each of the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

This proposal is conditioned upon the approval of the other Condition Precedent Proposals (being the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal). Unless this proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved, the Business Combination will not occur.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE CHARTER AMENDMENT PROPOSAL

Although not required by Delaware or BVI law or by the Merger Agreement, we are asking our stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B-1. The Proposed Charter will serve as the memorandum and articles of association of Pubco following the Closing.

The following table summarizes information regarding Sizzle’s certificate of incorporation and the proposed Pubco’s Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Sizzle Certificate of Incorporation	Pubco Amended and Restated Memorandum and Articles of Association
Name	Sizzle Acquisition Corp.	Pubco’s name will be changed to “Critical Metals Corp.”
Common Stock	The Sizzle Certificate of Incorporation authorizes one class of common stock. Sizzle has 50,000,000 authorized shares of common stock, par value $0.0001 per share.	Pubco will have 450,000,000 ordinary shares authorized shares of ordinary shares, par value $0.001 per share.
Preferred Stock	The Sizzle Certificate of Incorporation authorizes 1,000,000 shares of Sizzle Preferred Stock	Pubco will have 50,000,000 authorized shares of preferred shares, par value $0.001 per share.
Number of Directors

The Sizzle Certificate of Incorporation is silent on the number of directors, and the number of directors of Sizzle, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Sizzle’s board of directors pursuant to a resolution adopted by a majority of Sizzle’s board of directors.

Pubco’s Amended and Restated Memorandum and Articles of Association is silent on the number of directors. However, we anticipate that the total number constituting the board of directors of Pubco following the Closing will initially consist of five individuals.

Classified Board

Sizzle’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three- year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Pubco’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three- year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Stockholder Actions	Sizzle’s current charter does not specifically address the issue of stockholder actions pursuant to Section 228 of the Delaware General Corporation Law.

Pubco shareholders may only act by written consent in lieu of a meeting if EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued shares of Pubco. An action by written consent must be signed by the holders of a majority of votes of all those entitled to vote on the written consent.

Provisions Specific to a Blank Check Company	The Sizzle Certificate of Incorporation sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial Business Combination.	These provisions are not applicable to an operating company, and so the Proposed Charter does not include these blank check company provisions.

The amendment above is referred to as the “Charter Amendment.”

Pursuant to the Merger Agreement, upon the closing of the Business Combination, Pubco’s memorandum and articles of association will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed Charter Amendments described herein; and

•        make certain other changes that the board of directors of Pubco deems appropriate for a public operating company.

Reasons for the Charter Amendment

Ordinary Shares

The Sizzle Board believes that it is important for the Combined Entity to have available for issuance a number of authorized Pubco Ordinary Shares and Pubco Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including for issuances of equity for compensatory purposes or, if needed, as part of financing for future growth acquisitions). The Sizzle Board also believes that a single class of common stock provides a clean capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.

Notwithstanding the foregoing, authorized but unissued common shares may enable Pubco’s board of directors to render it more difficult or to discourage an attempt to obtain control of Pubco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pubco’s common stock. If, in the due exercise of its fiduciary obligations, for example, Pubco’s board of directors were to determine that a takeover proposal was not in the best interests of Pubco, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pubco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Preferred Stock

The Sizzle Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

However, authorized but unissued preferred shares may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Pubco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Pubco. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Pubco, such preferred shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Pubco’s board of directors to issue the authorized Pubco Preferred Stock on its own volition will enable Pubco to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Stockholder Actions

The Proposed Charter provides that Pubco shareholders may only act by written consent in lieu of a meeting if EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued shares of Pubco. At any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued shares of Pubco, shareholders may not act by written consent in lieu of a meeting.

This Charter Amendment requires that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the shareholder may be taken only at a duly called annual or special meeting of shareholders and may not be taken without a meeting by means of any consent in writing of such shareholder.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Sizzle’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve Pubco after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Sizzle Board believes it is the most appropriate period for Pubco. In addition, certain other provisions in the Sizzle Certificate of Incorporation require that proceeds from the Sizzle IPO be held in the Trust Account until the completion of a Business Combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

This Charter Amendments Proposal will be approved and adopted in its entirety only if a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting vote “FOR” the Charter Amendment. Failure to vote by proxy or to vote in person at the Special Meeting (which would include presence by virtual attendance at the Special Meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval and adoption of the Charter Amendment Proposal, is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Incentive Plan Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENT IN THE CHARTER AMENDMENT PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER AMENDMENTS PROPOSALS

Overview

In connection with the Business Combination, Sizzle is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware or BVI law but, pursuant to SEC guidance, Sizzle is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Sizzle or the Sizzle Board. In the judgment of the Sizzle Board, these provisions are necessary to adequately address the needs of Pubco. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendments Proposals (separate and apart from any other proposal).

Sizzle stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter of Pubco and the existing Sizzle Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals (the “Advisory Charter Amendments Proposals”):

Proposal No. 3A:    Change in Authorized Share Capital

Description of Amendment

The amendment would increase the total number of authorized shares from (a) under Sizzle’s charter, 51,000,000 shares, consisting of 50,000,000 common shares and 1,000,000 shares of preferred stock, to (b) under the Proposed Charter, 500,000,000 shares, consisting of 450,000,000 ordinary shares and 50,000,000 preferred shares.

Reason for Amendment

This amendment provides for adequate authorized capital and flexibility for future issuances of Pubco Ordinary Shares if determined by the Board of Pubco to be in the best interests of the post-combination business, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance. Additionally, Sizzle believes that it is important for Pubco to have available for issuance a number of authorized PubCo Ordinary Shares and PubCo Preferred Stock sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs.

Proposal No. 3B:    EUR Director Appointment Rights

Description of Amendment

The amendment would confer EUR with rights under the Proposed Charter in conformity with the contractual designation rights set forth in the Investors Agreement, such that EUR is entitled to appoint the lower of a majority of all board members and four directors for so long as EUR beneficially owns at least 50% of the total issued voting shares, two directors for so long as EUR beneficially owns at least 25% but less than 50% of the total issued voting shares, and one director for so long as EUR beneficially owns at least 15% but less than 25% of the total issued voting shares.

Reason for Amendment

We believe that these provisions provide appropriate board representation rights for a controlling shareholder of EUR’s significance and are in line with market practice for controlled companies by providing EUR with board representation based on its significant ownership in Pubco shares. Moreover, the provisions provide clarity to shareholders of Pubco regarding the level of board representation that EUR will have in Pubco in light of its controlling shareholder interest, both at the time of closing of the Business Combination and in the future as EUR’s share ownership may change over time.

Proposal No. 3C:    Amendments to Proposed Charter

Description of Amendment

At present, our existing charter may only be amended with the approval of a majority of our board of directors and the holders of a majority of our outstanding shares. Proposal 2B provides that, under the Proposed Charter, a supermajority vote of the stockholders of Pubco, or two-thirds of outstanding voting shares, is required to amend the Proposed Charter at any time when EUR does not beneficially own, in the aggregate, a majority of the voting power in Pubco. If EUR beneficially owns a majority of the voting power of Pubco, then only an absolute majority, or a majority of outstanding voting shares, is required to amend the Proposed Charter.

Reason for Amendment

The Board believes that limiting the ability of stockholders to make amendments to the Proposed Charter after the time that EUR no longer beneficially owns a majority of the voting power of Pubco is appropriate to protect Pubco from unwarranted attempts to gain corporate control at that time. Limiting the ability of stockholders to amend the Proposed Charter can reduce the potential for unwarranted attempts to gain control of Pubco by effecting amendments to the Proposed Charter that are not in the interests of most of its shareholders. Moreover, we believe that supermajority voting requirements are appropriate if EUR no longer holds a majority of Pubco’s outstanding shares in order to protect stockholders against the potential self-interested actions by one or a few large stockholders at that time. In reaching this conclusion, the board of directors was cognizant of the potential for new stockholders to attempt to seek control over Pubco if EUR decreases its ownership interest in Pubco, and we believe that going forward, a supermajority voting requirement encourages a new potential controlling stockholder to first negotiate with the Board of directors to instead reach terms that are appropriate for all stockholders.

Proposal No. 3D:    Removal of Directors

Description of Amendment

At present, our existing charter provides that directors may be removed only for cause and by a majority of outstanding voting shares. Proposal 2D provides that, under the Proposed Charter, directors may be removed (i) by a resolution passed by all directors of the board at any time for cause; (ii) by an absolute majority of the members at any time when EUR beneficially owns more than 50% of the total voting power of issued shares; and (iii) by a supermajority of the members at any time for cause when EUR does not beneficially own more than 50% of the total voting power of issued shares.

Reason for Amendment

We believe that limiting the ability of stockholders other than EUR to remove directors is appropriate protect all stockholders against the potential self-interested actions by one or a few new large stockholders that may seek to gain control of Pubco. In reaching this conclusion, we were cognizant of the potential for certain stockholders to seek to gain and hold a substantial beneficial ownership of our common stock if EUR were to decrease its ownership of Pubco. We further believe that going forward, a supermajority voting requirement encourages any person seeking control of Pubco to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Proposal No. 3E:    Written Consent

Description of Amendment

At present, our existing charter prohibits stockholders from acting by written consent and instead requires that stockholder action be taken at a duly held meeting of stockholders. Under the Proposed Charter, Pubco will provide that members may act by written consent at any time when EUR beneficially owns more than 50% of the total voting power of issued shares but may not act by written consent at any time when EUR beneficially owns less than 50% of the total voting power of issued shares.

Reason for Amendment

We believe that limiting the ability of stockholders to act by written consent after the time that EUR no longer beneficially owns a majority of the voting power of Pubco is appropriate to protect Pubco from unwarranted attempts to gain corporate control by new stockholders if it loses controlled company status in its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter.

Advisory Charter Amendment

Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The approval and adoption of the Advisory Charter Amendments Proposals is non-binding and not conditioned on any other Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENTS IN THE ADVISORY CHARTER AMENDMENTS PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Sizzle and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to the terms and conditions of the Merger Agreement), for purposes of complying with the applicable listing rules of the Nasdaq Capital Market, the issuance of up to 84,223,309 Pubco Ordinary Shares to EUR, ECB and Cantor and Sizzle stockholders in the amounts described in the proxy statement/prospectus upon the Closing, 7,750,000 Pubco Ordinary Shares issuable to holders of Sizzle Warrants (which are exchanged in the Business Combination for Pubco Warrants) following the Closing and 7,352,941 Pubco Ordinary Shares contingently issuable in accordance with the Earnout. For further information, please see the section entitled “The Business Combination Proposal (Proposal 1),” as well as the annexes to this proxy statement/prospectus.

Why Sizzle Needs Stockholder Approval

Stockholder approval of the listing on Nasdaq is a condition to the Closing under the Merger Agreement.

We also are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company where, due to the present or potential issuance of common stock, other than common stock issued in a public offering (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Sizzle Stockholders and Pubco Stockholders

If the Nasdaq Proposal is adopted, at the Closing we will issue up to 84,223,309 Pubco Ordinary Shares assuming no redemptions and 80,602,662 Pubco Ordinary Shares assuming maximum redemptions to EUR, EBC and Cantor and Sizzle stockholders in the amounts described in the proxy statement/prospectus upon the Closing, and up to an additional 7,750,000 Pubco Ordinary Shares subsequent to the Closing conditioned upon exercise of the Pubco Warrants (received in exchange for Sizzle Warrants in the Business Combination, and up to 7,352,941 Pubco Ordinary Shares to EUR under the terms of the Earnout in the event of satisfaction of certain share price thresholds and certain other conditions of the Earnout.

The issuance of the Pubco Ordinary Shares described above would result in significant dilution to Sizzle stockholders and result in Sizzle stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Pubco.

In the event that this Proposal is not approved by Sizzle stockholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by Sizzle stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of Pubco Ordinary Shares pursuant to the Merger Agreement, Pubco will not issue such Pubco Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of Pubco Ordinary Shares pursuant to the Merger Agreement, including to EUR, be approved, and that for purposes of complying with the applicable provisions of Nasdaq Listing Rule 3635, the potential issuance of the Earnout Shares pursuant to the terms and conditions of the Merger Agreement, be approved.”

Required Vote for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal, the Charter Amendment Proposal and the Incentive Plan Proposal.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT Sizzle
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

The Background of the Incentive Plan

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our stockholders, the adoption of the Critical Metals Corp. 2023 Incentive Award Plan (the “Incentive Plan”) by Pubco, effective as of and contingent on the consummation of the Business Combination (the “Effective Date”). If the Incentive Plan is approved by our shareholders, Pubco will be authorized to grant equity and cash incentive awards to eligible employees, non-employee directors and other service providers. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex C.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance Pubco’s ability to attract, retain, incent, reward and motivate persons who make (or are expected to make) important contributions to Pubco by providing these individuals with equity ownership and other incentive opportunities. Pubco believes that the equity-based awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to Pubco and help focus them on the creation of long-term value consistent with the interests of Pubco’s shareholders. The board of directors of Pubco believes that the Incentive Plan (a) will provide Pubco with significant means to attract and retain talented personnel, (b) will result in saving cash, which otherwise would be required to maintain current employees and adequately attract and reward personnel and others who perform services for Pubco, and (c) consequently, will prove beneficial to Pubco’s ability to be competitive.

As of the date of this proxy statement/prospectus, the number of persons that would be eligible to participate in the Incentive Plan upon its effective date is approximately            employees,            non-employee directors and            independent contractors.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the Incentive Plan is a condition to the Closing under the Merger Agreement. Stockholder approval of the Incentive Plan is also necessary in order for Pubco to (a) meet the stockholder approval requirements of the Nasdaq Capital Market and (b) grant ISOs thereunder.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by our stockholders, (a) the Business Combination will not be consummated and (b) the Incentive Plan will not become effective and Pubco will not be able to grant equity awards under the Incentive Plan. Additionally, Pubco believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan, as currently contemplated by Pubco’s board of directors, are summarized below, which summary is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C. Our stockholders are being asked to approve the Incentive Plan as presented. If the terms of the Incentive Plan are materially amended in a manner that would require stockholder approval under the Nasdaq Capital Market or the ISO requirements, stockholders will be asked to approve such material amendment.

We expect to use equity-based awards to promote our interest by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of its equity holders. In connection with the Business Combination, the Pubco Board plans to adopt, and Pubco’s sole shareholder, plans to approve, the Pubco 2023 Share Incentive Plan (as amended from time to time), which is referred to in this proxy statement/prospectus as the “Incentive Plan” and will become effective at the Effective Time. The Incentive Plan will allow Pubco to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of Pubco and its affiliates. The Pubco Board anticipates that providing such persons with a direct stake in Pubco will assure a closer alignment of the interests of such individuals with those of Pubco and its shareholders, thereby stimulating their efforts on Pubco’s behalf and strengthening their desire to remain with Pubco and its affiliates.

Administration.    The compensation committee of the Pubco Board (the “Committee”) will administer the Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The Committee will have full discretion to administer and interpret the Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of Pubco or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Incentive Plan and that may be so delegated as a matter of law.

Eligibility.    Certain employees, directors, officers, advisors or consultants of Pubco or its affiliates are eligible to participate in the Incentive Plan. Immediately following the consummation of the Business Combination, it is expected that approximately            employees, consultants, advisors and service providers and all of our non-executive officer directors will be eligible to participate in the Incentive Plan.

Number of Shares Authorized.    Pubco will initially reserve            % of its Ordinary Shares for the issuance of awards under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will increase automatically on January 1 of each of 2024 through 2033 by the number of shares equal to the lesser of (i)             % of the total number of outstanding Pubco Ordinary Shares (rounded down to the nearest whole share) as of the immediately preceding December 31, or (ii) a number as may be determined by the Pubco Board. Notwithstanding anything to the contrary in the Incentive Plan, no more than the number of Pubco Ordinary Shares initially reserved under the Incentive Plan may be issued pursuant to the exercise of incentive share options (“ISOs”) under the Incentive Plan.

Pubco Ordinary Shares underlying awards under the Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of Pubco Ordinary Shares reserved for issuance under the Incentive Plan, the number of Pubco Ordinary Shares covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Incentive Plan will have a term of not more than 10 years from the date it is approved by Pubco’s shareholder, and no further awards may be granted under the Incentive Plan after that date.

Awards Available for Grant.    The Committee may grant awards of nonqualified share options, ISOs, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), other share-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Share Options and Share Appreciation Rights.    Share options provide for the purchase of Pubco Ordinary Shares in the future at an exercise price set on the grant date. ISOs, in contrast to nonqualified share options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a share option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a share option or SAR may not be longer than 10 years from grant (or five years in the case of ISOs granted to certain significant shareholders).

Restricted Shares.    Restricted shares are an award of nontransferable shares of Pubco Ordinary Shares that are subject to certain vesting conditions and other restrictions.

RSUs.    RSUs are contractual promises to deliver Pubco Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on Pubco Ordinary Shares prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Committee may provide that the delivery of the shares underlying RSUs will be deferred if such delivery would result in a violation of applicable law. The terms and conditions applicable to RSUs will be determined by the Committee, subject to the conditions and limitations contained in the Incentive Plan.

Other Share or Cash-Based Awards.    Other share or cash based awards are awards of cash, fully vested Pubco Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, Pubco Ordinary Shares. Other share or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards or as standalone payments.

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Pubco Ordinary Shares and may be granted alone or in tandem with awards other than share options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the underlying award becomes payable and will be subject to forfeiture to the same extent as the underlying award.

Performance Awards.    Performance awards granted pursuant to the Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in Pubco Ordinary Shares, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Pubco or its affiliates. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing.    In general, the Pubco Board may amend, alter, suspend, discontinue or terminate the Incentive Plan at any time. However, shareholder approval to amend the Incentive Plan may be necessary if applicable law or the Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially and adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Shareholder approval will not be required for any amendment that reduces the exercise price of any share option or SAR, or cancels any share option or SAR that has an exercise price that is greater than the then-current fair market value of Pubco Ordinary Shares in exchange for cash, other awards or share options or SARs with an exercise price per share that is less than the exercise price per share of the original share options or SARs.

Adjustments; Corporate Transactions.    In the event of certain capitalization events or corporate transactions (as set forth in the Incentive Plan), including the consummation of a merger or consolidation of Pubco with another corporation, the Committee may adjust the number of Pubco Ordinary Shares or other securities of Pubco (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by shareholders of Pubco in connection with such transaction.

Other Compensation and Benefits

After the Business Combination, Pubco expects to continue to offer various employee benefit plans to employees, including its named executive officers, which may be the same or similar to those currently offered by the Company, including health, dental, vision, life and disability insurance benefits, as well as the 401(k) profit sharing plan. For more information, see “Executive Compensation of the Company — Other Benefits.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Incentive Plan depend upon the type of award.

Incentive Stock Options.    The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the Pubco Ordinary Shares from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the Pubco Ordinary Shares on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the Pubco Ordinary Shares until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of Pubco Common Stock as of the date of exercise will be treated as a long-term capital gain. If a recipient fails to hold the shares for the minimum required time, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the Pubco Ordinary Shares on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. Pubco will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options.    The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the Pubco Ordinary Shares purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient on exercise. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Stock Unit Awards.    Recipients who receive stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Other Awards.    Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of Pubco Ordinary Shares on the exercise date over the exercise price. Pubco will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

New Incentive Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by Pubco’s shareholders and becomes effective, Pubco intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after Pubco becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal and the Nasdaq Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE SHARE INCENTIVE PLAN PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ESPP PROPOSAL

The Background of the ESPP

Prior to the consummation of the Business Combination, our board of directors is expected to approve, subject to approval by our stockholders, the adoption of the Critical Metals 2023 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the consummation of the Business Combination. If the ESPP is approved by stockholders, Pubco will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of Pubco Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms. A copy of the ESPP is attached to this proxy statement/prospectus as Annex D.

Purpose of the ESPP

The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Pubco Ordinary Shares on favorable terms and to pay for such purchases through payroll deductions. Pubco believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of Pubco, the ESPP will motivate recipients to offer their maximum effort to Pubco and help focus them on the creation of long-term value consistent with the interests of our stockholders.

As of the date of this proxy statement/prospectus, the number of employees that would be eligible to participate in the ESPP upon its effective date is approximately.

Reasons for the Approval of the ESPP Proposal

Stockholder approval of the ESPP is necessary in order for Pubco to satisfy the stockholder approval requirements under Section 423 of the Code.

Consequences if the ESPP Proposal is Not Approved

If the ESPP Proposal is not approved by our stockholders, the ESPP will not become effective and employees of Pubco will not be able to purchase Pubco Ordinary Shares under the ESPP. Additionally, Pubco believes its ability to recruit, retain and incentivize top talent will be adversely affected if the ESPP Proposal is not approved.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, which summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex D. Our stockholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require stockholder approval Section 423 of the Code, stockholders will be asked to approve such material amendment.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “Summary of the ESPP’s Material Terms and Features — International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of Pubco Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance.    The ESPP will have [            %] of authorized but unissued or reacquired Pubco Ordinary Shares reserved for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2023, in an amount equal to the least of (a) [            ]% of the outstanding Pubco Ordinary Shares on such date, or (b) a lesser amount determined by the Compensation Committee or Pubco Board; provided, however, that no more than [            ] Pubco Ordinary Shares may be issued under the ESPP.

Administration.    Except as noted below, the ESPP will be administered by the Compensation Committee. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility.    Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by Pubco or a participating subsidiary on the day preceding the start of any offering period will be eligible to participate in the ESPP. Unless otherwise determined in the terms of an offering, the ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase Pubco Ordinary Shares through payroll deductions, which may not be more than fifteen percent (15%) of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing five percent (5%) or more of the total combined voting power or value of all classes of Pubco’s stock. No employee will be able to purchase more than           (          ) shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of Pubco or its subsidiaries, a right to purchase stock of Pubco having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Compensation Committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase Pubco Ordinary Shares for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than eighty-five percent (ass) of the fair market value per share of Pubco Ordinary Shares on either the offering date or on the purchase date, whichever is less. The fair market value of Pubco Ordinary Shares for this purpose will generally be the closing price on the Nasdaq Capital Market (or such other exchange as the Pubco Ordinary Shares may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature.    The Compensation Committee may specify that, if the fair market value of a share of Pubco Ordinary Shares on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure.    In the event that there is a specified type of change in Pubco’s capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the plan and (c) the price of shares that any participant has elected to purchase.

International Participation.    To provide Pubco with greater flexibility in structuring Pubco’s equity compensation programs for Pubco’s non-U.S. employees, the ESPP also permits Pubco to grant employees of Pubco’s non-U.S. subsidiary entities rights to purchase Pubco Ordinary Shares pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization.    Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either Pubco Ordinary Shares will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any Pubco Ordinary Shares purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination.    The Pubco Board and the Compensation Committee each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences to Pubco

There are no federal income tax consequences to Pubco by reason of the grant or exercise of rights under the ESPP. Pubco is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a sale or disposition of shares prior to satisfaction of the holding periods described above.

New ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the ESPP Proposal is not a condition for any other Proposal at the Special Meeting.

Recommendation of Our Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that, at the time of the Special Meeting, Sizzle is unable to consummate the Business Combination for any reason.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented at the Meeting and is not approved by the stockholders of Sizzle, Sizzle’s Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal. In such event, the Business Combination may not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, be determined by the chairman of the meeting to permit further solicitation and vote of proxies if it is determined by the Board that more time is necessary or appropriate to approve one or more Proposals at the meeting be adopted and approved in all respects.”

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (which would include presence by virtual attendance at the Special Meeting). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.

The approval and adoption of the Adjournment Proposal is not a condition for nor conditioned on the approval of any other Proposal at the Special Meeting.

Recommendation of Our Board

IF THE ADJOURNMENT RESOLUTION IS PRESENTED TO OUR STOCKHOLDERS, OUR
BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

Interests of Sizzle’s Directors

The existence of financial and personal interests of one or more of Sizzle’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of Sizzle and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Sizzle’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Sizzle’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion of Ellenoff Grossman & Schole LLP filed as Exhibit 8.1), the following is a summary of the material U.S. federal income tax consequences to holders of Sizzle Common Stock (which in this section we refer to as “Common Stock”) and Sizzle Warrants (collectively, “Sizzle Securities”) with respect to (i) an election by the holders of shares of Sizzle Common Stock to have Sizzle redeem such shares for cash, (ii) the Business Combination and (iii) the post-Business Combination ownership and disposition of Pubco Ordinary Shares and Pubco Warrants (collectively, “Pubco Securities”) acquired pursuant to the Business Combination. Except as indicated below, and subject to the limitations and qualifications set forth herein, this summary is the opinion of Ellenoff Grossman & Schole LLP. This summary applies only to holders of Sizzle Securities and Pubco Securities that hold their Sizzle Securities and Pubco Securities as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of Sizzle Securities or Pubco Securities in light of such holder’s individual circumstances or status, nor does it address all of the tax consequences that might be applicable to holders of Sizzle Securities or Pubco Securities subject to special rules, such as:

•        dealers in securities or foreign currency;

•        broker-dealers;

•        traders in securities that elect to use a mark-to-market method of accounting;

•        tax-exempt organizations;

•        financial institutions, banks or trusts;

•        mutual funds;

•        life insurance companies, real estate investment trusts and regulated investment companies;

•        holders that actually or constructively own 10% or more (by vote or value) of Sizzle’s or Pubco’s stock;

•        holders that hold Sizzle Securities or Pubco Securities as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•        U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•        holders that received Sizzle Securities or Pubco Securities through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•        U.S. expatriates;

•        controlled foreign corporations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Sizzle Securities or Pubco Securities being taken into account in an applicable financial statement;

•        passive foreign investment companies; or

•        pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

None of Sizzle, the Company or Pubco has sought or intends to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds Sizzle Securities or Pubco Securities, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Sizzle Securities or Pubco Securities and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights, the Business Combination and of acquiring, owning and disposing of Pubco Securities.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of Pubco

Tax Residence of Pubco for U.S. Federal Income Tax Purposes

Although Pubco is incorporated and tax resident in the British Virgin Islands, following the closing of the Business Combination the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because Pubco is not so created or organized (but is instead incorporated only in the British Virgin Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these general rules. Section 7874 of the Code provides an exception to these general rules under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80%, or in certain circumstances 60%, of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”) as determined for purposes of Section 7874 (the “Ownership Test”), and (iii) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

Pubco will indirectly acquire substantially all of the assets of Sizzle through the Business Combination. It is unclear whether Pubco, including its “expanded affiliated group,” would satisfy the substantial business activities test upon consummation of the Business Combination. As a result, Section 7874 of the Code may apply to cause Pubco to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on the satisfaction of the Ownership Test.

Based upon the terms of the Business Combination, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, Sizzle and Pubco currently expect that the Section 7874 Percentage of Sizzle stockholders in Pubco should be less than 80% after the Business Combination. Accordingly, Pubco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Whether the Ownership Test is satisfied must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former holders of Sizzle Common Stock may be deemed to own an amount of Pubco Ordinary Shares in respect to certain redemptions by former holders of Sizzle Common Stock prior to the Business Combination for purposes of determining the ownership percentage of former holders of Sizzle Common Stock under Section 7874 of the Code. As a result, none of Sizzle’s, Pubco’s or the Company’s counsel is able to opine as to the status of Pubco as a foreign corporation under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Pubco as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If Pubco were to be treated as a U.S. corporation for U.S. federal income tax purposes, Pubco and certain Pubco shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Pubco, and the gross amount of any dividend payments to Pubco’s non-U.S. Holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax. In particular, holders of Pubco Securities would be treated as holders of securities issued by a U.S. corporation for U.S. federal income tax purposes.

However, even if the Section 7874 Percentage was such that Pubco were still respected as a foreign corporation under Code Section 7874, Pubco may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Pubco were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Pubco attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that Pubco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of Sizzle’s Tax Attributes and Certain Other Adverse Tax Consequences to Pubco and Pubco’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Sizzle and Pubco currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Pubco or Sizzle after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Pubco and certain of Pubco’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by Pubco include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%.

The determination of the Section 7874 Percentage is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Pubco is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Pubco, significant adverse tax consequences could result for Pubco and for certain Pubco shareholders, including a higher effective corporate tax rate on Pubco.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Pubco or its subsidiaries after the Business Combination.

U.S. Holders

The section applies to you if you are a U.S. Holder. For purposes of this summary, a U.S. Holder means a beneficial owner of Sizzle Securities or Pubco Securities that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state therein or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Redemption of Shares of Common Stock

Subject to the discussion below regarding stockholders who elect to participate in the redemption and also participate in the Merger, the U.S. federal income tax consequences to a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its shares of Common Stock in connection with the Business Combination will depend on whether the redemption qualifies as a sale or exchange of Common Stock under Section 302(a) of the Code. Whether the redemption qualifies as a sale or exchange of the shares of Common Stock or is treated as a distribution with respect to the shares of Common Stock will depend on the total amount of Common Stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of Common Stock outstanding both before and after the redemption (including any shares of Common Stock owned by Pubco after the Business Combination). The redemption of shares of Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Sizzle or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by such U.S. Holder, but also shares of Common Stock constructively owned by it through Pubco. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. Holder (in the case of an individual) and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder (if not an individual), as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of Common Stock or Pubco Ordinary Shares which could be acquired pursuant to the exercise of Sizzle Warrants or Pubco Warrants.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80%

of the percentage of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Pubco in the Business Combination and redemptions by other holders of Common Stock). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Sizzle. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Sizzle will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”. Sizzle expects that a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its shares of Common Stock in connection with the Business Combination generally will qualify as a sale or exchange of Common Stock under Section 302(a) of the Code. However, a U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption in light of its particular circumstances.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302(a) of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Common Stock redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If a redemption does not qualify as a sale or exchange, the U.S. Holder will be treated as receiving a distribution from Sizzle. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Sizzle’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares of Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Pubco Warrants or possibly in other shares constructively owned by such U.S. Holder.

Notwithstanding the foregoing, if a U.S. Holder elects to participate in the redemption with respect to a portion, but not all, of its Sizzle Common Stock, it is possible that such redemption may be treated as integrated with the Merger rather than as a separate transaction. As discussed in further detail below, it is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. If the Merger qualifies as a Section 368(a) Reorganization, and if the redemption is treated as integrated with the Merger (rather than as a separate transaction), cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the Section 368(a) Reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) Pubco’s current and accumulated earnings and profits, taxable as described above.

If the Merger does not qualify as a Section 368(a) Reorganization but qualifies as part of a Section 351 Transaction, it is possible that such cash, together with Pubco Warrants (if any) received in exchange for Sizzle Warrants, may be treated as taxable boot received in to the Section 351 Transaction, in which case gain (but not loss) may be recognized on the Merger and redemption in an amount equal to the lesser of (A) the aggregate amount of gain realized by such holder (generally, the sum of the excess (if any) of (x) the value of the Pubco Ordinary Shares and Pubco Warrants received in the Merger and the amount of cash received in the redemption over (y) such

U.S. Holder’s adjusted basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor pursuant to the Merger and/or the redemption, computed on an asset-by-asset basis) and (B) the sum of the amount of cash received in the redemption and the value of the Sizzle Warrants received in the Merger). Under this possible characterization, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and would not be entitled to recognize any loss with respect to its redeemed Sizzle Common Stock.

In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its Sizzle Common Stock maintains its ownership of Sizzle Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above two paragraphs). In such case, even if the Merger were treated as a Section 368(a) Reorganization, and no gain or loss generally would be recognized upon the deemed exchange of Sizzle Warrants for Pubco Warrants as described below under the heading “— The Receipt of Pubco Securities in the Business Combination,” cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the Section 368(a) Reorganization, in which case the U.S. Holder generally is taxed in the manner described above. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Sizzle Common Stock exchanged therefor. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Sizzle Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. If the Merger were not treated as a Section 368(a) Reorganization, then the tax treatment to such U.S. Holder would be similar to if the redemption and Merger were not integrated, with the treatment of the redemption generally as described above, and the treatment of the deemed exchange of Sizzle Warrants for Pubco Warrants pursuant to the Merger generally as described below under “— The Receipt of Pubco Securities in the Business Combination.”

U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of Pubco Securities in the Business Combination

It is intended that the (i) Merger, together with other relevant portions of the transactions contemplated by the Merger Agreement, qualifies as a Section 351 Transaction and (ii) the Merger qualifies as a Section 368(a) Reorganization. Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion of Ellenoff Grossman & Schole LLP filed as Exhibit 8.1), it is the opinion of Ellenoff Grossman & Schole LLP, counsel to Sizzle, that the Merger, taken together with other relevant portion of the transactions contemplated in the Merger Agreement, should qualify as an integrated transaction described in Section 351(a) of the Code.

However, the provisions of Section 351 and 368(a) of the Code are complex and qualification as a non-recognition transaction under either of these provisions are subject to factual and legal uncertainties and could be adversely affected by events or actions that occur prior to or following the Business Combination. Accordingly, the tax treatment of the Merger is inherently uncertain. In particular, there are significant factual and legal uncertainties as to whether the Merger qualifies as a Section 368(a) Reorganization. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as Sizzle. In addition, the Merger’s ability to qualify as a Section 368(a) Reorganization could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Sizzle. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Sizzle Common Stock redemptions that occur in connection with the Business Combination. As a result, neither Sizzle’s nor the Company’s counsel is able to opine as to whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

If the Merger qualifies as part of a Section 351 Transaction or as a Section 368(a) Reorganization, no gain or loss should be recognized by a U.S. Holder of Common Stock who exchanges such Common Stock solely for Pubco Ordinary Shares pursuant to the Merger. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the shares of Common Stock surrendered by such U.S. Holder in the Business Combination. In addition, the holding period of such Pubco Ordinary Shares should include the period during which the shares of Common Stock, surrendered in the Business Combination, were held by such U.S. Holder, although the running of the holding period for the shares of Common Stock may be suspended as a result of any redemption rights with respect thereto.

In the event that the Merger does not qualify as part of a Section 351 Transaction or as a Section 368(a) Reorganization, generally, the Merger will be treated as a taxable sale or exchange of Common Stock by U.S. Holders in exchange for Pubco Ordinary Shares. In such case, subject to the discussion of backup withholding below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its shares of Common Stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the shares of Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of Common Stock is subject to certain limitations.

Generally the amount of gain or loss recognized by a U.S. Holder on a taxable sale or exchange of Common Stock pursuant to the Merger will be an amount equal to the difference between (i) the fair market value of the Pubco Ordinary Shares received by the U.S. Holder in the Merger and (ii) the U.S. Holder’s adjusted tax basis in Common Stock surrendered thereof. A U.S. Holder’s adjusted tax basis in the shares of Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.

The appropriate U.S. federal income tax treatment of Pubco Warrants received in the Merger is uncertain because, as described above, it is unclear whether the Merger separately qualifies a Section 368(a) Reorganization. If the Merger only qualifies as part of a Section 351 Transaction (and not as a Section 368(a) Reorganization), a U.S. Holder whose Sizzle Warrants automatically convert into Pubco Warrants will recognize gain or loss upon such deemed exchange of warrants equal to the difference between the fair market value of the Pubco Warrants received and such U.S. Holder’s adjusted basis in its Sizzle Warrants. Such U.S. Holder’s basis in its Pubco Warrants received in the Merger will equal the fair market value of the Pubco Warrants. A U.S. Holder’s holding period in its Pubco Warrants will begin on the day after the Merger. If the Merger qualifies as a Section 368(a) Reorganization (whether or not the Merger also qualifies as part of a Section 351 Transaction), a U.S. Holder whose Sizzle Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such deemed exchange of warrants. In such case, a U.S. Holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Sizzle Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Sizzle Warrants exchange therefor were held by such holder.

If the Merger qualifies as part of a Section 351 Transaction (and not as a Section 368(a) Reorganization), a U.S. Holder that receives Pubco Ordinary Shares in exchange for Sizzle Common Stock and whose Sizzle Warrants automatically convert into a Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s adjusted tax basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of the Pubco Ordinary Shares and the Pubco Warrants received by such U.S. Holder among the Sizzle Common Stock and Sizzle Warrants owned by such U.S. Holder immediately prior to the Merger in proportion to their fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Merger will include the holding period during which the Sizzle Common Stock exchanged therefor were held by such U.S. Holder, and the holding period of Pubco Warrants received in the Merger will begin on the day after the Merger.

If the Merger qualify as a Section 368(a) Reorganization (whether or not the Merger also qualifies as part of a Section 351 Transaction), a U.S. Holder that receives Pubco Ordinary Shares in exchange for Sizzle Common Stock and whose Sizzle Warrants automatically convert into a Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received will be equal to the U.S. Holder’s basis in the Sizzle Common Stock and Sizzle Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants will include the holding period during which the Sizzle Common Stock and Sizzle Warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders of Sizzle Warrants are urged to consult with their tax advisors regarding the treatment of their Sizzle Warrants in connection with the Business Combination.

U.S. Holders who hold different blocks of Sizzle Securities (generally, Sizzle Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Sizzle Securities.

None of Sizzle, the Company or Pubco has sought or intends to seek any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Tax Consequences of the Merger Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a foreign corporation in a transaction that qualifies as a tax-deferred transaction (including as a Section 368(a) Reorganization or as a Section 351 Transaction), the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Merger to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors of the transferred U.S. corporation or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership); and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. As of the date hereof, neither Sizzle nor the Company has made a determination as to whether any of these conditions are expected to be met. Accordingly, even if the Merger qualifies as part of a Section 351 Transaction or a Section 368(a) Reorganization, no assurance can be given that a U.S. Holder participating in the Merger would not be required to recognize gain under Section 367(a) of the Code in connection with the Merger. Even if the requisite conditions are satisfied with respect to the Merger, a U.S. Holder that is a “five-percent transferee shareholder” is required to enter into a “gain recognition agreement” with the IRS to recognize gain under certain circumstances to avoid gain recognition under Section 367(a) of the Code at the closing of the Merger. All U.S. Holders of Sizzle Securities that will own 5% or more of either the total voting power or the total value of the outstanding shares of Pubco after the Merger (taking into account, for this purpose, ownership of Pubco Ordinary Shares acquired in connection with the Merger and any Pubco Ordinary Shares not acquired in connection with the Merger) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Merger.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Merger is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Merger will not result in gain being recognized by U.S. Holders of Sizzle securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Merger or that a court would not sustain such a challenge.

If the Merger qualifies as a Section 368(a) Reorganization or as part of a Section 351 Transaction but, at the Effective Time, any requirement for an exception to Section 367(a) of the Code is not satisfied, then a U.S. Holder of Sizzle Securities generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Merger of the Pubco Securities received by such holder in the Merger over such U.S. Holder’s tax basis in the Sizzle Securities surrendered by such U.S. Holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Sizzle Securities for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the Pubco Securities received in the Merger will equal the fair market value of such stock or warrants upon receipt. Although not free from doubt, a U.S. Holder’s holding period in the Pubco Securities received in the Merger generally includes the holding period for the Sizzle Securities surrendered in exchange therefor.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of Sizzle Securities under your particular circumstances, including whether you will be a “five-percent transferee shareholder” and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

Taxation of Distributions on Pubco Ordinary Shares

After the Business Combination, Pubco may make distributions with respect to its stock. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will be required to include in gross income as dividends the amount of any distribution (except certain distributions of common stock or rights to acquire common stock) paid on the Pubco Ordinary Shares to the extent the distribution is paid out of Pubco’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid to corporate U.S. Holders generally will not qualify for the dividends received deduction in respect of dividends received from other U.S. corporations. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code if Pubco is a “qualified foreign corporation” for such purpose, and provided certain requirements are met, such dividend will be subject to tax at reduced tax rates accorded to long-term capital gains. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the Nasdaq (which Pubco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered readily tradable on an established securities market in any year. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Distributions in excess of Pubco’s current and accumulated earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares of Pubco (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the sale, taxable exchange or other taxable disposition of Pubco Securities in an amount equal to the difference between (i) the amount realized (i.e., the sum of the amount of cash and the fair market value of any property received in such sale or disposition) and (ii) the U.S. Holder’s adjusted tax basis in such Pubco Securities.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Pubco Securities exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a sale or other taxable disposition of Pubco Securities is subject to certain limitations.

Exercise or Lapse of a Pubco Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. Holder’s tax basis in a Pubco Ordinary Share received upon exercise of the Pubco Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Pubco Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant and will not include the period during which the U.S. Holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of Pubco Ordinary Shares having a value equal to the aggregate exercise price of the total number of Pubco Warrants to be exercised (the “surrendered warrants”). Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the total exercise price for the total number of warrants to be exercised and (ii) the U.S. Holder’s adjusted basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares received would equal the U.S. Holder’s tax basis in the Pubco Warrants exercised plus the exercise price of such warrants. A U.S. Holder’s holding period for the Pubco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Warrants.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of Pubco Ordinary Shares for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events, as discussed in the section of this proxy/registration statement captioned “Description of Securities of Pubco — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Pubco Warrant would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Pubco Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of Distributions on Pubco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Pubco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Pubco Securities could be materially different from that described above, if Pubco is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•        at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or

•        at least 50% of the value of its assets (ordinarily based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Pubco will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Pubco own, directly or indirectly, 25% or more (by value) of the stock. As of the date hereof, Pubco has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether Pubco is a PFIC is determined on an annual basis. The determination of whether Pubco is a PFIC is a factual determination that depends on, among other things, the composition of Pubco’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether Pubco will be a PFIC in its current taxable year or for any future taxable year. In addition, none of Sizzle’s, the Company’s or Pubco’s respective U.S. counsel expresses any opinion with respect to Pubco’s PFIC status for any taxable year.

The Code provides that, to the extent provided in Treasury regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to Pubco Warrants if Pubco were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to Pubco Warrants prior to the finalization of the proposed Treasury regulations in particular.

Under the PFIC rules, if Pubco were considered a PFIC at any time that a U.S. Holder owns Pubco Securities, Pubco would generally continue to be treated as a PFIC with respect to such holder in a particular year unless, in the case of Pubco Ordinary Shares, (i) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s Pubco Ordinary Shares in which Pubco was a PFIC, (ii) a valid mark-to-market election (as described below) is in effect for the particular year, or (iii) Pubco has ceased to be a PFIC and the U.S. Holder has made a purging election with respect to such Pubco Ordinary Shares under the PFIC rules. Under one type of purging election known as a “deemed sale” election, a U.S. Holder will be deemed to have sold its Pubco Ordinary Shares at their fair market value on the last day of the last taxable year in which Pubco is classified as a PFIC, and any gain from such deemed sale would be subject to the excess distribution rules described below. After the “deemed sale” election, the Pubco Ordinary Shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless Pubco subsequently becomes a PFIC.

For each taxable year that Pubco is treated as a PFIC with respect to a U.S. Holder’s Pubco Securities, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of Pubco Ordinary Shares and under proposed regulations certain transfers of Pubco Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its Pubco Securities (collectively the “excess distribution rules”), unless, with respect to the Pubco Ordinary Shares, the U.S. Holder makes a timely and valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for the Pubco Securities that preceded the taxable year of the distribution will be treated as excess distributions. Under these excess distribution rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Pubco Securities;

•        the amounts allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution and to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which Pubco is a PFIC will be treated as ordinary income; and

•        the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year, and the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Pubco Securities cannot be treated as capital gains, even though the U.S. Holder holds the Pubco Securities as capital assets.

If Pubco is a PFIC for any taxable year, certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Pubco may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Pubco does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Pubco’s subsidiaries.

If Pubco is a PFIC, a U.S. Holder of shares in Pubco may avoid taxation under the excess distribution rules described above in respect to the Pubco Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. Holders on an annual basis with certain information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance that Pubco will have timely knowledge of its status as a PFIC in the future or that Pubco will timely provide such information for any year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, under current law, U.S. Holders of Pubco Warrants are not be able to make a QEF election with respect to their Pubco Warrants.

A U.S. Holder that makes a timely and valid QEF election with respect to its Pubco Ordinary Shares would generally be required to include in income for each year that Pubco is treated as a PFIC the U.S. Holder’s pro rata share of Pubco’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Pubco Ordinary Shares. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Any net deficits or net capital losses of Pubco for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the Pubco Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the Pubco Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior QEF income inclusions and would reduce the U.S. Holder’s basis in the Pubco Ordinary Shares by a corresponding amount. In addition, if Pubco were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Pubco Ordinary Shares for such a taxable year. If Pubco owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Pubco’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

There can be no assurance that Pubco will have timely knowledge of the status of any such Lower-Tier PFIC or provide such required information for any year. In addition, Pubco may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance Pubco will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election effective from the first taxable year of a U.S. Holder’s holding period for the Pubco Ordinary Shares in which Pubco is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the excess distribution rules, adjusted to take into account the QEF income inclusions resulting from the QEF election. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Pubco Ordinary Shares by making a purging election. Under one type of purging election known as a “deemed sale” election, the U.S. Holder will be deemed to have sold the Pubco Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of such a “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Pubco Ordinary Shares.

In addition, as mentioned above, under current law, U.S. Holders of Pubco Warrants are not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Pubco Warrants (other than upon exercise of such Pubco Warrants) and Pubco were a PFIC at any time during the U.S. Holder’s holding period of such Pubco Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Pubco Warrants properly makes and maintains a QEF election with respect to the newly acquired Pubco Ordinary Shares (or has previously made a QEF election with respect to Pubco Ordinary Shares, the QEF election will apply to the newly acquired Pubco Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Pubco Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Pubco Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its Pubco Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed federal income tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if Pubco is a PFIC and Pubco Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s Pubco Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Pubco Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. Holder generally will include in income for each year that Pubco is treated as a PFIC with respect to such Pubco Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Pubco Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Pubco Ordinary Shares as of the beginning of such taxable year. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Pubco Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Pubco Ordinary Shares previously included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Pubco Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Pubco Ordinary Shares. Any loss realized on the actual sale or disposition of the Pubco Ordinary Shares will be treated as ordinary loss to the extent of the net mark-to-market gains for such Pubco Ordinary Shares previously included in income, and any loss in excess of such prior inclusions generally would be treated as capital losses. A U.S. Holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions Pubco makes would generally be subject to the rules discussed above under “— Taxation of Distributions on Pubco Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Pubco Ordinary Shares are expected to be listed on Nasdaq, but there can be no assurance that Pubco Ordinary Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Pubco Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Pubco Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Pubco Ordinary Shares in which Pubco is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the Pubco Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to such holder’s Pubco Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. In addition, under current law, U.S. Holders of Pubco Warrants are not be able to make a mark-to-market election with respect to their Pubco Warrants.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if Pubco is a PFIC.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

For purposes of this summary, a non-U.S. Holder means a beneficial owner of Sizzle Securities or Pubco Securities that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption of Shares of Common Stock

The U.S. federal income tax consequences to a non-U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of the shares of Common Stock generally will depend on the U.S. federal income tax characterization of such redemption as either a sale or distribution, as described above under “— U.S. Holders — Redemption of Shares of Common Stock.”

If the redemption qualifies as a sale or exchange of the shares of Common Stock, the non-U.S. Holder will be treated in the same manner as described in the taxable sale or exchange of Common Stock discussion below under “— Non-U.S. Holders — The Receipt of Pubco Securities in the Business Combination”.

If the redemption is treated as a distribution with respect to the shares of Common Stock, the non-U.S. Holder will be treated as receiving a corporate distribution from Sizzle. Subject to the discussion of backup withholding and FATCA below, the portion of the redemption proceeds characterized as a distribution, to the extent paid from Sizzle’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. The amount of the distribution in excess of Sizzle’s current and accumulated earnings and profits will first constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter treated as gain realized from the sale or exchange of Common Stock, which will be treated in the same manner as described in the taxable sale or exchange of Common Stock discussion below under “ — Non-U.S. Holders — The Receipt of Pubco Securities in the Business Combination.” Dividends paid by Sizzle to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Because it may not be certain at the time a non-U.S. Holder is redeemed whether such non-U.S. Holder’s redemption will be treated as a sale of Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. Holder’s particular circumstances, Sizzle or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, Sizzle or the applicable withholding agent will likely withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. Holder in redemption of such non-U.S. Holder’s Common Stock, unless (i) Sizzle or the applicable withholding agent has established special procedures allowing non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. Holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described under “— U.S. Holders — Redemption of Common Stock” above). However, there can be no assurances that Sizzle or any applicable withholding agent will establish such special certification procedures. If Sizzle or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. Holder, such non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Non-U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The Receipt of Pubco Securities in the Business Combination

The U.S. federal income tax consequences to the non-U.S. Holders as a result of the Business Combination generally are the same as to the U.S. Holders as described above in section entitled “— U.S. Holders — The Receipt of Pubco Securities in the Business Combination.” However, different U.S. federal income tax consequences will apply to the non-U.S. Holders as a result of the Business Combination if Sizzle is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the shorter of (i) the five-year period ending on the date the Business Combination occurs and (ii) the period during which the non-U.S. Holders held Sizzle Securities ending on the date the Business Combination occurs (except, in the case where shares of Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, 5% or less of the applicable Sizzle Securities at any time within the shorter of the five-year period preceding the Business Combination or such non-U.S. Holder’s holding period for such Sizzle Securities (the “regularly traded exception”)). Generally, if Sizzle is a USRPHC during the shorter of the two time periods described above and the regularly traded exception does not apply, then even if the Merger qualifies as part of a Section 351

Transaction or a Section 368(a) Reorganization, a non-U.S. Holder’s gain (or loss) realized on its transfer of the Sizzle Securities in exchange for Pubco Securities would be subject to tax in the United States in the same manner as if such non-U.S. Holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. Sizzle will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Sizzle does not believe that it has been or will be a USRPHC, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding Sizzle status as a USRPHC and the U.S. federal income tax consequences of the Business Combination to them if Sizzle is a USRPHC.

In the event that the Merger does not qualify as part of a Section 351 Transaction or Section 368(a) Reorganization, generally, the Merger will be treated as a taxable sale or exchange of Common Stock by non-U.S. Holders in exchange for the Pubco Ordinary Shares. In such case, or if a non-U.S. Holder is otherwise required to recognize gain for U.S. federal income tax purposes in connection with the Merger, subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable exchange of its Sizzle Securities for Pubco Securities in the Business Combination generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the non-U.S. Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Holders — The Receipt of Pubco Securities in the Business Combination” in the event the Business Combination does not qualify for Section 351), and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Business Combination occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the taxable sale or exchange of Sizzle Securities pursuant to the Business Combination, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•        Sizzle is or has been a USRPHC at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the non-U.S. Holder held such Sizzle Securities disposed of, and, in the case where shares of Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the applicable Sizzle Securities at any time within the shorter of the five-year period preceding the Business Combination or such non-U.S. Holder’s holding period for such Sizzle Securities.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the taxable sale or exchange of Sizzle Securities pursuant to the Business Combination will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, Pubco generally would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. Holder. There can be no assurance that Common Stock will be treated as regularly traded on an established securities market for this purpose. Sizzle does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can be no assurance in this regard.

None of Sizzle, the Company or Pubco has sought or intends to seek any ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.

Ownership and Disposition of Pubco Securities

Assuming that Pubco is not treated as a U.S. corporation under the rules discussed above, a non-U.S. Holder of Pubco Securities will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received (or deemed received) on Pubco Securities or any gain recognized on a sale or other disposition of Pubco Securities (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. Holder’s Pubco Securities) unless the dividend or gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States.

Dividends and gains that are effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. Holder’s gain on the sale or other disposition of the Pubco Securities.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with cash proceeds paid in connection with the redemption of Common Stock and information reporting requirements may apply to dividends paid (or deemed paid) on Pubco Securities or the proceeds received on the disposition of Pubco Securities effected within the United States (and in certain cases, outside of the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). A U.S. Holder may also be subject to backup withholding and may be required to provide a correct taxpayer identification number and certain certification that it is not subject to backup withholding in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend, including constructive dividends) and also include the entire gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, e.g., stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS issued proposed Treasury Regulations on December 13, 2018 that, if finalized in their proposed form, would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of property that produces U.S.-source interest or dividends, e.g., stock of U.S. corporations (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on the proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends, including constructive dividends) in respect of, Sizzle Securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% under FATCA, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Sizzle Securities.

INFORMATION ABOUT SIZZLE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Sizzle before the Business Combination.

Overview

We are a Delaware blank check company incorporated on October 12, 2020 whose business purpose is to effect our initial Business Combination.

Prior to executing the Merger Agreement with EUR, our efforts were limited to organizational activities, completion of its Initial Public Offering, pursuing a Business Combination and the evaluation of other possible Business Combinations.

On November 8, 2021, we consummated our Initial Public Offering of 15,500,000 Public Units. Each Public Unit consists of one share of Sizzle Common Stock, and one-half of one redeemable warrant of Sizzle, with each warrant entitling the holder thereof to purchase one share of common stock for $11.50 per whole share. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to Sizzle of $155,000,000.

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of an aggregate of 770,000 shares to the Sponsor at a purchase price of $10.00 per Private Placement Share, generating gross proceeds of $7,700,000.

Offering Proceeds Held in Trust

A total of $158,100,000, comprised of $152,805,604 of the proceeds from the Initial Public Offering and $5,294,396 of the proceeds of the sale of the Private Placement Shares was placed in the Trust Account.

On February 1, 2023, Sizzle’s stockholders approved an amendment to Sizzle’s Certificate of Incorporation to extend the date by which Sizzle has to consummate an initial business combination from February 8, 2023 up to August 8, 2023. In connection with the Extension Amendment, on each of February 6, 2023 and March 7, 2023, Sizzle contributed $200,000 to the Trust Account. In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account resulting in our Public Shares outstanding to equal 4,423,297 of such shares. As a result of this redemption, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay such holders and approximately $45.6 million remained in the Trust Account.

Except as described in the prospectus for Sizzle’s Initial Public Offering and in the section entitled “Other Information Related to Sizzle — Sizzle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial Business Combination and Sizzle’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a Business Combination within the required time period under Sizzle’s organizational documents.

Our management team is led by Steve Salis, our Chairman of the Board of Directors and Chief Executive Officer, and Jamie Karson, our Non-Executive Vice-Chairman of the Board of Directors.

Business Combination and Merger Agreement

On October 24, 2022, we entered into the Merger Agreement by and among Sizzle, Pubco, Merger Sub, EUR and the Company. The Merger Agreement provides that the Company and SPAC will become wholly-owned subsidiaries of Pubco, a newly formed holding company. Pursuant to the Business Combination and Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares and equity interests of the Company from EUR in exchange for Pubco Ordinary Shares, and any shares EUR holds in Pubco shall be surrendered for no consideration, such that the Company becomes a wholly owned subsidiary of Pubco and EUR becomes shareholder of Pubco, which we refer to as the Share Exchange; and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco.

Subject to the terms and conditions set forth in the Merger Agreement, in connection with the Effective Time of the Business Combination:

(i)     each of the issued and outstanding shares of Sizzle Common Stock will be cancelled in exchange for the right to receive one Pubco Ordinary Share;

(ii)    all of the outstanding public warrants of Sizzle will be assumed by Pubco and converted into the right to receive a warrant to purchase one Pubco Share; and

(iii)   EUR will receive Pubco Ordinary Shares in the Share Exchange, equal to the amount of shares consisting of (i) Seven Hundred Fifty Million Dollars ($750,000,000), divided by (ii) the redemption amount per share of Sizzle Common Stock payable to Sizzle stockholders in connection with the closing of the Business Combination as provided in the Merger Agreement, and which we refer to as the Closing Share Consideration.

Upon Effective Time, the outstanding publicly traded units of Sizzle will be separated into their component securities, consisting of (a) one share of Sizzle Common Stock and (b) one-half (1/2) of one Sizzle Warrant (each of which will be exchanged in accordance with the foregoing description). According to the Merger Agreement, each registered holder of Sizzle Warrants will be eligible to have each whole Sizzle Warrant converted into one Pubco Warrant, following aggregation of such holder’s registered Sizzle Warrants, and rounded down to the nearest whole warrant following such aggregation of warrants, with no issuance of a fractional Pubco Warrant.

Additional Pubco Ordinary Shares will be contingently issuable to EUR, in the form of an earnout which is subject to certain terms and conditions relating to the price of Pubco Ordinary Shares, during the five year period following the consummation of the Business Combination, and which we refer to as the Earnout Shares. The Earnout Shares represent a number of Pubco Ordinary Shares equal to up to 10% of the Closing Share Consideration, and half (or 5%) are issuable if Pubco Ordinary Shares’ VWAP (as defined in the Merger Agreement) trade above $15 dollars per share, and the other half (or 5%) are issuable if such price for Pubco Ordinary Shares trade above $20 per share, in each case for any twenty trading days in any thirty day trading days during this period. The Earnout Shares are also eligible to be issued, if not already paid, if during this period a change of control occurs in which the consideration per share would meet these thresholds for issuance.

For more information about the Business Combination and Merger Agreement see “Summary of the Proxy Statement/Prospectus — The Business Combination and Merger Agreement.”

On January 4, 2023, Sizzle, EUR, the Company, Critical Metals and Merger Sub entered into an Amendment No. 1 to the Merger Agreement (the “First Amendment”). The First Amendment provides that Sizzle would be responsible for any filing fee to the Australian Stock Exchange made prior to Closing in connection with the Business Combination, as well as fees for any antitrust or regulatory filings and all registration or filing fees payable to the SEC, Nasdaq, or any governmental entity. The First Amendment provides that Critical Metals will reimburse EUR for all Company Transaction Expenses incurred or paid prior to the Closing, if the Business Combination is consummated, and also clarifies that Critical Metals will be responsible for all SPAC Transaction Expenses and Company Transaction Expenses (which we collectively refer to herein and in the original Merger Agreement as Transaction Expenses), in each case as defined in the original Merger Agreement.

Fair Market Value of Target Business

The rules of the Nasdaq and the Sizzle Certificate of Incorporation require that Sizzle’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The Sizzle Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Sizzle is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Subject to the terms and conditions of the Merger Agreement, the Business Combination will be consummated only if customary closing conditions, unless such conditions are waived in accordance with the Merger Agreement, and the Condition Precedent Proposals have been approved. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In a letter agreement dated November 3, 2021, our Sponsor, officers and directors also have agreed to vote any shares of Sizzle Common Stock held by them and they may acquire during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of our initial Business Combination. If we submit the Business Combination to our public stockholders for a vote at the Special Meeting, we will complete the Business Combination, subject to the terms and conditions of the Merger Agreement and approval of the Proposals to the extent described in this proxy statement/prospectus, only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial Business Combination are voted in favor of the initial Business Combination. Our Sponsor, Sizzle Initial Stockholders, and our directors and officers have agreed to vote all of their shares of Sizzle Common Stock and in favor of the Business Combination Proposal. As a result, assuming there is a quorum at the Special Meeting, and assuming that Cantor and EBC also voted in favor of the applicable Proposal, we may need as few as 923,652, or approximately 20.8% of our 4,423,297 public shares, to be voted in favor of the Business Combination Proposal and Charter Amendments Proposal. The remaining proposals may be passed without any votes in favor by holders of our public shares.

In connection with the stockholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Sizzle and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Sizzle’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Sizzle Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Sizzle Common Stock owned by the Sponsor and/or Sizzle’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Sizzle for use in the Business Combination. None of Sizzle, the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Sizzle Common Stock purchased by the Sponsor or Sizzle’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such SPAC Common Stock does have redemption rights then such rights will be waived by the Sponsor, or Sizzle’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Sizzle will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Sizzle Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Sizzle Common Stock for which Sizzle has received redemption requests.

Liquidation if No Business Combination

If Sizzle has not completed the Business Combination with Pubco by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation) and has not completed another Business Combination by such date, Sizzle will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem its Public Share, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Sizzle’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor, officers and directors have entered into a letter agreement with us, dated November 3, 2021, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with the completion of our initial Business Combination, (ii) waive their redemption rights with respect to any founder shares, placement shares and public shares held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial Business Combination within 12 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares and placement shares held by them if we fail to complete our initial Business Combination within 15 months from the closing of this offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial Business Combination within the prescribed time frame.

Sizzle expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Sizzle’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Sizzle may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Sizzle’s creditors which would have higher priority than the claims of Sizzle’s public stockholders. Sizzle cannot assure you that the actual per-share redemption amount received by public stockholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and Sizzle — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While Sizzle intend to pay such amounts, if any, Sizzle cannot assure you that Sizzle will have funds sufficient to pay or provide for all creditors’ claims.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering) and other risk factors contained herein.

Sizzle will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Sizzle’s independent auditors), prospective target businesses and other entities with which Sizzle does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Sizzle’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If Sizzle files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Sizzle’s insolvency estate and subject to the claims of third parties with priority over the claims of Sizzle’s stockholders. To the extent any insolvency claims deplete the Trust Account, Sizzle cannot assure you Sizzle will be able to return $10.00 per share to Sizzle’s public stockholders. Additionally, if Sizzle files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Sizzle’s stockholders. Furthermore, the Sizzle Board may be viewed as having breached its fiduciary duty to Sizzle’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Sizzle cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and Sizzle — If, after we distribute the proceeds in the Trust Account to our public stockholders, Sizzle files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Sizzle’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) Sizzle’s completion of an initial Business Combination, and then only in connection with those shares of Sizzle Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Sizzle Certificate of Incorporation (A) to modify the substance or timing of Sizzle’s obligation to allow redemption in connection with Sizzle’s initial Business Combination or to redeem 100% of the public shares if Sizzle does not complete Sizzle’s initial Business Combination by that applicable date (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the public shares if Sizzle has not completed an initial Business Combination by up to August 8, 2023 (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Competition

If Sizzle succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from European Lithium AT’s competitors. Sizzle cannot assure you that, subsequent to the Business Combination, the Combined Company will have the resources or ability to compete effectively. Information regarding European Lithium AT’s competition is set forth in the sections entitled “Information about the Company — Competition.”

Human Capital/Employees

Sizzle currently has two executive officers and one non-executive vice chairman of the board. These individuals are not obligated to devote any specific number of hours to Sizzle matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial Business Combination. The amount of time they devote in any time period varies based on whether a target business has been selected for our initial Business Combination and the stage of the Business Combination process Sizzle is in. For more information about our executive officers, see “Sizzle’s Management.”

Properties

Our executive offices are located at 4201 Georgia Avenue NW, Washington DC 20011, and our telephone number is (202) 846-0300. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our executive officers for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

MANAGEMENT OF SIZZLE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Sizzle before the Business Combination.

Sizzle’s directors and executive officers are as follows:

Name	Age	Position
Steve Salis	39	Chairman and Chief Executive Officer
Jamie Karson	65	Non-Executive Vice-Chairman of the Board of Directors
Daniel Lee	43	Chief Financial Officer and Head of Business Development
Karen Kelley	57	Director
Warren Thompson	63	Director
David Perlin	60	Director
Carolyn Trabuco	53	Director

The experience of our directors and executive officers is as follows:

Steve Salis has served as our Chairman and Chief Executive Officer since inception. Mr. Salis serves as the CEO of Salis Holdings, LLC, a company he founded in 2015. Salis Holdings, LLC is a privately-held multi-brand, multi-platform holding company, which owns restaurants and hospitality assets in Washington D.C. and acquires brands with a high price and value correlation for sale through multiple distribution channels. Prior to founding Salis Holdings, Mr. Salis co-founded &pizza in July 2011, a fast casual pizza brand which delivers individual pizzas cooked within 90 seconds, and served as its CEO from July 2011 to March 2015. As CEO, he assembled successful leadership teams, implemented business and personnel evaluation tools and communicated on a regular basis with the investment community. Additionally, since November 2016, he has served as the Chairman, President, and owner of Kramerbooks, a 44 year old bookstore in Washington D.C. Prior to &pizza, Mr. Salis nurtured his entrepreneurial spirit in New York City where he worked in the restaurant and hospitality space learning the business from the ground up, working with acclaimed operators, including how to evaluate key operating and acquisition metrics for restaurant and hospitality companies. Mr. Salis attended the University of New Hampshire from 2002-2004 where he studied Economics and Business Administration.

Jamie Karson has served as our Non-Executive Vice Chairman since inception. Mr. Karson has served as Executive Chairman of Salis Holdings since June 2018, a multi-brand, multi-platform holding company. Mr. Karson and Mr. Salis work closely together on a day to day basis. Mr. Karson assists in analyzing operating performance while working with the team, on all aspects of the business, including analyzing potential acquisitions and strategic partnerships. This includes negotiating strategic initiatives with funding sources such as private equity partners, family officers, and commercial banks. From 2001 to May 2008, Mr. Karson was the CEO and Chairman of the Board of Steve Madden, where he partnered with the executive team, developing and acquiring new brands and new channels of distribution, making retail store openings and closing decisions, managing shareholder communications and relationships, and oversight. Additionally, from January 2009 to January 2014, he was the CEO and COO of Think Pink, LLC which operated 5 QSR Pinkberry restaurants in Connecticut where his responsibilities including all hiring and firing, making all real estate decisions, financial modeling and negotiation of the sale of the Company. From August 2015 to September 2017, Mr. Karson served as the CEO and Chairman of the Board of Original Soupman (QTCQV:SOUP) where he increased annual revenues and cut monthly loses by establishing distribution in key supermarket chains around the country including Kroger, Publix, ShopRite, Wegmans, Stop & Shop, and Costco. SOUP filed a petition under Chapter 11 of the federal Bankruptcy Code in June 2017, which resulted in a sale of the assets of the company to an investor group as part of the formal bankruptcy auction process in October, 2017. After the sale was completed, the bankruptcy case ultimately converted into a Chapter 7. Mr. Karson left the company after the bankruptcy sale was completed in October 2017. From October 2017 to June 2018, Mr. Karson served as an independent consultant. Mr. Karson received a B.A. in Political Science from the University of North Carolina, Chapel Hill and his J.D. from New York Law School.

Daniel Lee has served as our Head of Business and Corporate Development since November 2021 and our Chief Financial Officer since January 2023. Since May 2018, Mr. Lee has been SVP of Business Development at Salis Holdings LLC, where he works on potential acquisitions and financings for the company. Since December 2016, Mr. Lee has been a Managing Partner at Candlelight Capital Advisors, LLC, an advisory and consulting firm providing outsourced business strategy and corporate development services for media, technology and consumer companies. Mr. Lee served as the CFO of RiskSpan, Inc. from December 2017 to April 2019 and previously as the Director of Finance from December 2016 to November 2017. At RiskSpan, Inc. he lead corporate finance functions, including business planning and budgeting, financial forecasting, cash flow management, and reporting for senior leadership and private equity investors. From October 2016 to August 2016, Mr. Lee was a partner at an early-stage venture firm in Washington D.C., NextGen Venture Partners, LLC which focused on technology-enabled startups. Before NextGen, Mr. Lee was an Equity Analyst at Profit Investment Management from November 2011 to December 2012, before becoming a Senior Equity Analyst in December 2012 where he was responsible for identifying, analyzing and recommending new investment ideas for the financial, financial technology and industrial sectors, until September 2015. Mr. Lee received a B.A. in Economics from the University of Virginia.

Karen Kelley has served as one of our directors since November 2021. Currently, she is the COO of Jack’s Family Restaurants, a 200+ unit southern American fast casual chain based in Birmingham, Alabama. As COO since May 2020, she is responsible for all aspects of operations including human resources and field operations leadership. She also is responsible for centralized operation support such as training and supply chain. Prior to Jack’s, she served as the Chief Restaurant Operation Officer of Panera Bread from December 2018 to May 2020, responsible for operations of over 2,000 restaurants with full profit and loss responsibility. Additionally, she was the President and COO of Tatte Bakery from February 2018 to August 2018 and the President and COO of Sweetgreen from December 2013 to February 2018. She was also the president of DryBar and the COO of both Pinkberry and Jamba Juice. She has evaluated dozens of restaurant and hospitality opportunities over the past 20+ years and is highly respected throughout the industry. Ms. Kelley attended the University of Colorado for two years.

Warren Thompson has served as one of our directors since November 2021. Currently, Mr. Thompson is President and Chairman of Thompson Hospitality Corporation, the largest minority-owned food service and facilities management company in the U.S., where he began in October 1992. Mr. Thompson has been a member of the board of directors for Compass Group North America, a foodservice and support services company, since October 1997. Additionally, Mr. Thompson has been the owner and an officer of Professional Crew Services LLC, a support services company, since April 2017. Also, since June 2017, Mr. Thompson has been the owner and an officer at Innovate Food Group LLC. Mr. Thompson has been a member of the board of directors at Duke Realty since April 2019 and of Performance Food Group Company since November 2020. Mr. Thompson received his Bachelor of Arts in Managerial Economics from Hampden-Sydney College and holds an MBA from the University of Virginia’s Darden School of Business Administration.

David Perlin has served as one of our directors since November 2021. Currently, Mr. Perlin is a Senior VP at Shepherd Kaplan Krochuk, LLC, an SEC Registered Investment Advisor based in Boston, where he began in January 2020. From April 2016 to December 2019, he was the CEO of Pearl Investment Partners, a multi-family office investment firm and RIA, which he founded in 2016. From April 2013 to April 2016, he was SVP and a Managing Director at Goldman Sachs, in the private wealth management division. From June 2004 to December 2006, Mr. Perlin was a trader and partner at Keel Capital, a long-short equity fund. Additionally, Mr. Perlin has served as the Vice Chairman of the Board of Teach for America, a non-profit in the D.C. Region, since January 2019. Mr. Perlin received a B.S. in Accounting from New York University and an M.B.A. from New York University, Stern School of Business.

Carolyn Trabuco has served as one of our directors since December 2021. Currently, Ms. Trabuco is Co-Founder and Independent Member of Public Company Board of Directors at Azul Brazilian Airline (“Azul”) since April 2007, where she serves as Compensation Committee Chair and member of the ESG Committee. Mrs Trabuco is a member of the Board of Directors and Audit Committee for Sizzle Acquisition Corp, a position she has held since November 2021. Since December 2017, Ms. Trabuco has served as Founder and CEO of Thistledown Advisory Group, LLC, a USA based strategic advisory and consulting firm. Prior to founding Thistledown, from 2009-2014 she was a portfolio manager and senior advisor at Astenbeck Capital Markets / Phibro Energy Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, from 2002-2009 Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Prior to that, Ms. Trabuco was a senior equity research analyst at First Union Capital Markets from 1998-2002, at Montgomery Securities from 1996-1998 and Lehman Brothers from 1995-1996. She began her equity research career at Fidelity Investments where she worked from 1991-1995. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.B.A. from Sacred Heart University in Public Administration. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School.

Strategic Advisors

Geovannie Concepcion has served as one of our strategic advisors since November 2021. Mr. Concepcion is an accomplished restaurant executive with a strong background in professional investing. Mr. Concepcion currently serves as the President and CEO of The Greene Turtle Franchising Corporation, a private equity held restaurant platform company based in the Mid-Atlantic. Previously, he served as the Chief Operating Officer of Famous Dave’s of America, a publicly traded franchise concept with over 150 locations nationwide. In his role as COO, Mr. Concepcion oversaw all day-to-day operations and led a digital transformation resulting in positive same store sales comps in company owned locations for six consecutive quarters after a multiyear decline. Prior to serving as COO of Famous Dave’s, Mr. Concepcion served as the VP of Development where he had primary responsibility for executing on the company’s store optimization and refranchising efforts. In addition, he led the company’s national efforts with third party delivery, online ordering and digital marketing. Before joining Famous Dave’s, Mr. Concepcion served in various capacities with Wexford Capital LP, a registered investment advisor, in the Private Equity and Real Estate Groups as well as the Global Macro Hedge Funds from June 2009 until April 2016. Mr. Concepcion graduated from DePaul University with a B.S. in Accounting.

Rick Camac has served as one of our strategic advisors since November 2021. Since April 2018, Mr. Camac has served as the Dean of the New York Institute of Culinary Education, a leader in the culinary and hospitality industry, maintaining an active and robust alumni of supporters. Prior thereto from May 2016 to February 2017, Mr. Camac was the Vice President of Concept Development as Asthetique Hospitality, where he developed brands, built teams, and sourced locations to bring together new investments. From September 2004 to July 2016, Mr. Camac concentrated on operations, sales, brand development and talent acquisition as a Partner at Fatty Crew.

Kevin Mulcahy has served as one of our strategic advisors since March 2022. Since September 2019, Mr. Mulcahy has served as Partner and Co-Founder of MBN Brands, a consumer-focused investment firm with more than 120 current restaurants under ownership across several leading franchise brands. Prior thereto from September 2017 to September 2019, Mr. Mulcahy worked at Citadel Investment Group, where he focused on public market software investments. From July 2015 to September 2017, Mr. Mulcahy worked at Falcon Edge Capital. Mr. Mulcahy graduated from Princeton University with a A.B. in Economics and an M.B.A. from Columbia University.

Number and Terms of Office of Officers and Directors

We have six directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the Class A directors consists of David Perlin and Carolyn Trabuco. The term of office of the Class B directors, consisting of Karen Kelley and Warren Thompson, will expire at the second annual meeting of stockholders. The term of office of the Class C directors, consisting of Steve Salis and Jamie Karson, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Currently, Karen Kelley, Warren Thompson, David Perlin and Carolyn Trabuco would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors conduct regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with Nasdaq rules, has been approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Our audit committee consists of Karen Kelley, Carolyn Trabuco, and David Perlin, each of whom is an independent director under applicable Nasdaq listing standards. Mr. Perlin has been appointed chair of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

Our audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under applicable Nasdaq listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that            qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Karen Kelley and David Perlin, each of whom is an independent director under applicable Nasdaq listing standards. The compensation committee’s duties, which are specified in our compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to an affiliate of our executive officers of $10,000 per month for providing us with office space and certain office and secretarial services, success or finder fees to our sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination and the repayment of the up to $150,000 loan made by our sponsor to us, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial Business Combination. Accordingly, it is likely that prior to the consummation of an initial Business Combination, the compensation committee generally is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial Business Combination.

The Sizzle Certificate of Incorporation also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Karen Kelley, Warren Thompson, Carolyn Trabuco and David Perlin. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

EXECUTIVE COMPENSATION OF SIZZLE

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Sizzle before the Business Combination.

No executive officer has received any cash compensation for services rendered to us. We pay VO Leadership II, Inc., an affiliate of our executive officers, $10,000 per month for providing us with office space and certain office and secretarial services. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. We may also pay consulting, finder or success fees to our initial stockholders, officers, directors or their affiliates for assisting us in consummating our initial business combination with such fee to be determined in an arms’ length negotiation based on the terms of the business combination.

Other than the $10,000 per month administrative fee, the payment of consulting, success or finder fees to our sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination and the repayment of the up to $150,000 loan made by our sponsor to us, no compensation or fees of any kind will be paid to our sponsor, initial stockholders, members of our leadership team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of consulting, success or finder fees payable by us upon consummation of an initial business combination. Additionally, there is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummate an initial Business Combination.

After the completion of our initial Business Combination, directors or members of our management team who remain with us or the Combined Company may be paid consulting or management fees, or other fees, from the Combined Company. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial Business Combination, because the directors of the post- combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial Business Combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial Business Combination will be a determining factor in our decision to proceed with any potential Business Combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

SIZZLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “our,” “us” or “we” in this section refer to Sizzle. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to VO Sponsor, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this proxy statement/prospectus. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on October 12, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

The registration statement for the Company’s Initial Public Offering was declared effective on November 3, 2021. On November 8, 2021, the Company consummated its Initial Public Offering of 15,500,000 Public Units at $10.00 per Public Unit (which included a partial exercise of the underwriters’ over-allotment option) and the sale of an aggregate of 770,000 shares at a price of $10.00 per Private Placement Share in a private placement to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”) that closed simultaneously with the Initial Public Offering. On November 8, 2021, the underwriter exercised 2,000,000 of the full 2,025,000 over-allotment option available to them and forfeited the remainder. Due to the partial exercise of the over-allotment option, the initial stockholders forfeited 8,750 founder shares. Transaction costs amounted to $11,381,247 consisting of $2,700,000 of underwriting commissions, $8,150,000 of deferred underwriting fees and $531,247 of other cash offering costs.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 770,000 shares of Sizzle Common Stock at a price of $10.00 per Private Placement Share in a private placement to our Sponsor and to Cantor, generating gross proceeds to us of $7,700,000. Of the total Private Placement Shares sold, 722,750 shares were purchased by the Sponsor and 47,250 shares were purchased by Cantor.

Following the closing of the Initial Public Offering on November 8, 2021, $158,100,000 ($10.20 per Public Unit) from the net proceeds sold in the Initial Public Offering and the proceeds of the sale of the Private Placement Shares, was deposited in a Trust Account. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the Initial Public Offering and the sale of the Private Placement Shares will not be released from the Trust Account until the earliest of: (a) the completion of our initial Business Combination; (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our certificate of incorporation; or (ii) with respect to any other material provision relating to stockholders’ rights or pre-initial Business Combination activity; and (c) the redemption of the Public Shares if we are unable to complete the initial Business Combination until August 8, 2023 subject to deposit of the Extension Funds, (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), subject to applicable law.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial Business Combination.

The Sizzle Certificate of Incorporation was amended on February 1, 2023 to provide for an extension of the applicable termination date to up to August 8, 2023, which we refer to as the Extension Amendment. In connection with the Extension Amendment, $200,000 shall be deposited into the Trust Account for each month in which the date by which Sizzle must consummate its initial business combination is extended, and which we refer to as the Extension Funds, from February 8, 2023 until August 8, 2023, or up to $1.2 million in the aggregate for this period, in order to compensate Sizzle stockholders for continuing to hold Sizzle Common Stock.

In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay for such redemptions and approximately $45.6 million as of February 1, 2023 remained in the Trust Account.

On each of February 6, 2023 and March 7, 2023, Sizzle contributed $200,000 of Extension Funds into the Trust Account.

Whereas the Sizzle stockholders who hold Sizzle public shares would still be compensated for holding their public shares by payment of the Extension Funds to such date, because the money paid will remain in the Trust Account and be disbursed in liquidating distributions, Sizzle can make no assurance that the payments of the Extension Funds will be paid throughout the period until August 8, 2023.

If Sizzle is unable to complete a Business Combination on or before August 8, 2023 (subject to payment of Extension Funds into our Trust Account, or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation), Sizzle will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Going Concern, Liquidity and Capital Resources

As of December 31, 2022, we had $823,945 in cash in our operating bank account and a working capital deficit of $436,721 (excluding franchise and income taxes tax payable). As of December 31, 2021, we had $1,046,646 in cash and a working capital of $1,079,831 (excluding franchise tax payable).

Our liquidity needs up to December 31, 2022, have been satisfied through a payment from the Sponsor of $25,000 for the founder shares and the loan under an unsecured promissory note from the Sponsor of $150,000, which was fully drawn down as of December 31, 2022. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans. As of December 31, 2022 there were no amounts outstanding under any working capital loans.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds to operate its business prior to an initial Business Combination. Based on the foregoing, our management believes that we may not have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of an initial business combination or one year from filing the financial statements. Over this time period, we will be using funds referenced above in our operating bank account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

On February 1, 2023, Sizzle’s stockholders approved an amendment to Sizzle’s Certificate of Incorporation to extend the date by which Sizzle has to consummate an initial business combination from February 8, 2023 up to August 8, 2023. In connection with the Extension Amendment, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account for payment of such redemptions and approximately $45.6 million remained in the Trust Account. In connection with the Extension Amendment, on each of February 6, 2023 and March 7, 2023, Sizzle contributed $200,000 to the Trust Account.

Sizzle from time to time may issue an Extension Note for its contributions to the Extension Funds. An Extension Note bears no interest and is due and payable upon the consummation of Sizzle's initial business combination. Sizzle agreed to use the Extension Funds solely for purposes of making a payment into the Trust Account.

The Company has pursuant to the Extension Amendment until August 8, 2023 (subject to deposit of the Extension Funds into our Trust Account, or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation) to consummate a Business Combination (the “Combination Period”). It is uncertain that the Company will be able to consummate a Business Combination within the Combination Period, or that the extension payments referenced above will be made during the entirety of the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity conditions and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern through the earlier of August 8, 2023 and approximately one year from the date of filing (or such later date as may be provided by amendment or extension in accordance with the Sizzle Certificate of Incorporation, which includes the Extension Amendment). These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations

As of December 31, 2022, we had not commenced any operations. All activity for the period from October 12, 2020 (inception) through December 31, 2022 relates to our formation, the Initial Public Offering and the search for a target company for an initial business combination, such as the Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We will generate non-operating income in the form of interest income on funds in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2022, we had net loss of $253,833, which consisted of formation and operating costs of $2,222,551 and provision for income taxes of $445,313, offset by interest income on trust account of $2,414,031.

For the year ended December 31, 2021, we had net loss of $345,941, which consisted of formation and operating costs of $353,848, offset by interest income on trust account of $8,357.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Administrative Services Agreement

Commencing on November 4, 2021, the date that our securities were first listed on the Nasdaq Global Market, we agreed to pay the Sponsor $10,000 per month for office space, utilities and secretarial and administrative support services. Upon the earlier of the completion of the initial business combination or our liquidation, we will cease paying such monthly fees.

Registration Rights

The holders of the founder shares, Private Placement Shares, EBC Shares and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement dated November 8, 2021, requiring us to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years after the effective date of the Registration Statement and may not exercise their demand rights on more than one occasion.

Underwriting Agreement

The underwriters are entitled to a cash underwriting discount of 5.0% of the gross proceeds of the in Initial Public Offering, or $8,150,000 (inclusive of a $400,000 deferral of related amounts due upon consummation of the Sizzle IPO) upon consummation of the initial Business Combination.

Critical Accounting Policies

Offering Costs

We comply with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of underwriter, accounting, filing and legal expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity and stockholders’ (deficit) equity based on the underlying instruments’ relative fair value upon the completion of the Initial Public Offering. If the Initial Public Offering had proved to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, would have been charged to operations.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Our financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Common Stock Subject to Possible Redemption

We account for our shares of common stock subject to possible redemption in accordance with guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ (deficit) equity. Our shares of common stock sold in the Initial Public Offering feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of shares of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

Net Loss Per Common Stock

We apply the two-class method in calculating earnings per share, with one class being the redeemable shares and one class being the non-redeemable shares. The contractual formula utilized to calculate the redemption amount approximates fair value. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net loss per common stock is computed by dividing the pro rata net loss between the redeemable common stock and the non-redeemable common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Off-Balance Sheet Arrangements

As of December 31, 2022, we did not have any off-balance sheet arrangements.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

Our management does not believe that there are any recently issued, but not effective, accounting standards, which, if currently adopted, would have a material effect on our financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer (together, the “Certifying Officers”), or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our Certifying Officers, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, our Certifying Officers concluded that, as of December 31, 2022, our disclosure controls and procedures were not effective.

Specifically, management’s determination was based on the following material weaknesses which existed as of December 31, 2022. The Company did not properly account for and classify (i) prepaid expenses, resulting in an overstatement of prepaid expenses and overstatement of non-current prepaid expense; (ii) accrued expenses, resulting in an understatement of accrued expenses and related general and administrative expenses; and (iii) deferred offering costs, resulting in an overstatement of deferred offering costs and understatement of general and administrative expenses. As disclosed in the previously filed Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 (the “2021 Amended Report”), as filed with the SEC on June 13, 2022, the Company has determined that payment to one of its financial advisors was inappropriately recorded in the Company’s Statement of Operations for the year ended December 31, 2021, instead of appropriately recording it in the Company’s Statement of Changes in Stockholders’ Deficit for the same period. The impact of the misstatement was material, and the Company filed the 2021 Amended Report to reflect corrected amounts and their appropriate accounting treatment. We identified additional material weaknesses in internal controls related to recording of accruals, proper cut off procedures, remeasurement of redeemable Class A shares, completeness of disclosure of commitments and contingencies, as well as lack of management review. During the fourth quarter 2022 we identified additional material weakness over recording of the Company’s income and franchise tax provision.

A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

In light of this material weakness, described above we have enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements including making greater use of third-party professionals with whom we consult regarding complex accounting applications. In addition, we have implemented controls around period end reporting, including completeness and accuracy of accruals and disclosure of commitments and contingencies, as well as review of the accuracy of the spreadsheets and reports. Accordingly, management believes that the financial statements included in this Annual Report on Form 10-K present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. We believe our efforts will enhance our controls relating to the issues identified above, but we can offer no assurance that our controls will not require additional review and modification in the future as industry accounting practice may evolve over time.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Internal Controls over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)    pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,

(2)    provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)    provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2022. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on our assessments and those criteria, management determined that we did not maintain effective internal control over financial reporting as of December 31, 2022.

Specifically, management’s determination was based on the following material weaknesses which existed as of December 31, 2022. The Company did not properly account for and classify (i) prepaid expenses, resulting in an overstatement of prepaid expenses and overstatement of non-current prepaid expense; (ii) accrued expenses, resulting in an understatement of accrued expenses and related general and administrative expenses; and (iii) deferred offering costs, resulting in an overstatement of deferred offering costs and understatement of general and administrative expenses. As disclosed in the previously filed Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 (the “2021 Amended Report”), as filed with the SEC on June 13, 2022, the Company has determined that payment to one of its financial advisors was inappropriately recorded in the Company’s Statement of Operations for the year ended December 31, 2021, instead of appropriately recording it in the Company’s Statement of Changes in Stockholders’ Deficit for the same period. The impact of the misstatement was material, and the Company filed the 2021 Amended Report to reflect corrected amounts and their appropriate accounting treatment. We identified additional material weaknesses in internal controls related to recording of accruals, proper cut off procedures, remeasurement of redeemable Class A shares, completeness of disclosure of commitments and contingencies, as well as lack of management review. During the fourth quarter 2022 we identified additional material weakness over recording of the Company’s income and franchise tax provision.

In light of these material weaknesses, we have enhanced our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements, including making greater use of third-party professionals with whom we consult regarding complex accounting applications. In addition, we have implemented controls around period end reporting, including completeness and accuracy of accruals and disclosure of commitments and contingencies, as well as review of the accuracy of the spreadsheets and reports. Even though we implemented above processes and procedures, material weaknesses identified above have not been remediated as of December 31, 2022

INFORMATION ABOUT THE COMPANY

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the Business Combination and refer to Pubco (including European Lithium AT (Investments) Limited) and its subsidiaries immediately following the consummation of the Business Combination. See page 3 for a glossary of certain terms used throughout this section.

Overview

We are an exploration stage mining and development company that aims to become Europe’s next producer of lithium for the green energy transition. Our efforts are focused on the development of our wholly-owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, in connection with and upon the closing of the Business Combination, we expect to hold additional Austrian projects, comprising the Weinebene and Eastern Alps Lithium Projects (each as defined below), of which European Lithium currently holds a 20% interest.

The Wolfsberg Project is geographically located in a supportive region that we believe is the center of the growing European lithium battery and electric vehicle (“EV”) industry. The region boasts strong local infrastructure, located close to Graz and Klagenfurt airport, and is serviced by nearby railways and highways. Located nearby to the Wolfsberg Project are several planned giga factories that are to be built by battery suppliers and some of Europe’s leading automakers, seeking to satisfy the growing demand for lithium-ion batteries in the EV market. We believe the proximity of the Wolfsberg Project to potential resources, planned production operations, a strong local workforce and our potential customer base will allow us to deliver a valuable supply of lithium products, a key lithium-based compound in lithium-ion batteries, which is preferred by most EV manufacturers.

The Wolfsberg Project comprises 54 exploration licenses, which covers a total area of 11.33 square kilometers and a mining license over 11 mining areas occupying 52.8 hectare that lie within the exploration area.

We are aiming to commence spodumene production at the Wolfsberg Project in 2026, subject to funding, approvals by the Austrian government and COVID-19 restrictions. Please see the section entitled “Risk Factors,” including “Risk Factors — Operating Risks” for a description of risks related to the Wolfsberg Project.

History and Development of the Wolfsberg Project

The Wolfsberg Project was initially discovered by Minerex (“Minerex”), an Austrian government company, in 1981. Following extensive exploration, technical and commercial studies, a pre-feasibility study was completed in 1987. Minerex completed exploration work that included initial surface geology mapping along with 9,940 cubic meters of surface trenches and a diamond-drilling program totaling 12,012 meters collared from surface. In 1985, an underground exploration program was undertaken that included development of a decline from the surface from the northern side of Brandrucken Mountain through the amphibole schist to provide access to the pegmatite veins. Crosscutting drifts were driven along strike of selected veins to provide access for mapping and sampling and an additional decline was driven to access the veins in the mica schist. In all 1,389 meters of underground development was mined. A diamond drilling campaign of 4,715 meters was undertaken from underground to effectively infill the surface drilling to about 50-meter intervals in the eastern part of Zone 1. The Austrian government ultimately decided not to proceed with developing the Wolfsberg Project due to the low demand for and the price of lithium, and, as a result, Minerex was dissolved. In 1988, the Wolfsberg Project was transferred to Bleiberger Bergwerksunion (“BBU”), a government owned miner of lead and zinc.

In 1991, BBU was dissolved by the Austrian government, and the Wolfsberg Project was sold to Kärntner Montanindustrie GmbH (“KMI”), a private mining company. KMI carried out the necessary work specified by the Austrian mining authorities to hold the exploration licenses and maintain the mine in good order.

In 2011, KMI was granted a mining license for the Wolfsberg Project. In 2011, ASX-listed Global Strategic Metals Limited (“GSM”), previously named East Coast Minerals NL, and Exchange Minerals (through jointly-owned subsidiary ECM Lithium AT GmbH), acquired the Wolfsberg Project from KMI for €9.7m plus 20% VAT.

Following its acquisition of the Wolfsberg Project, GSM undertook exploration drilling in 2012 on the southern limb of the anticline, which confirmed the structural interpretation and presence of lithium bearing pegmatite veins. Trial mining was undertaken in 2013 to validate the mining license and to collect 500 ton bulk samples from the two mineralization styles for metallurgical testing. The Minerex drilling data was utilized to develop a three-dimensional resource model for use in mine planning. In 2014, GSM undertook a corporate restructuring to separate its lithium and silver businesses. The demerger was effected via a pro-rata in-specie distribution of shares in European Lithium Limited to GSM shareholders.

In 2016, European Lithium, formerly Paynes Find Gold Limited, completed its acquisition of the Company. Following its acquisition, European Lithium completed its verification of the original Minerex exploration data. To complete the verification, European Lithium digitized the original Minerex data and then applied a verification program that incorporated (i) channel sampling along exposed pegmatite veins in the underground drifts to replicate the channel sampling conducted by Minerex on every new face after blasting to extend the tunnels along the strike of the veins and (ii) twin-hole drilling from underground to compare the drill core logs from Minerex for seven drill holes selected to maximize the number of pegmatite intersections.

Overview of Our Projects

The Wolfsberg Project

The Wolfsberg Project’s mine is located just to the south of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. In addition, the Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom.

Currently, we hold 22 original and 32 overlapping exploration licenses covering Zones 1 and 2 of the Wolfsberg Project. All exploration licenses have been extended by the Austrian Mining Authority through December 31, 2024. We also hold a mining license that covers over 11 mining areas until December 31, 2023. The mining license can be renewed on an ongoing basis provided its conditions are maintained. Please see the section entitled “Description of the Wolfsberg Project” for additional information on the Wolfsberg Project.

Exploration and Development

As part of EUR’s verification and validation of the Minerex data in 2016, a number of twin channel samples were taken across the pegmatites. After samples positions are marked, sample boundaries were cut perpendicular to the pegmatite strike direction using a diamond saw. The samples were 5 centimeters wide by 10 centimeters deep. Once cut, the samples were broken out using jackhammer and large pieces were broken with a hand-held hammer and the over break discarded. Channel sample field duplicates were also collected from selected channel samples by either deepening or widening the channel sampled.

In 2017, EUR commenced a surface drilling program, which comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins, totaling 2,576.6 meters. In addition, EUR carried out 300 meters of trenching on the southern limb of the anticline, to identify overburden pegmatites and their southern extension. The lithium grade of pegmatite samples identified in the trenching were too low to be of interest. The drilling program in Zone 2, was completed in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

See the section entitled “Description of the Wolfsberg Project — Exploration and Drilling Activity” and Section 7 of the Technical Report Summary for additional information on the exploration and development of the Wolfsberg Project.

Feasibility Studies

In April 2018, EUR completed a prefeasibility study (the “PFS”) with respect to the Wolfsberg Project. The PFS was prepared in accordance with the reporting requirements of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the “JORC Code”). In March 2023, EUR completed a definitive feasibility study (the “March 2023 DFS”) with respect to the Woflsberg Project, which was also prepared in accordance with the JORC Code. The PFS and the March 2023 DFS were conducted by EUR, which is a publicly traded company listed on the ASX, and as a result were not prepared in accordance with Item 1300 of Regulation S-K, as promulgated by the SEC.

The Technical Report Summary, which is included as an exhibit to the registration statement of which this prospectus forms a part, was prepared in accordance with Item 1300 of Regulation S-K as promulgated by the SEC. No changes to the Technical Report Summary, including information related to the Company’s mineral resources disclosed therein, were made as a result of the completion of the March 2023 DFS. Please see “Description of the Wolfsberg Project — Mineral Resources” for a discussion of the Company’s mineral resources. For more information regarding the assumptions and parameters used to estimate mineral resources on the Wolfsberg Project, please read the Technical Report Summary.

The Company is currently in the process of completing a definitive feasibility study with respect to spodumene production at the Wolfsberg Project. We refer to this definitive feasibility study throughout this proxy statement/prospectus as the “DFS.” The DFS, when complete, is expected to be compatible with both Regulation S-K 1300 and the JORC Code. The DFS is expected to be completed in the third quarter of 2023.

Environmental

The Wolfsberg Project is located in a commercial forest. Our mining license requires the submission of an operating plan to the Austrian Mining Authority before mining activities commence. This plan must also address environmental management.

The Company’s environmental consultant, Umwelt Büro, has completed its environmental baseline studies for the purpose of the compulsory and independent second mine access. A comprehensive report has been provided to us and will be incorporated in the DFS document.

A detailed review of all work, reports and related documents to the base line studies is underway and will be integrated into the operational and technical applications to all relevant authorities when the DFS is completed. We appointed an experienced, independent consultant, Hasslinger & Nagele in Vienna (“Hasslinger”), to lead the complex application process based on the DFS findings. Hasslinger’s engagement includes facilitation of numerous discussions at municipal, state and federal authorities to introduce the Wolfsberg Project’s rollout.

Hydrogeology

The Company’s geological consultant, GEO Unterweissacher GmbH (“GEO Unterweissacher”), continues to manage our hydrogeology monitoring program by ensuring in-hole hydrogeological test work has been completed appropriately and can continue in the future. Data from this process is fed into a water measuring database from which an annual report is produced.

Carbon Neutrality

We recognize our direct impact and the collective responsibility to protect our environment. A decision to achieve carbon neutrality across the group demonstrates our commitment to the long-term goal that underpins our industry and to meet community expectations and deliver upon our strategy in the most sustainable way possible. We commenced the process for carbon neutral certification of our operations through the appointment of Tunley Engineering to assess the Wolfsberg Project on its carbon neutrality status.

Marketing Activities

We recently entered into a long-term Offtake Agreement (the “Offtake Agreement”) with European auto manufacturer, Bayerische Motoren Werkte Aktiengesellschaft (“BMW”), and expect to enter into similar agreements concerning the Wolfsberg Project with other buyers. Please see the section entitled “— Offtake Agreement with BMW AG” for more details on the long-term Offtake Agreement.

Offtake Agreement with BMW AG

In December 2022, we entered into a long-term Offtake Agreement with BMW. The Offtake Agreement is conditioned upon the successful start of commercial production at the Wolfsberg Project and full product qualification and certification. In connection with the execution of the Offtake Agreement, BMW has agreed to make an advance payment of US$15.0 million to us to be repaid through equal set offs against battery grade lithium hydroxide delivered to BMW. The proceeds of such upfront payment are intended to be used for the development of the Wolfsberg Project, including supporting the commencement of the construction phase and to further progress towards the successful implementation of the Wolfsberg Project.

Strategic Collaboration with Obeikan Investment Group

In January 2023, EUR announced that it had entered into a non-binding memorandum of understanding (the “MoU”) with Obeikan Investment Group (“Obeikan”) to build and operate a hydroxide plant in Saudi Arabia for the Wolfsberg Project. The MoU contemplates negotiating suitable commercial terms for the creation of a joint venture between EUR and Obeikan for the purpose of construction and operation of a lithium hydroxide plant in Saudi Arabia. EUR has announced that it expects to enter into binding agreements with Obeikan before May 31, 2023, although we can give no assurance that such definitive agreements will be executed on that timeline or at all. As the joint venture would be between EUR and Obeikan, we do not expect that the Company or any of its subsidiaries would be parties to the joint venture. Although we expect that the Company will ultimately benefit from the joint venture between EUR and Obeikan, including by reducing the Company’s cost to build and operate a lithium hydroxide plant on its own, we can give no assurance that the joint venture will be successful, that the lithium hydroxide plant will be completed or that our expectations will ultimately be realized.

The Weinebene and Eastern Alps Projects

In May 2021, European Lithium announced that it acquired a 20% interest in the Weinebene Lithium Project (the “Weinebene Project) and the Eastern Alps Lithium Project (the “Eastern Alps Project”, and together with the Weinebene Project and the Wolfsberg Project, the “Projects”), both of which are located in southern Austria, approximately three hours south-west of Vienna. The Weinebene Project area directly encloses the Wolfsberg Project. The Eastern Alps Project comprises the project areas of Glanzalm-Ratzell-Poling, Millstätter Seerücken, Hohenwart, Falkenberg, Pallbauernalm-Mittereck-Zinkenschlucht, Mitterberg and St. Radegund. EV Resources Limited (formerly Jadar Resources Limited) (“EVR”) holds the remaining 80% interest in the Weinebene and Eastern Alps Projects. The Weinebene Project and Eastern Alps Project are considered complimentary to the Wolfsberg Project given their geographical proximity and are expected to provide European Lithium with optionality in terms of future development and production scenarios. While the Weinebene Project and Eastern Alps Project are presently considered “non-core”, each project contains indications of high-grade lithium targets that will be the subject of further exploration activities. In connection with and upon closing of the Business Combination, we expect to hold the 20% interest in the Weinebene Project and Eastern Alps Project currently held by European Lithium.

EVR currently holds EUR’s aforementioned 20% interest in the Projects in trust. Upon consummation of the Business Combination, a new deed of trust is expected to be executed, whereby EVR will hold the 20% interest in the Projects in trust for the benefit of Pubco. We expect the 20% interest in the Projects to be initially recognized at cost, being the carrying value in the audited accounts of EUR. We intend to use the equity method of accounting under IAS 28 Investments in Associates and Joint Ventures in connection with ownership of the 20% interest in the Projects.

Exploration Licenses
European Lithium
EV Resources
0
750
1,500
2,250 m

Pursuant to a Collaboration Agreement between European Lithium and EVR, the parties established a technical advisory committee for the purpose of jointly collaborating in connection with the Weinebene Project, the Eastern Alps Projects and the Wolfsberg Project, and sharing information to identify the best options to advance those assets and operations. This includes making recommendations for exploration programs, budgets and development scenarios in order to grow and expand the Wolfsberg Project. Upon consummation of the Business Combination, the Collaboration Agreement is expected to be assigned to Pubco.

In November 2020, EVR announced that it has completed a stratigraphic diamond drill-hole program at the Weinebene Project. The drilling program allowed EVR to renew the Austrian tenement for a future 5-year term (which continues to be in full force and effect). EVR has undertaken early-stage exploration work (including initial boulder sampling results which returned high-grade Li2O values with the highest value returning 3.39% Li2O and the average value over the 11 samples being 1.61% Li2O) and it is our expectation that further exploration work will be completed over at the Weinebene Project in the coming months.

In June 2022, EVR approved Austrian geological consultants, GEO Unterweissacher GmbH (“GEO”), to carry out the exploration strategy for the Eastern Alps Project. GEO reviewed relevant data and samples from the property in order to send a team to three satellite projects and test pegmatite mineralization. These prospects contain indications of high-grade lithium targets with significant residual brownfields plus greenfields exploration potential across the entire project area. EVR and European Lithium intend to review the report delivered by GEO and prepare an action drilling program for the satellite projects based on the results.

Market Opportunity and Growth

Lithium (symbol Li) is the third and lightest metal on the periodic table and does not occur in its elemental state in nature, but as lithium minerals or salts. These minerals and salts are mined either from LCT pegmatite or salars/continental brine deposits which are then converted to a variety of lithium chemicals, including lithium carbonate (Li2CO3) and lithium hydroxide (LiOH). Other potential future sources of lithium include sediment-hosted evaporite deposits that contain hectorite/smectite clays or jadarite (a lithium sodium borosilicate with composition LiNaB3SiO7(OH)) mineralization and are often associated with boron mineralization, and geothermal and oil field brines.

Lithium’s original applications were medicinal and then demand increased during World War II when the need for high temperature greases and soaps became more widespread. At the same time, its use also became critical in the development of nuclear fusion weapons. Post-World War II applications that became increasingly important included its use in the aluminum industry and glass and ceramic industries. Currently, lithium is used primarily in lithium-ion batteries, glass and ceramics, greases, and air purification.

Global lithium production has been steadily increasing over the last 16 years to approximately 458 kt lithium carbonate equivalent (LCE) in 2019 (excluding US production), decreasing in 2020 to 437 kt LCE resulting from oversupply and resultant price drops, conversion capacity issues and the impact of COVID-19. However, the upward trend resumed in 2021, which saw production of 532 kt LCE and lithium prices reaching all-time highs driven by demand for lithium-ion batteries. Over the last six years, the market share of lithium-ion batteries has increased from 32% in 2015 to 70% in 2021, and this trend is expected to continue with the forecast increased market penetration of electric vehicles (EVs) into automobile sales (over the same period, the lithium production trebled more or less in line with demand).

The European Commission (the “Commission”) added battery element lithium to its critical raw materials list and highlighted lithium as an essential for a shift to environmentally friendly transport and energy storage. The Commission aims to create a European raw materials alliance that focuses on the need for rare earths and magnets, which are important to many industries, including the renewable energy and EV industries. We believe that we are poised to take advantage of this opportunity due to our geographic proximity to large lithium import markets in the

EU, such as Germany, Belgium, France, Italy and Spain. Global demand for lithium is expected to increase from 683kt lithium carbonate equivalent (“LCE”) in 2022 to 2,634kt LCE in 2031, according to Benchmark Q3 2022 Lithium Forecast Report. We believe that this growth will continue into the future driven by the following factors:

The Energy Transition

Worldwide electrification and energy transition is now a clear focus area, with many governments, businesses and investors around the world making commitments to change. The global energy transition will present an expansive commercial opportunity for renewable energy sources, particularly in the automotive sector. As an impetus to global electrification efforts, several governments and leading global OEMs alike have announced robust electrification goals, precipitating imminent change.

Electric Vehicle Industry

The EV adoption rates are expected to have the biggest impact on lithium ion battery demand. According to Rho Motion, EV sales are expected to reach 20.9 million units by 2025. In 2022, it is expected that a total of 81.8 million passenger/light-duty vehicles will be sold, of which approximately 10.3 million will be an EV. In addition to the growing demand of passenger EVs, the use of lithium ion batteries for heavy-duty vehicles has been a driver in EV demand and e-bus and e-trucks continue to experience growth rates, with until sales expected to climb approximately 23% from 2021 to 2022.

Investors

Beyond government and corporate action, many investors around the world have become increasingly focused on the energy transition as an investment opportunity and have large amounts into funds aimed at helping the environment. For example, from January through November 2020, investors in mutual funds and ETFs invested $288 billion globally in sustainable assets, a 96% increase over the whole of 2019, and certain investors have called on companies to disclose a plan for how their business model will be compatible with a net-zero economy. Moreover, EVs have become increasingly popular among consumers, who increased their spending on EVs to $120 billion in 2020, a 50% increase from 2019, according to the International Energy Agency’s “Global EV Outlook.”

Business Strategies

Our strategy is to become Europe’s first licensed lithium mine for the EV market. The centerpiece of our business will be our wholly-owned Wolfsberg Project. Please see the sections entitled “Overview of our Projects” and “Description of the Wolfsberg Project” for additional information about the Wolfsberg Project.

Our strategy involves developing a low cost, highly sustainable, source of lithium hydroxide manufactured from spodumene concentrate, giving European battery and EV manufacturers better continuity of supply while also helping them meet their environmental commitments. A key component of our strategy is to become an “integrated” local supplier to the European battery supply chain. This approach should allow us to become one of the most sustainable, cost-effective suppliers in the world, and further help potential customers achieve their important environmental, social and governance goals required by shareholders and regulatory agencies.

Our business plan is subject to market conditions and the ability to define an economically viable project. We intend to implement our business plan by:

•        completing the DFS;

•        determining the build decision and project financing;

•        preparing a mining plan for the Austrian Mining Authority to authorize exploration of the mine;

•        beginning construction of the mine;

•        beginning production of spodumene concentrate; and

•        formalizing a project partner for future a future carbonate/hydroxide conversion plant.

Competition

We face intense competition in the mineral exploration and exploitation industry on an international, national and local level. We compete with other mining and exploration companies, many of which possess greater financial resources and technical facilities than we do, in connection with the exploration and mining of suitable properties and in connection with the engagement of qualified personnel. The lithium exploration and mining industry is fragmented, and we are smaller participant in this sector relative to some of our competitors. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have.

In addition, we also encounter competition for the hiring of key personnel whether as employees, consultants or other service providers. The mineral exploration and mining industry is currently facing a shortage of experienced mining professionals. Moreover, the demand for exploration equipment (including drilling rigs), technical consultants and assay labs is very high, and such personnel and services may not be available, or if they are, at costs that are greater than expected resulting in an increase in our costs. This competition affects us by increasing the time and cost to conduct exploration activities.

Seasonality and Business Cycles

Mining is a cyclical industry and commodity prices fluctuate according to global economic trends and conditions. At the present time, the significant demand for lithium and other commodities in many countries is driving increased prices, but it is difficult to assess how long such demand may continue. Fluctuations in supply and demand of mined resources in various regions throughout the world are common.

Human Capital

Our key human capital management objectives are to attract, retain and develop the highest quality talent throughout our company. As of June 30, 2022, we had 4 full-time employees. We believe we have good relations with our employees. None of our employees are represented by a labor union or are parties to a collective bargaining agreement.

Government Regulations

We are required to comply with numerous environmental laws, regulations and permits. These requirements include, for example, various permits regulating road construction and drilling at the Wolfsberg Project. We endeavor to conduct our mining operations in compliance with all applicable laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry.

Overview

Our exploration activities for the Wolfsberg Project are subject to extensive laws and regulations, which are overseen and enforced by multiple foreign, regional and local authorities. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species and other matters. Our mineral exploration activities are subject to applicable Austrian laws and regulations that seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted, and we cannot assure you such permits will be received. Environmental laws and regulations may also, among other things:

•        require notice to shareholders of proposed and ongoing exploration, drilling, environmental studies, mining or production activities;

•        require the installation of pollution control equipment;

•        restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium hydroxide manufacturing or other production activities;

•        limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;

•        impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts of our projects;

•        require significant reclamation obligations in the future as a result of our mining and chemical operations; and

•        require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities, and have an adverse effect on our capital expenditures, results of operations and/or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns and other liabilities. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our business, results of operations and financial condition. Additionally, foreign and local legislative bodies and agencies frequently revise environmental laws and regulations, and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of the date of this proxy statement/prospectus, other than with respect to the permitting activities of the Wolfsberg Project, we have not been required to spend material amounts on compliance regarding environmental regulations.

Permits

Prior to developing or mining any minerals that we discover, we will be required to obtain new governmental permits authorizing, among other things, any mining development activities and mining operating activities. Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings and potentially costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary to our planned operations or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of the Wolfsberg Project. See “Risk Factors — Risks Related to Legal, Compliance and Regulations.”

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims that arise in the ordinary course of our business, the outcomes of which are subject to uncertainty. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business or financial condition.

Description of the Wolfsberg Project

Certain information that follows relating to the Wolfsberg Project is derived from, and in some instances is an extract from, the Technical Report Summary prepared in compliance with the SEC’s Modernization of Property Disclosures for Mining Registrants. Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein. Reference is made to the full text of the Technical Report Summary, which is included as an exhibit to the registration statement of which this prospectus forms a part. The Technical Report Summary covers only the Wolfsberg Lithium Project and does not include any information or reserve estimates on the Preliminary Feasibility Study or the Weinebene and Eastern Alps Projects.

Overview

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a preliminary feasibility study but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium. As of June 30, 2022, the book carrying value of the Wolfsberg Project was USD$30.47m (Euro 29.16m), as set forth in our historical audited consolidated financial statements included elsewhere in this proxy statement/prospectus, and was free of any encumbrances.

The Wolfsberg Project consists of 54 exploration licenses covering 1,133 hectare (“ha”) and includes 11 mining licenses occupying 52.8 ha within the exploration license in the Koralpe mountain range. The Wolfsberg Project is located in Carinthia, 270 kilometers south of Vienna, Austria and 20 kilometers east of Wolfsberg. Wolfsberg is an industrial town with established infrastructure, including access to the European motorway and railway network.

The Wolfsberg Project area is characterized by a sequence of mica schists and amphibolites, into which the spodumene-bearing pegmatite veins have intruded. The Wolfsberg Project areas occurs within the Koralpe anticline and within its northern slopes (referred to herein as “Zone 1”), the strata uniformly strike west-northwest to east-southeast and dip to the north-northeast. The southern limb of the anticline (referred to herein as “Zone 2”) dips to the south-southwest and is also a host to a number of spodumene-bearing pegmatites. The pegmatites in Zone 1 comprise a series of parallel spodumene-bearing pegmatite veins striking NW-SE and dipping at approximately 60° to the northeast. Dependent on their host rock, the pegmatites have been subdivided into an amphibolite hosted pegmatite (“AHP”) and mica schist hosted pegmatite (“MHP”). The MHP lack the typical features and textures of pegmatites and almost all of the original pegmatite minerals are completely recrystallised to produce a fine-grained gneissic texture. The AHP displays the primary pegmatitic textures with a slight metamorphic overprint and greyish to locally greenish spodumene crystals, ranging from 2-3 centimeters long, which are more or less homogeneously distributed in a fine-grained matrix of feldspars and quartz and are aligned sub-parallel to the pegmatite contacts. The spodumene content of the MHP is considerably lower than that of the AHP, which averages approximately 15 wt% by volume, but the bulk mineralogy is otherwise the same.

The exploration of the Wolfsberg Project by Minerex and European Lithium has identified up to 15 spodumene-bearing pegmatites, within both amphibolite and mica schist host rocks, as having economic potential based on lithium grade and vein thickness. Veins up to 5.5 meters have been encountered, but the average vein thickness is approximately 1.4 meters. The MHP veins have been followed along strike for 1,500 meters and the AHP veins for 650 meters. The deposit type is considered to be a class of rare-element pegmatite of the lithium-caesium-tantalum family, of the albite-spodumene type.

Exploration drilling by European Lithium was conducted from 2012 to 2021 and focused mainly on the pegmatites in Zone 1, with some scout drilling in Zone 2 completed in 2012, 2017 and 2018. The 2016 exploration focused on the validation and verification of the historical Minerex data which included twinning a number of drill holes and channel samples. The Independent Qualified Person at the time, Mr. Don Hains, P. Geo., declared that all the Minerex data could be utilized in a mineral resource estimate in accordance with the JORC Code (2012). Infill drilling was conducted in 2019 and resource extension drilling in 2021. Sufficient detailed exploration has been undertaken for these veins to be accurately modelled and used as the basis for the Mineral Resource estimate, which currently stands at a combined Measured and Indicated Resource of 9.7 Mt at 1.03% % Li2O and an Inferred Resource of 3.1 Mt at 0.90% Li2O, a 0.2% Li2O cut-off and 0.5 m thickness cut-off. See “— Mineral Resources.”

For a description of certain completed and planned feasibility studies with respect to the Wolfsberg Project, please read “Information about the Company — Overview of Our Projects — Feasibility Studies.” For a complete description of the Wolfsberg Project, including the exploration and mineral resource estimates, refer to the Technical Report Summary prepared by CSA Global.

Description and Location

The Wolfsberg Project is in the Wolfsberg District (a second-level administrative division) of Carinthia, the southernmost of the nine states of the federal republic of Austria. It is in mountainous terrain in the Koralpe mountain range, part of Lavanttal Alps, and in the catchment of the Lavant River. The Project area and existing underground workings are in the Koralpe mountain range, close to the watershed dividing the states of Carinthia and Styria, and opposite each other in the valley of the Brandgraben River.

The Wolfsberg Project area is located in Carinthia, the southernmost province of Austria, which is almost adjacent to the state border with Styria, and is located approximately 20 kilometers east of the town of Wolfsberg and approximately 270 kilometers to the south west of Vienna. The approximate geographic coordinates for the area are 46º 50’11”N latitude 14º 59’17”E longitude. The terrain is primarily mountainous, with dense commercial forestry in the surrounding area.

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The Carinthia region, in which the mine is located, has a continental climate, with hot and moderately wet summers and long, harsh winters. The mine site is located in the Koralpe mountain range, with elevation ranging between 1,450 meters and 1,750 meters. It is in an area of commercial pine forests. Snow is typical from November until April, but the weather does not significantly impact mining and processing operations, which are conducted throughout the year.

The closest town to the Wolfsberg Project is the town of Wolfsberg, which is situated within the Lavantal Alps, west of the Koralpe range and in the Lavantal River valley. The town of Wolfsberg is located approximately 20 kilometers to the west of the Wolfsberg Project area. Wolfsberg’s municipal area of 279 squared-kilometers is the fourth largest in Austria. The Wolfsberg Project area is within the Franschach St Gertraud municipality, which has a population of approximately 2,800 people. The Franschach St Gertraud municipality is located directly to the north of Wolfsberg and until 1997 was part of the Wolfsberg municipality.

The Wolfsberg Project is accessed from the town of Wolfsberg to the west via surfaced road for 18 kilometers and forest unsurfaced road for two kilometers)or from the town of Deutschlandsberg in Styria to the east via surfaced road for 26 kilometers. Road access to the project site is maintained year-round with routine clearance during the winter to keep the Wolfsberg — Deutschlandsberg road open and maintain access to the Weinebene ski resort, which is adjacent to the mine property.

Wolfsberg has a growing light industrial sector and a population of approximately 25,000 people. The town is actively promoting itself as a business location with good transport infrastructure, availability of natural gas and power and a qualified and productive workforce. The adjacent municipality of Franschach St Gertraud hosts a major Mondi pulp and paper mill. The towns offer a wide variety of accommodations for employees of the Wolfsberg Project as well as a broad range of services in support of its operations.

Graz is the capital city of Styria and is the second largest city in Austria, after Vienna, with an urban population over 600,000, Graz is located approximately 70 kilometers from the Wolfsberg Project and is the major industrial city of Austria with considerable activity supporting the European motor industry. Jaguar has announced it intends to build its e-Pace electric car in Graz at the facilities of Magna Steyr. Magna Steyr recently sold its battery division in Graz to SDI Samsung which is using Graz as its European headquarters to expand lithium battery production in Europe. Graz is a university town with approximately 44,000 students. International airports at Graz and Klagenfurt are only 60 kilometers away from the project. Austria has a mining tradition and hosts Europe’s second oldest mining university in Leoben, 93 kilometers from Wolfsberg, and currently has over 3,000 students.

Klagenfurt, 60 kilometers to the south west of Wolfsberg, is the capital and economic center of Carinthia mainly in light industry, electronics and tourism. It has a population of approximately 100,000. The Wolfsberg Project operation sites are readily accessible to skilled labor, electricity, natural gas, water, communications and transportation to meet the needs of a moderate sized underground mine.

History

Between 1981, when it was discovered, and 1987, the Wolfsberg Project was the focus of extensive exploration work by the original owners, Minerex, an Austrian Government company. During this time, Minerex completed exploration work that comprised initial surface geology mapping along with 9,940 cubic meters of surface trenches and a diamond drilling program totaling 12,012 meters collared from surface. In 1985, an underground exploration program was undertaken that included the development of a decline from the surface from the northern side of Brandrucken Mountain through the amphibole schist to provide access to the pegmatite veins. Crosscutting drifts were driven along strike of selected veins to provide access for mapping and sampling and an additional decline was driven to access the veins in the mica schist. In all, 1,389 meters of underground development was mined. A diamond drilling campaign of 4,715 meters was undertaken from underground to effectively infill the surface drilling to about 50-meter intervals in the eastern part of Zone 1. In 1987, Minerex undertook a pre-feasibility study, however, due to the then current lithium prices and the revaluation of the Austrian Schilling to the US Dollar, this study concluded that the Wolfsberg Project did not meet the investment criteria to continue to develop the project. As a result, in 1988, the Austrian Government decided not to develop the Wolfsberg Project and Minerex was closed.

After the closure of Minerex, the company archive (comprising many other projects) was transferred to BBU as the legal successor of Minerex. BBU was a lead-zinc miner that also operated by the Austrian Government. In 1991, BBU was closed by the Austrian Government and the company abandoned their development plans. All of the mineral tenements, as well as the underground infrastructure, were then sold to KMI, a private mining company that mined micaceous hematite in Carinthia and Morocco. KMI continued to carry out all necessary work and other requirements specified by the authorities to maintain the mine and the exploration licenses in good order.

In 2011, ECM Lithium AT GmbH (“ECM Lithium”) acquired the Wolfsberg Project from KMI. ECM Lithium was beneficially owned by East Coast Minerals NL (later renamed Global Strategic Metals NL) (80%) and Exchange Minerals (20%), a private company, through BVI Company ECM Lithium AT (Holdings) Ltd (“Holdings”). Holdings was renamed European Lithium Limited following a demerger of Global Strategic Metals interest in the company through an in specie share distribution to shareholders.

In 2016, a reverse takeover was successfully completed by European Lithium selling its Austrian lithium assets to Paynes Find Gold, an ASX listed company, for shares in Paynes Find Gold. Paynes Find Gold was renamed European Lithium Limited and was subsequently readmitted to the ASX while the original European Lithium Limited remains an unlisted BVI company.

Property Ownership and Agreements

Tenure and Property Agreements

In Austria, the legal basis for mining is regulated under the Mineralrohstoffgesetz of 1999 (“MinroG”). MinroG regulates the prospecting, exploring and mining of all mineral raw materials and contains detailed regulations concerning prospecting, exploration licenses, mining licenses, operating plans, mining installations, supervision and other related topics. Mineralization is categorized in three groups: (i) bergfreie (i.e., free for exploitation by persons who are not necessarily owner of the land on which it is found) mineral resources such as iron, gold, copper and lithium; (ii) bundeseigene or state owned mineral resources (e.g. rock salt, hydrocarbon, uranium) and (iii) grundeigene or mineral resources owned by the landowner (all mineral resources not listed in the previous two categories e.g. quartz, feldspar, etc.).

Exploration for bergfreie raw materials, including lithium, requires an exploration license obtained from the Mining Authority, which is part of the Ministry for Sustainability and Tourism. Each exploration license forms a circle with radius of 425 meters and gives the holder the exclusive right to explore for bergfreie minerals for a term of five years. At the end of each calendar year, the holder must submit a report covering exploration, and the results thereof, to the Mining Authority. Exploration licenses can be extended for additional periods of five years; provided, that exploration works have been performed at least once within the five years for which the exploration licenses have been granted. Performing works in one license is sufficient for the extension of up to 100 exploration licenses.

Mining licenses entitle the holder to exclusively exploit and mine bergfreie mineral raw materials in a certain area and to exclusively acquire title to the minerals that are mined. Additionally, the holder of a mining license is entitled to acquire title to grundeigene mineral raw materials if they result from mining activities for bergfreie mineral raw materials and a separate mining of the grundeigene mineral raw materials is not economically justified. This is the situation at the Wolfsberg Project, where feldspar, quartz and mica are potential by-products from the mining and processing of the lithium bearing pegmatite veins.

Mining licenses are granted by the Mining Authority for Grubenmaße, which is a rectangular surface area of 48,000 meters squared. In order to obtain such license, the applicant must demonstrate that the deposit is workable and that mining will be economically feasible. This is done by the submission of detailed data followed by an oral hearing on-site. A maximum of sixteen Grubenmaße licenses may be granted to one applicant and the total area is called Grubenfeld. The holder of a Grubenmaße mining license is obliged to commence mining operations within two years in at least one Grubemaß and mining has to be performed during at least four months per year.

The holder of a mining license is granted the right to appropriate and use the waters that accrue under the surface of the ground and water streams that come to the surface before they get confused with surface water.

For the owner of mining licenses to be entitled to perform mining activities, a mining program has to be submitted to the Mining Authority for approval. Prior to approving the mining program, the government authorities are invited to raise their concern and an oral hearing has to take place on-site with the property neighbors invited.

According to MinroG, the right to access and use the surface of the land on which prospecting works are to be carried out has to be obtained from the respective property owners. The holder of a mining license has to seek approval of the land owner for the use of the surface of such land for mining activity, including access to the deposit and necessary plants. In the case that no agreement can be reached, the interest of the holder of the mining license shall prevail. In case the land owner consents to the use of the land, but no agreement can be found on the amount of compensation, both parties may request the Mining Authority to decide the compensation amount. If the landowner does not consent to the use of the land, the holder may apply to the Mining Authority to grant a compulsory right of use. Such access and usage agreements do not concern either rights in rem or registered rights, these are merely agreements under civil law in a two-party relationship.

Royalty Obligation

No royalty obligations are due to Austria for materials mined from the Wolfsberg Project. However, a royalty agreement exists between European Lithium and Exchange Minerals Limited whereby Exchange Minerals Limited will receive a royalty of €1.50 per ton of mineral sold from the Wolfsberg tenements, including spodumene, feldspar and quartz products.

Exploration and Drilling Activity

Most of the drilling completed by EUR has focused on Zone 1, the northern limb of the anticline, which is covered by the mineral resource estimate (as set forth below). The exploration work completed has included collation and verification and validation of historical data through channel sampling and drilling of a number of twin drill holes as well as additional exploration drilling. A limited amount of scout drilling has also been conducted on the southern limb of the anticline but none of the pegmatites intersected form part of the mineral resource estimate.

Historical Exploration

Previous exploration work completed by previous owners, includes geological mapping, structural mapping and interpretation, geochemical soil surveys, pitting, trenching, and the development of an underground access decline and drives along selected veins, underground trial mining and excavation of two 500-ton bulk samples from each of the two mineralization styles.

Initial surface geological mapping was undertaken by Minerex and coupled to early trenching, formed the basis of the early exploration programs. In 2011, an extensive geological mapping program was undertaken covering a considerably larger area than the original Minerex investigation area. The program included the location of outcrops of different rock type, orientation of bedding and stratification and location of pegmatite boulders on surface. The following is a simplified geographical map of the broader deposit area.

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Strike dip directions
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Lithium Koralpe
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According to Moser (1986), 35 trenches were executed and investigated (9,940 cubic meters and 200 samples) by Minerex. The location and shape of the trenches is shown on a site map for the year 1983. No indication of the samples and the lithium grade is included. This information can however be found in the detailed geological mapping documents of the trenches. The geometric location of the trenches and the pegmatites were digitized during the data recovery program. ECM Lithium carried out 300 m of trenching in 2017 to the south east of Zone 2 to identify overburden pegmatite and their southern extension. Lithium grade of pegmatite samples were too low to be of interest.

During 1985, a detailed underground exploration program was undertaken, including the development of a decline from the surface to provide access to the pegmatite veins. Cross-cutting drifts were then driven along strike of selected veins to provide access for mapping and sampling, while 1,389 meters of underground decline development and other drives were mined. A diamond drilling campaign was then undertaken from selected underground sites to infill the drill holes drilled from the surface. Two experimental stopes were also mined to evaluate cut and fill and long-hole sub-level stopping methods, providing bulk samples for future metallurgical testing. Geo-mechanical measurements of the sidewalls of the stopes were also taken as part of the mining trial. In 2016, a verification program of this data was undertaken that included underground twin hole drilling and channel sampling along exposed pegmatite veins in the underground drifts, to replicate the channel sampling conducted by Minerex.

Current Exploration

As part of EUR’s verification and validation of the Minerex data in 2016, a number of twin channel samples were taken across the pegmatites. After samples positions are marked, sample boundaries were cut perpendicular to the pegmatite strike direction using a diamond saw. The samples were 5 centimeters wide by 10 centimeters deep. Once cut, the samples were broken out using jackhammer and large pieces were broken with a hand-held hammer and the over break discarded. Channel sample field duplicates were also collected from selected channel samples by either deepening or widening the channel sampled.

In 2017, EUR commenced a surface drilling program, which comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins, totaling 2,576.6 meters. In addition, EUR carried out 300 meters of trenching on the southern limb of the anticline, to identify overburden pegmatites and their southern extension. The lithium grade of pegmatite samples identified in the trenching were too low to be of interest. The drilling program in Zone 2, was completed in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

Drilling

Following EUR’s acquisition of the Wolfsberg Project, Global Strategic Metals undertook exploration scout drilling in 2012 in Zone 2, on the southern limb of the anticline, which confirmed the structural interpretation, and presence of spodumene bearing pegmatite veins. A total of five HQ diameter holes were drilled.

In 2016, underground drilling program of seven drill holes was undertaken by the contractor Swietelsky Tunnelbau GmbH & Co KG, using a Sandvik DE130 hydraulic core drill rig with a 50 millimeter diamond coring bit and 3-meter length standard coring tube. The total length of the seven drill holes was 829.6 meters with the aim of twinning a number of the Minerex drill holes. Site surveys were conducted by an external licensed surveyor, using a total station instrument Leica 1600 with standard accuracies of ±2 millimeter per kilometer. All coordinates were reported within the Austrian National Grid — MGI/Austria Gauss-Kruger (GK) Central — EPSG: 31255.

Fugro Austria GmbH was contracted to run drill hole deviation surveys. The surveys were undertaken at 5-meter intervals using a Mount Sopris winch and two different probe models: MDEV (magnetic deviation) and GDEV (gyroscope deviation).

The 2017 surface drilling program was undertaken by VA Erzberg GmbH using an Atlas Copco (Mustang A66CBT) drill rig. The program comprised four HQ3 diameter holes designed to verify the extension to depth of the pegmatite veins identified by Minerex, and three HQ3 diameter holes to obtain more information on the extension of the pegmatite veins into Zone 2, the southern limb of the anticline, for a total length of 2,576.6 meters. The drilling program in Zone 2, on the southern limb of the anticline, was undertaken in 2018 with an additional five HQ3 diameter holes for a total length of 1,338 meters.

In 2019, European Lithium conducted a Phase 1 drilling program to verify the vein continuity between the deep drilling undertaken in 2017 and the historical drilling undertaken by Minerex. The objective of the infill drilling program was to convert inferred resources from 2017 into indicated resources and to confirm the extension of the deposit toward the west. The program included five shallow HQ3 diameter drill holes totaling 1,330.7 meters.

In 2021, a Phase 2 resource extension and infill drilling program took place to significantly increase the existing JORC Resources for the planned Bankable Feasibility Study (“BFS”) and deposit extensions for future drilling programs. This target infill drilling program is a continuation of the drilling programs undertaken from 2016 to 2019. The drilling program comprised 20 HQ3 diameter drill holes with a total length of 7,923.0 meters.

For more information regarding exploration and drilling on the Wolfsberg Project, see Section 7 of the Technical Report Summary.

Mineral Resources

A “mineral resource” is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.” We have reported our mineral resources in accordance Item 1300 of Regulation S-K, as part of our exploration and evaluation activities.

The mineral resources are not Mineral Reserves (as such term is defined in Item 1300 of Regulation S-K) and do not have demonstrated economic viability. The reported inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this mineral resource will be converted into Mineral Reserves.

Mining dilution is assumed to be at 0% Li2O, in part because the pegmatite lithium has a direct and substantial contact with the rock enclosing it. While determining cut-off grade parameters during the PFS, the third-party engineering firm that authored the study concluded that economic viability was primarily influenced by the amount of dilution incurred during extraction. Certain inputs to the model were modified to run a “goal-seek” process, such as the impacts of ore sorting resulting in a gross lithium hydroxide production cost of US$8,738.60/t, which comprises costs related to mine site spodumene production of US$5,824.10/t, spodumene transport costs of US$49.60, hydrometallurgical conversion to LiOH costs of US2,571.10/t and management costs of $294.80, and a viable lithium hydroxide selling price range from US$15,000/t to US$24,750/t. In addition, the model reflects a total spodumene production cost of US$882.90/t, which comprises spodumene mining costs of US$570.40/t, tailing backfill costs of US$44.50/t, crushing and sorter costs of US$16.90/t and concentrator costs of US$251.20/t. For additional information about the key parameters and costs used in this calculation, see Section 11.6 of the Technical Report Summary. The overall lithium recovery from run-of-mine to 6% Li2O concentrate was 75.8%. The Li2O recovery value in conversion was 89.7%.

The following table contains a summary of our mineral resource estimate. The mineral resource estimate is reported on 100% ownership basis. No Mineral Reserves were estimated for the Wolfsberg Project. The mineral resource estimate was constrained based on drilling data. The mineral resource is reported at a 0.2% Li2O grade cut-off and 0.5 meter thickness cut-off. A constant bulk density value of 2.73 metric tons is applied to pegmatite volumes to estimate tonnage.

Mineral Resource Classification	Tonnage (Mt)	Grade (% Li2O)	Content (kt Li2O)	Cut-Off Grade (% Li2O)
Measured	4.31	1.13	48.7
Indicated	5.43	0.95	51.6	0.2%
Measured + Indicated	9.74	1.03	100.4
Inferred	3.14	0.90	28.2

____________

Notes:

•        Mt is million tonnes, kt is thousand tonnes.

•        Figures have been rounded to the appropriate level of precision for the reporting of mineral resources.

•        Mineral Resources are stated as in situ dry tonnes; figures are reported in metric tonnes.

•        The mineral resource has been classified under the guidelines of S-K 1300.

•        The mineral resource has demonstrated reasonable prospects for economic extraction based on pre-feasibility study work conducted in 2018.

•        Historic underground development volumes have not been depleted from the mineral resource; however, these volumes are considered negligible relative to the size of the mineral resource.

•        Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

A portion of the mineral resource estimate reported for the Wolfsberg Project is classified as “inferred.” Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a Mineral Reserve.

Some of the measured mineral resource is informed by a single intersection, resulting in estimates of thickness (and therefore tonnage) and grade that may be considered to be of lower confidence than one would generally expect of a measured mineral resource. Considering the continuity of the pegmatite veins, the risk is considered low.

For more information regarding the assumptions and parameters used to estimate mineral resources on the Wolfsberg Project, see Section 11 of the Technical Report Summary.

EXECUTIVE COMPENSATION OF THE COMPANY

The following discussion provides an overview of the significant elements of the historical compensation program for the EUR’s Executive Chairman — Tony Sage, CEO — Dietrich Wanke, and EUR’s Chief Financial Officer — Melissa Chapman, who will be serving as executive officers of Pubco for the fiscal year ending June 30, 2023.

Name and Principal Position	Year	Salary (AUD$)	Long-term Benefits Performance Rights (AUD$)	Long-term Benefits Options (AUD$)	Total (AUD$)
Executive Officers
Dietrich Wanke,	2022	366,174	—	—	366,174
Chief Executive Officer(1)
Melissa Chapman,	2022	150,000	—	22,500	172,500
Chief Financial Officer and
Company Secretary(2)
Directors
Tony Sage,	2022	225,000	790,528	135,000	1,150,528
Executive Chairman(3)
Malcolm Day	2022	72,000	592,896	90,000	754,896
Mykhailo Zhernov(4)	2022	20,000	—	90,000	110,000

____________

(1)      Comprises salary and employment taxes paid by EUR and ECM Lithium AT GmbH.

(2)      Comprises consulting fees paid to Bellatrix Corporate Pt Ltd, a related party to Melissa Chapman, for the provision of CFO and company secretarial services provided. The fee reported in the above table has been adjusted to exclude bookkeeping services provided by Bellatrix Corporate Pty Ltd to the Company.

(3)      Tony Sage was a Director for the full year and received director fees of AUD$180,000 per annum until March 31, 2022. Effective April 1, 2022, Mr. Sage receives remuneration of AUD$360,000 per annum.

(4)      Mykhailo Zhernov was appointed as a Director of EUR on December 22, 2021. Beginning on March 1, 2022, Mr. Zhernov receives directors fees of AUD$60,000 per annum.

Narrative Disclosure to the Summary Compensation Table

Salary

Mr. Sage receives a net salary of AUD$30,000 per month. See “— Employment Agreements.”

Mr. Wanke receives a net salary of AUD$20,000 per month. In addition, the Company pays all Austrian employment taxes in connection with Mr. Wanke’s employment.

Ms. Chapman receives a net salary of AUD$15,000 per month. Ms. Chapman’s salary is payable pursuant to a consulting agreement between the Company and Bellatrix Corporate Pty Ltd, an entity related to Ms. Chapman.

Director Remuneration

EUR’s policy is to remunerate Non-Executive Directors at market rates for comparable companies for time, commitment and responsibilities. Non-Executive Directors are normally remunerated by way of fees, in the form of cash, and may participate in share, performance rights and option schemes generally made in accordance with thresholds set in plans approved by shareholders if deemed appropriate. Non-Executive Directors are not provided with retirement benefits. Non-executive directors may also be remunerated for additional specialized services performed at the request of the Board and reimbursed for reasonable expenses incurred by directors on Company business. Executive directors remuneration and other terms of employment are reviewed annually by EUR’s Board of Directors.

Equity-Based Compensation

On January 27, 2022, EUR issued 40,000,000 performance rights to Okewood Pty Ltd (“Okewood”), an entity related to Tony Sage, and 30,000,000 performance rights to Pixsell Pty Ltd ATFT Pixsell Unit Trust, a company in which Malcolm Day is a Director (collectively, the “Performance Rights”), in consideration for Director services following receipt of shareholder approval at EUR’s annual general meeting held on January 21, 2022. The Performance Rights are subject to the achievement of milestones in respect of the market capitalization of EUR and the DFS at the Wolfsberg Lithium Project. The expiration date of the Performance Rights was extended until December 31, 2022 following receipt of shareholder approval at the general meeting held on June 24, 2022. EUR intends to seek approval at its upcoming annual general meeting of shareholders, which is proposed to be held on January 20, 2023 (the “2022 AGM”), to extend the expiration date of the Performance Rights until June 30, 2023. In addition, EUR intends to seek shareholder approval at the 2022 AGM to amend the terms of the Performance Rights in respect of the market capitalization of EUR and the fair value or the DFS at the Wolfsberg Project.

On July 4 2022, EUR issued 37,500,000 listed options as equity-based compensation with an exercise price of AUD$0.18, each expiring March 31, 2025, of which 15,000,000 were issued to Okewood, an entity related to Tony Sage, 10,000,000 were issued to Pixsell Pty Ltd ATFT Pixsell Unit Trust, a company in which Malcolm Day is a Director, 2,500,000 were issued to Bellatrix Corporate Pty Ltd, an entity related to Melissa Chapman, and 10,000,000 were issued Mykhailo Zhernov (collectively, the “Listed Options”) following receipt of shareholder approval at the general meeting held on June 24, 2022. The Listed Options were issued in recognition of Director services to raise AUD$30 million through the placement of shares in April 2022.

Employment Agreements

In September 2016, EUR entered into a consultancy agreement with Okewood, pursuant to which, among other things, Tony Sage agreed to provide the services of Non-Executive Chairman of EUR. During the December 2021 quarter, Tony Sage transitioned to Executive Chairman of EUR. In April 2022, EUR and Okewood entered into a new consultancy agreement (the “New Consultancy Agreement”) following this transition of Tony Sage. The New Consultancy Agreement is on-going unless terminated in accordance with its terms. The New Consultancy Agreement provides for remuneration of AUD$360,000 per year (beginning on April 1, 2022), payable monthly.

In July 2012, EUR entered into a consultancy agreement with Malcolm Day. The agreement commenced for an initial term of twelve months and is renewable annually, unless either party gives three months written notice of termination or the agreement is otherwise terminate in accordance with its terms. Under the agreement, Mr. Day receives remuneration of AUD$72,000 per year (beginning on March 1, 2021), payable monthly.

In December 2021, EUR entered into a consultancy agreement with Mykhailo Zhernov. The agreement is on-going, subject to the provisions of the Australian corporations act. Under the agreement, Mr. Zhernov receives remuneration of AUD$60,000 per year (effective March 1, 2022), payable monthly.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or the “Company” refer to European Lithium AT (Investments) Limited and its subsidiaries prior to the consummation of the Business Combination and to Critical Metals Corp Limited and its subsidiaries (including European Lithium AT (Investments) Limited) following the consummation of the Business Combination.

The following discussion includes information that Pubco’s management believes is relevant to an assessment and understanding of Pubco’s consolidated results of operations and financial condition. Following the consummation of the Business Combination, Pubco will comprise the operations of European Lithium AT (Investments) Limited and its subsidiaries. Unless context requires otherwise, all references to “Pubco” refer to Critical Metals Corp. following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Consolidated and Combined Financial Information of the Company” section of this proxy statement/prospectus and our historical audited consolidated financial statements as of June 30, 2022 and 2021 and for the fiscal years ended June 30, 2022 and 2021 and unaudited interim consolidated financial statements as of December 31, 2022 and for the six months ended December 31, 2022 and 2021, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the six months ended December 31, 2022, and for the fiscal year ended June 30, 2022 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, which involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Business

We are an exploration stage mining and development company that aims to become Europe’s next producer of lithium for the green energy transition. Our efforts are focused on the development of our wholly-owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, in connection with and upon the closing of the Business Combination, we expect to hold additional Austrian projects of which European Lithium currently holds a 20% interest.

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a preliminary feasibility study but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium.

The Wolfsberg Project’s mine is located approximately 20 kilometers east of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. The Wolfsberg Project does not require us to provide accommodations or social infrastructure. The Baltic to Adriatic rail corridor will pass just south of Wolfsberg upon completion of the Koralm tunnel, which is expected to occur in 2025. The Wolfsberg Project is centrally located with easy access to Europe’s motorway and rail infrastructure. We expect this to aid in the distribution of lithium products to lithium battery plants in construction or planned in northern Europe and by-products to regional industry. In addition, the Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom.

Recent Developments

Business Combination and Public Company Costs

On October 24, 2022, we entered into the Merger Agreement with Sizzle Acquisition Corp, EUR, Critical Metals Corp. (“Pubco”) and Project Wolf Merger Sub Inc. Pursuant to the Merger Agreement (a) Pubco will acquire all of the issued and outstanding capital shares and equity interests of the Company from EUR in exchange for ordinary shares of Pubco, the Company shall become a wholly owned subsidiary of Pubco and EUR will become a shareholder of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of Pubco. According to the Merger Agreement, at its effective time: (a) each of Sizzle’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) immediately prior to that effective time, will be cancelled in exchange for the right of the holder thereof to receive one ordinary share, par value $0.001 per share, of Pubco (“Ordinary Share”); (b) all of the outstanding public warrants of Sizzle, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share will be converted into the right to receive a warrant to purchase one Ordinary Share at the same exercise price, being an exercise price of $11.50 per share, and (c) EUR will receive the number of Ordinary Shares in the Share Exchange that shall have an aggregate value equal to the Closing Share Consideration (as defined in the Merger Agreement) consisting of $750,000,000 divided by the redemption amount per share of Common Stock payable to Sizzle stockholders that elect to redeem Common Stock in connection with the Closing, and, subject to applicable terms and conditions, earnout consideration of up to an additional 10% of such Closing Share Consideration, in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement. Following the transactions set forth in the Merger Agreement, Sizzle and the Company will become wholly owned subsidiaries of Pubco.

The Business Combination is expected to be accounted for as a share-based payment transaction in accordance with IFRS 2. Management has evaluated all the indicators of control from IFRS 10 and IFRS 3. Although there is a higher level of judgement when it comes to the analysis of the conditions set forth in IFRS 3, we believe that the indicators of relative voting rights, composition of governing body, composition of senior management, terms of exchange, relative size, and other factors favored EUR as the accounting acquirer. Accordingly, for accounting purposes, management has determined that EUR is the accounting acquirer under IFRS 3 and the SPAC is considered to be the accounting acquiree for financial reporting purposes. Under this method of accounting, the ongoing financial statements of Pubco will reflect the net assets of the Company, the accounting predecessor at historical cost, with no additional goodwill recognized.

Subsequent to the Business Combination, Pubco is expected to become SEC-registered and Nasdaq-listed company, which will require Pubco to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Pubco expects to incur substantial additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

The most significant change in Pubco’s future reported financial position and results are expected to be an estimated increase in cash (as compared to the Company’s balance sheet at December 31, 2022) resulting in a closing cash balance of approximately $4.5 million, assuming maximum stockholder redemptions, or $10.6 million, assuming no redemptions. Total direct and incremental transaction costs are estimated at approximately $26 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Overview of Our Business

The Wolfsberg Project lithium deposit was discovered and explored by Minerex between 1981 and 1987. Minerex completed a PFS but, as lithium demand and its price at that time did not support the development of a fully-fledged mine, the project was terminated. The project passed through a number of ownerships before being acquired by the present owners European Lithium. The Wolfsberg Project’s mine is located approximately 20 kilometers east of Wolfsberg. This location allows access to the nearby A2 motorway and the natural gas transmission pipeline that follows the motorway. Wolfsberg is an industrial town of approximately 25,000 residents with a growing light industrial sector. The Wolfsberg Project does not require us to provide accommodations or social infrastructure. The Baltic to Adriatic rail corridor will pass just south of Wolfsberg upon completion of the Koralm tunnel, which is expected to occur in 2025. The Wolfsberg Project is centrally located with easy access to Europe’s motorway and rail infrastructure. We expect this to aid in the distribution of lithium products to lithium battery plants in construction or planned in northern Europe and by-products to regional industry. In addition, the Wolfsberg Project is positioned in close proximity to large lithium import markets in Europe, such as Germany, Belgium, France, Italy and Spain, and planned battery projects in Hungary, Germany, Sweden and the United Kingdom. Please see the section entitled “Description of the Wolfsberg Project” for a complete description of the Wolfsberg Project.

In May 2021, European Lithium announced that it acquired a 20% interest in the Weinebene Lithium Project (the “Weinebene Project) and the Eastern Alps Lithium Project (the “Eastern Alps Project), both of which are located in southern Austria, approximately three hours south-west of Vienna. These projects are considered complimentary given their geographical proximity the Wolfsberg Project and, as such, both provide European Lithium with optionality in terms of future development and production scenarios. In connection with and upon closing of the Business Combination, we expect to hold the 20% interest in the Weinebene Project and Eastern Alps Project currently held by European Lithium. Please see the section entitled “Information about the Company — The Weinebene and Eastern Alps Projects” for a complete description of the Weinebene and Eastern Alps Projects.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting our results of operations are summarized below.

We are an exploration stage mining and development company focusing on the development of our wholly-owned Wolfsberg Project located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. We have declared mineral resources on our Wolfsberg Project but we have not yet begun to extract any mineral from the property. The exploration and development of the mineral deposits located at the Wolfsberg Project involves a high degree of financial risk and uncertainty. We have not commenced production in connection with the Wolfsberg Project and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate any revenues.

Since the acquisition of the Wolfsberg Project in 2011, we have devoted most of our cash resources to the exploration and development of the Wolfsberg Project. As of December 31, 2022 and June 30, 2022, we have spent approximately $32.3 million and $30.5 million, respectively, in connection with our exploration and evaluation activities. For the six months ended December 31, 2021 and 2022, our cash expenditures were approximately $2.8 million and $1.2 million, respectively, in connection with our exploratory work and our evaluation of the Wolfsberg Project. For the fiscal years ended June 30, 2021 and 2022, our cash expenditures were approximately $2.2 million and $6.0 million, respectively, in connection with our exploratory work and our evaluation of the Wolfsberg Project.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

•        the engagement of our key consultants and suppliers;

•        the completion of the DFS at the Wolfsberg Project, which is expected to occur in Q3 2023;

•        obtaining and renewing the applicable permits with the relevant mining authorities;

•        obtaining project finance for the development of the Wolfsberg Project;

•        the development and construction of mine and plant at the Wolfsberg Project;

•        the commencement of production at the Wolfsberg Project, which is expected to occur in 2026; and

•        timing in respect to operating as a public company.

Additionally, we expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•        hire additional personnel;

•        continue to work on the completion of the DFS for the Wolfsberg Project;

•        commence exploration activities in Zone 2 of the Wolfsberg Project;

•        enter into future financing arrangements in connection with the development of the Wolfsberg Project; and

•        operate as a public company.

In particular, for the six months ended December 31, 2022 and year ended June 30, 2022, our results of operations were impacted by expenditures incurred in connection with the DFS at the Wolfsberg Project.

The COVID-19 Pandemic

The COVID-19 pandemic has resulted in the implementation of measures by government authorities and businesses to contain and limit the spread of COVID-19, and that has increased economic uncertainty. Our management constantly assesses the impact of the COVID-19 pandemic on our operations and financial condition in order to implement measures designed to mitigate any such impact. COVID-19 remains a risk, and there is a possibility of additional waves of infection and variants in Europe (Austria, specifically) and Australia.

We have continued our exploration operations while monitoring changing COVID-19 rules within the European Union. The pandemic is expected to continue to impact us for the foreseeable future. For example, at the thirteenth meeting of the WHO regarding the pandemic held on October 13, 2022, the World Health Organization (“WHO”) determined that COVID-19 continues to constitute a public health emergency. As such, WHO recommendations remain in place and are applied into national law despite seasonal decreases in case numbers.

Various challenges for commodity markets continued through the fiscal year ended June 30, 2022 in part due to the prevalence of the COVID-19 pandemic. Although the evolving variants have presented varying impacts to society and health systems, uncertainty remains. Stakeholders, governments, companies and individuals are required to follow recommendations to help in controlling the rate of infection at a global scale.

During the fiscal year ended June 30, 2022, Europe experienced fluctuating infection rates with restrictions being reintroduced as the virus and its impact evolve. Currently there are no international border restrictions to enter Australia; however, European restrictions continue to impact the Company’s operational activities at the site of the Project. The Company continues to monitor and address the changing circumstances by implementing suitable COVID-19 measures.

On a macroeconomic level, the effects of COVID-19 and associated governmental responses have adversely affected workforces, consumer sentiment, economies and financial markets with a number of national economies having entered recessions and some having experienced material slowdowns in economic growth. In addition, COVID-19 lockdowns in China and elsewhere have resulted in severe disruptions in supply chains and the temporary closure of some vehicle assembly plants, creating significant additional downside for automotive production forecasts, including with respect to electric vehicles.

The COVID-19 pandemic continues to present material uncertainty and risk with respect to our performance and financial results. We will continue to consider near-term exigencies and the long-term financial health of the business as we take steps to mitigate the consequences of the COVID-19 pandemic on our business. The extent to which the COVID-19 pandemic impacts our business adversely will depend on future developments, which are highly uncertain and cannot be predicted, including any additional actions we have taken or will take, to minimize or manage COVID-19’s impact on our business. For additional discussion of the adverse impact of COVID-19 on our business see “Risk Factors — Operating Risks — The ongoing COVID-19 pandemic and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.”

Industry Growth

Our financial profile is associated with several secular trends in the mining industry. Demand for our product is, in part, driven by the growth of our underlying end markets and how much capital our customers invest to support their businesses. We are also impacted by the global supply and demand for lithium products. See “Information about the Company — Market and Industry Overview” for a more detailed description of market trends in our end market.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of consumer products using lithium products, such as electronic vehicles. In December 2022, we entered a long-term Offtake Agreement with BMW, pursuant to which BMW will purchase battery grade lithium hydroxide produced by the Wolfsberg Project. Please see the section entitled “Information about the Company — Offtake Agreement with BMW AG” for more details on the Offtake Agreement. We believe that we are well-positioned at the intersection of key long-term macro trends however, changes in inflationary pressures or industry trends, including as a result of the COVID-19, could result in significant fluctuations towards the path of production.

Market and Economic Conditions

Our business depends on the economic extraction of lithium from the Wolfsberg Project, and the sale of this product to our offtake partners. Many factors related to the economic extraction of lithium, including economic conditions affecting disposable consumer income and ultimate demand for consumer items that rely on the production of lithium products, unemployment levels, fuel prices, interest rates, inflationary pressures, changes in tax rates and tax laws that impact companies or individuals and inflation, can impact our operating results.

Seasonality

The Wolfsberg Project is located in Austria. While the impact is minimal, the timing for the execution of some exploration activities is impacted as a result of the winter conditions experienced in Austria.

Impact of Inflation

The ongoing COVID-19 pandemic and regional travel restrictions and the outbreak of war in the Ukraine have led to problems in global supply chains, and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and the first half of 2022 in particular, these events slowed down the economic recovery and led to a significant increase in inflation in many regions, including Europe where our assets and primary customers are located.

The principal factors contributing to the inflationary pressures that have been experienced or will be experienced include but are not limited to Europe’s supply chain for critical materials, such as energy (gas and electricity) and reagents.

We may continue to experience inflationary pressures in the future, particularly after the Wolfsberg Project has commenced production. In order to combat inflation before the Wolfsberg Project begins producing, we may take certain actions such as monitoring operating expenses, limiting headcount, and implementing other measures we deem beneficial to minimize inflationary pressures and avoid unnecessary costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see “Risk Factors — Risks Relating to the Company” including, but not limited to “— Risks Related to our Business and our Industry” and “— Operating Risks.”

Presentation of Financial Information

Our audited financial statements as of and for the years ended June 30, 2022 and 2021 and unaudited financial statements as of December 31, 2022 and for the six months ended December 31, 2022 and 2021 were prepared in accordance with IFRS.

Statement of Financial Position

Financial Position as of December 31, 2022 and June 30, 2022

The following table summarizes our unaudited consolidated statement of financial position as of December 31, 2022 and June 30, 2022. All amounts are shown in U.S. dollars.

	December 31, 2022 $	30 June 2022 $
ASSETS
Current Assets
Cash and cash equivalents	163,108	136,097
Other receivables	58,961	44,908
Total Current Assets	222,069	181,005

Non-Current Assets
Restricted cash and other deposits	20,809	20,324
Property and plant and equipment	10,774	13,996
Deferred exploration and evaluation expenditure	32,297,279	30,468,697
Total Non-Current Assets	32,328,862	30,503,017

TOTAL ASSETS	32,550,931	30,684,022

LIABILITIES
Current Liabilities
Trade and other payables	130,210	304,564
Total Current Liabilities	130,210	304,564

TOTAL LIABILITIES	130,210	304,564

NET ASSETS	32,420,721	30,379,458

EQUITY
Share capital	39,414	39,414
Reserves	36,350,972	34,129,060
Retained earnings	(3,969,665)	(3,789,016)

TOTAL EQUITY	32,420,721	30,379,458

Assets

Total assets as of December 31, 2022 and June 30, 2022 were $32.6 million and $30.7 million, respectively, primarily from exploration and evaluation in the development of the Wolfsberg Project. Please see the section entitled “Description of the Wolfsberg Project” for a complete description of the Wolfsberg Project.

Liabilities

Total liabilities as of December 31, 2022 and June 30, 2022 were $0.1 million and $0.3 million, respectively, primarily from trade payables arising from the ordinary course of business and costs associated with the Business Combination.

Equity

Total equity as of December 31, 2022 and June 30, 2022 were $32.4 million and $30.4 million, respectively, primarily from capital contributions from related parties, foreign currency translation reserve arising on translation from functional currency to presentation currency and retained earnings.

Financial Position as of June 30, 2022 and 2021

The following table summarizes our consolidated statement of financial position for the fiscal year ended June 30, 2022 and 2021. All amounts are shown in U.S. dollars.

	Year ended June 30,
	2022	2021
Assets
Cash and cash equivalents	136,097	184,190
Other receivables	44,908	114,471
Total current assets	181,005	298,661

Non-Current Assets
Restricted cash and other deposits	20,324	23,132
Property and plant and equipment	13,996	6,776
Deferred exploration and evaluation expenditure	30,468,697	28,568,902
Total Non-current assets	30,503,017	28,598,810

Total assets	30,684,022	28,897,471

Current Liabilities
Trade and other payables	304,564	566,514
Total current liabilities	304,564	566,514

Net assets	30,379,458	28,330,957

Equity
Share capital	39,414	39,414
Reserves	34,129,060	31,795,958
Retained earnings	(3,789,016)	(3,504,415)

Total equity	30,379,458	28,330,957

Assets

Total assets as of June 30, 2022 and June 30, 2021 were $30.7 million and $28.9 million, respectively, primarily from exploration and evaluation in the development of the Wolfsberg Project. Please see the section entitled “Description of the Wolfsberg Project” for a complete description of the Wolfsberg Project.

Liabilities

Total liabilities as of June 30, 2022 and June 30, 2021 were $0.3 million and $0.6 million, respectively, primarily from trade payables arising from the ordinary course of business.

Equity

Total equity as of June 30, 2022 and June 30, 2021 were $30.4 million and $28.3 million, respectively, primarily from capital contributions from related parties, foreign currency translation reserve arising on translation from functional currency to presentation currency and retained earnings.

Components of Our Results of Operations

Other income

Our other income includes grants received for European Union projects which ECM Lithium AT GmbH (“ECM Lithium”) is participating in.

Consultants and professional services expenses

Our consultants and professional services expenses include legal fees, investor relations consultants, taxation advisors and company secretarial advisors. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our consultants and professional services expenses.

Administrative expenses

Our administrative expenses include promotional expenses, membership and subscriptions, seminars and conferences and insurance.

Finance costs

Finance costs include bank fees, interest expense, interest expense on leased assets and value-added tax (“VAT”) expensed. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our finance costs.

Depreciation expenses

Depreciation expenses are primarily attributed to office equipment. See note 9 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our depreciation expenses.

Depreciation expenses — leased asset

Depreciation expenses — leased asset relates to the lease of the office located near the Wolfsberg Project.

Foreign exchange

Foreign exchange expenses include realized foreign exchange on payments to suppliers. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our foreign exchange expenses.

Other expenses

Other expenses consist of the repayment of grant and travel expenses. See note 4 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of our other expenses.

Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations include the differences between the currency of the primary economic environment in which we operate and the currency presented in our financial statements in accordance with our accounting policy. See note 2 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy/prospectus for a description of the Company’s foreign currency accounting policy.

Results of Operations

Comparison of Six Months ended December 31, 2022 and 2021

The following table summarizes our consolidated unaudited results of operations for the six months ended December 31, 2022 and 2021. All amounts are shown in U.S. dollars.

	Six Months ended December 31,		Period-over-Period Change Year Ended
	2022	2021	December 31, 2022 to 2021
			Change ($)	Change (%)
Continuing operations
Other Income	107,727	—	107,727	100.0%
Consultants and professional services expenses	(175,815)	(58,959)	116,856	198.2%
Administration expenses	(22,943)	(10,771)	12,172	113.0%
Finance costs	(10,000)	(10,758)	(758)	7.0%
Depreciation expense	(3,371)	(3,641)	(270)	7.4%
Foreign exchange	212	(435)	(647)	148.7%
Other expenses	(76,459)	(46,922)	29,537	62.9%
Loss before income tax	(180,649)	(131,486)	49,163	37.4%
Income tax expense	—	—	—	—
Loss after tax from continuing operations	(180,649)	(131,486)	49,163	37.4%

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	779,310	(1,179,376)	(1,958,686)	166.1%

Total comprehensive (loss) for the period	598,661	(1,310,862)	(1,909,523)	145.7%

Other income

Other income was $108 thousand for the six months ended December 31, 2022. This income was primarily attributable to grants received for European Union projects which ECM Lithium is participating in.

Consultants and professional services expenses

Consultants and professional services expenses increased $117 thousand, or 198.2%, to $176 thousand for the six months ended December 31, 2022 compared to $59 thousand for the same period in 2021. The increase was primarily attributable to legal fees associated with the Business Combination and investor relation expenses.

Administrative expenses

Administrative expenses increased $12 thousand, or 113.0%, to $23 thousand for the six months ended December 31, 2022 compared to $11 thousand for the same period in 2021. The increase was primarily attributable to an industry membership fee and minor increases in general office administration expenses.

Finance costs

Finance costs decreased $1 thousand, or 7.0%, to a $10 thousand expense for six months ended December 31, 2022 compared to $11 thousand for the same period in 2021. The decrease is not considered material.

Depreciation expenses

Depreciation expenses decreased by $270, or 7.4%, to $3,371 for the six months ended December 31, 2022 compared to $3,641 for the same period in 2021. The decrease is not considered material.

Foreign exchange

Foreign exchange decreased $647, or 148.7%, to $212 income for the six months ended December 31, 2022 compared to a $435 expense for the same period in 2021. The decrease was primarily attributable to movements in exchange rates and the associated realized foreign exchange on payments to suppliers.

Other Expenses

Other expenses increased $29 thousand, or 62.9%, to $76 thousand for the six months ended December 31, 2022 compared to $47 thousand for the same period in 2021. The increase was primarily attributable to expenses associated with the Business Combination and travel and accommodation expenses offset against the repayment of an industry grant previously received which was unutilized.

Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations decreased $2.0 million, or 166.1%, to $779 thousand income for the six months ended December 31, 2022 compared to a $1.2 million loss for the same period 2021. The decrease was primarily attributable to movements in the Euro and U.S. Dollar exchange rates arising on transaction of foreign operations.

Comparison of Years ended June 30, 2022 and 2021

The following table summarizes our consolidated results of operations for the fiscal year ended June 30, 2022 and 2021. All amounts are shown in U.S. dollars.

	Year ended June 30,		Period-over-Period Change Year Ended
	2022	2021	June 30, 2022 to 2021
			Change ($)	Change (%)
Continuing operations
Consultants and professional services expenses	(179,262)	(497,090)	(317,828)	63.9%
Administration expenses	(24,504)	(23,099)	1,405	6.1%
Finance costs	(12,711)	29,359	42,070	143.3%
Depreciation expense	(7,413)	(2,216)	5,197	234.5%
Depreciation expense – leased asset	—	(8,995)	(8,995)	100%
Foreign exchange	(11,155)	497	11,652	2344.5%
Other expenses	(49,556)	—	49,556	100%
Loss before income tax	(284,601)	(501,544)	(216,943)	43.3%
Income tax expense	—	—	—	—
Loss after tax from continuing operations	(284,601)	(501,544)	(216,943)	43.3%
Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	(3,941,081)	1,420,232	5,361,313	377.5%
Other comprehensive (loss) for the period, net of income tax	(3,941,081)	1,420,232	5,361,313	377.5%
Total comprehensive (loss) for the year	(4,225,682)	918,688	5,144,370	560.0%

Consultants and professional services expenses

Consultants and professional services expenses decreased $318 thousand, or 63.9%, to $179 thousand for the year ended June 30, 2022 compared to $497 thousand for the year ended June 30, 2021. The decrease was primarily attributable to a reduction in legal fees in respect to ECM Lithium AT GmbH being granted the right to accede and use the Glock Gut property.

Administrative expenses

Administrative expenses increased $1,400, or 6.1%, to $25 thousand for the year ended June 30, 2022 compared to $23 thousand for the year ended June 30, 2021. The increase is not considered material.

Finance costs

Finance costs increased $42 thousand, or 143.3%, to a $13 thousand expense for the year ended June 30, 2022 compared to $29 thousand for the year ended June 30, 2021. The increase was primarily attributable to the movement in the balance of VAT expensed.

Depreciation expenses

Depreciation expenses increased by $5,200, or 234.5%, to $7,400 for the year ended June 30, 2022 compared to $2,200 for the year ended June 30, 2021. The increase was primarily attributable to the addition of office equipment during the year.

Depreciation expense — leased asset

Depreciation expenses — leased assets were $9,000 for the year ended June 30, 2021. This reduction was attributable to the office lease no longer being lease accounted for in accordance with the Company’s accounting policy in respect to short term leases.

Foreign exchange

Foreign exchange increased $12 thousand, or 2,344.5%, to an $11 thousand expense for the year ended June 30, 2022 compared to $500 for the year ended June 30, 2021. The increase was primarily attributable to movements in exchange rates and the associated realized foreign exchange on payments to suppliers.

Other Expenses

Other expenses were $50 thousand for the year ended June 30, 2022. These expenses were primarily attributable to the repayment of grant and travel expenses.

Exchange differences on translation of foreign operations

Exchange differences on translation of foreign operations losses increased $5.4 million, or 377.5%, to a $3.9 million loss for the year ended June 30, 2022 compared to $1.4 million for the year ended June 30, 2021. The increase was primarily attributable to movements in the Euro and US Dollar exchange rates arising on transaction of foreign operations.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. On an annual basis, our principal source of liquidity has been capital contributions from related parties. Our principal uses of cash is for the exploration and evaluation in the development of the Wolfsberg Project. As of December 31, 2022 and June 30, 2022, we had approximately $163 thousand and $136 thousand, respectively, of unrestricted cash.

We expect our capital expenditures and working capital requirements to increase materially in the near future.

Our future capital requirements will depend on many factors, including the results of our DFS, final investment decision ahead of the development and construction at the Wolfsberg Project, exploration activities in Zone 2 of the Wolfsberg Project and costs associated with maintaining the Wolfsberg Project site. In addition, we expect to incur additional costs as a result of operating as a public company. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

If the funds from company financing and the trust account are not sufficient to satisfy our cash requirements and to fully fund the Company’s future growth strategy, we may need to engage in equity or debt financings to secure additional funds. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of Pubco’s common stock subsequent to the Business Combination. If Pubco raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Pubco’s Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back, or abandon some or all of our expansion efforts and other operations, which could materially harm our business, financial condition and results of operations.

Contractual and Other Obligations

Commitments

Wolfsberg Lithium Project

The Company is fully funded via capital contributions from related parties to complete the DFS. The DFS is in process and is expected to be completed in Q3 2023. Future capital requirements for the development and construction of the Wolfsberg Project are dependent on a number of factors as outlined above.

Related Party Capital Contributions

We and certain of our subsidiaries have received financing from our parent company, European Lithium Limited. As of December 31, 2022 and June 30, 2022, we and certain of our subsidiaries have received capital contributions with a balance of $40,522,228 and $39,079,626, respectively.

For more information regarding our related party transactions, see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions”, and see Note 17 “Related Party Disclosure” to our interim period unaudited consolidated financial statements and audited financial statements, included elsewhere in this proxy statement/prospectus.

Cash Flows

The following table summarizes our cash flows for the periods presented.

	Six Months Ended December 31,		Year Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities
Payments to suppliers and employees	(176,350)	(110,348)	(237,005)	(506,973)
Finance costs	(4,903)	(7,709)	(14,350)	(201)
Interest paid (leased assets)	—	—	—	(136)
VAT refund	(13,955)	77,283	68,958	(36,874)
Net cash (used in) operating activities	(195,208)	(40,774)	(182,397)	(544,184)

Cash flows from investing activities
Payments for exploration and evaluation	(1,219,687)	(2,837,034)	(6,019,463)	(2,194,143)
Payment for property and plant and equipment	—	(16,177)	(14,904)	(5,545)
Net cash (used in) investing activities	(1,219,687)	(2,853,211)	(6,034,367)	(2,199,688)

Cash flows from financing activities
Proceeds from issue of shares	1,438,663	3,643,254	6,190,820	2,792,200
Repayment of lease liabilities	—	—	—	(297)
Net cash provided by financing activities	1,438,663	3,643,254	6,190,820	2,791,903

Net increase/(decrease) in cash and cash equivalents	23,768	749,269	(25,944)	48,031
Cash and cash equivalents at beginning of year	136,097	184,190	184,190	128,732
Effects on exchange rate fluctuations on cash held	3,243	(8,309)	(22,149)	7,427
Cash and cash equivalents at end of year	163,108	925,150	136,097	184,190

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by administrative and corporate overhead activities.

We have incurred recurring operating losses and negative cash flows from operating activities.

During the six months ended December 31, 2022 and 2021, we incurred Net Loss of $181 thousand and $131 thousand, respectively. Our Net cash used in operating activities was $195 thousand for the six months ended December 31, 2022 and $41 thousand for the same period in 2021. The $154 thousand increase in cash used was primarily due to an increase in loss from operations and movement in creditors.

During the years ended June 30, 2022 and 2021, we incurred Net Loss of $285 thousand and $502 thousand, respectively. Our Net cash used in operating activities was $182 thousand for the year ended June 30, 2022 and $544 thousand for the year ended June 30, 2021. The $362 thousand decrease in cash used was primarily due to a decrease of $217 thousand in loss from operations and movement in creditors.

Cash Flows from Investing Activities

Net cash used in investing activities during the six months ended December 31, 2022 and 2021 was $1.2 million and $2.9 million, respectively. This expenditure was primarily in the payments for exploration and evaluation in the development of the Wolfsberg Project.

Net cash used in investing activities during the years ended June 30, 2022 and 2021 was $6.0 million and $2.2 million, respectively. This expenditure was primarily in the payments for exploration and evaluation in the development of the Wolfsberg Project.

Cash Flows from Financing Activities

Net cash provided by financing activities during the six months ended December 31, 2022 and 2021 was $1.4 million and $3.6 million, respectively, primarily from capital contributions from related parties.

Net cash provided by financing activities during the years ended June 30, 2022 and 2021 was $6.2 million and $2.8 million, respectively, primarily from capital contributions from related parties.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Indemnification Agreements

In the ordinary course of business, we enter into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by us, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. It is not possible to determine the maximum potential loss under these indemnification provisions due to the absence of prior indemnification claims and the unique facts and circumstances involved in each particular provision. As of December 31, 2022, there were no known events or circumstances that have resulted in a material indemnification liability.

In addition, we have entered into indemnification agreements with certain of European Lithium Limited directors, executive officers, consultants and other employees that require, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Internal Control over Financial Reporting

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until our first annual report required to be filed with the SEC. Pubco has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro and the Australian Dollar, both of which fluctuate relative to the U.S. dollar. Accordingly, changes in the value of the Euro or Australian Dollar could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition and results of operations in a given period or in specific territories.

To date, realized foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Polices and Estimates

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The material accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 of the interim period unaudited consolidated financial statements and audited consolidated financial statements.

All inter-group balances and transactions between entities in the Group, including any unrealized profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by EUR.

c)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labor, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure. For the purposes of these financial statements, the opening balances have been translated from Euro to US dollars based on historical rate or the closing exchange rate at 30 June 2020 as appropriate.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognizes deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilized. However, utilization of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at December 31, 2022 because the Directors do not believe that it is appropriate to regard realizations of future income tax benefits as probable.

d)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

e)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

f)      Value added tax

Revenues, expenses and assets are recognized net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognized as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

g)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognized at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognized in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognized in other comprehensive income.

h)      Trades and other payables

Trade payables and other accounts payable are carried at amortized cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

i)       Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognized as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortized of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

j)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the IASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 to our interim period unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Pubco has elected to use the extended transition period available under the JOBS Act.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following table sets forth certain information, as of the date of this proxy statement/prospectus, relating to the executive officers, directors and director nominees of Pubco immediately after the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Tony Sage	62	Executive Chairman and Director Nominee
Dietrich Wanke	60	Chief Executive Officer
Melissa Chapman	45	Chief Financial Officer
Director and Director Nominees
Carolyn Trabuco	53	Director Nominee
Malcolm Day	58	Director
Michael Hanson	54	Director Nominee
Mykhailo Zhernov	46	Director Nominee

____________

(1)      Member of the audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Tony Sage currently serves as the Executive Chairman of Pubco. Following the consummation of the Business Combination, Mr. Sage will continue to serve as Executive Chairman and is expected to serve as a Director of Pubco. Mr. Sage has served as Non-Executive Chairman of EUR since September 2016 transitioning to Executive Chairman of EUR in December 2021 quarter, and has more than 35 years’ experience in corporate advisory services, funds management and capital raising predominantly within the resource sector. Mr. Sage is based in Western Australia and has been involved in the management and financing of listed mining companies for the last 22 years. Mr. Sage has operated in Argentina, Brazil, Peru, Romania, Russia, Sierra Leone, Guinea, Cote d’Ivoire, Congo, South Africa, Indonesia, China and Australia. Mr. Sage currently holds the position of Executive Chairman of ASX listed CuFe Ltd and Executive Chairman of ASX listed Cyclone Metals Limited. Mr. Sage holds a B. Bus. degree from Edith Cowan University, Western Australia, is a chartered accountant with the Chartered Accountants Australia and New Zealand (CAANZ), is a fellow of Certified Practicing Accountants in Australia (FCPA) and is a fellow of the Taxation Institute of Australia (FTIA).

Dietrich Wanke is expected to serve as Chief Executive Officer of Pubco following the consummation of the Business Combination. Mr. Wanke was appointed as General Manager of EUR in October 2016 and has served as the Chief Executive Officer of EUR since May 2019. In addition, Mr. Wanke also currently holds a position as General Manager for Marampa Iron Ore in Sierra Leone. No exploration activities are currently being undertaken at Marampa Iron Ore. Thus, while Mr. Wanke has a contractual obligation with Marampa Iron Ore, he is currently overseeing the project remotely without the requirement to travel to Sierra Leone. This arrangement is expected to continue following the consummation of the Business Combination with Mr Wanke allocating minimal time to Marampa Iron Ore and allowing Mr. Wanke to carry out the role of Chief Executive Officer in a full-time capacity. Mr Wanke has worked in the past as General Manager for Tolukuma Gold Mines in Papua New Guinea, Mine Manager for Atlas Iron in Western Australia, Technical Services Manager for Thiess (hard coal) in Indonesia, Mine Manager for Kimberley Diamonds in Western Australia, Technical Services Manager for Lightning Nickel in Western Australia, Technical Director for LMV, an engineering/surveying service provider for coal mines in Germany and Technical Services Manager and Licensed Surveyor for Laubag (lignite) in Germany. Mr. Wanke has more than 30 years’ experience in management at operational level for underground and open cut mines. Mr. Wanke has held statutory positions as registered manager under the applicable mining acts in several countries and commodities, notably gold/silver, nickel, diamonds, coal and iron. Mr Wanke has lived and served professionally for mining operations in Germany, Australia, Indonesia, Papua New Guinea and Sierra Leone. Mr. Wanke has managed mining operations through all phases, starting from greenfield exploration to full scale production as well as extension of existing mines. Mr. Wanke holds a Mine Engineering/Mine Surveying degree from Technical University Bergakademie Freiberg, a licensed Mine Surveyor’s certificate in Germany and 1st class Mine Manger’s certificates in Western Australia and Papua New Guinea.

Melissa Chapman is expected to initially serve as Chief Financial Officer of Pubco directly following the consummation of the Business Combination. It is anticipated that the Board will seek to appoint a new Chief Financial Officer with experience in operating a U.S. public company as soon as practicable following the consummation of the Business Combination. Ms. Chapman has served as the Joint Chief Financial Officer of EUR since February 2017. In addition, Ms. Chapman is Co-founder and Executive Director of Bellatrix Corporate Pty Ltd, a company that provides company secretarial and accounting services to several ASX listed companies, with over 20 years’ experience in the accounting and company secretarial professions. She has significant experience including in Perth and London serving ASX/LSE listed and private companies. Ms. Chapman holds a Bachelor of Commerce degree from Murdoch University, is a Certified Practicing Accountant with CPA Australia (CPA), has completed a Graduate Diploma of Corporate Governance with the Governance Institute of Australia (AGIA/ACIS) and has completed the company directors course with the Australian Institute of Company Directors (GAICD).

Director and Director Nominees

Carolyn Trabuco is expected to serve as a Director of Pubco following the consummation of the Business Combination. Currently, Ms. Trabuco is Co-Founder and Independent Member of Public Company Board of Directors at Azul Brazilian Airline (“Azul”) since April 2007, where she serves as Compensation Committee Chair and member of the ESG Committee. Mrs Trabuco is a member of the Board of Directors and Audit Committee for Sizzle Acquisition Corp, a position she has held since November 2021. Since December 2017, Ms. Trabuco has served as Founder and CEO of Thistledown Advisory Group, LLC, a USA based strategic advisory and consulting firm. Prior to founding Thistledown, from 2009-2014 she was a portfolio manager and senior advisor at Astenbeck Capital Markets/Phibro Energy Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, from 2002-2009 Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Prior to that, Ms.Trabuco was a senior equity research analyst at First Union Capital Markets from 1998-2002, at Montgomery Securities from 1996-1998 and Lehman Brothers from 1995-1996. She began her equity research career at Fidelity Investments where she worked from 1991-1995. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.B.A. from Sacred Heart University in Public Administration. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School.

Michael Hanson currently serves as a Director of Pubco and is expected to serve in such capacity following consummation of the Business Combination. Mr. Hanson is currently a Partner at Hanson Peak LLP. Mr. Hanson also serves as a Director of Itchen Down Properties Limited. Mr. Hanson brings a wealth of expertise with over 30 years’ experience in Natural Resources and Corporate Finance sectors and has advised on a broad range of corporate transactions. Mr. Hanson has successfully advised on numerous IPOs, public and private equity raises and M&A transactions for many AIM, TSX and ASX listed companies. His postings have included Russia and South Africa.

Malcolm Day is expected to serve as a Director of Pubco following consummation of the Business Combination. Mr. Day has served as a Director of EUR since July 2012. In addition, Mr. Day is a Member of the Australian Institute of Company Directors. Mr. Day is the Managing Director of ASX listed entity Delecta Limited (ASX Code: DLC). Mr. Day commenced his career working in the civil construction industry for 10 years, six of which were spent in senior management as a Licensed Surveyor and then later as a Civil Engineer. Whilst working as a Surveyor, Mr. Day spent 3 years conducting mining and exploration surveys in remote Western Australia. Mr. Day holds a Bachelor of Applied Science in Surveying and Mapping.

Mykhailo Zhernov is expected to serve as a Director of Pubco following consummation of the Business Combination. Mr. Zhernov has served as a Director of EUR since December 2021. Mr. Zhernov has a track record of twenty years in the financial sector of Ukraine, CIS, Central and Eastern Europe. Mr. Zhernov has served as the managing partner at Millstone & Co Investment Company since 2016, a private investment company specializing on investment, asset and capital management in Central and Eastern Europe. He was the founder and head of ALTERA

FINANCE (altera-finance.com), the member of the supervisory boards of the insurance companies VUSO (vuso.ua), INNEX Stock Exchange, the head of the private banking in PJSC DIAMANTBANK. Mr. Zhernov holds an economics degree with a specialization in marketing from the National University Donetsk Ukraine.

Board of Directors

Composition

The Pubco Board will initially consist of five directors immediately after the consummation of the Business Combination. Of these initial five directors,            will be independent. The directors will be divided into Class I, Class II and Class III and will have staggered three-year terms. On the date of the adoption of the Proposed Charter, the directors will initially be divided as follows:

•        the Class I director will be            and his/her term will expire at the annual general meeting of shareholders to be held in 2023;

•        the Class II directors will be            and            and their terms will expire at the annual general meeting of shareholders to be held in 2024; and

•        the Class III directors will be            and            and their terms will expire at the annual general meeting of shareholders to be held in 2025.

Pursuant to the Proposed Charter and the Investors Agreement, for as long as EUR beneficially owns (a) (i) at least fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Pubco’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Pubco’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Pubco’s principal stock exchange or be eligible to serve on an audit committee (each such Pubco Board member, a “EUR Director”); and (b) at least fifteen perfect (15%) of the total voting power of Pubco’s then issued and outstanding equity securities, the EUR Directors shall be entitled to elect a chairperson of the Pubco Board.

The Investor Agreement provides, among other things, that EUR’s right to appoint the applicable EUR Director terminates at any time EUR cases to beneficially own the total voting power of Pubco’s then issued and outstanding equity interests representing at least the minimum applicable percentage specified above. In that event, EUR shall immediately cause the applicable EUR Director(s) to offer to resign from the Pubco Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the Pubco Board, such Pubco Board seat shall be subject to the election of all shareholders of Pubco in accordance with the Organizational Documents of Pubco.

Director Independence

Initially,            of the five Pubco directors will be “independent directors” as defined in the Nasdaq Stock Market Rules, provided, however, that if at any time any EUR Director fails to satisfy the independence criteria, as applicable to such EUR Director, EUR shall immediately cause such EUR Director to offer to resign from the Pubco Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the Pubco Board or removal from the Pubco Board (as applicable), such Pubco Board seat shall remain vacant until otherwise filled by EUR in accordance with the Investor Rights Agreement. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with Pubco that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.

Board Committees

The Pubco Board will have an audit committee and a compensation committee, described below. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules.

Audit Committee

The audit committee will consist of            and            .            will be the chairperson of the audit committee. Pubco has determined that            satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of            and            satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee Pubco’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•        overseeing the relationship with Pubco’s independent auditors, including:

•        appointing, retaining and determining the compensation of Pubco’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing a least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by Pubco and all other material written communications between the independent auditors and management; and

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the Pubco Board for approval, and reviewing and approving all changes to Pubco’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of Pubco’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from Pubco employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by Pubco employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

Effective upon the consummation of the Business Combination, Pubco’s board of directors intends to establish a compensation committee. It is expected that the compensation committee will consist of            and            with            serving as the chairperson of the compensation committee. The compensation committee will have a written charter and will oversee Pubco’s compensation of its executive officers and directors. The compensation committee will assist the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on Pubco’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors, and recommending and monitoring the remuneration of senior management below board level, as the board so directs.

Indemnification of Directors and Officers

In addition to the indemnification provided for in the existing Sizzle Certificate of Incorporation, Sizzle entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all judgments, liabilities, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of Sizzle or an organization of which Sizzle is a shareholder or creditor if such individual serves such organization at Sizzle’s request. Such indemnification obligation will survive the Business Combination. Additionally, prior to the completion of the Business Combination, Pubco intends to enter into similar indemnification agreements with each of its directors and certain officers.

Arrangements for Election of Directors

In connection with the Business Combination, and pursuant to the Merger Agreement, Sizzle and European Lithium have agreed to cause the size of Pubco’s board of directors to be fixed at five members, who will initially be Tony Sage, Carolyn Trabuco, Michael Hanson, Malcolm Day and Mykhailo Zhernov. Mr. Sage will be appointed to serve as Chairman of the board of directors of Pubco.

Corporate Governance Practices

After the closing of the Business Combination, Pubco will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with corporate governance practices of the law of the British Virgin Islands (the “BVI”) (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.

We intend to rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Because Pubco will be a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Code of Business Conduct and Ethics

In connection with the Closing, Pubco will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct will set out Pubco’s fundamental values and standards of behavior that are expected from Pubco’s directors, officers and employees with respect to all aspects of Pubco’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining Pubco’s integrity, reputation and honesty with a goal of honoring others’ trust in Pubco at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

Pubco’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to the board of directors for consideration. The audit committee will also assist Pubco’s Board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to Pubco’s directors or executive officers, which shall be subject to review by the board of directors as a whole).

A copy of the Code of Conduct will be available on Pubco’s website.

Conflicts of Interest

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our post-offering memorandum and articles of association or the BVI Business Companies Act (As Revised) of the BVI (the “BVI Companies Act”).

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

BVI law does not regulate transactions between a company and its significant members, however it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority members. Upon consummation of the Business Combination, Pubco will adopt a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of Pubco. See “— Code of Business Conduct and Ethics.”

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.

Accordingly, as a result of multiple business affiliations, the directors of Pubco may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the board of Pubco evaluates a particular business opportunity with respect to the above-listed criteria. Pubco cannot assure you that any of the above mentioned conflicts will be resolved in their favor. Furthermore, each of the directors of Pubco may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Name	Entity	Entity’s Business	Position
Tony Sage	European Lithium Limited CuFe Ltd Cyclone Metals Limited	Mining exploration and development Mining exploration and development Mining exploration and development	Executive Chairman and Director Nominee Executive Chairman Executive Chairman
Dietrich Wanke	European Lithium Limited Marampa Iron Ore	Mining exploration and development Mining exploration and development	Chief Executive Officer General Manager
Melissa Chapman	European Lithium Limited	Mining exploration and development	Chief Financial Officer
Carolyn Trabuco	Azul Brazilian Airline	Transportation	Director Nominee
Michael Hanson	Itchen Down Properties Limited	Investment Fund	Director
Malcolm Day	European Lithium Limited	Mining exploration and development	Director Nominee
Mykhailo Zhernov	European Lithium Limited	Mining exploration and development	Director Nominee

Diversity

Pubco recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the Pubco board of directors will, when identifying candidates to nominate for election to Pubco’s board of directors or appoint as senior management or in its review of senior management succession planning and talent management, consider diversity from a number of aspects, including, but not limited to, gender, age, disability, ethnicity and cultural diversity. In connection with the Closing, Pubco intends adopt a Diversity Policy (the “Diversity Policy”), applicable to all of its directors, officers and employees consistent with EUR’s existing diversity policy.

Family Relationships

There are no familiar relationships among the Pubco directors and officers.

Critical Metals 2023 Incentive Plan

Simultaneously with, or immediately prior to, the closing of the Business Combination, and effective as of the closing date of the Business Combination, Pubco’s board of directors and its shareholders will approve and adopt the Critical Metals 2023 Incentive Plan, which will reserve for grant a number of Pubco’s ordinary shares equal to         % of the number of issued and outstanding Pubco ordinary shares immediately after the closing of the Business Combination. Additionally, pursuant to the Critical Metals 2023 Incentive Plan, the Pubco ordinary shares reserved for issuance thereunder will automatically increase annually by         % on the first day of each fiscal year beginning with the 2023 fiscal year.

DESCRIPTION OF SECURITIES OF PUBCO

A summary of the material provisions governing our Securities is described below. This summary is not complete and should be read together with the amended and restated Memorandum and Articles of Association of Pubco (together, the “Articles”) and the Warrant Agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the Articles and the Warrant Agreement for a complete description of the rights and preferences of our securityholders.

General

The Company is a BVI business company limited by shares and incorporated in the British Virgin Islands and its affairs are governed by its Articles and the BVI Companies Act (each as amended or modified from time to time).

As provided in the Articles, subject to the BVI Companies Act, the Company has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. The registered office of the Company is c/o Maples Corporate Services (BVI) Limited, PO Box 173, Road Town, Tortola, British Virgin Islands.

Authorized Shares

The Articles authorize the issuance of up to 500,000,000 shares, consisting of (a) 450,000,000 Ordinary Shares and (b) 50,000,000 preference shares. All outstanding Ordinary Shares are fully paid and non-assessable.

All options, regardless of grant dates, will entitle holders to an equivalent number of Ordinary Shares once the vesting and exercising conditions are met.

The Ordinary Shares are expected to be listed on Nasdaq under the symbol “CRML”.

Key Provisions of the Articles and British Virgin Islands Law Affecting Pubco’s Ordinary Shares or Corporate Governance

Voting Rights

The holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders. The Articles do not provide for cumulative voting with respect to the election of directors.

Transfer

All Ordinary Shares will be issued in registered form and may be freely transferred under the Articles, unless any such transfer is restricted or prohibited by another instrument, Nasdaq rules or applicable securities laws.

Under the BVI Companies Act, shares that are listed on a “recognized exchange” (as that term is defined in the BVI Companies Act) may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the “recognized exchange” and subject to the Articles.

Among other things, certain of the shareholders of the Company, pursuant to lock-up agreements entered into in connection with the Business Combination (the “Lock-Up Agreements”) and subject to the exceptions therein, may not transfer their Ordinary Shares until April 22, 2023, 180 days following the consummation of the Business Combination. Additionally, any Securities received in the Business Combination by persons who are or become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, including pursuant to this prospectus. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company, as well as its significant shareholders.

Redemption Rights

The BVI Companies Act and the Articles permit the Company to purchase its own shares with the prior written consent of the relevant members, on such terms and in such manner as may be determined by its board of directors and in accordance with the BVI Companies Act.

Dividends and Distributions

Pursuant to the Articles and the BVI Companies Act, the Board may from time to time declare dividends and other distributions, and authorize payment thereof, if, in accordance with the BVI Companies Act, the Board is satisfied that immediately after the payment of any such dividend or distribution, (a) the value of the Company’s assets exceeds its liabilities and (b) the Company will be able to pay its debts as they fall due. Each holder of Ordinary Shares has equal rights with regard to dividends and to distributions of the surplus assets of the Company, if any.

Other Rights

Under the Articles, the holders of Securities are not entitled to any preemptive rights or anti-dilution rights. Securities are not subject to any sinking fund provisions.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Board may from time to time make calls upon members for any amounts unpaid on their Ordinary Shares in a notice served to such members at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Issuance of Additional Shares

The Articles authorize the Board to issue additional Ordinary Shares from time to time as the Board shall determine, subject to the BVI Companies Act and the provisions, if any, in the Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Meetings of Shareholders

Under the Articles, the Company may, but (unless required by any applicable law, rule or regulation) is not obligated to, hold an annual general meeting each year. The Board or the chair, if in office, may call an annual general meeting or an extraordinary general meeting upon not less than seven days’ notice unless such notice is waived in accordance with the Articles. A meeting notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at such meeting. At any general meeting of the Company shareholders, one-third of the voting power of the Company’s Ordinary Shares entitled to vote at such meeting shall constitute a quorum. Subject to the requirements of the BVI Companies Act, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Special Meeting Request (as defined below)) properly requested in connection with a Special Meeting Request may be considered or acted upon at a meeting of the Company shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the Articles, shareholders of Pubco have the right to submit a requisition (a “Special Meeting Request”) requiring the Board of Directors to convene an extraordinary general meeting, as more particularly described below. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

To properly requisition an extraordinary general meeting pursuant to a Special Meeting Request, (a) the request of shareholders representing not less than 30% of the voting power represented by all issued and outstanding shares of the Company in respect of the matter for which such meeting is requested must be deposited at the registered office of the Company and (b) the requisitioning shareholders must comply with certain information requirements specified in the Articles.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Board must be exercised in compliance with the requirements of the Articles. Among other things, notice of such other business or nomination must be received at the registered office of the Company not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of the Company, assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of Ordinary Shares on a pro rata basis.

Inspection of Books and Records

The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of Pubco or any of them shall be open to the inspection of members and no member shall have any right of inspecting any account, book or document of Pubco except as conferred by law or authorized by the Board or by Pubco in general meeting.

Preference Shares

The Articles provide that preference shares may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series by an amendment to the Articles to be approved by the Board. The Board is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Ordinary Shares and could have anti-takeover effects. The ability of the Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company has no preference shares issued and outstanding at the date of this prospectus. Any amendment to the Articles by the Board in order to assign rights to any preference shares and the issuance of such preference shares would be subject to applicable directors’ duties.

Anti-Takeover Provisions

Some provisions of the Articles may discourage, delay or prevent a change of control of the Company or management that members may consider favorable, including, among other things:

•        a classified board of directors with staggered, three-year terms;

•        the ability of the Board to issue preference shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•        the limitation of liability of, and the indemnification of and advancement of expenses to, members of the Board;

•        advance notice procedures with which shareholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of the Company;

•        that directors may be removed only (i) for cause and upon a resolution passed by all directors (other than the director who is the subject of the resolution) provided that a director appointed by EUR pursuant to its rights of appointment under the Articles may not be so removed, (ii) with or without cause by EUR where the director concerned was appointed by EUR pursuant to its rights of appointment under the Articles, (iii) for cause and, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares, or (iv) if EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares;

•        that shareholders may not act by written consent in lieu of a meeting at any time if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares; provided, however, that at any time when EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, the shareholders may pass a written consent if signed by holders of Ordinary Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholder meeting;

•        the right of the Board, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, to fill vacancies created by the expansion of the Board or the resignation, death or removal of a director, or by a resolution of shareholders at any time when EUR beneficially owns at least 50% of the total voting power of the Company’s Ordinary Shares; and

•        that the Articles may be amended only (i) by the Board or (ii) if EUR owns at least 50% of the voting power of the Company’s Ordinary Shares, by a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares.

However, under British Virgin Islands law, the directors of the Company may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Warrants

Each warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. We are registering the Ordinary Shares issuable upon exercise of the warrants in the registration statement of which this prospectus forms a part because the warrants will become exercisable 30 days after the completion of the Business Combination. However, because the warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination under the terms of the warrant agreement, we have agreed that we will use our best efforts to file with the SEC as soon as practicable after the Business Combination a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our leadership will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

In addition, if (x) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional Ordinary Shares or equity-linked securities.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary comparison of the material differences between the rights of Sizzle stockholders and the rights that former Sizzle stockholders will have as shareholders of Pubco under the Merger Agreement and the Proposed Charter effective following the Closing. These differences in shareholder rights result from the differences between Delaware law and British Virgin Islands law and the respective governing documents of Sizzle and Pubco. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to shares of Sizzle Common Stock and Pubco Ordinary Shares.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Sizzle shareholders are urged to carefully read the relevant provisions of the DGCL, the BVI Companies Act, the bylaws of Sizzle and the Proposed Charter that will be in effect upon consummation of the Business Combination.

More details about the rights of Pubco shareholders can be found in the section titled “Description of Securities of Pubco”. This summary is qualified in its entirety by reference to the DGCL, the BVI Companies Act and the governing documents of Sizzle and Pubco, which we urge you to read carefully and in their entirety.

Sizzle and Pubco urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Sizzle stockholder and the rights of a Pubco shareholder.

Sizzle has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information”. The form of the Proposed Charter which will be adopted at the Closing is included as Annex B to this proxy statement/prospectus.

	Sizzle	Pubco
Authorized Capital/Shares

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Sizzle is authorized to issue is 51,000,000 shares, consisting of (a) 50,000,000 shares of common stock, and (b) 1,000,000 shares of preferred stock.

The total number of shares of all classes of shares which Pubco will have authority to issue is 500,000,000 shares with a par value of $0.001 each divided into two classes as follows: (i) 450,000,000 ordinary shares, and (ii) 50,000,000 preferred shares.

Voting Rights	Holders of Sizzle Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.	Holders of Pubco Ordinary Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

	Sizzle	Pubco
Number of Directors

The Sizzle Certificate of Incorporation is silent on the number of directors, and the number of directors of Sizzle, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by Sizzle’s board of directors pursuant to a resolution adopted by a majority of Sizzle’s board of directors. Sizzle’s board of directors is divided into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Under section 109 of the BVI Companies Act, the Pubco Board must consist of at least one (1) director. The Proposed Charter is silent on the number of directors and provides that the number of directors may be determined from time to time by a resolution of the Pubco Board. No increase or reduction in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The directors will be divided into Class I, Class II and Class III and will have staggered three-year terms. The number of directors in each class shall be as nearly equal as possible. The Class I Directors shall stand appointed for a term expiring at Pubco’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at Pubco’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at Pubco’s third annual general meeting.

Election of Directors

The Sizzle Certificate of Incorporation requires, subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, that the election of directors be determined by a plurality of the votes represented by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Except with respect to the appointment of Directors by EUR (as described further below), for nominations of candidates for appointment as director (“Director Nominations”), the Director Nomination must be (i) specified in the notice of the general meeting (or any supplement thereto) given by or at the direction of the directors by resolution of directors, (ii) brought before the general meeting by the person presiding over the meeting or (iii) otherwise properly requested to be brought before the meeting by a shareholder of Pubco or by the requisitioning shareholders, as applicable.

Except as the BVI Companies Act may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, notwithstanding that such majority may be less than a quorum required for a resolution of directors. For the avoidance of doubt, any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause and unfilled.

	Sizzle	Pubco

For so long as EUR holds at least fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) appoint from time to time the lower of: (i) a majority of all members of the board of Directors; and (ii) four (4) members of the board of Directors, provided that at least two (2) such members of the board of Directors must satisfy the independence requirements of Company’s principal stock exchange and be eligible to serve on the Audit Committee, but no such member of the Board shall be required to satisfy the diversity requirements of Company’s principal stock exchange; and (b) appoint any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) appoint from time to time two (2) members of the board of Directors, with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange; and (b) appoint any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares EUR shall be entitled to: (a) appoint from time to time one (1) member of the board of Directors with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange; and (b) appoint any replacement member of the board of Directors appointed by EUR from time to time.

Manner of Acting by Board	Sizzle’s bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Sizzle board.

The quorum for the transaction of business of the directors shall be a majority of the directors then in office.

Questions arising at any meeting of the directors shall be decided by a majority of votes of the directors, unless a higher threshold is required pursuant to the Proposed Charter.

	Sizzle	Pubco
Removal of Directors

The Sizzle Certificate of Incorporation provides that a director may be removed from office at any time, but only for cause and by the affirmative vote of a majority of the voting power of all then outstanding shares of capital stock of Sizzle entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that the office of director will be vacated if: (i) the director gives notice in writing to Pubco that he or she resigns the office of director; (ii) the director dies; (iii) a court of competent jurisdiction has determined in a final non-appealable order that such director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or (iv) the director becomes disqualified to act as a director under the BVI Companies Act.

Pubco may by resolution of directors passed by all directors (other than the director who is the subject of the resolution) remove any director with cause.

For so long as EUR holds at least fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) remove from time to time any member or members of the board of Directors appointed by EUR; and (b) remove any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares of Pubco EUR shall be entitled to: (a) remove from time to time any member or members of the board of Directors appointed by EUR; and (b) remove any replacement members of the board of Directors appointed by EUR from time to time.

For so long as EUR holds at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares EUR shall be entitled to: (a) remove from time to time any member of the board of Directors appointed by EUR; and (b) remove any replacement member of the board of Directors appointed by EUR from time to time.

	Sizzle	Pubco
Nomination of Director Candidates

The Sizzle bylaws provide that nominations of persons for election to the Sizzle board may be made at any annual meeting, or at any special meeting of stockholders called for the purpose of electing directors, by the board or by any stockholder of Sizzle who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the Sizzle bylaws. To be timely, a stockholder’s notice must be received at the principal executive offices of Sizzle (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event the date of Sizzle’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Sizzle) and (b) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Sizzle.

The Proposed Charter provides that so long as EUR beneficially owns (i) more than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the Pubco Board, and (b) four (4) members of the Pubco Board, with at least two (2) such board members satisfying the independence requirements of Nasdaq and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of Nasdaq, (ii) at least twenty-five percent (25%) but not more than fifty percent (50%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the Pubco Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of Nasdaq or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of Pubco’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the Pubco Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of Nasdaq or be eligible to serve on an audit committee (each such Pubco Board member, an “EUR Director”). The Proposed Charter provides that Pubco may, by Resolution of Members and in accordance with Articles 17, 24 and 27 of the Proposed Charter, appoint any person properly nominated for election as a Director at any general meeting to appoint Directors of the Company.

	Sizzle	Pubco
Special Meetings of Stockholders/ Shareholders

The Sizzle bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Sizzle board pursuant to a resolution adopted by a majority of the Sizzle board, and the ability of the stockholders of Sizzle to call a special meeting is specifically denied.

All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors, by resolution of directors, or the chairman, if any, of the board of directors, acting alone, may, and the directors shall upon receipt of a valid requisition from shareholders holding at the date of deposit of the requisition not less than thirty (30) percent of the voting power of the issued shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested, call general meetings.

Manner of Acting by Stockholders/ Shareholders

The Sizzle bylaws and the Sizzle Certificate of Incorporation require that all matters other than the election of directors be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, Sizzle’s certificate of incorporation, bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision governs and controls the decision of such matter.

Business may only be transacted at a meeting if a quorum is present, being one-third of the voting power of the shares entitled to vote at such meeting, present in person or by proxy unless a higher threshold is required pursuant to the Proposed Charter. Unless otherwise required by the BVI Companies Act or the Proposed Charter, a resolution of members may be passed by a simple majority of the members being entitled to vote.

Shareholder/Stockholder Action without Meeting

The Sizzle Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of Sizzle must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

At any time when EUR beneficially owns less than fifty percent (50%) of the total voting power of the issued ordinary shares, a resolution of members may not be consented to in writing and section 88 of the BVI Companies Act shall not apply to the Company; provided, however, that at any time when EUR beneficially owns at least fifty percent (50%) of the total voting power of the issued ordinary shares, a resolution of members may be consented to and signed in writing by a shareholder or shareholders holding a majority of the votes of all those entitled to vote on the resolution.

	Sizzle	Pubco
State Anti-Takeover Statues

The Sizzle Certificate of Incorporation did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified Business Combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless the Business Combination or transaction in which such stockholder became an interested stockholder is approved in a prescribed manner.

The Proposed Charter provides that the board of directors will be classified into three (3) classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings.

The existence of authorized but unissued preference shares, the terms of which may be established and shares of which may be issued without shareholder approval and the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings could also render more difficult or discourage an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger or otherwise.

Indemnification of Directors and Officers

The Sizzle Certificate of Incorporation provides that Sizzle shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, Sizzle shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Sizzle or, while a director or officer of Sizzle, is or was serving at the request of Sizzle as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

The Proposed Charter provides that, subject to the BVI Companies Act, every director and officer of Pubco, together with every former director and former officer of Pubco shall be indemnified out of the assets of Pubco to the fullest extent permissible under the BVI Companies Act and the laws of the British Virgin Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. Subject to the BVI Companies Act, Pubco shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought.

	Sizzle	Pubco

Sizzle shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified.

Amendments to Governing Documents

The Sizzle Certificate of Incorporation and the Sizzle bylaws provide that the bylaws may be adopted, amended, altered or repealed, by the affirmative vote of a majority vote of the members of the Board or by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Sizzle required by law or by the Sizzle Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Sizzle entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws. Amendments to Article VIII (Indemnification) of the Sizzle bylaws require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of Sizzle.

Amendment by the members of Pubco of any provision of the Proposed Charter requires (i) if EUR does not beneficially own more than 50% of the total voting power of Pubco, a resolution passed by two-thirds of the votes of all those members entitled to vote on the resolution or (ii) if EUR does beneficially own more than 50% of the total voting power of Pubco, a resolution passed by more than 50% of the votes of all those members entitled to vote on the resolution.

In addition, any amendment to the article in the articles of association of Pubco concerned with the appointment and removal of directors by EUR requires the prior written consent of EUR.

	Sizzle	Pubco
Liquidation if No Business Combination

The Sizzle Certificate of Incorporation provides that in the event that Sizzle has not consummated an initial Business Combination within 15 months from the closing of the Sizzle IPO, Sizzle shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of shares of Sizzle Common Stock sold in the Sizzle IPO in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Sizzle to pay its taxes and fund working capital requirements, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Sizzle’s board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to Sizzle’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

None.
Redemption Rights

The Sizzle Certificate of Incorporation provides the holders of the Sizzle Common Stock with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to Sizzle to pay its taxes, upon the consummation of Sizzle’s initial Business Combination.

Subject to the BVI Companies Act, Pubco may purchase or otherwise acquire its own shares (including any redeemable shares) in such manner and on such other terms as the Board may agree with the relevant shareholder.

Pubco may make a payment in respect of any such redemption in any means permitted by the BVI Companies Act.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Pubco will have Pubco Ordinary Shares authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 84,223,309 Pubco Ordinary Shares issued and outstanding, assuming no shares of Sizzle Common Stock are redeemed in connection with the Business Combination. All of the Pubco Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Pubco’s “affiliates” or Sizzle’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Pubco Ordinary Shares in the public market could adversely affect prevailing market prices of the Pubco Ordinary Shares. Prior to the Business Combination, there has been no public market for Pubco Ordinary Shares. Pubco intends to apply for listing of the Pubco Ordinary Shares on Nasdaq, but Pubco cannot assure you that a regular trading market will develop in the Pubco Ordinary Shares.

Lock-up Agreements

Simultaneously with the execution of the Merger Agreement, EUR, Pubco and the Sponsor, entered into a Lock-Up Agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, the Sponsor and EUR agreed not to, during the period commencing from the Closing and ending 180 days after the date of the Closing: (A) sell, publicly offer to sell, enter into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B), any Lock-up Shares (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). “Lock-up Shares” means (a) with respect to EUR or each of its permitted transferees, the Pubco Shares (i) received by EUR as Closing Share Consideration and (ii) received by EUR as Earnout Consideration and (b) with respect to the Sponsor, (i) the Pubco Shares it receives as Merger Consideration with respect to the shares of Sizzle Common Stock that the Sponsor held immediately prior to the Effective Time and (ii) any Pubco Ordinary Shares issued to the Sponsor in connection with the exercise or settlement of any Sizzle warrant or Pubco warrant.

Rule 144

All of Pubco’s Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than those Pubco Ordinary Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Pubco and has beneficially owned Pubco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Pubco. Persons who are affiliates of Pubco and have beneficially owned Pubco’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 842,233 Pubco Ordinary Shares, including 4,221,350 founder shares held by the Sponsor that will be subject to certain lock-up arrangements described above and 770,000 private placement shares, that are subject to certain lock-up arrangements which Sizzle’s officers, directors and stockholders entered into in connection with the IPO, as described above; or

•        the average weekly trading volume of Pubco’s Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Pubco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Pubco.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of European Lithium AT (Investments) Limited’s employees, consultants or advisors who purchases equity shares from Pubco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Simultaneously with the Closing, each of Pubco, Sizzle, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, upon completion of the Business Combination, Pubco will grant certain registration rights to EUR, Sponsor and certain other holders of Pubco Ordinary Shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Sizzle’s Related Person Transactions

In October 2020, we issued an aggregate of 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.009 per share, to our Initial Stockholders. On March 2, 2021, we effected a 1.25 for 1 dividend, and as a result our Initial Stockholders held 3,593,750 founder shares of our common stock. On September 15, 2021, we effected an additional 1.4 for 1 dividend, and as a result our initial stockholders hold 5,031,250 founder shares. The founder shares held by our Initial Stockholders includes an aggregate of up to 656,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that our initial stockholders will continue to own shares equal to 35% of the shares issued in our Initial Public Offering (excluding the Private Placement Shares and assuming the Initial Stockholders did not purchase units in our Initial Public Offering). In November 2021, the Company effected a stock dividend of 1.08 shares for each share of common stock outstanding, resulting in our Sponsor holding an aggregate of 5,425,000 founder shares (excluding the 8,750 shares forfeited due to a partial exercise by the underwriters of its over-allotment option).

Our Sponsor and Cantor purchased an aggregate of 770,000 Private Placement Shares (722,750 shares by our Sponsor and 47,250 shares by Cantor for a total purchase price of $7,700,000). This purchase took place on a private placement basis simultaneously with the consummation of our Initial Public Offering. The purchase price for the Private Placement Shares was deposited into the trust account simultaneously with the consummation of our Initial Public Offering. Our Sponsor has agreed not to assign or sell any of the Private Placement Shares (except to certain permitted transferees) until after the completion of our initial business combination. In the event of a liquidation prior to our initial Business Combination, the Private Placement Shares will likely be worthless.

In order to meet our working capital needs following the consummation of our Initial Public Offering, our Sponsor, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into shares of common stock at a price of $10.00 per share. These shares would be identical to the Private Placement Shares. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment.

The holders of our founder shares issued and outstanding on the date of the registration statement for our Initial Public Offering, as well as the holders of the Private Placement Shares and any shares of common stock our Sponsor, Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, will be entitled to registration rights pursuant to an agreement signed prior to or on the effective date of our Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares and Private Placement Shares can elect to exercise these registration rights at any time commencing on the closing of the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

On December 19, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The note is non-interest bearing and payable on the earlier of (i) December 31, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. As of December 31, 2022 and December 31, 2021, we had $153,127 (including fees) outstanding under the note, which is now due on demand. The Sponsor acknowledged that the Company is not in default.

On each of February 6, 2023 and March 7, 2023, in connection with the Extension Amendment, Sizzle contributed $200,000 to the Trust Account.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation.

We may also pay consulting, finder or success fees to our initial stockholders, officers, directors or their affiliates for assisting us in consummating our initial business combination with such fee to be determined in an arms’ length negotiation based on the terms of the business combination.

Other than the payments to Cohen & Company Capital Markets, an affiliate of a passive member of the Sponsor, $10,000 per month administrative fee, the payment of consulting, success or finder fees to our Sponsor, officers, directors, or their affiliates in connection with the consummation of our initial Business Combination and repayment of the up to $150,000 loan, no compensation or fees of any kind will be paid to our Sponsor, members of our leadership team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial Business Combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and Business Combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of consulting, success or finder fees payable by us upon consummation of an initial Business Combination. Additionally, there is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless we consummate an initial Business Combination.

After our initial Business Combination, members of our leadership team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Sizzle’s Related Person Transactions Policy and Procedure

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

The Company’s Related Person Transactions

The Company and certain of its subsidiaries has received financing from its parent company, EUR. As of June 30, 2022, we and certain of our subsidiaries have received capital contributions with a balance of $39,079,626. For a further description of such transactions, see note 17 to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2022 and 2021 included in this proxy statement/prospectus.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Pubco Board will adopt a written Related Person Transactions Policy that sets forth Pubco’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Pubco’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Pubco or any of its subsidiaries are participants involving an amount that exceeds $            , in which any “related person” has a material interest.

Transactions involving compensation for services provided to Pubco as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Pubco’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Pubco’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Pubco’s audit committee (or, where review by Pubco’s audit committee would be inappropriate, to another independent body of the Pubco Board) for review. To identify related person transactions in advance, Pubco will rely on information supplied by Pubco’s executive officers, directors and certain significant unitholders. In considering related person transactions, Pubco’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the potential conflicts with the interests of Pubco;

•        the risks, costs, and benefits to Pubco;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties.

Pubco’s audit committee will approve only those transactions that it determines are fair to us and in Pubco’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Sizzle Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of Pubco Ordinary Shares immediately following the consummation of the Business Combination (assuming that no public shares of Sizzle are redeemed, and alternatively, assuming the maximum number of shares of Sizzle are redeemed), by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Sizzle Common Stock and/or is expected to be the beneficial owner of more than 5% of the outstanding Pubco Ordinary Shares post-Business Combination;

•        each of Sizzle’s current executive officers and directors;

•        each person who will become an executive officer or director of Pubco post-Business Combination; and

•        all executive officers and directors of Sizzle as a group pre-Business Combination and all executive officers and directors of Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Sizzle Common Stock pre-Business Combination is based on 10,693,897 shares of Sizzle Common Stock issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of Pubco Ordinary Shares post-Business Combination is based on 84,223,309 Pubco Ordinary Shares assuming no redemptions and 80,602,662 Pubco Ordinary Shares assuming maximum redemptions to EUR, EBC and Cantor and Sizzle stockholders in the amounts described in the proxy statement/prospectus upon the Closing (but do not include up to an additional 7,750,000 Pubco Ordinary Shares subsequent to the Closing conditioned upon exercise of the Pubco Warrants (received in exchange for Sizzle Warrants in the Business Combination), and up to 7,352,941 Pubco Ordinary Shares to EUR under the terms of the Earnout in the event of satisfaction of certain share price thresholds and certain other conditions of the Earnout).

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the Incentive Plan or ESPP, (ii) the issuance of any shares relating to any additional private placement shares that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s working capital loans made to Sizzle, (iii) any issuance of shares underlying the Sizzle Warrants (described above), (iv) the Earnout Shares (described above), (v) any backstop commitments or capital raising transactions, or (vi) any adjustments to the Merger Consideration payable to EUR pursuant to terms set forth in the Merger Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Unless otherwise indicated, Sizzle believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of the date of this Report.

	Ownership of Sizzle Common Stock Prior to Business Combination		Ownership of Pubco Ordinary Shares After the Business Combination
			No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Sizzle Directors and Executive Officers Pre-Business Combination(1)
Steve Salis(2)	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Jamie Karson(2)	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Karen Kelly(3)	—	0%	—	0%	—	0%
David Perlin(3)	—	0%	—	0%	—	0%
Warren Thompson(3)	—	0%	—	0%	—	0%
Daniel Lee(3)	—	0%	—	0%	—	0%
Carolyn Trabuco(3)	—	0%	—	0%	—	0%
All Sizzle directors and executive officers as a group (7 individuals)(2)	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Pubco Directors and Executive Officers Post-Business Combination(4)
Tony Sage(5)	—	0%	697,197	* %	697,197	* %
Dietrich Wanke	—	0%	191,109	* %	191,109	* %
Melissa Chapman	—	0%	27,905	* %	27,905	* %
Carolyn Trabuco(3)	—	0%	—	0%	—	0%
Malcolm Day(5)	—	0%	291,121	* %	291,121	* %
Michael Hanson	—	0%	—	0%	—	0%
Mykhailo Zhernov(5)	—	0%	2,670,345	3.1%	2,670,345	3.3%
All Pubco directors and executive officers as a group (7 individuals)	—	0%	3,877,677	4.4%	3,877,677	4.8%
Other 5% Stockholders
VO Sponsor, LLC	6,147,750	28.24%	4,095,500	4.8%	4,095,500	5.1%
Saba Capital Management, L.P.(6)	1,218,912	5.60%	1,218,912	1.4%	1,218,912	1.5%
European Lithium Limited(7)	—	—	73,529,412	87.3%	73,529,412	91.2%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Sizzle Acquisition Corp., 4201 Georgia Ave NW, Washington DC 20011.

(2)      Represents securities held by VO Sponsor, LLC, our sponsor, of which Steve Salis and Jamie Karson are managing members. Accordingly, all securities held by our sponsor may ultimately be deemed to be beneficially held by Messrs. Salis and Karson. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(3)      Does not include any securities held by VO Sponsor, LLC, of which each person is a member. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(4)      Unless otherwise noted, the business address of each of the following entities or individuals after the Business Combination is c/o Critical Metals Corp., Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(5)      Represents securities held by EUR, of which each of Tony Sage, Malcom Day and Mykhailo Zhernov serve as directors and have voting power with respect to EUR. Any action by EUR with respect to Pubco shares, including voting and dispositive decisions, requires a vote of three out of the five members of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by three out of the five members of the board of directors, none of the members of the EUR board of directors is deemed to be a beneficial owner of securities held by EUR solely by virtue of their directorships.

(6)      According to a Schedule 13G/A filed on February 14, 2022, Saba Capital Management, L.P., Boaz R. Weinstein, and Saba Capital Management GP, LLC acquired 1,218,912 shares of common stock. The business address for each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(7)      Reflects 73,529,412 shares of Pubco Common Stock issuable as Closing Share Consideration pursuant to the Merger Agreement in both the No Redemptions and Maximum Redemptions scenario. Such amount does not reflect the Earnout Shares that EUR may be issued pursuant to the Merger Agreement.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

Sizzle

Market for Sizzle Securities

Sizzle Common Stock, Sizzle Units and Sizzle Warrants are currently listed on the Nasdaq Capital Market under the symbols “SZZL”, “SZZLU” and “SZZLW”, respectively.

Holders

As of the Record Date, there was one holder of record of Sizzle units, four holders of record of shares of Sizzle Common Stock and two holders of record of Sizzle warrants.

Dividend Policy

Sizzle has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial Business Combination.

Pubco

Market for Pubco Securities

Pubco is an entity newly formed to effectuate the Business Combination and there has been no public market for Pubco’s securities.

Holders

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of Pubco’s securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, Pubco’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Pubco to retain any earnings for use in its business operations and, accordingly, Pubco does not anticipate its board of directors declaring any dividends in the foreseeable future.

The Company

Market for the Company’s Securities

The Company is a private entity, and wholly owned subsidiary of EUR, and there has been no public market for the Company’s securities.

LEGAL MATTERS

The validity of the Ordinary Shares of Pubco offered by this proxy statement/prospectus and certain other British Virgin Islands legal matters will be passed upon for Maples and Calder (BVI) LLP. Certain legal matters relating to U.S. law will be passed upon for Pubco by White & Case LLP. Certain legal matters relating to U.S. law will be passed upon for Sizzle by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements of Sizzle Acquisition Corp. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Sizzle Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of European Lithium AT (Investments) Limited as of June 30, 2022 and 2021 and for each of the two years in the year ended June 30, 2022 and 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing in this proxy statement/prospectus concerning the Wolfsberg Project was derived from the S-K 1300 Technical Report Summary prepared by CSA Global South Africa (Pty) Limited, independent mining consultants. None of CSA Global South Africa (Pty) Limited, or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Sizzle’s securities is Continental Stock Transfer & Trust Company. The transfer agent for Pubco’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Sizzle and servicers that it employs to deliver communications to Sizzle’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Sizzle will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Sizzle deliver single copies of its proxy statement in the future. Stockholders may notify Sizzle of their requests by calling or writing Sizzle at its principal executive offices at 4201 Georgia Avenue, NW, Washington, D.C., 20011 at phone number (202) 846-0300.

SUBMISSION OF STOCKHOLDER PROPOSALS

Sizzle’s Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, stockholders will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. We do not currently intend to hold a 2022 annual meeting of stockholders. We will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held.

WHERE YOU CAN FIND MORE INFORMATION

Sizzle files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Sizzle’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Upon the closing of the Business Combination, Pubco will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about Pubco following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the Solicitation Agent at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

You may also contact us at:

Sizzle Acquisition Corp.
4201 Georgia Avenue NW
Washington D.C., 20011
Email: inquiries@sizzlespac.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section below entitled “Where You Can Find More Information”.

If you are a stockholder of Sizzle and would like to request documents, please do so by            , 2023, in order to receive them before the Special Meeting. If you request any documents from Sizzle, Sizzle will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Sizzle has been supplied by Sizzle, all information relating to the Company and/or EUR has been supplied by EUR, and all information relating to Pubco has been supplied by Pubco. Information provided by one party does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Sizzle for the Special Meeting. Sizzle has not authorized anyone to give any information or make any representation about the Business Combination, Sizzle or EUR that is different from, or in addition to, that contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

SIZZLE ACQUISITION CORP.

Audited Financial Statements

European Lithium AT (Investments) Limited

Unaudited Financial Statements

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Sizzle Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sizzle Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by August 8, 2023, or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
March 27, 2023

SIZZLE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Cash	$823,945	$1,046,646
Prepaid expenses	60,417	362,242
Total current assets	884,362	1,408,888
Prepaid expenses – non-current portion	—	35,656
Investments held in Trust Account	159,759,471	158,108,357
Total assets	$160,643,833	$159,552,901

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Accrued offering costs and expenses	$1,152,735	$167,573
Franchise tax payable	—	85,711
Deferred tax liability	212,062	—
Income tax payable	233,251	—
Promissory note – related party	153,127	153,127
Total current liabilities	1,751,175	406,411
Deferred underwriters’ fee	8,150,000	8,150,000
Total liabilities	9,901,175	8,556,411

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 15,500,000 shares at redemption value of approximately $10.31 and $10.20 per share as of December 31, 2022 and December 31, 2021, respectively	159,760,746	158,100,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 6,270,600 shares issued and outstanding (excluding 15,500,000 shares subject to possible redemption)	627	627
Additional paid-in capital	—	—
Accumulated deficit	(9,018,715)	(7,104,137)
Total stockholders’ deficit	(9,018,088)	(7,103,510)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$160,643,833	$159,552,901

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
Formation and operating cost	$1,991,933	$268,137
Franchise tax	230,618	85,711
Loss from Operations	(2,222,551)	(353,848)

Other income
Interest income on Trust Account	2,414,031	8,357

Income before provision for income tax	191,480	(345,491)
Provision for income taxes	(445,313)	—
Net loss	$(253,833)	$(345,491)

Basic and diluted weighted average shares outstanding, redeemable common stock	15,500,000	2,293,151
Basic and diluted net loss per common stock, redeemable common stock	$(0.01)	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	4,195,998
Basic and diluted net loss per common stock, non-redeemable common stock	$(0.01)	$(0.05)

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 1, 2021	5,622,750	562	25,308	(2,642)	23,228
Private Placement Shares sold	770,000	78	7,699,922	—	7,700,000
Representative shares issued	151,200	15	(15)	—	—
Representative shares returned	(264,600)	(27)	27	—	—
Forfeiture of founder shares	(8,750)	(1)	1	—	—
Proceeds allocated to public warrants	—	—	6,062,414	—	6,062,414
Issuance costs allocated to public warrants	—	—	(445,147)	—	(445,147)
Remeasurement of common stock subject to possible redemption amount	—	—	(13,342,510)	(6,756,004)	(20,098,514)
Net loss	—	—	—	(345,491)	(345,491)
Balance as of December 31, 2021	6,270,600	$627	$—	$(7,104,137)	$(7,103,510)
Remeasurement of common stock subject to possible redemption	—	—	—	(1,660,746)	(1,660,746)
Net loss	—	—	—	(253,833)	(253,833)
Balance as of December 31, 2022	6,270,600	$627	$—	$(9,018,715)	$(9,018,088)

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(253,833)	$(345,491)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by related party	—	346
Interest on Trust Account	(2,414,031)	(8,357)
Changes in current assets and liabilities:
Prepaid expenses	337,481	(397,898)
Accrued offering costs and expenses	985,163	95,306
Franchise tax payable	(85,711)	85,711
Deferred tax liability	212,062	—
Income taxes payable	233,251	—
Net cash used in operating activities	(985,618)	(570,383)

Cash flows from investing activities:
Cash deposited in Trust Account	—	(158,100,000)
Cash withdrawn from trust account to pay taxes	762,917	—
Net cash provided by (used in) investing activities	762,917	(158,100,000)

Cash flows from financing activities:
Proceeds from initial public offering, net of offering costs	—	152,300,000
Proceeds from private placement	—	7,700,000
Payment of promissory note	—	(118,285)
Payment of deferred offering cost	—	(189,696)
Net cash provided by financing activities	—	159,692,019

Net change in cash	(222,701)	1,021,636
Cash, beginning of the period	1,046,646	25,010
Cash, end of the period	$823,945	$1,046,646

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in promissory note – related party	$—	$5,000
Remeasurement of common stock subject to possible redemption	$1,660,746	$20,098,514
Deferred offering costs included in accrued offering costs and expenses	$—	$218,693
Deferred underwriting fee charged to additional paid-in capital	$—	$8,150,000
Deferred offering costs closed to additional paid-in capital	$—	$531,247
Accrued expenses paid by promissory note – related party	$—	$166,876

The accompanying notes are an integral part of these financial statements.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations

Sizzle Acquisition Corp. (the “Company” or “Sizzle”) was incorporated in Delaware on October 12, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from October 12, 2020 (inception) through December 31, 2022 related to the Company’s formation and the initial public offering (“IPO”), which is described below, and since the offering identifying and evaluating prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

The Company’s Sponsor is VO Sponsor, LLC.

The registration statement for the Company’s IPO was declared effective on November 3, 2021 (the “Effective Date”). On November 8, 2021, the Company consummated its IPO of 15,500,000 Units at $10.00 per Unit (which included a partial exercise of the underwriters’ over-allotment option), which is discussed in Note 3 and the sale of an aggregate of 770,000 shares at a price of $10.00 per Private Placement Share in a private placement to the Sponsor and Cantor that closed simultaneously with the IPO. On November 8, 2021, the underwriter exercised 2,000,000 of the full 2,025,000 over-allotment option available to them and forfeited the remainder.

Transaction costs amounted to $11,381,247 consisting of $2,700,000 of underwriting commissions, $8,150,000 of deferred underwriting fees and $531,247 of other cash offering costs.

The Company’s leadership has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the IPO, management has agreed that an amount equal to at least $10.20 per Unit sold in the IPO, including the proceeds from the sale of the Private Placement Shares, will be held in a Trust Account, located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

Following the closing of the IPO on November 8, 2021, $158,100,000 ($10.20 per Unit) from the net proceeds sold in the IPO, including the proceeds of the sale of the Private Placement Shares, was deposited in the Trust Account.

The Company will provide the public stockholders with the opportunity to redeem all or a portion of the shares of common stock of the Company that were issued in the Company’s initial public offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the ASC Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company seeks stockholder approval and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), EarlyBirdCapital (“EBC”) Shares (as defined in Note 7) and any Public Shares purchased during or after the IPO (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

On February 1, 2023, the Company held a special meeting of stockholders (“Special Meeting”). At the Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate an initial business combination from February 8, 2023 to August 8, 2023, or such earlier date as determined by Sizzle’s board of directors (“the “Extension”).

In connection with the Special Meeting, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the trust account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) will be removed from the trust account to pay such holders and approximately $45.6 million will remain in the trust account. Following redemptions, the Company will have 4,423,297 Public Shares outstanding.

The Company will deposit an aggregate amount of $200,000 (the “Extension Payment”) in its Trust Account for its public stockholders by February 9, 2023, which will enable the Company to extend the period of time it has to consummate the proposed Business Combination to August 8, 2023, and will deposit into the Trust Account the same amount of Extension Payment each additional month that is needed for Sizzle to consummate the proposed Business Combination until August 8, 2023 (unless Sizzle’s board of directors decides to stop extending the time period earlier than such date).

The Company has until August 8, 2023 to complete an initial Business Combination. If it has not completed an initial Business Combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to it but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.20 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the insiders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the insiders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On October 24, 2022, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with European Lithium Limited, an Australian Public Company limited by shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “European Lithium”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”) and Project Wolf Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Pubco, pursuant to which, upon closing of the Business Combination (the “Closing”), Pubco will acquire all of the issued and outstanding capital shares and equity interests of the European Lithium from EUR in exchange for ordinary shares of Pubco, European Lithium shall become a wholly owned subsidiary of Pubco and EUR shall become a shareholder of Pubco (the “Share Exchange”); and immediately thereafter Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and wholly owned subsidiary of Pubco.

Further, (a) the Company’s issued and outstanding shares common stock immediately prior to the effective time of the Merger, will be cancelled in exchange for the right of the holder thereof to receive one ordinary share, par value $0.0001 per share, of Pubco (“Ordinary Share”), (b) all of the outstanding Public Warrants of the Company, entitling the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share will be converted into the right to receive a warrant to purchase one Ordinary Share at the same exercise price, being an exercise price of $11.50 per share, and (c) EUR will receive the number of Ordinary Shares in the Share Exchange that shall have an aggregate value equal to the Closing Share Consideration (as defined in the Merger Agreement) consisting of $750,000,000 divided by the redemption amount per share of common stock payable to the Company’s public stockholders that elect to redeem common stock in connection with the Closing, and, subject to applicable terms and conditions, earnout consideration of up to an additional 10% of such Closing Share Consideration, in each case subject to adjustment as set forth in the Merger Agreement, and all upon the terms and subject to the conditions set forth in the Merger Agreement.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

Liquidity, Capital Resources and Going Concern

As of December 31, 2022, the Company had $823,945 of cash in its operating bank account and a working capital deficit of $436,721 (excluding franchise and income taxes payable). As of December 31, 2021, the Company had $1,046,646 of cash in its operating bank account and a working capital of $1,079,831 (excluding franchise tax payable).

The Company’s liquidity needs up to December 31, 2022 have been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $150,000 (see Note 5), which was fully drawn down as of December 31, 2022. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022, and 2021, there were no amounts outstanding under any Working Capital Loans.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds to operate its business prior to an initial business combination. The Company has until August 8, 2023, to consummate a Business Combination (the “Combination Period”). It is uncertain that the Company will be able to consummate a Business Combination within the Combination Period. If a Business Combination is not consummated within the Combination Period, there will be a mandatory liquidation and subsequent dissolution.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition, in addition to possibility that Company would not be able to close a business combination through August 8, 2023, raise substantial doubt about the Company’s ability to continue as a going concern through that date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization and Business Operations (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Reclassifications

Certain reclassifications have been made to prior year financial statements to conform to current period’s presentation. As of December 31, 2021, and for the year ended December 31, 2021 the amount of Franchise tax expense and payable of $85,711 was included in the total amount of Accrued offering costs and Formation and operating cost. Such reclassifications have no effect on net loss as previously reported.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $823,945 and $1,046,646 in cash as of December 31, 2022 and December 31, 2021, respectively. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

As of December 31, 2022, and 2021, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less. During the years ended December 31, 2022 and 2021, the Company withdrew $762,917 and $0, respectively, of the interest income from the Trust Account to pay its tax obligations.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist of underwriter, accounting, filing and legal expenses incurred through the balance sheet date that are directly related to the IPO and were charged to temporary equity and stockholders’ (deficit) equity based on the underlying instruments’ relative fair value upon the completion of the IPO. If the IPO had proved to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, would have been charged to operations.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying value, excluding gross unrealized holding gain (loss) and fair value of held to maturity securities on December 31, 2022 and December 31, 2021 are classified as Level 1 and are as follows:

	Carrying Value as of December 31, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2022
U.S. Treasury Securities	$159,750,571	$77,162	$—	$159,827,733
	Carrying Value as of December 31, 2021	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities	$158,108,357	$1,846	$—	$158,110,203

Common Stock Subject to Possible Redemption

The Company accounts for its shares of common stock subject to possible redemption in accordance with guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable shares of common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control)

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ deficit. The Company’s shares of common stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of shares of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit.

All of the 15,500,000 common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, as of December 31, 2022 and December 31, 2021, all shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The common stock subject to possible redemption reflected on the balance sheets as of December 31, 2022 and December 31, 2021 is reconciled in the following table:

Gross Proceeds	$155,000,000
Less:
Fair Value of public warrants	(6,062,414)
Common stock issuance costs	(10,936,100)
Plus:
Remeasurement of carrying value to redemption value	20,098,514
Common stock subject to possible redemption (December 31, 2021)	$158,100,000
Plus:
Remeasurement of carrying value to redemption value	1,660,746
Common stock subject to possible redemption (December 31, 2022)	$159,760,746

Net Loss Per Common Stock

The Company applies the two-class method in calculating earnings per share, with one class being the redeemable shares and one class being the non-redeemable shares. The contractual formula utilized to calculate the redemption amount approximates fair value. Changes in fair value are not considered a dividend for the purposes of the numerator in the earnings per share calculation. Net loss per common stock is computed by dividing the pro rata net loss between the redeemable common stock and the non-redeemable common stock by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted loss per share of common stock does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Reconciliation of Net Loss per Common Stock

The Company’s net loss is adjusted for the portion of net loss that is allocable to each class of common stock. The allocable net loss is calculated by multiplying net loss by the ratio of weighted average number of shares outstanding attributable to common stock to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted loss per common stock is calculated as follows:

	For the year ended December 31, 2022	For the year ended December 31, 2021
Redeemable Common Stock
Net loss allocable to redeemable common stock	$(180,721)	$(122,090)
Basic and diluted weighted average shares outstanding, redeemable common stock	15,500,000	2,293,151
Basic and diluted net loss per common stock	$(0.01)	$(0.05)
Non-Redeemable Common Stock
Net loss allocable to non-redeemable common stock	$(73,112)	$(223,401)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,270,600	4,195,998
Basic and diluted net loss per common stock	$(0.01)	$(0.05)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, including funds held in Trust on behalf of the Company, which, at times, may exceed the Federal Deposit Insurance Company coverage of $250,000. The Company has not experienced losses on this account.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there any recently issued, but not effective, accounting standards, which, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On November 8, 2021, the Company consummated its IPO of 15,500,000 Units, which included the partial exercise of 2,000,000 of the underwriters’ full 2,025,000 over-allotment option, at a price of $10.00 per Unit, generating gross proceeds of $155,000,000. Each Unit consists of one share of common stock, par value $0.0001 per share and one-half of one redeemable warrant. Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share.

Note 4 — Private Placement Shares

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor, and Cantor have purchased an aggregate of 770,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $7,700,000. Of the total Private Placement Shares sold, 722,750 were purchased by the Sponsor and 47,250 were purchased by Cantor.

The proceeds from the Private Placement Shares were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Shares are identical to the shares in the Units sold to the public, except that the purchasers of the Private Placement Shares have also agreed not to transfer, assign or sell any of the Private Placement Shares (except in connection with the same limited exceptions that the Founder Shares may be transferred as described below) until after the completion of the Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On November 20, 2020, the Sponsor paid $25,000 in consideration for 2,875,000 shares of common stock (the “Founder Shares”). On March 2, 2021, the Company effected a stock dividend of 1.25 for 1 for each common stock held by the Sponsor, resulting in the Sponsor holding an aggregate of 3,593,750 common stock, of which up to 468,750 shares were subject to forfeiture. On September 15, 2021, the Company effected an additional 1.4 for 1 dividend, resulting in 5,031,250 Founder Shares, of which up to 656,250 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor collectively owns shares equal to 35% of the shares issued in the IPO.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 5 — Related Party Transactions (cont.)

On November 3, 2021, the Company effected an additional 1.08 for 1 dividend, and as a result, the Company’s initial stockholders held 5,433,750 Founder Shares, which included an aggregate of up to 708,750 shares subject to forfeiture. On November 8, 2021 the underwriter partially exercised their over-allotment option and purchased an additional 2,000,000 Units out of the 2,025,000 available to them and forfeited the remainder. As a result, 8,750 Founder Shares were forfeited resulting in aggregate Founder Shares outstanding of 5,425,000.

The Company’s Sponsor, officers and directors have agreed not to transfer, assign or sell any Founder Shares or Private Placement Shares until the date of the consummation of our initial Business Combination. The limited exceptions include transfers, assignments or sales to the Company’s or the Sponsor’s officers, directors, consultants or their affiliates, to an entity’s members upon its liquidation, to relatives and trusts for estate planning purposes, by virtue of the laws of descent and distribution upon death, pursuant to a qualified domestic relations order, to the Company for no value for cancellation in connection with the consummation of our initial Business Combination, or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to be bound by these transfer restrictions.

Promissory Note — Related Party

On December 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and expired upon the consummation of the IPO. As of December 31, 2022, and December 31, 2021, the Company had $153,127 outstanding under the Promissory Note, which is now without fixed terms and due on demand. The Sponsor acknowledged that the Company is not in default.

Administrative Support Agreement

The Company has agreed, commencing on the effective date of the IPO through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Company’s management a total of $10,000 per month for office space, utilities and secretarial support. For the year ended December 31, 2022, $120,000 had been incurred and paid. For the period from October 12, 2020 (Inception) through December 31, 2021, $20,000 had been recorded and paid.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Each loan would be evidenced by promissory note. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into Units at a price of $10.00 per unit. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and December 31, 2021, no such Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares and EBC Shares, as well as the holders of any warrants the Company’s Sponsor, officers, directors or their affiliates may be issued in payment of working capital loans made to the Company (and all underlying securities), will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 6 — Commitments and Contingencies (cont.)

common stock are to be released from lock up. The holders of a majority of the Founder Shares, EBC Shares, and warrants issued to the Sponsor, officers, directors or their affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after consummation of the Business Combination. Notwithstanding anything to the contrary, EBC and Cantor may only make a demand on one occasion and only during the five-year period beginning on the Effective Date of the registration statement of which the prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the Business Combination; provided, however, that EBC and Cantor may participate in a “piggy-back” registration only during the seven-year period beginning on the Effective Date of the registration statement of which this prospectus forms a part. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of IPO to purchase up to 2,025,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 8, 2021, the underwriters partially exercised this option and purchased an additional 2,000,000 Units and forfeited the remaining 25,000 available.

The underwriters received a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $2,700,000 (which is capped at $2,700,000 with the remaining $400,000 deferred to the close of the Business Combination with the rest of the deferred underwriting discount due to the underwriters’ partial over-allotment exercise).

The underwriters will be entitled to a cash underwriting discount of 5.0% of the gross proceeds of the IPO, or $6,750,000 (or up to $8,150,000, inclusive of the $400,000 deferral noted above, if the underwriters’ over-allotment is exercised in full) upon consummation of the Business Combination.

The underwriters agreed to reimburse the Company a portion of expenses related to the IPO. A total of $543,450 was reimbursed to the Company by the underwriters in pursuant of this agreement.

Consulting and Advisory Services Fees

The Company engaged Cohen & Company Capital Markets (“CCM”), an affiliate of a passive member of the Sponsor, to provide consulting and advisory services in connection with the IPO, for which it received an advisory fee equal to 0.6% of the aggregate proceeds of the IPO, net of underwriter’s expenses. This fee was deducted from the underwriting fees paid to Cantor as described above. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor. CCM agreed to defer the portion of its fee resulting from exercise of the underwriters’ over-allotment option until the consummation of our initial Business Combination. The Company has also engaged CCM as an advisor in connection with our initial Business Combination for which it will earn an advisory fee of 1.5% of the proceeds of the IPO payable at closing of the Business Combination, which will be deducted from the deferred underwriting fee paid to Cantor as described above. CCM’s fees will be offset from the underwriting fees described above and will not result in any incremental fees to the Company.

CCM is engaged to represent the Company’s interests only and did not participate in the IPO as defined in FINRA Rule 5110(j)(16); it is acting as an independent financial adviser as defined in FINRA Rule 5110(j)(9). As such, CCM did not act as an underwriter in connection with the IPO, it did not identify or solicit potential investors in the IPO or otherwise be involved in the distribution of the IPO.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 6 — Commitments and Contingencies (cont.)

On April 25, 2022, the Company entered into an agreement with BTIG for capital market advisory services in relationship with management of the redemptions of Public Shares in connection with the anticipated business combination as described in Note 8 below. The Company will pay BTIG a base advisory fee of $1,500,000, plus an additional fee of up to $3,750,000 depending on the amount of funds remaining in the trust account. The advisory fee is to be paid upon completion of the business combination.

On August 11, 2022, the Company entered into an additional agreement with CCM for financial and market advisory services in connection with the anticipated business combination as described in Note 8 below. The agreement stipulates a transaction fee of $5,000,000 to be paid upon successful completion of the business combination.

On August 18, 2022, the Company entered into an agreement with CCM and Jett Capital to act as co-placement agents in the event the Company raises a PIPE financing in connection with the business combination. As compensation for their services as co-placement agents, CCM and Jett Capital are collectively entitled to a cash fee of 5% of the PIPE financing proceeds, to be shared equally between the CCM and Jett Capital.

On September 10, 2022, the Company entered in a consulting agreement with the ICR LLC (“ICR”) to provide certain services related to the business combination. ICR’s compensation consists of the following:

•        $20,000 per month until the three (3) month anniversary of the announcement date of the business combination, pro-rated for any partial month, which is expensed by the Company as incurred;

•        a transaction fee of $250,000, payable immediately upon completion of the business combination (and which shall be waived if the business combination is not completed for any reason); and

•        a performance-based fee of $250,000, payable immediately upon completion of the business combination, based on certain performance indicators related to market capitalization of the combined company.

Except for ICR’s monthly fees, which the Company records in its results of operations as they are incurred, all other arrangements described in this section are contingent upon closing of the business combination and related PIPE financing and will be recorded upon their completion.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there was no preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,270,600 shares of common stock issued and outstanding, which includes 5,425,000 Founder Shares, 75,600 EBC Shares and 770,000 Private Placement Shares, but excludes the 15,500,000 Public Shares that are subject to possible redemption.

EBC Shares — On October 12, 2020, the Company issued to the designees of EBC 100,000 EBC Shares for nominal consideration. On March 2, 2021, the Company effected a 1.25 for 1 dividend resulting in 125,000 EBC Shares, 25,000 of which EBC returned to the Company, at no cost, resulting in 100,000 EBC shares. On March 9, 2021, the Company issued to EBC and its designees an additional 100,000 EBC Shares at a price of $0.0001 per share, resulting in 200,000 EBC Shares being outstanding.

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 7 — Stockholders’ Deficit (cont.)

On July 12, 2021, EBC returned 150,000 EBC Shares to the Company, at no cost, which were subsequently cancelled. This return resulted in EBC shares outstanding of 50,000 pre-dividend. The number of EBC Shares outstanding increased to 70,000 after giving effect to the stock dividend of 1.4 for 1 on September 15, 2021, which is what was outstanding as of September 30, 2021. On November 3, 2021, the Company issued a stock dividend of 1.08 for 1, which resulted in 75,600 EBC Shares outstanding.

The Company accounted for the EBC Shares as a charge directly to stockholders’ deficit. The Company estimated the fair value of representative shares to be $870.

The holders of the EBC Shares have agreed not to transfer, assign or sell any such shares without our prior consent until the completion of our initial Business Combination. In addition, the holders of the EBC Shares have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of our initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete our initial Business Combination within the Combination Period.

Public Warrants — As of December 31, 2022 and 2021, there were 7,750,000 Public Warrants issued or outstanding. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending on the third business day prior to the notice of redemption to the warrant holders;

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 7 — Stockholders’ Deficit (cont.)

settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) Market Value or (ii) the price at which the Company issue the additional shares of common stock or equity-linked securities.

Note 8 — Income Tax

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset (liability)
Organizational costs/Start-up costs	$474,562	56,256
Unrealized gain on Trust Account	(212,062)
Federal net operating loss	—	16,297
Total deferred tax asset (liability)	262,500	72,553
Valuation allowance	(474,562)	(72,553)
Deferred tax asset (liability), net of allowance	$(212,062)	—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$233,251	—
Deferred	(189,947)	(72,553)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	402,009	72,553
Income tax provision	$445,313	—

The Company’s federal net operating loss carryforward as of December 31, 2022 and 2021 amounted to $0 and $77,604, respectively, and will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of

SIZZLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 8 — Income Tax (cont.)

deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $402,009 and $72,553, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	$21.00%	21.00%
Deferred tax liability change in rate
Non-deductible interest	1.61%	—
Change in valuation allowance	209.95%	(21.00)%
Effective tax rate	$232.56%	—

The Company files income tax returns in the U.S. federal jurisdiction, in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up through the date that the financial statements were issued. Based upon this review, except as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 1, 2023, the Company held a Special Meeting, at which the Company’s stockholders approved the Extension.

In connection with the Special Meeting, stockholders holding 11,076,703 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $114.3 million (approximately $10.32 per Public Share) was removed from the Trust Account to pay such holders and approximately $45.6 million remained in the Trust Account. Following redemptions, the Company has 4,423,297 Public Shares outstanding.

The Company made monthly $200,000 Extension Payments in its Trust Account for its public stockholders on each of February 6, 2023 and March 7, 2023 and will deposit into the Trust Account the same amount of Extension Payment for each additional month that is needed for Sizzle to consummate the proposed Business Combination until August 8, 2023 (unless Sizzle’s board of directors decides to stop extending the time period earlier than such date).

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE HALF YEARS ENDED 31 DECEMBER 2022 AND 2021
(UNAUDITED)

	Note	31 December 2022 $	31 December 2021 $
Continuing operations
Other income		107,727	—
Consultants and professional services expenses	4	(175,815)	(58,959)
Administration expenses		(22,943)	(10,771)
Finance costs	4	(10,000)	(10,758)
Depreciation expense	9	(3,371)	(3,641)
Foreign exchange	4	212	(435)
Other expenses	4	(76,459)	(46,922)
Loss before income tax		(180,649)	(131,486)
Income tax expense	5	—	—
Net Loss		(180,649)	(131,486)

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		779,310	(1,179,376)
Total comprehensive (loss) for the period		598,661	(1,310,862)

Loss per share for the period
Basic loss per share	14	(1,806.49)	(1,314.86)
Diluted loss per share	14	(1,806.49)	(1,314.86)

The above Consolidated Statements of Comprehensive Income are to be read in conjunction with the
Notes to the Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT 31 DECEMBER 2022 AND 30 JUNE 2022
(UNAUDITED)

	Note	31 December 2022 $	30 June 2022 $
ASSETS
Current Assets
Cash and cash equivalents	6	163,108	136,097
Other receivables	7	58,961	44,908
Total Current Assets		222,069	181,005

Non-Current Assets
Restricted cash and other deposits	8	20,809	20,324
Property and plant and equipment	9	10,774	13,996
Deferred exploration and evaluation expenditure	10	32,297,279	30,468,697
Total Non-Current Assets		32,328,862	30,503,017
TOTAL ASSETS		32,550,931	30,684,022

LIABILITIES
Current Liabilities
Trade and other payables	11	130,210	304,564
Total Current Liabilities		130,210	304,564
TOTAL LIABILITIES		130,210	304,564
NET ASSETS		32,420,721	30,379,458

EQUITY
Share capital	12	39,414	39,414
Reserves	13	36,350,972	34,129,060
Retained earnings		(3,969,665)	(3,789,016)
TOTAL EQUITY		32,420,721	30,379,458

The above Consolidated Statements of Financial Position are to be read in conjunction with the
Notes to the Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE HALF YEARS ENDED 31 DECEMBER 2022 AND 2021
(UNAUDITED)

	Note	Share Capital $	Unissued Capital Reserve $	Foreign Currency Translation Reserve $	Retained Earnings $	Total Equity $
At 1 July 2021		39,414	32,805,444	(1,009,485)	(3,504,415)	28,330,958
Loss for the period		—	—	—	(131,486)	(131,486)
Foreign currency exchange differences arising on translation from functional currency to presentation currency	13	—	—	(1,179,376)	—	(1,179,376)
Total comprehensive (loss) for the period		—	—	(1,179,376)	(131,486)	(1,310,862)

Capital contributions	13	—	3,466,498	—	—	3,466,498
At 31 December 2021		39,414	36,271,942	(2,188,861)	(3,635,901)	30,486,594

At 1 July 2022		39,414	39,079,626	(4,950,566)	(3,789,016)	30,379,458
Loss for the period		—	—	—	(180,649)	(180,649)
Foreign currency exchange differences arising on translation from functional currency to presentation currency	13	—	—	779,310	—	779,310
Total comprehensive (loss) for the period		—	—	779,310	(180,649)	598,661

Capital contributions	13	—	1,442,602	—	—	1,442,602
At 31 December 2022		39,414	40,522,228	(4,171,256)	(3,969,665)	32,420,721

The above Consolidated Statements of Changes in Equity are to be read in conjunction with the
Notes to the Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE HALF YEARS ENDED 31 DECEMBER 2022 AND 2021
(UNAUDITED)

	Note	31 December 2022 $	31 December 2021 $
Cash flows from operating activities
Payments to suppliers and employees		(176,350)	(110,348)
Finance costs		(4,903)	(7,709)
VAT refund		(13,955)	77,283
Net cash (used in) operating activities	16	(195,208)	(40,774)

Cash flows from investing activities
Payments for exploration and evaluation		(1,219,687)	(2,837,034)
Payment for property and plant and equipment		—	(16,177)
Net cash (used in) investing activities		(1,219,687)	(2,853,211)

Cash flows from financing activities
Proceeds from issue of shares	13	1,438,663	3,643,254
Net cash provided by financing activities		1,438,663	3,643,254

Net increase in cash and cash equivalents		23,768	749,269
Cash and cash equivalents at beginning of period		136,097	184,190
Effects on exchange rate fluctuations on cash held		3,243	(8,309)
Cash and cash equivalents at end of period	6	163,108	925,150

The above Consolidated Statements of Cash Flows are to be read in conjunction with the
Notes to the Financial Statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.      CORPORATE INFORMATION

The financial report of European Lithium AT (Investments) Limited (the Company), a wholly owned subsidiary of European Lithium Limited, and its wholly owned entities as disclosed in Note 19 (the Group) for the half year ended 31 December 2022 was authorised for issue in accordance with a resolution of the directors on 5 May 2023.

The Group has legal right and tenure over the Wolfsberg Lithium Project located in Austria through its wholly owned subsidiary ECM Lithium AT GmbH (ECM Lithium). ECM Lithium has 54 exploration licenses which are valid until 31 December 2024 and 11 mining licenses which are valid until 31 December 2023.

On 28 July 2022, the Company entered into a non-binding indicative term sheet (NBIO) with a US company listed on the NASDAQ, Sizzle Acquisition Corp. (NASDAQ: SZZL) (Sizzle), pursuant to which the parties agreed the indicative, non-binding terms on which the Company will effectively sell down its shareholding in the Company, ECM Lithium and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares representing an approximate 80% ownership interest in a newly-formed combined entity incorporated in the British Virgin Islands and named “Critical Metals Corp.” (CMC), which it is expected will receive a capital injection of approximately US$115 million on completion and be listed on NASDAQ (Proposed Transaction). On 24 October 2022, the Company entered into a binding merger agreement (on terms consistent with the NBIO) between the Company, EUR Austria, Sizzle and other parties (Merger Agreement) and agreements which form exhibits to the Merger Agreement namely the investors agreement, the registration rights agreement and the lock-up agreement. The Proposed Transaction has been approved by shareholders of European Lithium Ltd, the parent entity of the Company on 20 January 2023. Closing of the Proposed Transaction is subject to a number of conditions precedent including approval from Sizzle shareholders and approval of the Registration Statement on Form F-4 by the US Securities & Exchange Commission (SEC).

The Company is incorporated in the British Virgin Islands and is a company limited by shares. The registered office of the Company is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The nature of the operations and principal activities of the Company during the period was Lithium exploration in Austria.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Company is a for-profit entity for the purpose of preparing the financial statements.

These interim consolidated financial statements are general purpose financial statements prepared in accordance with the requirements of applicable accounting standards including IAS 34 Interim Financial Reporting. It is recommended that this interim financial report be read in conjunction with the annual financial report for the year ended 30 June 2022.

The financial report has also been prepared on the accruals basis and historical cost basis.

The accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Application of new and revised accounting standards

Changes in accounting policies on initial application of Accounting Standards

In the half year ended 31 December 2022, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IASB that are relevant to the Company and effective for the full year

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

reporting periods beginning on or after 1 July 2022. As a result of this review, the Directors have applied all new and amended Standards and Interpretations that were effective as at 1 July 2022 with no material impact on the amounts of disclosures included in the financial report.

New accounting standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2022 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations has not identified any impact.

c)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 to the financial statements.

All inter-group balances and transactions between entities in the Group, including any unrealised profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by the Parent Entity.

d)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labour, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure. For the purposes of these financial statements, the opening balances have been translated from Euro to US dollars based on historical rate or the closing exchange rate at 30 June 2020 as appropriate.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognises deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilised. However, utilisation of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at 31 December 2022 because the Directors do not believe that it is appropriate to regard realisations of future income tax benefits as probable.

e)      Borrowing costs

Borrowing costs are recognised as an expense when incurred, except for borrowing cost relating to qualifying assets when the interest is capitalised to the qualifying assets.

f)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

g)      Other receivables

Other receivables measured at amortised cost, the Group recognises lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to expected credit losses within the next 12 months.

The Group considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

h)      Property, Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Depreciation is provided on plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Equipment          3 years

i)       Financial instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Transaction costs on the issue of equity instruments are recognised directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Interest and dividends are classified as expenses or as distributions of profit consistent with the statement of financial position classification of the related debt or equity instruments or component parts of compound instruments.

j)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

k)      Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred tax liabilities are recognised for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be utilised, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

l)       Value added tax

Revenues, expenses and assets are recognised net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

m)    Leases

Right of use asset

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease Liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases and low value assets. For these leases, the Group recognised the lease payments as an expense on a straight line basis over the lease term.

Short-term leases and leases of low-value assets.

The Group applies the short-term lease recognition exemption for those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of plant and equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

n)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognised at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Exchange differences are recognised in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognised in other comprehensive income.

o)      Trades and other payables

Trade payables and other accounts payable are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

p)      Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognised as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortised of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

q)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

r)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Board of Directors who is responsible for making strategic decisions.

3.      SEGMENT INFORMATION

IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reports that are regularly reviewed by the Chief Operating Decision Maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. In the case of the Group the CODM are the executive management team and all information reported to the CODM is based on the consolidated results of the Group as one operating segment, as the Group’s activities relate to mineral exploration.

Accordingly, the Group has only one reportable segment and the results are the same as the Group results.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

4.      EXPENSES FROM CONTINUING OPERATIONS

	Half year ended 31 December 2022 $	Half year ended 31 December 2021 $
Consultants and professional services
Investor relations	(30,431)	(17,419)
Taxation advisors	(8,641)	—
Company secretarial advisors	(2,720)	—
Legal fees	(134,023)	(41,540)
	(175,815)	(58,959)

Finance expenses
Bank fees	(4,903)	(7,709)
Interest paid	—	—
Interest expense leased assets	—	—
VAT expense	—	—
Other expenses	(5,097)	(3,049)
	(10,000)	(10,758)

Foreign exchange
Realised foreign exchange on payments to suppliers	212	(435)
	212	(435)

Other expenses
Repayment of grant	—	(46,922)
Merger expenses(i)	(61,215)	—
Travel expenses	(15,244)	—
	(76,459)	(46,922)

____________

(i)      In accordance with the terms of the Proposed Transaction (refer to Note 1), the Company will be reimbursed for certain expenses incurred upon the closing of the Proposed Transaction.

5.      INCOME TAX

	31 December 2022 $	30 June 2022 $
Major components of income tax expense for the year are:

Income statement
Current income tax charge/(benefit)	—	—

Statement of changes in equity
Income tax expense reported in equity	—	—

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX (cont.)

Potential future income tax benefits arising from tax losses have not been brought to account at 31 December 2022 because the directors do not believe it is appropriate to regard realisation of the future income tax benefits as probable. These benefits will only be obtained if:

•        assessable income is derived of a nature and of amount sufficient to enable the benefit from the deductions to be realised;

•        the Company continues to comply with the conditions for deductibility imposed by law; and

•        no changes in tax legislation adversely affect the realisation of the benefit from the deductions.

Profits are taxed at the standard corporate income tax (CIT) rate of 25% in Austria, regardless of whether profits are retained or distributed. According to the Eco Social Tax Reform Act of 2022, the CIT rate will be reduced from 25% to 24% in 2023 and further to 23% in 2024. Respectively the net unrecognised deferred tax asset as of 31 December 2022 and 30 June 2022 is calculated with a tax rate of 25%. For the net unrecognised deferred tax asset as of 31 December 2022 and 30 June 2022 a tax rate of 23% was used based on the assessment of the future utilization by the management. Tax losses can be carried forward in Austria without time limitation. In general Tax losses carried forward can be offset against taxable income only up to a maximum of 75% of the taxable income for any given year.

6.      CASH AND CASH EQUIVALENTS

	31 December 2022 $	30 June 2022 $
Cash at bank and in hand	163,108	136,097
	163,108	136,097

Cash at bank earns interest at floating rates based on daily bank deposit rates.

7.      OTHER RECEIVABLES

	31 December 2022 $	30 June 2022 $
Security deposit	4,237	4,138
GST / VAT receivable	54,724	40,770
Other	—	—
	58,961	44,908

These amounts arise from the usual operating activities of the Company and are non-interest bearing. The debtors do not contain any overdue or impaired receivables.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8.      RESTRICTED CASH AND OTHER DEPOSITS

	31 December 2022 $	30 June 2022 $
Other	20,809	20,324
	20,809	20,324

Restricted cash relates to the bank guarantees provided by the Company to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project. These deposits are subject to restrictions and are therefore not available for general use by the entities within the Group.

9.      PROPERTY AND PLANT AND EQUIPMENT

	31 December 2022 $	30 June 2022 $
Office equipment – Cost	55,636	54,341
Office equipment – Accumulated depreciation	(44,862)	(40,345)
	10,774	13,996

Carrying value at beginning of period	13,996	6,776
Additions	—	14,904
Depreciation charge for the period	(3,371)	(7,413)
Foreign exchange	149	(271)
Carrying value at end of period	10,774	13,996

10.    DEFERRED EXPLORATION AND EVALUATION EXPENDITURE

Exploration and evaluation phases:	31 December 2022 $	30 June 2022 $
Balance at beginning of period	30,468,697	28,568,902
Expenditure incurred	1,045,333	5,757,513
Foreign exchange movement	783,249	(3,857,718)
Balance at end of period	32,297,279	30,468,697

The recoupment of costs carried forward in relation to areas of interest in the exploration and evaluation phases is dependent upon the successful development and commercial exploitation or sale of the respective areas.

11.    TRADE AND OTHER PAYABLES

	31 December 2022 $	30 June 2022 $
Trade payables	117,655	304,302
Other payables and accruals	12,555	262
	130,210	304,564

12.    SHARE CAPITAL

	31 December 2022 No of shares	31 December 2022 $
Opening balance	100	39,414
Total share capital	100	39,414

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

12.    SHARE CAPITAL (cont.)

	31 December 2021 No of shares	31 December 2021 $
Opening balance	100	39,414
Total share capital	100	39,414
	30 June 2022 No of shares	30 June 2022 $
Opening balance	100	39,414
Total share capital	100	39,414

Terms and conditions of contributed equity

Fully paid ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from sale of all surplus assets in proportion to the number of paid up shares held.

Fully paid ordinary shares entitle their holder to one vote, either in person or by proxy, at any shareholders’ meeting of the Company.

13.    RESERVES

The foreign currency translation reserve is used to record exchange differences arising from the translation of financial statements of foreign subsidiaries.

	31 December 2022 $	30 June 2022 $
Foreign currency translation reserve	(4,171,256)	(4,950,566)
Unissued capital reserve	40,522,228	39,079,626
	36,350,972	34,129,060

Foreign Currency Translation Reserve

	Half year ended 31 December 2022 $	Half year ended 31 December 2021 $
Balance at beginning of period	(4,950,566)	(1,009,485)
Foreign currency exchange differences arising on translation of foreign operations	779,310	(1,179,376)
Balance at end of period	(4,171,256)	(2,188,861)

Unissued Capital Reserve

	Half year ended 31 December 2022 $	Half year ended 31 December 2021 $
Balance at beginning of period	39,079,626	32,805,444
Capital contribution funding received	1,438,663	3,643,254
Foreign exchange movements	3,939	(176,756)
Balance at end of period	40,522,228	36,271,942

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

13.    RESERVES (cont.)

During the half year ended 31 December 2022 and the year ended 30 June 2022 the Company received capital contributions from European Lithium Limited (ASX: EUR). The issue of shares in the Company pursuant to funding received remained outstanding at balance date.

14.    LOSS PER SHARE

	Half year ended 31 December 2022 $	Half year ended 31 December 2021 $
Loss used in the calculation of basic and dilutive loss per share	(180,649)	(131,486)
	Half year ended 31 December 2022 Cents per share	Half year ended 31 December 2021 Cents per share
Loss per share:
Basic loss per share	(1,806.49)	(1,314.86)
Diluted loss per share	(1,806.49)	(1,314.86)
	31 December 2022 Number	31 December 2021 Number
Weighted average number of shares	100	100

There are dilutive potential ordinary shares on issue at balance date. Given the Company has made a loss and has no warrants on issue, there is no dilution of earnings hence the diluted loss per share is the same as for basic loss per share.

15.    COMMITMENTS AND CONTINGENCIES

a)      Exploration commitments

The Group has no minimum expenditure requirements in relation to its exploration and mining licences at its Wolfsberg Project other than minimal annual licence and mine safety fees.

b)      Other commitments

On 28 July 2022, the Company entered into a non-binding indicative term sheet (NBIO) with a US company listed on the NASDAQ, Sizzle Acquisition Corp. (NASDAQ: SZZL) (Sizzle), pursuant to which the parties agreed the indicative, non-binding terms on which the Company will effectively sell down its shareholding in the Company, ECM Lithium and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares representing an approximate 80% ownership interest in a newly-formed combined entity incorporated in the British Virgin Islands and named “Critical Metals Corp.” (CMC), which it is expected will receive a capital injection of approximately US$115 million on completion and be listed on NASDAQ (Proposed Transaction).

On 24 October 2022, the Company entered into a binding merger agreement (on terms consistent with the NBIO) between the Company, EUR Austria, Sizzle and other parties (Merger Agreement) and agreements which form exhibits to the Merger Agreement namely the investors agreement, the registration rights agreement and the lock-up agreement. The Proposed Transaction has been approved by shareholders of European Lithium Ltd, the parent entity of the Company on 20 January 2023. Closing of the Proposed Transaction is subject to a number of conditions precedent including approval from Sizzle shareholders and approval of the Registration Statement on Form F-4 by the US Securities & Exchange Commission (SEC).

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

15.    COMMITMENTS AND CONTINGENCIES (cont.)

In accordance with the terms in the business combination agreement pursuant to the Proposed Transaction, a break fee of US$5,000,000 is payable by European Lithium Ltd in the event the Company received a competing proposal on superior terms to the proposed Transaction and elects not to proceed with the Proposed Transaction as a result.

c)      Contingencies

The Company has provided bank guarantees to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project.

There has been no other change in contingent liabilities since the last annual reporting date.

16.    CASH FLOW INFORMATION

Reconciliation from net loss after tax to net cash used in operations	Half year ended 31 December 2022 $	Half year ended 31 December 2021 $
Net loss	(180,649)	(131,486)
Non-cash flows included in operating loss:
Depreciation (note 9)	3,371	3,641
Foreign exchange	(3,243)	8,309
Changes in assets and liabilities:
Decrease / (increase) in trade and other receivables	(14,687)	78,762
Net cash (used in) operating activities	(195,208)	(40,774)

17.    RELATED PARTY DISCLOSURE

Balances between the Company and its subsidiaries which are related parties of the Company have been eliminated on consolidation and are not disclosed in this note. Details of percentage of ordinary shares held in subsidiaries are disclosed in Note 19 to the financial statements.

Note 19 provides information about the group’s structure including the details of the subsidiaries and the holding company. The following table provides the total amount of transactions and outstanding balances that have been entered into with a related party for the current year.

		Capital Contributions from Related Parties $
Director related entities
European Lithium Limited	31 December 2022	40,522,228
European Lithium Limited	31 December 2021	36,271,942
European Lithium Limited	30 June 2022	39,079,626

18.    FINANCIAL INSTRUMENTS

a)      Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenues and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to the financial statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

b)      Financial risk exposures and management

The main risks the Company is exposed to through its financial instruments are credit risk, foreign currency risk, interest rate risk, and liquidity risk.

c)      Credit risk exposures

Credit risk represents the loss that would be recognised if the counterparties default on their contractual obligations resulting in financial loss to the Company. The Company has adopted the policy of only dealing with creditworthy counterparties and obtaining sufficient collateral or other security where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company measures credit risk on a fair value basis.

d)      Interest rate risk

The Group is exposed to movements in market interest rates on cash. The policy is to monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate of return. The entire balance of cash for the Group of $163,108 (30 June 2022: $136,097) is subject to interest rate risk.

e)      Liquidity risk

The Company manages liquidity risk by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities. Surplus funds are generally only invested in short term bank deposits.

Contractual maturities of financial liabilities

		Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total contractual cashflows $	Carrying amount of liabilities $
Financial Liabilities
Trade & other payables	31 December 2022	130,210	—	—	—	—	130,210	130,210
	30 June 2022	304,564	—	—	—	—	304,564	304,564
Total	31 December 2022	130,210	—	—	—	—	130,210	130,210
	30 June 2022	304,564	—	—	—	—	304,564	304,564

f)      Net fair value

The carrying amount of financial assets and liabilities recorded in the financial statements represents their respective fair values determined in accordance with the accounting policies disclosed in Note 2 of the financial statements.

g)      Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from commercial transactions. The Group converted assets and liabilities into the functional currency where balances were denominated in a currency other than the US dollar.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

The Group also has transactional currency exposures. Such exposure arises from purchases by an operating entity in currencies other than the functional currency.

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 31 December 2022:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $

Financial assets
Trade and other receivables	58,961	—	—
Total current assets	58,961	—	—
Total assets	58,961	—	—

Financial liabilities
Trade and other payables	130,210	—	—
Total current liabilities	130,210	—	—
Total liabilities	130,210	—	—

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 31 December 2021:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $

Financial assets
Trade and other receivables	36,974	—	—
Total current assets	36,974	—	—
Total assets	36,974	—	—

Financial liabilities
Trade and other payables	615,950	—	—
Total current liabilities	615,950	—	—
Total liabilities	615,950	—	—

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2022:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	44,908	—	—
Total current assets	44,908	—	—
Total assets	44,908	—	—

Financial liabilities
Trade and other payables	304,564	—	—
Total current liabilities	304,564	—	—
Total liabilities	304,564	—	—

19.    SUBSIDIARIES

		Ownership Interest
	Country of Incorporation	31 December 2022%	31 December 2021%	30 June 2022%
European Lithium AT (Investments) Ltd	British Virgin Islands	100	100	100
Subsidiaries
ECM Lithium AT GmbH	Austria	100	100	100
ECM Lithium AT Operating GmbH	Austria	100	100	100

20.    KEY MANAGEMENT PERSONNEL DISCLOSURES

a)      Key management personnel compensation

	Half year ended 31 December 2022 $	Half year ended 31 December 2021 $
Short-term employee benefits	53,015	53,638
	53,015	53,638

b)      Equity instrument disclosures relating to key management personnel

No equity instruments were issued to Key management personnel during the half year ended 31 December 2022.

21.    EVENTS AFTER THE REPORTING PERIOD

No matters or circumstances have arisen since the end of the reporting period which significantly altered or may significantly alter the operations of the Company, the results of those operations or the state of affairs of the Company as reported as of 31 December 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
European Lithium AT (Investments) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of European Lithium AT (Investments) Limited (the “Company”) as of June 30, 2022 and June 30, 2021, the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended June 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2022 and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

Houston, Texas
December 22, 2022

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED 30 JUNE 2022 AND 30 JUNE 2021

	Note	30 June 2022 $	30 June 2021 $
Continuing operations
Consultants and professional services expenses	4	(179,262)	(497,090)
Administration expenses		(24,504)	(23,099)
Finance costs	4	(12,711)	29,359
Depreciation expense	9	(7,413)	(2,216)
Depreciation expense – leased asset		—	(8,995)
Foreign exchange	4	(11,155)	497
Other expenses	4	(49,556)	—
Loss before income tax		(284,601)	(501,544)
Income tax expense	5	—	—
Loss after tax from continuing operations		(284,601)	(501,544)

Other comprehensive income, net of income tax
Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		(3,941,081)	1,420,232
Other comprehensive (loss) for the period, net of income tax		(3,941,081)	1,420,232
Total comprehensive (loss) for the year		(4,225,682)	918,688

Loss per share for the year
Basic loss per share (cents per share)	14	(284,601)	(501,544)
Diluted loss per share (cents per share)	14	(284,601)	(501,544)

The above Consolidated Statement of Comprehensive Income is to be read in conjunction with the
Notes to the Financial Statements

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT 30 JUNE 2022 AND 30 JUNE 2021

	Note	30 June 2022 $	30 June 2021 $
ASSETS
Current Assets
Cash and cash equivalents	6	136,097	184,190
Other receivables	7	44,908	114,471
Total Current Assets		181,005	298,661

Non-Current Assets
Restricted cash and other deposits	8	20,324	23,132
Property and plant and equipment	9	13,996	6,776
Deferred exploration and evaluation expenditure	10	30,468,697	28,568,902
Total Non-Current Assets		30,503,017	28,598,810
TOTAL ASSETS		30,684,022	28,897,471

LIABILITIES
Current Liabilities
Trade and other payables	11	304,564	566,514
Total Current Liabilities		304,564	566,514
TOTAL LIABILITIES		304,564	566,514
NET ASSETS		30,379,458	28,330,957

EQUITY
Share capital	12	39,414	39,414
Reserves	13	34,129,060	31,795,958
Retained earnings		(3,789,016)	(3,504,415)
TOTAL EQUITY		30,379,458	28,330,957

The above Consolidated Statement of Financial Position is to be read in conjunction with the
Notes to the Financial Statements

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED 30 JUNE 2022 AND 30 JUNE 2021

	Note	Share Capital $	Unissued Capital Reserve $	Foreign Currency Translation Reserve $	Retained Earnings $	Total Equity $
At 1 July 2020		39,414	29,991,427	(2,429,717)	(3,002,871)	24,598,253
Loss for the year		—		—	(501,544)	(501,544)
Foreign currency exchange differences arising on translation from functional currency to presentation currency	13	—		1,420,232	—	1,420,232
Total comprehensive (loss) for the year		—		1,420,232	(501,544)	918,688

Issue of shares	13	—	2,814,017	—	—	2,814,017
At 30 June 2021		39,414	32,805,444	(1,009,485)	(3,504,415)	28,330,958
Loss for the year		—	—	—	(284,601)	(284,601)
Foreign currency exchange differences arising on translation from functional currency to presentation currency	13	—	—	(3,941,081)	—	(3,941,081)
Total comprehensive (loss) for the year		—	—	(3,941,081)	(284,601)	(4,225,681)

Issue of shares	13	—	6,274,182	—	—	6,274,182
At 30 June 2022		39,414	39,079,626	(4,950,566)	(3,789,016)	30,379,458

The above Consolidated Statement of Changes in Equity is to be read in conjunction with the
Notes to the Financial Statements

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED 30 JUNE 2022 AND 30 JUNE 2021

	Note	30 June 2022 $	30 June 2021 $
Cash flows from operating activities
Payments to suppliers and employees		(237,005)	(506,973)
Finance costs		(14,350)	(201)
Interest paid (leased assets)		—	(136)
VAT refund		68,958	(36,874)
Net cash (used in) operating activities	17	(182,397)	(544,184)

Cash flows from investing activities
Payments for exploration and evaluation		(6,019,463)	(2,194,143)
Payment for property and plant and equipment		(14,904)	(5,545)
Net cash provided by/(used in) investing activities		(6,034,367)	(2,199,688)

Cash flows from financing activities
Proceeds from issue of shares	13	6,190,820	2,792,200
Repayment of lease liabilities		—	(297)
Net cash provided by financing activities		6,190,820	2,791,903

Net increase/(decrease) in cash and cash equivalents		(25,944)	48,031
Cash and cash equivalents at beginning of year		184,190	128,732
Effects on exchange rate fluctuations on cash held		(22,149)	7,427
Cash and cash equivalents at end of year	6	136,097	184,190

The above Consolidated Statement of Cash Flows is to be read in conjunction with the
Notes to the Financial Statements

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      CORPORATE INFORMATION

The financial report of European Lithium AT (Investments) Limited (the Company), a wholly owned subsidiary of European Lithium Limited, and its wholly owned entities as disclosed in Note 19 (the Group) for the years ended 30 June 2022 and 30 June 2021 was authorised for issue in accordance with a resolution of the directors on 3 November 2022. The Group has legal right and tenure over the Wolfsberg Lithium project located in Austria through its wholly owned subsidiary ECM Lithium AT GmbH (ECM Lithium). ECM Lithium has 54 exploration licenses which are valid until 31 December 2024 and 11 mining licenses which are valid until 31 December 2023.

The Company is incorporated in the British Virgin Islands and is a company limited by shares. The registered office of the Company is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The nature of the operations and principal activities of the Company during the period was Lithium exploration in Austria.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)      Basis of preparation

The financial report is a general-purpose financial report, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Company is a for-profit entity for the purpose of preparing the financial statements.

The financial report has also been prepared on the accruals basis and historical cost basis.

The accounting policies set out below have been applied consistently to all periods presented in the financial report except where stated.

b)      Application of new and revised accounting standards

Changes in accounting policies on initial application of Accounting Standards

In the year ended 30 June 2022, the Directors have reviewed all of the new and revised Standards and Interpretations issued by the IASB that are relevant to the Company and effective for the full year reporting periods beginning on or after 1 July 2021. As a result of this review, the Directors have applied all new and amended Standards and Interpretations that were effective as at 1 July 2021 with no material impact on the amounts of disclosures included in the financial report.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New accounting standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2022 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations has not identified any impact.

Title	Summary	Application date of standard	Application date for the Group
Amendments to IAS 8 – Disclosure of Accounting Policies and Definition of Accounting Estimates

Only ‘material’ accounting policy information must be disclosed in the financial statements, i.e., if it relates to material transactions, other events or conditions and:

•   The entity has changed its accounting policy during the period

•   There are one or more accounting policy options in Accounting Standards

•   Significant judgement was required in applying the accounting policy

•   The accounting is complex, e.g., more than one IFRS applies to the transaction.

		This standard is not expected to have a material impact on the Group’s financial statements and disclosures	1 July 2022
IAS 137 – Provisions, Contingent Liabilities and Contingent Assets

Costs of fulfilling a contract need to be considered when assessing whether a contract is onerous. The amendment clarifies that costs of fulfilling a contract are costs that relate directly to a contract. Such costs can be:

•   Incremental costs of fulfilling a contract, or

•   An allocation of other costs that relate directly to fulfilling contracts.

Examples include:

•   Direct materials relating to a contract

•   Direct labour costs relating to a contract, and

•   An allocation of depreciation charge for an item of property, plant and equipment used in fulfilling the contract.

		1 January 2022	1 July 2022

There are no other standards that are not yet effective and that would be expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions.

c)      Principles of consolidation

Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. A list of controlled entities is contained in Note 19 to the financial statements.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

All inter-group balances and transactions between entities in the Group, including any unrealised profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with those adopted by the Parent Entity.

d)      Significant accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Deferred exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely from future exploitation or sale or where activities have not reached a stage which permits a reasonable assumption of the existence of reserves.

Determining of functional currency

Based on the primary indicators in IAS 21 The Effects of Change in Foreign Exchange Rates, the Euro has been determined as the functional currency of the Group, because the Euro is the currency that mainly influences labour, material and other costs of providing goods or services, and is the currency in which the majority of these costs are denominated and settled.

Effects of changes in foreign exchange rates on the consolidation of the financial statements are recorded in other comprehensive income and carried in the form of a cumulative translation adjustment in the accumulated other comprehensive income section of the Statement of financial position of the Group.

The presentation currency of the Group has been determined to be US Dollars reflecting the current principal equity and financing structure. For the purposes of these financial statements, the opening balances have been translated from Euro to US dollars based on the historical rate or closing exchange rate at 30 June 2020, as appropriate.

Income taxes

The Group is subject to income taxes in jurisdictions where it has foreign operations.

Significant judgement is required in determining the worldwide provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group estimates its tax liabilities based on the Group’s understanding of the tax laws in the relevant jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

The Group recognises deferred tax assets relating to carried forward tax losses to the extent there are sufficient taxable temporary differences (deferred tax liabilities) relating to the same taxation authority against which the unused tax losses can be utilised. However, utilisation of the tax losses also depends on the ability of the entity to satisfy certain tests at the time the losses are recouped.

Deferred taxation

Potential future income tax benefits have not been brought to account at 30 June 2022 because the Directors do not believe that it is appropriate to regard realisations of future income tax benefits as probable.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

e)      Borrowing costs

Borrowing costs are recognised as an expense when incurred, except for borrowing cost relating to qualifying assets when the interest is capitalised to the qualifying assets.

f)      Cash and cash equivalents

Cash and cash equivalents in the Statement of Financial Position comprise cash at bank and in hand and short-term deposits with an original maturity of six months or less.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

g)      Other receivables

Other receivables measured at amortised cost, the Group recognises lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to expected credit losses within the next 12 months.

The Group considers an event of default has occurred when a financial asset is more than 120 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.

h)      Property, Plant and Equipment

Plant and equipment is stated at cost less accumulated depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the item. In the event that settlement of all or part of the purchase consideration is deferred, cost is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

Depreciation is provided on plant and equipment. Depreciation is calculated on a straight-line basis so as to write off the net cost or other revalued amount of each asset over its expected useful life to its estimated residual value. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

The following estimated useful lives are used in the calculation of depreciation:

Plant and equipment	3 years

i)       Financial instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement. Transaction costs on the issue of equity instruments are recognised directly in equity as a reduction of the proceeds of the equity instruments to which the costs relate. Transaction costs are the costs that are incurred directly in connection with the issue of those equity instruments and which would not have been incurred had those instruments not been issued.

Interest and dividends are classified as expenses or as distributions of profit consistent with the statement of financial position classification of the related debt or equity instruments or component parts of compound instruments.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

j)      Impairment of assets

At each reporting date, the Company assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Company makes a formal estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

Recoverable amount is the greater of fair value less costs to sell and value in use. It is determined for an individual asset, unless that asset’s value in use cannot be estimated to be close to its fair value less costs to sell and it does not generate cash inflows that are largely independent of those from other assets or group of assets. In which case, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying value does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised in profit or loss immediately, unless the relevant asset is carried at fair value, in which case the reversal of the impairment loss is treated as a revaluation increase.

k)      Income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

Deferred tax is provided on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences except:

•        When the deferred tax liability arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither the accounting profit nor taxable profit or loss; or

•        When the taxable temporary difference arises from the initial recognition of goodwill; or

•        When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which the deductible temporary differences or unused tax losses and tax offsets can be utilised, except:

•        When the deductible temporary difference giving rise to the asset arises from the initial recognition of assets and liabilities (other than as a result of a business combination) which affects neither accounting profit nor taxable income; or

•        When the deductible temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, in which case a deferred tax asset is only recognised to the extent that it is probable that the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilised.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities are offset when they relate to the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

l)       Value added tax

Revenues, expenses and assets are recognised net of the amount of VAT except:

•        When the VAT incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of VAT included.

•        The net amount of VAT recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the VAT component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of VAT recoverable from, or payable to, the taxation authority.

m)    Leases

Right of use asset

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognised right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease Liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

The Group has elected not to recognise right of use assets and lease liabilities for short term leases and low value assets. For these leases, the Group recognised the lease payments as an expense on a straight line basis over the lease term.

Short-term leases and leases of low-value assets.

The Group applies the short-term lease recognition exemption for those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the lease of low-value assets recognition exemption to leases of plant and equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

n)      Foreign Currency

Foreign currency transactions and balances

All foreign currency transactions occurring during the financial year are recognised at the exchange rate in effect at the date of the transaction. Foreign currency monetary items at reporting date are translated at the exchange rate existing at reporting date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined.

Exchange differences are recognised in the profit or loss in the period in which they arise except those exchange differences which relate to assets under construction for future productive use which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

Functional and presentation currency

Items included in the financial statements of each of the companies within the Group are measured in Euro which is the currency of the primary economic environment in which they operate (the functional currency). The consolidated financial statements are presented in US dollars, which is the Company’s presentation currency.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognised in other comprehensive income.

o)      Trades and other payables

Trade payables and other accounts payable are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of those goods and services.

p)      Exploration and evaluation expenditure

Exploration and evaluation expenditures in relation to each separate area of interest are recognised as an exploration and evaluation asset in the year in which they are incurred where the following conditions are satisfied:

•        the rights to tenure of the area of interest are current; and

•        at least one of the following conditions is also met:

•        the exploration and evaluation expenditures are expected to be recouped through successful development and exploration of the area of interest, or alternatively, by its sale; or

•        exploration and evaluation activities in the area of interest have not at the balance date reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves, and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are initially measured at cost and include acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortised of assets used in exploration and evaluation activities. General and administrative costs are only included in the measurement of exploration and evaluation costs where they are related directly to operational activities in a particular area of interest.

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. The recoverable amount of the exploration and evaluation asset (for the cash generating unit(s) to which it has been allocated being no larger than the relevant area of interest) is estimated to determine the extent of the impairment loss (if any). Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in previous years.

Where a decision has been made to proceed with development in respect of a particular area of interest, the relevant exploration and evaluation asset is tested for impairment and the balance is then reclassified to development.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

q)      Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options for the acquisition of a business are not included in the cost of the acquisition as part of the purchase consideration.

r)      Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Board of Directors who is responsible for making strategic decisions.

3.      SEGMENT INFORMATION

IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reports that are regularly reviewed by the Chief Operating Decision Maker (CODM) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. In the case of the Group the CODM are the executive management team and all information reported to the CODM is based on the consolidated results of the Group as one operating segment, as the Group’s activities relate to mineral exploration.

Accordingly, the Group has only one reportable segment and the results are the same as the Group results.

4.      EXPENSES FROM CONTINUING OPERATIONS

	30 June 2022 $	30 June 2021 $
Consultants and professional services
Investor relations	(50,744)	—
Taxation advisors	(14,925)	(28,710)
Company secretarial advisors	(13,457)	—
Legal fees	(100,136)	(468,380)
	(179,262)	(497,090)

Finance expenses
Bank fees	(14,350)	(6,645)
Interest paid	—	6,444
Interest expense leased assets	—	(136)
VAT expense	—	28,948
Other expenses	1,639	748
	(12,711)	29,359

Foreign exchange
Realised foreign exchange on payments to suppliers	(11,155)	497
	(11,155)	497

Other expenses
Repayment of grant	(45,564)	—
Travel expenses	(3,992)	—
	(49,556)	—

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX

	30 June 2022 $	30 June 2021 $
Major components of income tax expense for the year are:

Income statement
Current income tax charge/(benefit)	—	—

Statement of changes in equity
Income tax expense reported in equity	—	—

A reconciliation of income tax expense/(benefit) applicable to accounting profit/(loss) before income as at the statutory income tax rate to income tax expense/(benefit) at the Company’s effective income tax rate for the year is as follows:

	30 June 2022 $	30 June 2021 $
Loss from ordinary activities before income tax expense	(284,601)	(501,544)
Prima facie tax benefit on loss from ordinary activities at 23.0% (2021: 25.0%)	(65,458)	(123,386)

Tax effect of amounts which are not deductible (taxable) in calculating taxable income:
Current year deferred tax assets (non-tax losses) not recognised	65,458	125,386
	—	—

Unrecognised deferred tax assets have not been recognised in respect of the following items:

	30 June 2022 $	30 June 2021 $
Unrecognised temporary differences
Deferred tax assets (at 23.0%) (2021: 25.0%)
Carry forward tax losses – revenue	5,004,488	4,551,545
Carry forward tax losses – capital	—	—
	5,004,488	4,551,545

Deferred tax liabilities (at 23.0%) (2021: 25.0%)
Prepayments	—	—
Net unrecognised deferred tax asset/(liability)	1,251,122	1,137,886

Potential future income tax benefits arising from tax losses have not been brought to account at 30 June 2022 because the directors do not believe it is appropriate to regard realisation of the future income tax benefits as probable. These benefits will only be obtained if:

•        assessable income is derived of a nature and of amount sufficient to enable the benefit from the deductions to be realised;

•        the Company continues to comply with the conditions for deductibility imposed by law; and

•        no changes in tax legislation adversely affect the realisation of the benefit from the deductions.

Profits are taxed at the standard corporate income tax (CIT) rate of 25% in Austria, regardless of whether profits are retained or distributed. According to the Eco Social Tax Reform Act of 2022, the CIT rate will be reduced from 25% to 24% in 2023 and further to 23% in 2024. Respectively the net unrecognised deferred tax

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.      INCOME TAX (cont.)

asset as of 30 June 2021 is calculated with a tax rate of 25%. For the net unrecognised deferred tax asset as of 30 June 2022 a tax rate of 23% was used based on the assessment of the future utilization by the management. Tax losses can be carried forward in Austria without time limitation. In general Tax losses carried forward can be offset against taxable income only up to a maximum of 75% of the taxable income for any given year.

6.      CASH AND CASH EQUIVALENTS

	30 June 2022 $	30 June 2021 $
Cash at bank and in hand	136,097	184,190
	136,097	184,190

Cash at bank earns interest at floating rates based on daily bank deposit rates.

7.      OTHER RECEIVABLES

	30 June 2022 $	30 June 2021 $
Security deposit	4,138	4,704
Prepayments	—	—
GST/VAT receivable	40,770	109,727
Other	—	40
	44,908	114,471

These amounts arise from the usual operating activities of the Company and are non-interest bearing. The debtors do not contain any overdue or impaired receivables.

8.      RESTRICTED CASH AND OTHER DEPOSITS

	30 June 2022 $	30 June 2021 $
Term deposits	20,324	23,132
	20,324	23,132

Restricted cash relates to the bank guarantees provided by the Company to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project. These deposits are subject to restrictions and are therefore not available for general use by the entities within the Group.

9.      PROPERTY AND PLANT AND EQUIPMENT

	30 June 2022 $	30 June 2021 $
Office equipment – Cost	54,341	44,827
Office equipment – Accumulated depreciation	(40,345)	(38,051)
	13,996	6,776

Carrying value at beginning of period	6,776	3,250
Additions	14,904	5,545
Depreciation charge for the period	(7,413)	(2,216)
Foreign exchange	(271)	197
Carrying value at end of period	13,996	6,776

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.    DEFERRED EXPLORATION AND EVALUATION EXPENDITURE

	30 June 2022 $	30 June 2021 $
Exploration and evaluation phases:
Balance at beginning of period	28,568,902	25,069,965
Expenditure incurred	5,757,513	2,056,888
Foreign exchange movement	(3,857,718)	1,442,049
Balance at end of period	30,468,697	28,568,902

The recoupment of costs carried forward in relation to areas of interest in the exploration and evaluation phases is dependent upon the successful development and commercial exploitation or sale of the respective areas.

11.    TRADE AND OTHER PAYABLES

	30 June 2022 $	30 June 2021 $
Trade payables	304,302	554,228
Other payables and accruals	262	12,286
	304,564	566,514

12.    SHARE CAPITAL

	30 June 2022 No of shares	30 June 2022 $
Opening balance	100	39,299
Total share capital	100	39,299
	30 June 2021 No of shares	30 June 2021 $
Opening balance	100	39,299
Total share capital	100	39,299

Terms and conditions of contributed equity

Fully paid ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from sale of all surplus assets in proportion to the number of paid up shares held.

Fully paid ordinary shares entitle their holder to one vote, either in person or by proxy, at any shareholders’ meeting of the Company.

13.    RESERVES

The foreign currency translation reserve is used to record exchange differences arising from the translation of financial statements of foreign subsidiaries.

	30 June 2022 $	30 June 2021 $
Foreign currency translation reserve	(4,950,566)	(1,009,485)
Unissued capital reserve	39,079,626	32,805,444
	34,129,060	31,795,958

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    RESERVES (cont.)

Foreign Currency Translation Reserve

	30 June 2022 $	30 June 2021 $
Balance at beginning of year	(1,009,485)	(2,429,717)
Foreign currency exchange differences arising on translation of foreign operations	(3,941,081)	1,420,232
Balance at end of year	(4,950,566)	(1,009,485)

Unissued Capital Reserve

	30 June 2022 $	30 June 2021 $
Balance at beginning of year	32,805,444	29,991,427
Capital contribution funding received	6,274,182	2,814,017
Balance at end of year	39,079,626	32,805,444

During the financial years ended 30 June 2021 and 30 June 2022 the Company received capital contributions from European Lithium Limited (ASX: EUR). The issue of shares in the Company pursuant to funding received remained outstanding at balance date.

14.    LOSS PER SHARE

	30 June 2022 $	30 June 2021 $
Loss used in the calculation of basic and dilutive loss per share	(284,601)	(501,544)
	2022 Cents per share	2021 Cents per share
Loss per share:
Basic loss per share (cents per share)	(284,601)	(501,544)
Diluted loss per share (cents per share)	(284,601)	(501,544)
	2022 Number	2021 Number
Weighted average number of shares	100	100

There are dilutive potential ordinary shares on issue at balance date. Given the Company has made a loss and has no warrants on issue, there is no dilution of earnings hence the diluted loss per share is the same as for basic loss per share.

15.    COMMITMENTS AND CONTINGENCIES

a)      Exploration commitments

The Group has no minimum expenditure requirements in relation to its exploration and mining licences at its Wolfsberg Project other than minimal annual licence and mine safety fees.

b)      Contingencies

The Company has provided bank guarantees to the value of €20,000 in respect of any unrepaired damage to property at the Wolfsberg project.

There has been no other change in contingent liabilities since the last annual reporting date.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.    CASH FLOW INFORMATION

	30 June 2022 $	30 June 2021 $
Reconciliation from net loss after tax to net cash used in operations
Net loss	(284,601)	(501,544)
Non-cash flows included in operating loss:
Depreciation (note 9)	7,413	2,216
Foreign exchange	22,149	(7,427)
Changes in assets and liabilities:
Decrease/(increase) in trade and other receivables	72,642	(37,429)
Net cash (used in) operating activities	(182,397)	(544,184)

17.    RELATED PARTY DISCLOSURE

Balances between the Company and its subsidiaries which are related parties of the Company have been eliminated on consolidation and are not disclosed in this note. Details of percentage of ordinary shares held in subsidiaries are disclosed in Note 19 to the financial statements.

Note 19 provides information about the group’s structure including the details of the subsidiaries and the holding company. The following table provides the total amount of transactions and outstanding balances that have been entered into with a related party for the current year.

		Capital Contributions from Related Parties $
Director related entities
European Lithium Limited	30 June 2022	39,079,626
European Lithium Limited	30 June 2021	32,805,444

18.    FINANCIAL INSTRUMENTS

a)      Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenues and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2 to the financial statements.

b)      Financial risk exposures and management

The main risks the Company is exposed to through its financial instruments are credit risk, foreign currency risk, interest rate risk, and liquidity risk.

c)      Credit risk exposures

Credit risk represents the loss that would be recognised if the counterparties default on their contractual obligations resulting in financial loss to the Company. The Company has adopted the policy of only dealing with creditworthy counterparties and obtaining sufficient collateral or other security where appropriate, as a means of mitigating the risk of financial loss from defaults. The Company measures credit risk on a fair value basis.

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

d)      Interest rate risk

The Group is exposed to movements in market interest rates on cash. The policy is to monitor the interest rate yield curve out to 120 days to ensure a balance is maintained between the liquidity of cash assets and the interest rate of return. The entire balance of cash for the Group of $136,097 (30 June 2021: $184,190) is subject to interest rate risk.

e)      Liquidity risk

The Company manages liquidity risk by continuously monitoring actual and forecast cash flows and matching the maturity profiles of financial assets and liabilities. Surplus funds are generally only invested in short term bank deposits.

Contractual maturities of financial liabilities

		Less than 6 months $	6 – 12 months $	Between 1 and 2 years $	Between 2 and 5 years $	Over 5 years $	Total contractual cashflows $	Carrying amount of liabilities $
Financial Liabilities
Trade & other payables	2022	304,564	—	—	—	—	304,564	304,564
	2021	566,514	—	—	—	—	566,514	566,514
Total	2022	304,564	—	—	—	—	304,564	304,564
	2021	566,514	—	—	—	—	566,514	566,514

f)      Net fair value

The carrying amount of financial assets and liabilities recorded in the financial statements represents their respective fair values determined in accordance with the accounting policies disclosed in Note 2 of the financial statements.

g)      Foreign currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from commercial transactions. The Group converted assets and liabilities into the functional currency where balances were denominated in a currency other than the US dollar.

The Group also has transactional currency exposures. Such exposure arises from purchases by an operating entity in currencies other than the functional currency.

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2022:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	44,908	—	—
Total current assets	44,908	—	—
Total assets	44,908	—	—

Financial liabilities
Trade and other payables	304,564	—	—
Total current liabilities	304,564	—	—
Total liabilities	304,564	—	—

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    FINANCIAL INSTRUMENTS (cont.)

Set out below is an overview of financial instruments, other than cash and short-term deposits, held by the Group as at 30 June 2021:

		Fair value
	At amortised cost $	Through profit or loss $	Through other comprehensive income $
Financial assets
Trade and other receivables	114,471	—	—
Total current assets	114,471	—	—
Total assets	114,471	—	—

Financial liabilities
Trade and other payables	566,514	—	—
Total current liabilities	566,514	—	—
Total liabilities	566,514	—	—

19.    SUBSIDIARIES

		Ownership Interest
	Country of Incorporation	30 June 2022%	30 June 2021%
European Lithium AT (Investments) Ltd	British Virgin Islands	100	100
Subsidiaries
ECM Lithium AT GmbH	Austria	100	100
ECM Lithium AT Operating GmbH	Austria	100	100

20.    KEY MANAGEMENT PERSONNEL DISCLOSURES

a)      Key management personnel compensation

	2022 $	2021 $
Short-term employee benefits	100,982	94,541
	100,982	94,541

b)      Equity instrument disclosures relating to key management personnel

No equity instruments were issued to Key management personnel during the year ended 30 June 2021 or 30 June 2022.

21.    EVENTS AFTER THE REPORTING PERIOD

On 28 July 2022, the Company entered into a non-binding indicative term sheet (NBIO) with a US company listed on the NASDAQ, Sizzle Acquisition Corp. (NASDAQ: SZZL) (Sizzle), pursuant to which the parties agreed the indicative, non-binding terms on which the Company will effectively sell down its shareholding in European Lithium AT (Investments) Ltd, ECM Lithium AT GmbH and ECM Lithium AT Operating GmbH (collectively EUR Austria), which hold the Wolfsberg Lithium Project and certain other mineral permits prospective for lithium in Austria, in consideration for the issue of shares representing an approximate 75% ownership interest in a newly-formed combined entity incorporated in the British Virgin Islands and

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.    EVENTS AFTER THE REPORTING PERIOD (cont.)

named “Critical Metals Corp.” (CMC), which it is expected will receive a capital injection of approximately US$115 million on completion and be listed on NASDAQ (Proposed Transaction). On 24 October 2022, the Company entered into a binding merger agreement (on terms consistent with the NBIO) between the Company, EUR Austria, Sizzle and other parties (Merger Agreement) and agreements which form exhibits to the Merger Agreement namely the investors agreement, the registration rights agreement and the lock-up agreement. Closing of the Proposed Transaction remains subject to satisfaction (or waiver) of various conditions precedent (including shareholder and regulatory approval).

No other matters or circumstances have arisen since the end of the financial year which significantly altered or may significantly alter the operations of the Company, the results of those operations or the state of affairs of the Company in financial years subsequent to 30 June 2022.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EUROPEAN LITHIUM LIMITED,

as EUR

EUROPEAN LITHIUM AT (INVESTMENTS) LIMITED,

as the Company

CRITICAL METALS CORP.,

as PubCo

PROJECT WOLF MERGER SUB INC.,

as Merger Sub

AND

SIZZLE ACQUISTION CORP.,

as SPAC

DATED AS OF OCTOBER 24, 2022

Annex i

Annex ii

Annex iii

EXHIBITS

Exhibit A	Form of Investors Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Assignment and Assumption of Warrant Agreement
Exhibit D	Pro-forma Equity Structure
Exhibit E	Form of Sponsor Support Agreement
Exhibit F	Form of Lock-Up Agreement

Annex iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 24, 2022, by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Sizzle Acquisition Corp., a Delaware corporation (“SPAC”). Each of EUR, the Company, PubCo, Merger Sub and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto. Defined terms used in this Agreement are listed alphabetically in Section 13.1, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, the Company is a mining exploration and development company, and wholly owns the Wolfsberg Lithium Project located in Austria;

WHEREAS, SPAC is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a BVI business company newly incorporated in the British Virgin Islands for the sole purpose of consummating the Transactions;

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of PubCo, and was formed for the sole purpose of consummating the Transactions;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and other applicable legal requirements (collectively, as applicable based on context, the “Applicable Law”), the Parties intend to enter into a business combination transaction;

WHEREAS, the board of directors of EUR has unanimously: (a) determined that it is in the best interests of EUR, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which EUR is a party, providing for the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which EUR is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which the Company is a party, providing for the Transactions; and (b) approved this Agreement, the other Transaction Agreements to which the Company is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of PubCo has unanimously: (a) determined that it is in the best interests of PubCo, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which PubCo is a party, providing for the Merger, the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which PubCo is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved and recommended the adoption and approval of this Agreement by PubCo (as sole stockholder of Merger Sub);

Annex A-1

WHEREAS, the board of directors of PubCo, in its capacity as the sole stockholder of Merger Sub, has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Stockholder Approval”);

WHEREAS, the board of directors of SPAC has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and SPAC’s stockholders (the “SPAC Stockholders”) to enter into this Agreement and the other Transaction Agreements to which SPAC is a party, providing for the Merger and the other Transactions; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, including authorization of the Merger, by the SPAC Stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SPAC and the Company have entered into a sponsor support agreement in the form attached as Exhibit E (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the Transactions (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, EUR and PubCo shall enter into a lock-up agreement in the form attached as Exhibit F (the “Lock-Up Agreement”), pursuant to which the Sponsor has agreed, among other things, to restrictions on the transfer of its equity interests in PubCo;

WHEREAS, at the Closing, PubCo and EUR will enter into an investors agreement in the form attached as Exhibit A hereto (the “Investors Agreement”), pursuant to which, among other things, PubCo will grant to EUR certain rights and EUR will be subject to certain restrictions;

WHEREAS, SPAC and the Sponsor are parties to that certain Registration Rights Agreement, dated as of November 3, 2021 (the “SPAC Registration Rights Agreement”);

WHEREAS, at the Closing, each of PubCo, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a new registration rights agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), which will supersede the SPAC Registration Rights Agreement;

WHEREAS, pursuant to the Organizational Documents of SPAC, SPAC is required to provide an opportunity for its public stockholders to have their outstanding SPAC Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, SPAC’s Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Stockholder Approval;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger and the Share Exchange, taken together, qualify as a transaction described in Section 351(a) and (b) of the Code and the Treasury Regulations promulgated thereunder, and (b) the Merger qualifies as a “reorganization” under Section 368 of the Code, and this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, prior to the Closing, PubCo shall amend and restate its memorandum and articles of association such that they are in a form mutually agreed to by the Parties prior to Closing (the “Restated Articles”);

WHEREAS, immediately prior to the Effective Time, EUR shall sell and transfer each issued Company Ordinary Share to PubCo, in consideration for (a) the issuance of the Closing Share Consideration at Closing and (b) the Earnout Consideration (subject to the conditions set forth in Section 3.2), as a result of which the Company will become a direct, wholly-owned subsidiary of PubCo (the “Share Exchange”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly-owned subsidiary of PubCo;

Annex A-2

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share of SPAC (each, a “SPAC Share”) (other than any Excluded SPAC Shares) shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each outstanding whole SPAC Warrant shall be assumed by PubCo and will be thereafter exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share; and

WHEREAS, after the Merger, the illustrative equity structure of PubCo will be as set out in the pro-forma equity structure in Exhibit D subject to the assumptions set forth therein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger, shall take place by conference call and by mutual exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the applicable party or parties of those conditions), or at such other time, on such other date and in such other manner as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.2 Exchange Agent.

(a) Prior to the Closing Date, PubCo, SPAC and the Company shall engage SPAC’s transfer agent (or another Person reasonably satisfactory to the Company) to act as exchange agent in connection with the transactions contemplated by Section 2.5(a) to (c) and Section 3.1 (the “Exchange Agent”), and the Exchange Agent shall enter into an exchange agent agreement reasonably acceptable to the Parties (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 1.3), each SPAC Share on the register of stockholders of SPAC, and each Company Ordinary Share on the register of members of the Company into PubCo Shares issued in connection with the Merger and Share Exchange and recorded as so issued in the register of members of PubCo.

(b) At the Effective Time, PubCo shall deposit with the Exchange Agent the Merger Consideration and the Closing Share Consideration. PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver or issue the Merger Consideration and the Closing Share Consideration in accordance with this Agreement.

Section 1.3 Withholding Taxes(c). Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount of Taxes required to be deducted and withheld with respect to the making of such payment under Applicable Law. If any such withholding is so required in connection with any such payments, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be so deducted and withheld no later than ten (10) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the reasonable written request of any Person with respect to which amounts were so deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall reasonably cooperate in good faith with any request to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding). In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger is treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Annex A-3

Section 1.4 SPAC Financing Certificate. No later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Shares pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (b) the anticipated Closing Proceeds; (c) the amount of all SPAC Transaction Expenses; and (d) the number of SPAC Shares to be outstanding immediately prior to the Closing after giving effect to the SPAC Stockholder Redemptions.

ARTICLE II

MERGER

Section 2.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, the Parties shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as Merger Sub and SPAC may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 2.2 Effect of the Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party or any other Person, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of PubCo. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.3 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.4 Directors and Officers of the Surviving Company. Immediately after the Effective Time, (i) the board of directors of the Surviving Company shall be the board of directors of Merger Sub immediately prior to the Effective Time, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal and (ii) the officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 2.5 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “SPAC Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Share and one-half of one (0.5) SPAC Warrant; provided, however, that no fractional SPAC Warrants will be issued in connection with the SPAC Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the SPAC Unit Separation, the number of SPAC Warrants to be issued to such holder upon the SPAC Unit Separation (after aggregating all fractional SPAC Warrants that otherwise would be received by such holder) shall be rounded down to the nearest whole number of SPAC Warrants. The SPAC Shares and SPAC Warrants held following the SPAC Unit Separation shall be converted in accordance with the applicable terms of this Section 2.5.

Annex A-4

(b) After giving effect to the SPAC Unit Separation, and all SPAC Stockholder Redemptions, in respect of each issued and outstanding SPAC Share (other than any Excluded SPAC Shares) immediately prior to the Effective Time, PubCo shall issue to the holder of such SPAC Share one (1) PubCo Share (the “Merger Consideration”), which PubCo shall cause to be recorded as in issue in the register of members of PubCo. Following the foregoing each SPAC Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Shares (other than any Excluded SPAC Shares) shall thereafter cease to have any rights with respect to the SPAC Shares, except as provided herein or by Applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Shares to be issued pursuant to this Section 2.5 to be recorded as issued in the register of members of PubCo at the Effective Time.

(c) SPAC Warrants. Pursuant to the terms of the Assignment and Assumption of Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder each whole SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall be assumed by PubCo and will be converted into one PubCo Warrant, exercisable in accordance with the terms of the Assignment and Assumption of Warrant Agreement. At the Effective Time, the SPAC Warrants shall cease to be exercisable into SPAC Shares and shall automatically be exercisable only into PubCo Shares. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrants, except they shall represent the right to acquire PubCo Shares in lieu of SPAC Shares. At or prior to the Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Shares for issuance upon the exercise of such PubCo Warrants.

(d) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.5, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.

(f) Excluded SPAC Shares. Each SPAC Share held in SPAC’s treasury or owned by the Company, PubCo or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded SPAC Share”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

(g) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into SPAC Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

Section 2.6 No Further Ownership of SPAC Shares. All Merger Consideration delivered or issued upon the exchange of SPAC Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Share and there shall be no further registration of transfers on the register of stockholders of SPAC of the SPAC Share and that were issued and outstanding immediately prior to the Effective Time.

Section 2.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Annex A-5

ARTICLE III

SHARE EXCHANGE

Section 3.1 Share Exchange. Upon the terms and subject to the conditions of this Agreement, immediately before the Effective Time, EUR shall sell and transfer all issued Company Ordinary Shares and other Equity Interests (whether outstanding, vested or otherwise) of the Company to PubCo, in consideration for (a) the issuance of the Closing Share Consideration at Closing and (b) the issuance of Earnout Consideration (subject to the satisfaction of the relevant conditions in Section 3.2) after Closing; provided, however, no fraction of a PubCo Share will be issued by virtue of the Share Exchange, and to the extent EUR would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by EUR), EUR shall instead be entitled to receive such number of PubCo Shares to which EUR would otherwise be entitled, rounded up or down to the nearest whole PubCo Share. PubCo shall use reasonable best efforts to cause the PubCo Shares to be issued pursuant to this Section 3.1 to be issued in the register of members of PubCo at the time of the Share Exchange.

Section 3.2 Earnout Shares.

(a) In the event that, during the five (5) year period following the Closing Date (the “Earnout Period”), the VWAP per PubCo Share is greater than or equal to $15.00 (the “First Earnout Milestone Price”) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) Trading Day) issue or cause to be issued to EUR an additional number of PubCo Shares equal to 5% of the Closing Share Consideration (“First Level Contingent Share Consideration”). Further, in the event that the VWAP per PubCo Share is greater than or equal to $20.00 (the “Second Earnout Milestone Price”, together with the First Earnout Milestone Price, the “Earnout Milestone Prices”) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) Trading Day) issue or cause to be issued to EUR an additional number of PubCo Shares equal to 5% of the Closing Share Consideration (“Second Level Contingent Share Consideration”).

(b) The First Level Contingent Share Consideration, the Second Level Contingent Share Consideration, the First Earnout Milestone Price and the Second Earnout Milestone Price shall be equitably adjusted to reflect appropriately the effect of any share split, division of shares, split-up, combination of shares, reverse share split, bonus share issuance or share distribution (including any dividend or distribution of securities convertible into PubCo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the time such consideration is delivered to EUR.

(c) If a Change of Control of PubCo occurs during the Earnout Period and the value of the consideration to be received by holders of PubCo Shares in such transaction is above the First Earnout Milestone Price, then, any First Level Contingent Share Consideration that has not been previously issued by PubCo (whether or not previously earned) will be deemed earned and immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to EUR the First Level Contingent Share Consideration. In the event that during the Earnout Period, there is a Change of Control of PubCo and the value of the consideration to be received by holders of PubCo Shares in such transaction is above the Second Earnout Milestone Price, then, any Second Level Contingent Share Consideration that has not been previously issued by PubCo (whether or not previously earned) will be deemed earned and immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to EUR the Second Level Contingent Share Consideration. For the purposes of this Agreement, a “Change of Control” shall be deemed to occur, as determined by a majority of the disinterested independent directors of the Post-Closing PubCo Board, with respect to PubCo upon:

(i) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, directly or indirectly, of fifty percent (50%) or more of the assets of PubCo and its direct or indirect Subsidiaries, taken as a whole, to a Person other than EUR or any of its Affiliates;

(ii) a takeover, scheme of arrangement, merger, consolidation or other business combination of PubCo resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than EUR or any of its Affiliates, acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or

Annex A-6

(iii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than EUR or any of its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of PubCo representing more than fifty percent (50%) of the voting power of the capital stock of PubCo entitled to vote for the election of directors of PubCo.

(d) PubCo shall monitor the VWAP of PubCo Shares on Nasdaq on each Trading Day during the Earnout Period and, as soon as practicable (and in any event within ten (10) Business Days) after an Earnout Milestone Price is achieved, will prepare and deliver to the Post-Closing PubCo Board for approval a written statement (each, an “Earnout Statement of PubCo”) that sets forth the VWAP of PubCo Common Stock on Nasdaq and PubCo’s determination that an Earnout Milestone Price has been achieved in accordance with the terms of this Section 3.2. An Earnout Statement of PubCo shall be deemed final if it is approved by a majority of the disinterested independent directors of the Post-Closing PubCo Board. If there is such a final determination in accordance with this Section 3.2(d) that the EUR Shareholders are entitled to receive Earnout Shares for the Company having achieved an Earnout Milestone Price, the applicable number of Earnout Shares will be due upon such final determination and PubCo will issue such Earnout Shares within ten (10) Business Days thereafter.

(e) Following the Closing (including during the Earnout Period), PubCo and its Subsidiaries will be entitled to (i) operate their respective businesses in accordance with their respective business requirements, and (ii) make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including changes that may have an impact on the share price of PubCo Shares and the ability of EUR to earn the Earnout Shares, and EUR will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such changes. Notwithstanding the foregoing, PubCo shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith or has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestone Prices.

(f) PubCo shall, at all times, maintain sufficient authority to permit PubCo to satisfy its share issuance obligations set forth in Section 3.2(a) and shall take all actions required to maintain such authority. PubCo shares issued to satisfy PubCo’s share issuance obligations set forth in Section 3.2(a) shall be issued for consideration other than cash and may be treated by PubCo as issued in respect of a required adjustment to the consideration paid for PubCo Shares in relation to which such share issuances are made.

(g) The right of EUR to receive any portion of the Earnout Consideration: (i) does not give EUR dividend rights, voting rights, liquidation rights, rights to participate in surplus assets of PubCo upon its liquidation, preemptive rights or other rights of shareholders of PubCo or any ownership rights in the assets of PubCo; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by EUR, except (A) pursuant to an Order or (B) without consideration in connection with the dissolution, liquidation or termination of EUR; provided, that any such transferee(s) shall be bound by the terms of this Section 3.2; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the contingent right to receive the consideration set forth in this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
PUBCO AND MERGER SUB

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company, PubCo and Merger Sub hereby represent and warrant to SPAC as follows:

Section 4.1 Organization and Qualification. Each of the Company, PubCo and Merger Sub has been duly registered, incorporated, organized or formed and is validly existing as a company in good standing under the laws of the jurisdiction in which it was formed or incorporated. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company, PubCo and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it or in which the nature of the business conducted by it makes such qualification or licensing necessary, except for

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such licenses or qualifications the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, PubCo and Merger Sub is in violation of any of the provisions of its respective Organizational Documents. Complete and correct copies of the Organizational Documents of the Company, PubCo and Merger Sub, as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC.

Section 4.2 Company Subsidiaries.

(a) The Company’s Subsidiaries, together with their (i) jurisdiction of incorporation or organization, as applicable, (ii) authorized shares or other equity interests (if applicable), and (iii) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed, incorporated, registered or organized and is validly existing under the Applicable Law of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted. No Company Subsidiary is in violation of any of the provisions of such Company Subsidiary’s Organizational Documents or of any of the provisions of rulings issued by any Governmental Entity. Complete, valid and correct copies of the Organizational Documents and recent corporate certificates of each Company Subsidiary have been made available to SPAC.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.3 Capitalization.

(a) As of the date hereof, the Company is authorized to issue 50,000 Company Ordinary Shares, of which 100 Company Ordinary Shares are issued; PubCo is authorized to issue 200,000,000 PubCo Shares, of which 100 PubCo shares are issued; and the authorized share capital of Merger Sub is 100 Merger Sub Shares, of which ten (10) Merger Sub Shares are issued and outstanding. After giving effect to the Share Exchange, PubCo shall own all of the issued and outstanding Equity Interests of the Company free and clear of any Liens other than those imposed by applicable securities Laws. EUR has good and valid title to and is the sole and exclusive legal and beneficial owner of all of the Equity Interests of the Company, all of which Equity Interests of the Company are owned by EUR free and clear of any Liens other than those imposed by Applicable Laws. All of the issued and/or outstanding Company Ordinary Shares, PubCo Shares and Merger Sub Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share, PubCo Share and Merger Sub Share has been issued in compliance in all material respects with: (x) Applicable Law; and (y) the Organizational Documents (as in effect at the time of such issuance) of the Company, PubCo or Merger Sub, as applicable.

(b) Other than the Company Ordinary Shares, PubCo Shares and Merger Sub Shares set forth in Section 4.3(a), there are no outstanding (i) shares, capital stock, equity, voting interests (including bonds, debentures, notes, or other debt securities the holders of which have the right to vote with the shareholders), stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights, (ii) Company Convertible Securities, or (iii) other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of any of the foregoing securities or interests (the items in clauses (i) through (iii) collectively, “Equity Interests”) of the Company, PubCo or Merger Sub, and there are no agreements of any kind which may obligate the Company, PubCo or Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests (other than this Agreement and the other Transaction Agreements). Except as set forth in this Agreement and the other Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to any Equity Interests of the Company, PubCo or Merger Sub.

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(c) The issued and/or outstanding Equity Interests of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. No Subsidiary of the Company has any limitation, whether by Contract, Order or Applicable Law, on its ability to make any distributions or dividends to is equity holders or repay any debt owed to another Group Company. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. The Company owns of record, beneficially and exclusively all the issued and/or outstanding Equity Interests of each Company Subsidiary free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c) of the Company Disclosure Letter, (ii) any restrictions on sales of securities under applicable securities laws, and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or other Equity Interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement and the other Transaction Agreements and except as set forth in Schedule 4.3(d) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no shares, share capital, warrants, options or other Equity Interests of the Company, PubCo or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Due Authorization. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, if and as applicable, the Merger and the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by the respective board of directors (or sole director, as applicable) of the Company, PubCo and Merger Sub and the Merger Sub Stockholder Approval, as required by Applicable Law, no other corporate proceeding on the part of the Company, PubCo or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by the each of the Company, PubCo and Merger Sub and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of each of the Company, PubCo and Merger Sub (as applicable) enforceable against the Company, PubCo and Merger Sub (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by each of the Company and, to the Knowledge of the Group Companies, PubCo and Merger Sub of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company, PubCo and Merger Sub is a party by the Company, PubCo and Merger Sub does not and will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any

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of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent or notification under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by each of the Company, PubCo and Merger Sub does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business, including any required foreign direct investment filings and merger control filings under Applicable Laws in Key Jurisdictions; (iii) the filing of the Certificate of Merger in accordance with the DGCL; and (iv) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.

Section 4.6 Legal Compliance; Approvals.

(a) Each of the Group Companies has at all times complied in all respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No written or, to the Knowledge of the Group Companies, oral notice of material non-compliance with any Applicable Law has been received by any of the Group Companies.

(b) None of the Group Companies is insolvent, or subject to any bankruptcy, insolvency, moratorium or similar proceedings under Applicable Law.

(c) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities and/or third Persons (if applicable) (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is, to the Knowledge of the Group Companies, in material compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in material compliance therewith would not be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Group Companies, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval.

Section 4.7 Company Financial Statements.

(a) As used herein, the term “Company Financial Statements” means (i) the audited consolidated financial statements of the Group Companies (including any related notes thereto), consisting of the consolidated balance sheets as of June 30, 2022 and June 30, 2021 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”) and (ii) once available and delivered by the Company, any additional reviewed and unaudited consolidated financial statements of the Group Companies (the “Additional Unaudited Financials”). The Company Financial Statements, when delivered by the Company: (i) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) will have been prepared in accordance with IFRS, consistently applied throughout and among the periods involved, (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules

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and regulations of the SEC, in each case, as in effect as of the respective dates thereof, and (iv) will fairly present in all material respects the consolidated financial position of the Group Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated in accordance with IFRS. No Group Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established and maintained a system of internal control over financial reporting that is sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. To the Knowledge of the Group Companies, the Company, has not been the subject of an independent auditor of the Company identified or been made aware of any significant deficiency or material weakness in the internal controls over the financial reporting utilized by the Company.

Section 4.8 No Undisclosed Liabilities. There is no Liability (absolute, accrued, contingent or otherwise) of the Company and/or the other Group Companies except for Liabilities: (a) provided for in, or otherwise reflected or reserved for on, the Company Financial Statements or disclosed in the notes thereto; (b) that have arisen since June 30, 2021 in the Ordinary Course of Business of the Company; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement and as may be listed on Schedule 4.9 of the Company Disclosure Letter, between June 30, 2021 and the date of this Agreement, (a) each of the Group Companies has conducted its business in the Ordinary Course of Business, except as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, and (b) there has not been (i) any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken or agreed upon by any Group Company that would be prohibited by Section 7.1(g), (h), (k), (m), (o), (p), (q) or (r) if such action were taken on or after the date hereof without the consent of the Company.

Section 4.10 Litigation. As of the date hereof there are, and in the past three (3) years there have been, except as would not reasonably be expected to have a Company Material Adverse Effect and as may be listed on Schedule 4.10 of the Company Disclosure Letter: (a) no Legal Proceedings pending or, to the Knowledge of the Group Companies, threatened in writing against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of the Group Companies, threatened in writing to the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; and (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party.

Section 4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material Benefit Plan of any Group Company (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, and all material communications in the past three (3) years with any Governmental Entity concerning any matter that is still pending or for which a Group Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all Applicable Law, and has been maintained, where required, in good standing in all material respects with all competent public authorities and Governmental Entities and any other third party involved (e.g. insurance companies etc.); (ii) no Legal Proceeding that would result in a material Liability to the Group Companies is pending or, to the Knowledge of the Group Companies, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) all contributions, premiums and other payments required to be made with respect to a Company Benefit Plan have been timely made.

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(d) Except as set forth in Schedule 4.11(d) of the Company Disclosure Letter, the authorization, execution and delivery of this Agreement, or the consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation, bonus or other benefits or compensation under any Company Benefit Plan or under any Applicable Law; (ii) accelerate the time of payment or vesting, or materially increase the amount of, any compensation or benefits in respect of any current or former director, employee or independent contractor of a Group Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (iv) otherwise give rise to any material liability under any Company Benefit Plan; (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

Section 4.12 Labor Relations.

(a) Except as would not reasonably be expected to result in material liability to the Group Companies, (i) each Group Company has paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and (ii) no Group Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Applicable Law, custom, trade or practice.

(b) Except as set forth in Schedule 4.12(b) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against any Group Company pending or, to Knowledge of the Group Companies, threatened in writing, based on, arising out of, in connection with or otherwise relating to the employment or any other type of engagement (e.g. through a services agreement or through a third party provider), termination of employment, misclassification claim or failure to employ by any Group Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.

(c) The Group Companies have provided the SPAC with a list containing (i) name, (ii) job title, (iii) hire or retention date, (iv) current base salary or wage rate, and (v) the terms of any commission, bonus or other incentive-based compensation of each Group Company employee as of the date hereof.

(d) No current executive officer of any Group Company has provided any Group Company with written notice, written or oral, of his or her plan to terminate his or her employment with any Group Company in connection with transactions contemplated by this Agreement. .

(e) The Group Companies have at all times been, in compliance with all Applicable Law relating to the employment of labor, including as relating to wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, providing overwork/overtime, working during rest days and holidays), protection of employees’ rights in case of business transfer, enforcement of labor laws, child labor, discrimination, equal treatment, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, employment practice, occupational health and safety, remote work arrangements and reimbursements of respective costs, workers’ compensation, and immigration, submission of filings and notifications to the authorities, employer’s information/consultation obligations towards the personnel, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.

(f) Except as would not unreasonably be expected to result in material liability to the Group Companies, the transactions contemplated by this Agreement will not cause any employee of any Group Company to be terminated and will not trigger any Applicable Law requiring severance payments to employees or minimum notice requirements prior to termination of employment.

(g) No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union, works council or other labor organization. No employees of any Group Company are represented by any labor union, works council or other labor organization. In the past three (3) years, except as would not reasonably be expected to result in any material liability to the Group Companies, taken as a whole, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to

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the Knowledge of the Group Companies, threatened in writing against or involving any Group Company involving any employee or independent contractor of any Group Company. Additionally, to the Group Companies’ Knowledge, there has been no effort of campaign to unionize the employees of any Group Company in the past three (3) years.

(h) The Group Companies have provided a list of all independent contractors (including consultants) currently engaged by any Group Company, along with the position, the entity engaging such Person, rate of remuneration for each such Person. Except as would not reasonably be expected to result in material liability to the Group Companies, for the purposes of Applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company have been correctly classified as independent contractors.

(i) Each Group Company has maintained for the last three (3) years and currently maintains adequate insurance as required by Applicable Law with respect to workers’ compensation claims, family, maternity, or paternity leave, and unemployment benefits claims, except as would not reasonably be expected to result in material liability to the Group Companies.

Section 4.13 Real Property.

(a) No Group Company owns, or has owned, any real property.

(b) Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate or equivalent interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and such leasehold estates and equivalent interests are held free and clear of all Liens (other than Permitted Liens). Each of the leases, subleases, license agreements, occupancy agreements and documents related to any Leased Real Property and to which a Group Company is a party, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”): (i) are in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of such Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. All Group Companies have complied in all material respects with all obligations expressly undertaken by the Group Companies both under the Company Real Property Leases they have directly entered into with regard to the Leased Real Properties and under the agreements the Group Companies’ sublessors have entered into with overlandlords with respect to any subleased Leased Real Property.

(c) No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of any Group Company, threatened in writing with respect to any Leased Real Property or portion thereof, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Group Companies have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS. All such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have timely paid all material amounts of Taxes which are due and payable (regardless of whether shown on a Tax Return), other than such Taxes being contested in good faith and for which appropriate reserves have been established in accordance with IFRS.

(c) The Group Companies have complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or, to the Knowledge of the Group Companies, threatened in writing against any Group Company with respect to any Taxes due from such

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entities. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of the assets of the Group Companies.

(f) None of the Group Companies has requested or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law.

(g) None of the Group Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(h) None of the Group Companies has been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(i) The Group Companies are not liable and will not be liable at any time after the Closing Date for any material Tax liability of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract (other than a customary commercial Contract not primarily related to Taxes).

(j) No Group Company has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries and other than as set forth in Schedule 4.14(j) of the Company Disclosure Letter.

(k) At no time within the past 12 months has a claim been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(l) Each Group Company is a Tax resident only in its jurisdiction of formation.

(m) There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any Tax liability of any Person other than a Group Company, except for customary commercial Contracts or other agreements, in each case, that do not relate primarily to Taxes.

(n) To the Knowledge of the Group Companies, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Intellectual Property and the Group Company IT Systems.

(a) Schedule 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-Governmental Entity, independent legal entity established by local or foreign law or domain name registrar (collectively, the “Registered Intellectual Property”); (ii) any other material unregistered Owned Intellectual Property. The Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) has not been deemed by a Governmental Entity in writing to be invalid or unenforceable and such has not been canceled or abandoned and has been maintained in full force and effect, subject to any expiration of term under Applicable Law. The Group Companies, have duly recorded all changes in any Registered Intellectual Property (e.g. changes of address, ownership, representative and any other change) before all competent Governmental Entities by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No Legal Proceedings (including any interferences, cancellation proceedings, oppositions, or other contested proceedings) are pending or, to the Knowledge of the Group Companies, threatened, against the Group Companies, with respect to any such item of Registered Intellectual Property. To the Knowledge of the Group Companies, all Registered Intellectual Property

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is valid, enforceable, in full force and effect. No Registered Intellectual Property (i) has been cancelled, expired, abandoned or made subject a right in rem or (ii) is subject to any outstanding judgment, settlement, or order restricting or impairing in any material respect the use thereof.

(b) The Group Companies (i) are the exclusive legal and beneficial owner of, and possess, the entire right, title and interest in and to all Owned Intellectual Property, and (ii) have the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other Licensed Intellectual Property and Company IT Systems used in or necessary to conduct the business of the Group Companies as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Group Companies, none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts of consideration as a result of) the execution, delivery or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the Transactions.

(c) Except as set forth on Schedule 4.15(c) of the Company Disclosure Letter, there is no, nor has there been any in the past four (4) years, Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Group Companies, has any such Legal Proceeding been threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging the Group Companies’ or the conduct or operation of their respective business’s (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. To the Knowledge of the Group Companies, no Group Company nor the conduct or operation of their respective businesses (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) as currently conducted, or as conducted in the past four (4) years (i) infringes, misappropriates, or violates the Intellectual Property of any Person, or (ii) constitutes unfair competition or trade practices. To the Knowledge of the Group Companies, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person.

(d) Except as set forth on Schedule 4.15(d) of the Company Disclosure Letter, each past and present employee or contractor of any of the Group Companies who has contributed to the creation or development of any material Intellectual Property during the course of employment or engagement with the applicable Group Company has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Intellectual Property. To the Knowledge of the Group Companies, no such Person is in violation of any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of each material item of Owned IP. All material Trade Secrets of the Group Companies have been maintained in confidence in accordance with reasonable protection procedures that are reasonably consistent with current industry standard to protect rights of like importance. To the Knowledge of the Group Companies, no Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret and, to the Knowledge of the Group Companies, no such Person to whom a material Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement.

(f) The Group Companies have taken commercially reasonable measures, which are consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company IT Systems are in good working condition and are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. In the past four (4) years, to the Knowledge of the Group Companies, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other substantial impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of any Group Company and that has not been remedied in all material respects. The Group Companies have implemented commercially reasonable data storage, malware

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protection, server patch, intrusion detection, system redundancy and disaster avoidance policies and procedures, as well as a commercially reasonable business continuity plan, in each case which are consistent with customary industry practices and applicable regulatory standards. To the Knowledge of the Group Companies, the Company IT Systems and Software constituting Owned Intellectual Property do not contain any Unauthorized Code, Self-Help Code, bugs, faults or other devices, errors, malware “viruses,” contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems or any such Software.

Section 4.16 Privacy and Data Security. Except as set forth on Schedule 4.16 of the Company Disclosure Letter:

(a) Each of the Group Companies and, to the Knowledge of the Group Companies, any Processor, to the extent such Processor was Processing Personal Information on behalf of any Group Company, has at all times materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ obligations regarding Personal Information and information security under any Contracts; and (iii) any mandatory industry standards and guidelines related to privacy, information security or data security. None of the Group Companies has received any written notice of, nor, to the Knowledge of the Group Companies, has there been any threat of, any investigation, audit, complaint or claim relating to any (A) Group Company’s use of Personal Information, (B) violation of any Privacy Laws, (C) Personal Information Breaches, or (D) Group Company’s Contractual obligations relating to Personal Information or information security; and none of the Group Companies has reason to believe that any such notice is likely to be received.

(b) Each of the Group Companies has implemented and maintained, and required that its third party vendors and Processors implement and maintain, commercially reasonable policies and business continuity and technical and organizational security designed to protect the confidentiality, integrity and availability of the Company IT Systems and Personal Information, business proprietary or sensitive information, in its possession, custody, or control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Group Companies, (i) there have been no breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information (each a “Personal Information Breach”) in the possession, custody, or control of any of the Group Companies, (ii) none of the Group Companies have experienced any information security incident that has materially compromised the integrity or availability of the Company IT Systems, Personal Information or other data thereon, and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach or other information security incident.

Section 4.17 Agreements, Contracts and Commitments.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which any of the Group Companies is a party, other than any Company Benefit Plan and the Transaction Agreements, each as required for the business as presently conducted:

(i) Each Contract with a Top Supplier;

(ii) Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of Five Hundred Thousand Dollars ($500,000), other than a Permitted Lien, or any such note, debenture or other evidence of indebtedness under which any Person (other than a Group Company) has directly or indirectly guaranteed Indebtedness of any Group Company;

(iii) Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies involving consideration in an amount in excess of Five Hundred Thousand Dollars ($500,000), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the Ordinary Course of Business) occurring in the last two (2) years;

(iv) Each Contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

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(v) Each joint venture Contract, partnership agreement, profit-sharing, or limited liability company agreement with a third party (in each case, other than with respect to wholly-owned Company Subsidiaries) or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(vi) Each Contract (other than those made in the Ordinary Course of Business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; (C) solicit customers; including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (D) to purchase or acquire an interest in any other Person;

(vii) Each Contract by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Group Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) Each Contract that obligates the Group Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $300,000;

(ix) Each Contract that is between any Group Company and any directors, officers or employees of a Group Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the Transactions;

(x) Each Contract that obligates the Group Companies to make any capital commitment or expenditure in excess of $300,000 (including pursuant to any joint venture);

(xi) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Group Company has outstanding obligations (other than customary confidentiality obligations);

(xii) Each Contract that provides another Person (other than another Group Company or any manager, director or officer of any Group Company) with a power of attorney;

(xiii) Each Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any tangible asset of the Group Companies; or (B) providing for any exclusive right to sell or distribute any material product or service of any of the Group Companies;

(xiv) Each Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv) Each IP Contract; and

(xvi) Each Contract that is otherwise material to any Group Company and not described in clauses (i) through (xv) above.

(b) All Company Material Contracts (i) are in full force and effect, subject to the Remedies Exception and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Group Companies, represent the valid and binding obligations of the other parties thereto, in each case, subject to the Remedies Exception. The consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Group Companies, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Group Companies, oral claim or notice of any such breach, default or event, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No Group Company has received written or, to the Knowledge of the Group Companies, oral notice of an intention by any party to any such Company Material

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Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Group Company in any material respect. No Group Company has waived any material rights under any Company Material Contract.

Section 4.18 Insurance.

(a) Schedule 4.18(a) of the Company Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Group Company relating to a Group Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the SPAC (collectively, the “Insurance Policies”). The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement. All premiums due and payable under all such Insurance Policies have been timely paid and the Group Companies are otherwise in material compliance with the terms of such Insurance Policies. Each such Insurance Policy is legal, valid, binding, enforceable and in full force and effect. No Group Company has any self-insurance or co-insurance programs. In the past five (5) years, no Group Company has received any written notice from, or on behalf of, any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid.

(b) Schedule 4.18(b) of the Company Disclosure Letter identifies each individual pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would reasonably be expected to exceed $25,000.

Section 4.19 Transactions with Related Persons. Except as set forth on Schedule 4.19 of the Company Disclosure Letter and other than the Transaction Agreements, as of the Closing, no Group Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Group Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is a party to any transaction with a Group Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Group Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Group Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.19 of the Company Disclosure Letter and to the extent not terminated at the Closing, no Group Company has outstanding any Contract or other arrangement or commitment with any Related Person, and as of the Closing, no Related Person owns any real property or Personal Property, or tangible right which is used in the business of any Group Company. As of the Closing, the assets of the Group Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Group Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.20 Business Activities. Since its incorporation, neither PubCo nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination.

Section 4.21 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus and EUR Circular will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus or EUR Circular is mailed to the SPAC Stockholders or EUR Shareholders (the “EUR Shareholders”), as applicable, or at the time of the SPAC Stockholders’ Meeting or EUR Shareholders’ Meeting, as applicable, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group

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Companies make no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement /Prospectus or EUR Circular in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC or the Sponsor specifically for inclusion in the Registration Statement, Proxy Statement/Prospectus or EUR Circular and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus or EUR Circular.

Section 4.22 Absence of Certain Business Practices. At all times: (a) the Group Companies, and, to the Knowledge of the Group Companies, each of its directors, officers, and employees or other Persons acting on its behalf, in each case, in connection with the operation of the business of the respective Group Company, have been in compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Company becoming the subject or target of any sanctions administered by the U.S., Austria, Australia, British Virgin Islands or European Union; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Group Companies, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors, nor to the Knowledge of the Group Companies, any of their respective officers, employees, or agents is (a) owned fifty (50) percent or more by Persons that are: (i) the subject or target of any sanctions or the target of restrictive export controls administered by the U.S., Austria, Australia, British Virgin Islands or European Union, or (ii) located, organized or resident in a country or territory that is the subject of such sanctions (currently the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

Section 4.23 Mining.

(a) Schedule 4.23(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Mining Rights owned, leased, operated or used by the Company or its Subsidiaries or otherwise forming part of the Wolfsberg Lithium Project, and identifies which entity is entitled to each Mining Right, and license number, area, expiry date, granting authority, counter party, and types of minerals covered for each Mining Right.

(b) Each Mining Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any reason.

(c) There is no unremedied material breach by the Company and its Subsidiaries, nor has anything occurred or been omitted which would be a material breach by the Company and its Subsidiaries but for the requirement of notice or lapse of time or both, of any statutory requirement or any other conditions relating to each Mining Right.

(d) All rent, royalties and other statutory and contractual payments due in respect of each Mining Right have been paid.

(e) None of the representations and warranties in this Agreement (other than those contained in this Section 4.23) shall be deemed to constitute, directly or indirectly, a representation or warranty by the Company with respect to any matter relating to the Mining Rights, including, without limitation, any representation or warranty that the Company (i) holds the Mining Rights or (ii) is in compliance with the terms, conditions or requirements of any such Mining Rights, and SPAC acknowledges and agrees that the Company makes no such representation or warranty save as expressly provided in this Section 4.23.

Section 4.24 Sufficiency of Assets. To the Knowledge of the Group Companies, the Group Companies own or possess all rights to the assets (tangible or intangible) necessary to conduct the business of the Group Companies, as presently conducted, free and clear of all Liens (other than Permitted Liens).

Section 4.25 Brokers. Other than as described in Schedule 4.25 of the Company Disclosure Letter, no broker, finder, underwriter, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, underwriting discount, finders’ fee, success fee, success premium, any other commission or fee or any increase in fee, for which any Party would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company, PubCo or Merger Sub is

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a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates. True, correct and complete copies of all contracts, agreements and arrangements (including engagement letters) between the Company, PubCo or Merger Sub and any Person set forth on Schedule 4.25 of the Company Disclosure Letter have previously been made available to SPAC.

Section 4.26 Takeover Statutes; Anti-Takeover Laws. Prior to the execution of this Agreement, the board of directors of the Company has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Applicable Law is applicable to this Agreement or the Transactions, including the Share Exchange, except as contemplated by this Agreement and as may be listed on Schedule 4.26 of the Company Disclosure Letter.

Section 4.27 Investigation and Reliance. Each of the Company, PubCo and Merger Sub has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by Company, PubCo and Merger Sub together with expert advisors, including legal counsel, that the Company, PubCo and Merger Sub engaged for such purpose. Each of the Company, PubCo and Merger Sub has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information they have requested in connection with their investigation of the SPAC and the Transactions. Each of the Company, PubCo and Merger Sub is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its equity holders, Affiliates or Representatives shall have any liability to the Company, PubCo or Merger Sub or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, PubCo or Merger Sub or any of its Representatives, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Each of Company, PubCo and Merger Sub acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

Section 4.28 Top Suppliers. Schedule 4.28 of the Company Disclosure Letter lists, by dollar volume received or paid, as applicable, for each of the twelve (12) months ended on June 30, 2021 and 2022 the five largest suppliers of goods or services to the Group Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Group Company with such suppliers and customers are good commercial working relationships and no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Group Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Group Company or intends to stop, decrease or limit materially its products or services to any Group Company or its usage or purchase of the products or services of any Group Company, (iii) to the Company’s Knowledge, no Top Supplier intends to refuse to pay any amount due to any Group Company or seek to exercise any remedy against any Group Company, (iv) no Group Company has within the past two (2) years been engaged in any material dispute with any Top Supplier, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the ancillary documents will not adversely affect the relationship of any Group Company with any Top Supplier.

Section 4.29 Capital Maintenance Rules. None of the Group Companies is party to any Contract or transaction that violates Austrian Capital Maintenance Rules.

Section 4.30 Books and Records. All of the financial books and records of the Group Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with Applicable Laws.

Section 4.31 Investment Company Act. No Group Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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Section 4.32 Pre-Feasibility Study. EUR and/or the Company have furnished to the Company a true and correct copy of the pre-feasibility study for the Wolfsberg Lithium Project, dated as of April 5, 2018, and such copy has not been amended, modified or supplemented as of the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC prior to the execution and delivery of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” (or any comparable heading) and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the SPAC SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.3 (Capitalization), Section 5.4 (Due Authorization), Section 5.10 (Business Activities) and Section 5.21 (Brokers)), and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification.

(a) SPAC is duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) SPAC is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 5.2 SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 50,000,000 SPAC Shares; and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date hereof, assuming the separation of all SPAC Units, SPAC had 6,270,600 SPAC Shares issued and outstanding and no SPAC Preferred Shares issued or outstanding. All issued and outstanding SPAC Shares have been duly authorized and validly issued, are fully paid and non-assessable under the DGCL and SPAC’s Organizational Documents, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).

(b) As of the date hereof, assuming the separation of all SPAC Units, SPAC has issued 7,750,000 SPAC Warrants on the terms and conditions set forth in the Warrant Agreement.

(c) Except for (i) as described in Schedule 5.3(e) of the SPAC Disclosure Letter and (ii) the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which any of them is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other capital stock of SPAC or any other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or any other interest or participation in SPAC.

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(d) Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preferred Shares.

(e) Except as set forth in Schedule 5.3(e) of the SPAC Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.4 Due Authorization.

(a) SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). Subject to the receipt of the affirmative vote to adopt this Agreement of a majority of the votes cast by the holders of SPAC Shares present in person or represented by proxy at the SPAC Stockholders’ Meeting and entitled to vote thereon, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger), have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all necessary corporate actions on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Stockholders.

(b) The board of directors of SPAC (the “SPAC Board”), as of the date of this Agreement, acting unanimously, has (i) determined that it is in the best interests of SPAC and SPAC Stockholders to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein and declared this Agreement advisable; (ii) approved the execution and delivery of this Agreement by SPAC, the performance by SPAC of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the SPAC Stockholders and (iv) resolved to recommend that the SPAC Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (the foregoing matters in clause (i) through (iv) collectively, the “SPAC Board Recommendation”).

(c) This Agreement and the other Transaction Agreements to which it is a party has been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to the Remedies Exception.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(b), the execution, delivery and performance by SPAC of this Agreement and the other Transaction Agreements to which it is a party and (assuming approval of the SPAC Transaction Proposals from the SPAC Stockholders is obtained) the consummation of the transactions contemplated hereunder and thereunder do not and will not: (i) conflict with or violate SPAC’s Organizational Documents; (ii) conflict with or violate any Applicable Law to which SPAC is subject or by which any property or asset of SPAC is bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights under, or give to others any rights of consent, termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except to the extent that the occurrence of any of the items described in the foregoing clauses (ii) or (iii) would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, notice,

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approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 5.6 Legal Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, since the date of its incorporation, no investigation or review by any Governmental Entity with respect to SPAC has been pending or, to the Knowledge of SPAC, threatened in writing and no written or, to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Law has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.7 SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The SPAC SEC Reports did not, at the time they were filed with the SEC (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of SPAC, each director and executive officer of SPAC has timely filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Notwithstanding anything to the contrary, the representation and warranty set forth in the third sentence of this Section 5.7(a) shall take into account any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC relating to accounting matters relating to initial public offerings, securities, or expenses of special purpose acquisition companies, including but not limited to the classification of SPAC Shares as permanent or temporary equity (collectively, the “SEC Guidance”), and no correction, amendment restatement, revision, or modification of any of the SPAC SEC Reports relating to or arising from the SEC Guidance shall be deemed to be a breach of the representation and warranty set forth in the third sentence of this Section 5.7(a).

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP (applied on a consistent basis); and (ii) Regulation S-X or Regulation S-K,

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as applicable, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financial Statements, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(e) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financial Statements and disclosed, SPAC has established and maintained a system of internal controls over financial reporting. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) that material violations of Applicable Law by any of SPAC’s directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of SPAC will be prevented, detected and deterred. SPAC has not been subject to or involved in any fraud that involves management or other employees, including but not limited to those which have significant role in the internal controls over financial reporting of SPAC. Except as disclosed on Schedule 5.7(e) of the SPAC Disclosure Letter, as of the date of this Agreement, neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC.

Section 5.8 Absence of Certain Changes or Events. Between its incorporation and the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing. Except as contemplated by this Agreement, since the date of incorporation of SPAC there has not been (a) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of SPAC’s capital stock, or any purchase, redemption or other acquisition by SPAC of any of SPAC’s capital stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities; (b) any split, combination, or reclassification of any of SPAC’s capital stock; (c) any material change by SPAC in its accounting methods, principals or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Law; (d) any change in the auditors of SPAC; (e) any issuance of capital stock of SPAC; (f) any revaluation by SPAC of any of its assets, including, without limitation, any sale of assets other than in the Ordinary Course of Business or (g) any action taken or agreed upon by SPAC that would be prohibited by Section 7.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.9 Litigation. As of the date hereof, except as would not reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no pending or, threatened Legal Proceedings against SPAC or any of its properties or assets, or any of the directors or officer of SPAC with regard to their actions as such; (b) no pending or threatened audits, examinations or investigations by any Governmental Entity against SPAC with regard to its actions; (c) no pending or threatened Legal Proceedings by SPAC against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on SPAC and (e) no Orders imposed or threatened to be imposed upon SPAC or any of its properties or assets or any of its directors or officers with regard to their actions as such.

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Section 5.10 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of an initial business combination. There is no Contract or Order binding upon SPAC or to which it is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents.

Section 5.11 SPAC Material Contracts. Except for as described in Schedule 5.11 of the SPAC Disclosure Letter, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.

Section 5.12 SPAC Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZLU.” The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZL.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZLW.” Since November 3, 2021, SPAC has complied in all material respects with the applicable listing requirements of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Shares or SPAC Warrants or terminate the listing thereof on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Shares or SPAC Warrants under the Exchange Act.

Section 5.13 Undisclosed Liabilities.

(a) As of the date of this Agreement, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto.

(b) Schedule 5.13(b) of the SPAC Disclosure Letter sets forth the amount of any accrued and unpaid expenses as of the date of this Agreement.

(c) Schedule 5.13(c) of the SPAC Disclosure Letter sets forth SPAC’s good faith estimate (as of the date of this Agreement) of the amount of its total expenses in connection with the Transactions through the Closing.

Section 5.14 Trust Account.

(a) As of the date hereof and, prior to taking into account any SPAC Stockholder Redemptions, as of the Closing, SPAC has at least One Hundred Fifty Eight Million One Hundred Thousand Dollars ($158,100,000) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of November 3, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports

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to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Organizational Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Organizational Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay taxes from any interest income earned on the Trust Account; (B) to pay liquidation expenses not to exceed $100,000 from any interest income earned on the Trust Account; and (C) to redeem SPAC Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c) SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the other Parties contained herein and the compliance by the other Parties with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the release of funds from the Trust Account to SPAC will not be satisfied on the Closing Date.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by SPAC have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. All such Tax Returns are true, correct and complete in all material respects.

(b) SPAC has timely paid all material amounts of its Taxes which are due and payable (regardless of whether shown on a Tax Return), other than such Taxes being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(c) SPAC has complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of SPAC. SPAC is not currently contesting any material Tax liability before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of SPAC’s assets.

(f) SPAC has not requested, executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law.

(g) SPAC has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(h) SPAC has not been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

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(i) SPAC is not liable and will not be liable at any time after the Closing Date for any material Tax liability of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor liability, or by Contract.

(j) Since its incorporation, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.

(k) SPAC is a Tax resident only in its jurisdiction of formation.

(l) There are no Tax indemnification agreements or Tax Sharing Agreements under which the SPAC could be liable after the Closing Date for any Tax liability of any Person, except for customary commercial Contracts or other agreements, in each case, that do not relate primarily to Taxes.

(m) To the knowledge of SPAC, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Information Supplied. The information supplied or to be supplied relating to SPAC for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus and EUR Circular will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus or EUR Circular (or any amendment or supplement thereto) is first distributed to the SPAC Stockholders or EUR Shareholders, as applicable, or at the time of the SPAC Stockholders’ Meeting or EUR Shareholders’ Meeting, as applicable, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement/Prospectus or EUR Circular in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the other Parties specifically for inclusion in the Registration Statement, Proxy Statement/Prospectus or EUR Circular and (ii) any forward-looking statements supplied or to be supplied by or on behalf of SPAC in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus or EUR Circular.

Section 5.17 Employees; Benefit Plans. Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, as of the date hereof, SPAC has no unsatisfied material liability with respect to any employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 5.18 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 5.19 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing other than any such Contract that is not material to SPAC.

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Section 5.20 Investment Company Act; JOBS Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.21 Brokers. Other than as described on Schedule 5.21 of the SPAC Disclosure Letter, no broker, finder, underwriter, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, underwriting discount, finders’ fee, success fee, success premium, any other commission or fee or any increase in fee, for which any Party would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC. True, correct and complete copies of all contracts, agreements and arrangements (including engagement letters) between SPAC and any Person set forth on Schedule 5.21 of the SPAC Disclosure Letter have previously been made available to the Company.

Section 5.22 Fairness Opinion. The board of directors of SPAC has received the opinion of Marshall & Stevens Transaction Advisory Services LLC, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, that the Closing Share Consideration to be issued is fair from a financial point of view to the SPAC’s public stockholders.

Section 5.23 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that SPAC has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plans and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its equity holders, Affiliates or Representatives shall have any liability to SPAC or any of its equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. SPAC acknowledges that neither the Company nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF EUR

EUR represents and warrants to SPAC as follows:

Section 6.1 Organization and Qualification. EUR has been duly incorporated, organized or formed and is validly existing as a company in good standing under the Laws of Australia. EUR has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. EUR is not in violation of any of the provisions of its Organizational Documents.

Section 6.2 Authorization; Binding Agreement.

(a) EUR has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (ii) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 6.3. Subject to the receipt of the affirmative vote to adopt this Agreement of a majority of the votes cast by EUR Shareholders present in person or represented by proxy at EUR Shareholders Meeting and entitled to vote thereon, the execution and delivery by EUR of this Agreement and the other Transaction

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Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by its board of directors, as required by Applicable Law. No other corporate proceeding on the part of EUR is necessary to authorize this Agreement.

(b) The board of directors of EUR (the “EUR Board”), as of the date of this Agreement, acting unanimously, has (i) declared that this Agreement and the consummation of the Transactions are in the best interests of EUR and EUR Shareholders, (ii) approved this Agreement and the Transactions, (iii) authorized the execution, delivery and performance of this Agreement, (iv) directed that the Transactions be submitted to EUR Shareholders for consideration, and (v) recommended that EUR Shareholders approve the Transactions (the foregoing matters in clause (i) through (v) collectively, the “EUR Board Recommendation”).

(c) This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by EUR and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of EUR enforceable against EUR in accordance with their respective terms, subject to the Remedies Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by EUR of the transactions contemplated hereby) and the other Transaction Agreements to which EUR is a party will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which EUR is subject or by which any property or asset of EUR is bound; (ii) conflict with or violate the Organizational Documents of EUR; or (iii) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i) or (iii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by EUR of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by EUR does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which EUR is qualified to do business; and (iii) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.

Section 6.4 Ownership. After giving effect to the Share Exchange, PubCo shall own all of the issued and outstanding Equity Interests of the Company free and clear of any Liens other than those impose by applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable. EUR is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require EUR to, transfer any of the Equity Interests of the Company owned by EUR or (b) any voting trust, proxy, or other Contract with respect to the voting of the Equity Interests of the Company. EUR does not own or have the right to acquire any other Equity Interests of any Group Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which EUR is a party with respect to the voting of any shares of the Group Companies.

Section 6.5 Litigation. As of the date hereof there is, and in the past three (3) year there have been: (a) no Legal Proceedings pending or, to the Knowledge of EUR, threatened against EUR or any of its properties or assets, or any of the directors or officers of any of EUR in their capacity as such; (b) to the Knowledge of EUR, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of EUR, threatened in writing, audits, examinations or investigations by any Governmental Entity against EUR; and (d) no pending or threatened in writing Legal Proceedings by EUR against any third party.

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Section 6.6 Investment Intent. EUR is a sophisticated business entity and understands and acknowledges that its sale of Equity Interests of the Company and the purchase of Equity Interests of PubCo involves substantial risk. EUR can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that EUR is capable of evaluating the merits and risks of its purchase and sale of Equity Interests of PubCo.

Section 6.7 EUR Investigation and Reliance. EUR has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by EUR together with expert advisors, including legal counsel, that EUR engaged for such purpose. EUR has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information it requested in connection with its investigation of the SPAC and the transactions. EUR is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its respective equity holders, Affiliates or Representatives shall have any liability to EUR or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to EUR, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions. EUR acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

Section 6.8 Brokers. No broker, finder, investment banker or other Person, other than Jett Capital, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Group Company would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which EUR is a party or the transactions contemplated thereby based upon arrangements made by EUR or any of its Affiliates.

ARTICLE VII

CONDUCT PRIOR TO THE CLOSING DATE

Section 7.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve intact its respective business organizations and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them, and conduct its respective operations in the Ordinary Course of Business in all material respects, including maintaining appropriate insurance coverage, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; (y) to the extent of any Emergency Action; or (z) as required, contemplated or expressly permitted by this Agreement, the Company Disclosure Letter or any other Transaction Agreement; provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (u) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (z) below. Without limiting the generality of the foregoing, except as required, contemplated or expressly permitted by the terms of this Agreement, the Company Disclosure Letter or any other Transaction Agreement, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity), or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures or to the extent of any Emergency Action, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the other Group Companies not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, sub-divide, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization, in each case, other than any payment between any Group Companies;

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(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of the Company;

(c) grant, issue, deliver, sell, authorize, pledge, dispose of or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or engage in any hedging transaction with a third Person with respect to such securities;

(d) except as otherwise required by Law, any existing Company Benefit Plan or any Contract, (i) adopt, enter into, or amend in any material respect any material Company Benefit Plans (other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, the incentive equity plan contemplated by Section 8.2(a) or the Employment Agreements); or (ii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(e) (i) grant or agree to grant any increase in the wages, salary, bonus or other compensation or benefits of any current employee, officer, director or service provider of any Group Company with an aggregate annual base compensation exceeding Three Hundred Thousand Dollars ($300,000) or (ii) otherwise increase the wages, salary, bonus or other compensation or benefits of its employees, other than in the Ordinary Course of Business, by more than five percent (5%) in the aggregate, except as required under Applicable Law or the terms of any existing Company Benefit Plans or Contracts or in the Ordinary Course of Business and consistent with past practice;

(f) (i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any Owned Intellectual Property that is material to any business of the Group Companies; (ii) amend, abandon, waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property; or (iii) Knowingly divulge, furnish or make accessible any material Trade Secrets constituting Owned Intellectual Property to any third Person (other than any Governmental Entity) who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets or otherwise in the Ordinary Course of Business;

(g) amend its Organizational Documents except in order to effect the Transactions or the other Transaction Agreements, or form or establish any Subsidiary;

(h) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or substantially all or a material portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;

(i) dispose of rights under any Company Real Property Lease or sublease any Leased Real Property or portion thereof other than in the Ordinary Course of Business;

(j) sell, lease, license, sublicense, abandon, divest, transfer, cancel or knowingly permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, other than, in each case, (i) in the Ordinary Course of Business or (ii) with respect to damaged, worn-out, uneconomic or obsolete assets;

(k) (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, in each case, in the Ordinary Course of Business; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) or endorse any Indebtedness, Liability or obligation, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000); (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

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(l) make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to SPAC;

(m) other than any Transaction Litigation, commence, waive, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the Ordinary Course of Business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than Five Hundred Thousand Dollars ($500,000) in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements;

(n) except in the Ordinary Course of Business: (i) modify or amend in a manner that is materially adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(o) except as required by IFRS (or any interpretation thereof) or, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, Applicable Law, make any change in accounting methods, principles or practices or revalue any of its assets;

(p) except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim outside the Ordinary Course of Business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return in a way that is material to any member of the Group Companies; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes); or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(r) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 7.1(r) of the Company Disclosure Letter as existing on the date of this Agreement;

(s) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(t) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(u) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(v) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities, except in the Ordinary Course of Business;

(w) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the Ordinary Course of Business);

(x) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities; or

(y) agree in a binding manner to take any of the actions described in Section 7.1(a) through (y) above.

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Section 7.2 Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the Ordinary Course of Business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; or (c) as required or expressly permitted by this Agreement or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the SPAC Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC except in connection with the SPAC Stockholder Redemptions;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options;

(d) amend its Organizational Documents, except in connection with an Extension, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any other Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;

(f) (i) incur any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate, provided, that this Section 7.2(f) shall not prevent SPAC from borrowing funds necessary to finance (x) its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $1,500,000) and (y) out of pocket costs and expenses payable to SPAC’s vendors for an Extension or any deposit that the SPAC will make in the Trust Account in order to solicit votes for an Extension (such expenses, “Extension Expenses”);

(g) (i) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (ii) cancel or forgive any Indebtedness owed to SPAC; or (iii) make, incur or commit to make or incur any capital expenditures;

(h) other than any Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(i) except as required by GAAP (or any interpretation thereof), Applicable Law, or SEC Guidance, make any change in accounting methods, principles or practices;

(j) except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.2, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim outside the Ordinary Course of Business; (iii) change (or request to change) any method

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of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement; or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(l) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other Affiliates;

(m) engage in any new line of business;

(n) amend the Warrant Agreement or any warrant certificate evidencing any SPAC Warrant;

(o) amend the Trust Agreement or any other agreement related to the Trust Account;

(p) (i) appoint any director to the SPAC Board (except as required by applicable law, regulation, Securities and Exchange Commission or stock exchange requirement) (ii) hire any advisor, consultant, employee or service provider or (iii) amend the economic terms of a Contract with any third party vendor on an arm’s length basis to the extent that such amendment results in an increase in the amount under such Contract greater than One Hundred Thousand Dollars ($100,000);

(q) incur any expenses other than in connection with the implementation of the Transactions; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through Section 7.2(q) above.

Section 7.3 No Control. Nothing contained in this Agreement shall give any Party, directly or indirectly, any right to control or direct the operations of any other Party prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 7.4 No Solicitation by EUR.

(a) No Solicitation or Negotiation. EUR agrees that, except as expressly permitted by this Section 7.4, it shall not, and it shall cause each of its directors, officers and employees not to, and it shall use reasonable best efforts to cause its third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any EUR Competing Proposal;

(ii) engage or otherwise participate in any discussions or negotiations with any third party relating to any EUR Competing Proposal;

(iii) provide any non-public information or data to any Person in connection with any EUR Competing Proposal;

(iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement or acquisition agreement relating to a EUR Competing Proposal (other than a EUR Competing Proposal NDA); or

(v) (A) fail to make, withdraw or modify in a manner adverse to SPAC, or publicly propose to fail to make, withdraw or modify in a manner adverse to SPAC, EUR Board Recommendation, or (B) recommend, adopt or approve or publicly propose to recommend, adopt or approve a EUR Competing Proposal (either of the foregoing clauses (A) or (B) in this Section 7.4(a)(v), an “EUR Adverse Recommendation Change”).

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Notwithstanding anything to the contrary, nothing contained in this Agreement shall prevent EUR Board from making a customary statement that EUR Shareholders should, with respect to an unsolicited EUR Competing Proposal and during a period of no more than ten (10) Business Days from the date of commencement of such EUR Competing Proposal, “take no action pending further advice” (or words to that effect).

EUR shall, and shall cause its directors, officers and employees to, and shall use its reasonable best efforts to cause its third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any EUR Competing Proposal, or proposal or offer that would reasonably be expected to lead to a EUR Competing Proposal.

(b) Responding to EUR Competing Proposals. Prior to the time, but not after, EUR Shareholder Approval is obtained, EUR and its Representatives may, in response to a bona fide EUR Competing Proposal, (i) contact the Person who made such EUR Competing Proposal and its Representatives to (x) clarify the terms and conditions thereof or (y) inform such Person of the existence of the provisions contained in this Section 7.4; (ii) provide access to information regarding EUR or any of its Subsidiaries in response to a request therefor to the Person who made such EUR Competing Proposal and such Person’s Representatives; provided that such information has previously been, or is promptly, made available to SPAC and that, prior to furnishing any such non-public information, EUR receives from the Person making such EUR Competing Proposal an executed confidentiality agreement containing terms at least as restrictive in all material respects on such Person with respect to confidentiality as the Confidentiality Agreement (each such confidentiality agreement, a “EUR Competing Proposal NDA”); and (iii) participate in discussions or negotiations with any such Person and its Representatives regarding such EUR Competing Proposal; provided that prior to taking any action described in clause (ii) or (iii) above, EUR Board determines in good faith after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation that such EUR Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. Any statement by EUR to the effect that EUR has received an EUR Competing Proposal and/or that EUR shareholders should take no action pending the completion of the last look process set out in Section 7.4(e) must contain a statement to the effect that EUR will continue to comply with is obligations under this Agreement pending the assessment of the EUR Competing Proposal, and this obligation in respect of statements made by EUR will be separately applied to each new EUR Competing Proposal that is a material modification or material variation of an existing EUR Competing Proposal.

(c) Notice. EUR shall promptly (and in any event within forty-eight (48) hours) notify SPAC of the receipt by EUR of any EUR Competing Proposal. Each notice shall state, only to the extent available, the name of such Person and the material terms (including price (along with a description of the proposed consideration if not cash alone) and conditions of any proposals, and the proposed timing or break fee (or reimbursement provisions) of such proposal, (including, if applicable, proposed agreements providing for the EUR Competing Proposal)). Following delivery of the initial notice, EUR shall keep SPAC informed of the status and material developments of any such proposals, offers or requests as soon as reasonably practicable after any change to the status or any material development occurs (and in any event within forty-eight (48) hours).

(d) Fiduciary Exception. Notwithstanding Section 7.4(a)(iv) and Section 7.4(a)(v), but subject (as applicable) to compliance with Section 7.4(e), prior to the time, but not after, EUR Shareholder Approval is obtained, EUR Board may (A) make a EUR Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 11.1(h) in order to substantially concurrently enter into a definitive agreement for a Superior Proposal, in either case if (i) in the case of such an action taken in connection with a EUR Competing Proposal, EUR Competing Proposal is not withdrawn and EUR Board determines in good faith, after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, that such EUR Competing Proposal constitutes a Superior Proposal and that compliance with clauses Section 7.4(a)(iv) and Section 7.4(a)(v) would be inconsistent with the directors’ fiduciary duties under Applicable Law, provided that such EUR Competing Proposal or Superior Proposal was not directly or indirectly brought about by, or facilitated by, a breach of this Agreement by EUR; or (ii) in the case of any such EUR Adverse Recommendation Change taken other than in connection with a EUR Competing Proposal, there is an Intervening Event and EUR Board determines in good faith, after consultation with outside legal counsel and its financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, and taking into account any proposal by SPAC to amend the terms of this Agreement and the Transactions in accordance with Section 7.4(e), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, provided that such Intervening Event was not directly or indirectly brought about by, or facilitated by, a breach of this Agreement by EUR.

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(e) Last Look. Before EUR Board makes an EUR Adverse Recommendation Change pursuant to Section 7.4(d)(A), terminates this Agreement pursuant to Section 7.4(d)(B) and Section 11.1(h) or enters into any legally binding agreement (or publicly announces an intention to enter into any legally binding agreement) providing for a potential Superior Proposal, (i) EUR shall notify SPAC in writing of its intention to do so at least four (4) Business Days before taking such action, (ii) during such four (4) Business Day period, if requested by SPAC, EUR and its Representatives shall have discussed and negotiated in good faith with SPAC and its Representatives regarding any proposal by SPAC to amend the terms of this Agreement and the Transactions in response to such Superior Proposal or other potential EUR Adverse Recommendation Change, as applicable, and (iii) after such four (4) Business Day period, EUR Board shall have determined in good faith, after considering advice from outside legal counsel and a financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, and taking into account any proposal by SPAC to amend the terms of this Agreement and the Transactions made during such period, that (A) in the case of a EUR Adverse Recommendation Change pursuant to Section 7.4(d)(A) or termination of this Agreement pursuant to Section 7.4(d)(B) and Section 11.1(h) in response to a Superior Proposal, such EUR Competing Proposal continues to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial or other material terms of any such Superior Proposal shall require a new written notification from EUR and a new notice period under Section 7.4(e)(i) (except that such negotiation period shall be for three (3), rather than four (4), Business Days), during which period EUR shall be required to comply with the other requirements of this Section 7.4(e) anew) and (B) in any other case, the failure to take such action would continue to reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(f) References in this Section 7.4 to the “EUR Board” shall mean EUR Board or, to the extent applicable, a duly authorized committee thereof.

Section 7.5 PIPE Agreements. During the Interim Period, the Parties shall use their reasonable best efforts to enter into and consummate Future PIPE Investments on terms mutually agreeable to the Parties, and, if the Parties mutually agree to seek a Future PIPE Investment, the Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Future PIPE Investment and use their respective commercially reasonable best efforts to cause such Future PIPE Investment to occur (including having senior management of the Parties participate in any investor meetings and roadshows as reasonably requested).

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Registration Statement; Stockholder Meeting.

(a) Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, (x) PubCo, SPAC and EUR shall jointly prepare and PubCo shall file with the SEC, the Registration Statement, which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used as a prospectus with respect to PubCo and a proxy statement with respect to SPAC ( which proxy statement shall be separately filed with the SEC by SPAC and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting), and (y) EUR shall prepare (with SPAC’s reasonable cooperation) and file with the ASX (at the sole cost and expense of EUR) the circular to be provided to the shareholders relating to the EUR Shareholders’ Meeting (such circular, together with any amendments or supplements thereto, the “EUR Circular”). Each of PubCo, SPAC and the Company shall use its reasonable best efforts (A) to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC and to cause the EUR Circular to comply with the rules and regulations promulgated by the ASX, (B) to have the Registration Statement declared effective under the Securities Act and have the EUR Circular approved by ASX on terms acceptable to EUR in its sole discretion and for the purposes of any other Applicable Law, in each case, as promptly as practicable after such filing and (C) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. PubCo also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and each of SPAC and the Company shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties and their Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other

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matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement/Prospectus, EUR Circular, any Current Reports on Form 8-K or 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of PubCo, SPAC, EUR or the Group Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders and EUR will cause the EUR Circular to be delivered to EUR Shareholders in accordance with the requirements of Australian corporate law, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) PubCo will advise the Company and SPAC, reasonably promptly after PubCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each Party and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement/Prospectus and any Transaction Filings each time before any such document is filed with the SEC, and the Party filing such document shall give reasonable and good faith consideration to any comments made by another Party and its counsel. Each Party shall provide the other Parties and their counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or any Transaction Filings, in each case, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii) If at any time prior to the Closing any information relating to PubCo, EUR, the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, EUR, the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or EUR Circular, so that none of the Registration Statement, the Proxy Statement/Prospectus and EUR Circular would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or ASX (as applicable) and, to the extent required by Applicable Law, disseminated to SPAC Stockholders or EUR Shareholders (as applicable).

(b) SPAC Stockholders’ Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, conduct a “broker search” and establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (i) providing SPAC Stockholders with the opportunity to redeem SPAC Shares, (ii) obtaining all requisite approvals and authorizations from the SPAC Stockholders in connection with the Transactions (including the SPAC Stockholder Approval) at the SPAC Stockholders’ Meeting and (iii) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain the SPAC Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval, and use its reasonable best efforts to minimize redemptions of SPAC Shares by SPAC Stockholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement/Prospectus. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, fail to make, qualify or modify, or publicly propose to change, withdraw, withhold, fail to make, qualify or modify, the SPAC Board Recommendation or recommend, adopt or approve or publicly propose to recommend, adopt or approve a SPAC Board Recommendation (any of the foregoing action, a “SPAC Adverse Recommendation Change”). SPAC shall not be entitled to postpone or adjourn the SPAC Stockholders’ Meeting except: (i) to the extent required by Applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC has determined in good faith is required by Applicable Law is disclosed to SPAC Stockholders with sufficient time prior to the SPAC Stockholders’ Meeting for SPAC Stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement/Prospectus or its supplement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Stockholders’

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Meeting; (iv) if the SPAC stockholders have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.2(g) (the “Closing Proceeds Condition”) not being satisfied, provided that, for purposes of this clause (iv), SPAC shall not be entitled to postpone or adjourn the SPAC Stockholders’ Meeting without the Company’s prior written consent to the extent that (A) such postponement or adjournment of the SPAC Stockholders’ Meeting would extend or otherwise reopen the deadline for redemption of SPAC Shares and (B) the Company has waived the Closing Proceeds Condition or (v) in order to solicit additional proxies from SPAC Stockholders required to obtain the SPAC Stockholder Approval; provided that, the SPAC Stockholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the SPAC Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and SPAC may make one or more successive postponements or adjournments of the SPAC Stockholders’ Meeting in accordance with the terms of this Agreement, provided that, such postponement or adjournment cannot extend more than ten (10) Business Days in the aggregate without EUR’s consent.

(c) EUR Shareholders’ Meeting. EUR shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of, convene and hold a meeting of EUR Shareholders (the “EUR Shareholders’ Meeting”), in each case in accordance with EUR’s Organizational Documents and Applicable Law, solely for the purpose of (i) obtaining all requisite approvals and authorizations from the EUR Shareholders in connection with the Transactions at the EUR Shareholders’ Meeting and (ii) related and customary procedural and administrative matters to consummate the Transaction. Subject to Section 7.4 or unless there is an EUR Adverse Recommendation Change, EUR shall use its reasonable best efforts to obtain EUR Shareholder Approval, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval, including the EUR Board Recommendation in the EUR Circular and taking all other action necessary, required or advisable to secure the vote or consent of the EUR shareholders required by ASX or Applicable Law. EUR shall not be entitled to postpone or adjourn the EUR Shareholders’ Meeting except: (i) to the extent required by Applicable Law or the listing rules of the ASX, (ii) to ensure that any supplement or amendment to the EUR Circular that EUR has determined in good faith is required by Applicable Law is disclosed to EUR Shareholders with sufficient time prior to the EUR Shareholders’ Meeting for EUR Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the EUR Shareholders’ Meeting is scheduled (as set forth in the EUR Circular or its supplement), there are insufficient EUR Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the EUR Shareholders’ Meeting; or (iv) in order to solicit additional proxies from EUR Shareholders required to obtain EUR Shareholder Approval; provided that, the EUR Shareholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the EUR Shareholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved.

Section 8.2 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt, subject to SPAC Stockholder Approval, (i) an incentive equity plan (the “Incentive Equity Plan”), and (ii) an employee stock purchase plan (the “ESPP”), in each case of (i) and (ii), effective as of one (1) Business Day prior to the Closing Date, as proposed by the Board of Directors of the Company following consultation with the SPAC. The Incentive Equity Plan shall have an initial share reserve ranging from 5% to 10% of the outstanding number of PubCo Shares immediately following the Closing, plus an annual “evergreen” increase, which in each case shall be based upon benchmarking against peer companies in consultation with an independent outside compensation advisor. The ESPP shall have an initial share reserve of no more than 2% of the outstanding number of PubCo Shares immediately following the Closing and an annual “evergreen” increase based upon benchmarking against peer companies in consultation with an independent outside compensation advisor.

(b) Employment Agreements. Prior to the Closing Date, the Company may enter into employment agreements (the “Employment Agreements”) with such key employees of the Company as determined by the Company in consultation with the SPAC, the effectiveness of which shall be conditioned on the Closing.

(c) No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 8.2 are included for the sole benefit of PubCo, SPAC and the Company, and that nothing in this Agreement, whether express or implied (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall

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limit the right of PubCo, SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third party beneficiary or other right of any kind or nature whatsoever.

Section 8.3 Regulatory Approvals; Efforts.

(a) Each Party will use its reasonable best efforts to make any notifications, filings, forms and submissions with any Governmental Entity that are required by Applicable Laws in the Key Jurisdictions that are, in the reasonable judgment of the Company after considering the views of SPAC in good faith, advisable in connection with the Transactions. Each Party will (i) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other Parties in the making of any such notifications, filings, forms and submissions; (ii) use its reasonable best efforts to supply the other Parties with any information that may be required in order to make such notifications, filings, forms and submissions; (iii) use its reasonable best efforts to supply any additional information that reasonably may be required or requested by the Governmental Entity of any Key Jurisdiction in which any such notifications, filings, forms and submissions is made; (iv) use its reasonable best efforts to take all action necessary to obtain any required consents pursuant to any Antitrust Laws or Foreign Investment Laws applicable to the Merger, in each case as soon as practicable.

(b) Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, PubCo, SPAC and the Company shall: (i) promptly inform the others of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit one another to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the others prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (v) promptly furnish one another with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) The SPAC shall pay any fees or expenses in connection with the any notifications, filings, forms and submissions contemplated in this Section 8.3, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

Section 8.4 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

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Section 8.5 Confidentiality; Access to Information.

(a) SPAC and EUR acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 8.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of (i) EUR, in the case of a public announcement by SPAC or its Affiliates, (ii) SPAC, in the case of a public announcement by EUR or its Affiliates and (iii) EUR and SPAC, in the case of a public announcement by PubCo (such consents, in each case, not to be unreasonably withheld, conditioned or delayed), except: (A) for any announcement or other communication necessary or advisable in connection with any EUR Adverse Recommendation Change; (B) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (C) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4 or this Section 8.5(b); (D) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (E) communications to employees of EUR and the Group Companies, and to customers and suppliers of EUR and the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions, and then only to the extent such communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4.

(c) Subject to the Confidentiality Agreement, EUR and the Group Companies will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of EUR and the Group Companies during the period prior to the Closing to obtain all information concerning the business as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of EUR, (ii) limited as required by EUR’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures) and (iii) such access shall not include any invasive drilling or testing or with respect to information not in EUR’s possession. Subject to the Confidentiality Agreement, SPAC will afford EUR and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business as EUR may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC and (ii) limited as required by SPAC’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures). Notwithstanding the foregoing, neither EUR nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information if and to the extent doing so would (A) violate any Applicable Law to which EUR or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of EUR or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to EUR or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), EUR and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).

Section 8.6 No Claim Against Trust Account. Reference is made to the IPO Prospectus. The Company and EUR each hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time

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to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”) and that SPAC may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and EUR hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, EUR nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account including any distributions therefrom to the Public Stockholders, or make any claim against the Trust Account including any distributions therefrom to the Public Stockholders, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, EUR or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and EUR on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account including any distributions therefrom to the Public Stockholders now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account including any distributions therefrom to the Public Stockholders for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and EUR each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and EUR further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under Applicable Law. To the extent that the Company or EUR or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and EUR hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account including any distributions therefrom to the Public Stockholders, or any amounts contained therein. In the event that the Company or EUR or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account including any distributions therefrom to the Public Stockholders, or the Public Stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the EUR and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s and EUR’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to the Public Stockholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the other Transaction Agreements. This Section 8.6 shall survive the termination of this Agreement.

Section 8.7 Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure that SPAC remain listed as a public company on, and for SPAC Shares and SPAC Warrants (but, in the case of SPAC Warrants, only to the extent issued as of the date hereof) to remain listed on, Nasdaq. Immediately prior to the Closing, SPAC shall cooperate with the other Parties to take such actions as are necessary to cause the SPAC Shares and SPAC Warrants to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC must file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

(c) PubCo will use its reasonable best efforts to cause (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions to have been approved; and (ii) the PubCo Shares to be issued and the SPAC Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq (and SPAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing.

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(d) PubCo shall procure that the PubCo Shares issued pursuant to or contemplated by this Agreement shall be properly and validly allotted and issued in accordance with the BVI Business Companies Act (as amended) of the British Virgin Islands (the “BVI Act”), as amended, and its Organizational Documents, and credited as fully paid and ranking pari passu in all respects with the PubCo Shares outstanding immediately prior to the Effective Time.

Section 8.8 No Solicitation of SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any SPAC Competing Proposal; (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Competing Proposal; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Competing Proposal. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Competing Proposal.

Section 8.9 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement); (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Continental to, and Continental thereupon shall be obligated to, (1) pay as and when due all amounts payable to the holders of SPAC Shares pursuant to the SPAC Stockholder Redemptions, (2) pay any amounts payable by SPAC in connection with the Transactions, the consummation of SPAC’s initial public offering (including deferred underwriting fees) or otherwise, including tax obligations, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 8.10 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC or the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Organizational Documents or the Company’s Organizational Documents, as applicable, or under any indemnification agreement such D&O Indemnified Parties may have with SPAC or the Company, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, PubCo shall, or shall cause the Surviving Company (or another Group Company at PubCo’s election), to indemnify the D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the SPAC would have been permitted under Applicable Law. PubCo shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any provisions of their Organizational Documents in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC and the Company currently covered by a directors’ and officers’ liability insurance policy of SPAC or the Company, as the case may be, on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing; provided that, without the Company’s prior written consent, the aggregate cost of the D&O Tail shall not exceed 350% of the amount paid by SPAC for coverage in the last fifteen month period ending on February 23, 2023, which amount is set forth on Schedule 8.10(b) of the SPAC Disclosure Letter. PubCo

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shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.10.

(c) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the other Parties with the post-Closing board of directors of PubCo, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Law or otherwise. The obligations of PubCo, SPAC and the Company under this Section 8.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 8.10 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.10.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, PubCo shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 8.10.

Section 8.11 Tax Matters.

(a) The Parties intend that the applicable Transactions qualify for the Intended Tax Treatment. No Party shall knowingly take any action or knowingly agree to take any action, or knowingly fail to take any action, prior to Closing, and PubCo shall use commercially reasonable efforts not to knowingly take any action or knowingly fail to take any action (and shall use commercially reasonable efforts to prevent any Group Company or its Affiliates from knowingly taking any action or knowingly failing to take any action) following the Closing, in each case, that would cause the applicable Transactions to fail to qualify for the Intended Tax Treatment. The Parties shall prepare and file all applicable Tax Returns consistently with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions. PubCo and its Affiliates (including, after the Closing Date, Surviving Company) shall be deemed to have satisfied their obligations set forth in the foregoing sentences of this Section 8.11(a) if such entities (i) file all applicable Tax Returns consistently with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions and (ii) report the applicable Transactions for U.S. federal income tax purposes consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to any Intended Tax Treatment by any Governmental Entity. The Parties will work together in good faith to refine further the structure of the Transactions, solely to the extent consistent with the foregoing, to address, to the extent possible, material tax inefficiencies. This Section 8.11(a) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PubCo, EUR, Group Companies, and Affiliates of PubCo (including, after the Closing Date, the Surviving Company).

(b) The Parties shall work together in good faith and use commercially reasonable efforts to establish that PubCo is not a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code immediately following the Closing, including, but not limited to, using commercially

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reasonable efforts to take commercially reasonable steps for PubCo to not be a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code immediately following the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne by SPAC. SPAC shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company and EUR shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(d) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its tax advisors are obligated to provide any opinion that the applicable Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatments. For clarity, advisors to the Company will not be required to provide any tax opinion, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transaction.

(e) To the extent permitted by Applicable Law, each Party shall (and shall cause their Affiliates to) elect for all income Tax purposes to treat any taxable period that includes the Closing Date as ending at the end of the Closing Date and to treat all items for income Tax purposes with respect to such a taxable period as allocable based on an interim closing of the books on the Closing Date. Each Party shall take such steps as may be reasonably necessary to give effect to the foregoing.

(f) For all purposes under this Agreement (including the determination of Taxes relating to a taxable period ending on or prior to the Closing Date), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of property Taxes, ad valorem Taxes and other similar Taxes, the amount of the Tax for portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of the Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on or prior to the Closing Date and the denominator of which the number of days in the entire Straddle Period; and (y) in the case of any other Taxes (including income, employment, or sales and use), the amount of the Tax for the portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of such Tax that would have been payable had the relevant Person actually filed a separate Tax Return for the potion of the Straddle Period ending on the Closing Date (using, as applicable, a “closing of the books” methodology).

Section 8.12 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13 Takeover Statutes. Each of the Company, PubCo, Merger Sub and SPAC and its respective board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 8.14 Board of Directors. The Parties shall ensure that effective immediately after the Closing (a) the board of directors of PubCo (the “Post-Closing PubCo Board”) shall consist of five (5) members, (i) with the Company being entitled to nominate and appoint four (4) directors (of which at least two (2) will qualify as

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“independent directors” as defined in the Nasdaq Stock Market Rules and be eligible to serve on an audit committee) and (ii) with SPAC being entitled to nominate and appoint one (1) member to be reasonably approved by the Company (such member being qualified as an “independent director” as defined in the Nasdaq Stock Market Rules and being eligible to serve on an audit committee).

Section 8.15 Warrant Agreement. Immediately prior to the Effective Time, SPAC shall assign to PubCo and PubCo shall assume all of SPAC’s rights, interests, and obligations in and under the Warrant Agreement, and the Parties shall, to the extent required by the Warrant Agreement, cause the agent of the SPAC Warrants to enter into an assignment and assumption agreement reflecting such assignment and assumption of the SPAC Warrants by PubCo and other amendments to the Warrant Agreement as agreed between the Parties, the form of which is attached hereto as Exhibit C (the Warrant Agreement, as assigned, assumed, and amended, the “Assumed Warrant Agreement”).

Section 8.16 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against a Party, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Closing (the “Transaction Litigation”), the Party subject to the Transaction Litigation shall promptly notify the other Parties in writing of any such Transaction Litigation and shall keep such other Parties reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation (at the other Parties’ own cost and expense) and keep the other Parties reasonably apprised of, and consult with such other Parties (and consider in good faith such Parties’ advice), with respect to, proposed strategy and any material decisions related thereto. No Party shall settle or agree to settle any Transaction Litigation without the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 8.17 Restated Articles.

(a) Promptly after the date of this Agreement, the parties agree to negotiate in good faith the mutually acceptable Restated Articles.

(b) PubCo shall adopt the Restated Articles by carrying out all necessary actions required by Applicable Law, including obtaining shareholder approval to adopt the Restated Articles, such Restated Articles to be duly filed and registered in accordance with the BVI Act, prior to the Closing.

Section 8.18 Extension of Time Period to Consummate a Business Combination.

(a) As promptly as reasonably practicable after the date hereof (and in no event later than December 31, 2022, SPAC shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate its initial business combination from February 8, 2023 (the “Extension Approval End Date”) to the date that is not less than (i) three (3) months after the Extension Approval End Date (which may be done through monthly extension, provided, that SPAC will continue to extend on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). SPAC shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. SPAC shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, (i) when the Extension Proxy Statement or any supplement or amendment has been filed and (ii) of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement and any supplement or amendment thereto before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel on such Extension Proxy Statement or such supplement or amendment. To the extent not prohibited by Law, each of SPAC and the Company shall provide to each other party and their counsel (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those

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comments or other communications and (ii) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the other Parties), including by participating with the other Parties or their counsel in any discussions or meetings with the SEC.

(c) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, furnish the other Party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement shall, as at the earlier of the date it is filed with the SEC or the date it is first mailed to the SPAC Stockholders, (i) be accurate in all material respects, (ii) not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If, at any time prior to the conclusion of the SPAC Extension Meeting, SPAC or the Company becomes aware that (x) the Extension Proxy Statement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each shall cooperate with the other in filing with the SEC or mailing to the stockholders of SPAC an amendment or supplement to the Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause its and its Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) SPAC shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with Applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “SPAC Extension Meeting”) in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date mutually agreed by the Company and SPAC that is no later than the Extension Approval End Date; provided, that the SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents, and (C) solicit proxies from the holders of SPAC Shares to vote in favor of each of the Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. SPAC shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposals, and include such recommendation in the Extension Proxy Statement. The Board of Directors of SPAC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of SPAC that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by Applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Extension Meeting and submit for approval the Extension Proposals and (y) SPAC agrees that if the Extension Approval shall not have been obtained at any such SPAC Extension Meeting, then SPAC shall promptly continue to take all necessary actions and hold additional SPAC Extension Meetings in order to obtain the Extension Approval. SPAC may only adjourn the SPAC Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the Extension Approval, (ii) when there is an absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to the SPAC Extension Meeting, (iv) to allow reasonable additional time to reduce the number shares of SPAC Shares as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that the SPAC Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the SPAC Extension Meeting was originally scheduled (excluding

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any adjournments required by Applicable Law) and (B) shall be held no later than the Extension Approval End Date; provided, that following the adjournment, the rescheduled SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents.

(f) As promptly as reasonably practicable following the approval of the Extension Proposals by the requisite holders of SPAC Shares (and in any event, within two (2) Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the Extension Proposals and shall deliver to the Company evidence thereof.

(g) In the event the Closing shall not have occurred prior to the Extended Deadline, SPAC and the Company agree to effect one or more additional extensions of the time period for SPAC to consummate its initial business combination, in accordance with the terms of this Section 8.18, mutatis mutandis. Notwithstanding the foregoing, neither SPAC nor the Company shall be obligated to extend the time period for SPAC to consummate its initial business combination beyond the Outside Date.

Section 8.19 Delivery of Company Financial Statements. As soon as reasonably practicable following the date of this Agreement but no later than December 31, 2022, the Company shall deliver to SPAC the Audited Financials provided that upon delivery of such Audited Financials as and when such Audited Financials have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 4.7(a) shall be deemed to apply to the Audited Financials with the same force and effect as if made as of the date of this Agreement.

Section 8.20 Transferred Contracts. From the date hereof until the Closing Date, the Company and EUR shall cooperate in good faith and use reasonable best efforts to obtain any consents required and to assign the Contracts listed on Schedule 8.20 of the Company Disclosure Letter (the “Transferred Contracts”) from EUR to the Company or to cause the Company to enter into a new Contract with the applicable counterparty on substantially identical terms to the Contracts listed on Schedule 8.20 of the Company Disclosure Letter.

ARTICLE IX

CONDITIONS TO THE TRANSACTIONS

Section 9.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, by all of the Parties:

(a) Required EUR Shareholder Approval. The EUR Shareholder Approval shall have been obtained.

(b) Required SPAC Stockholder Approval. The SPAC Stockholder Approval shall have been obtained.

(c) No Law or Order. No provision of any Applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect.

(d) Nasdaq Listing of PubCo Shares. The PubCo Shares to be issued to holders of SPAC Shares in accordance with this Agreement shall be approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) Net Tangible Assets Test. SPAC’s or PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of the Transactions and after payment of SPAC’s underwriters’ fees and commissions.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

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(h) Restated Articles. Prior to the Closing, the shareholder of PubCo shall have adopted the Restated Articles in the form to be agreed between the parties.

(i) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

Section 9.2 Additional Conditions to Obligations of the Company, EUR, PubCo and Merger Sub. The obligations of the Company, EUR, PubCo and Merger Sub to consummate, or cause to be consummated, and effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by the EUR:

(a) Representations and Warranties. (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in such manner as of such earlier date); (ii) the representation and warranty set forth in the first sentence of Section 5.8 shall be true and correct in all respects as of the date of this Agreement; and (iii) all representations and warranties of SPAC set forth in Article V hereof, other than the representations and warranties referred to in clause (i) or (ii) of this Section 9.2(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein but preserving the effect of the term “SPAC Material Contract”) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed all agreements and covenants required by this Agreement and the Sponsor Support Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) No Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.

(d) Officer Certificate SPAC shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) to the Company.

(e) Certificate of Merger. SPAC shall have delivered, or caused to be delivered, (i) an executed resignation letter from each director and officer of SPAC and (ii) a copy of the Certificate of Merger, duly executed by SPAC and Merger Sub.

(f) FIRPTA Certificate. SPAC shall have delivered to the Company, in form and substance reasonably satisfactory to the Company, a certificate on behalf of the SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the U.S. Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g) Closing Proceeds. The Closing Proceeds shall equal or exceed $40,000,000.

(h) Australian Tax Assessment. EUR shall have obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the issued Company Ordinary Shares on the terms contemplated by this Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

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(i) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

Section 9.3 Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by SPAC:

(a) Representations and Warranties. (i) The Fundamental Representations of the Company, PubCo, Merger Sub and EUR shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in such manner as of such earlier date); (ii) the representation and warranty set forth in Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement; and (iii) all representations and warranties of the Company, PubCo, Merger Sub and EUR set forth in Article IV or Article VI, other than the representations and warranties referred to clause (i) or (ii) of this Section 9.3(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein but preserving the effect of the term “Company Material Contract”) on and as of the date of this Agreement and on as and of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company, PubCo, Merger Sub and EUR to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, PubCo, Merger Sub and EUR shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) Officer Certificates. The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c). PubCo shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of PubCo and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c). EUR shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of EUR and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

(e) Certificate of Merger. Merger Sub shall have delivered, or caused to be delivered, a copy of the Certificate of Merger duly executed by SPAC and Merger Sub.

(f) Certain Ancillary Documents. Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

ARTICLE X

NO SURVIVAL

Section 10.1 No Survival. None of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

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ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by February 8, 2023 (the “Outside Date”); provided, that, notwithstanding anything herein to the contrary, if the SPAC obtains the approval of its stockholders for the Extended Deadline, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the earlier of (i) the last date then in effect for the SPAC to consummate its Business Combination pursuant to the applicable extension period then in effect during the Extended Deadline (after giving effect to any automatic extension rights that SPAC may obtain in such extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents) and (ii) May 3, 2023; provided, further; however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or principally resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(c) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Sponsor Support Agreement on the part of SPAC or Sponsor or if any representation or warranty of SPAC in Article V hereof or any representation or warranty of Sponsor in the Sponsor Support Agreement shall be untrue, in either case such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(c) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date for as long as the SPAC continues to exercise reasonable best efforts to cure such breach; provided, further, that the Company may not terminate this Agreement pursuant to this Section 11.1(c) if: (A) the Company, EUR, PubCo or Merger Sub shall have breached this Agreement such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied as of the date that this Agreement is purportedly terminated by the Company and such breach has not been cured; or (B) such breach by SPAC is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.2(a) or Section 9.2(b)would be satisfied;

(d) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, EUR, PubCo or Merger Sub or if any representation or warranty of the Company, EUR, PubCo or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company, EUR, PubCo and Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(d) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the breaching Party of such breach; and (ii) the Outside Date for as long as the breaching Party continues to exercise reasonable best efforts to cure such breach; provided, further, that SPAC may not terminate this Agreement pursuant to this Section 11.1(d) if: (A) SPAC shall have breached this Agreement such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied as of the date that this Agreement is purportedly terminated by SPAC and such breach has not been cured; or (B) such breach by the Company, EUR, PubCo or Merger Sub is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.3(a) or (b) would be satisfied;

(e) by either SPAC or the Company, if, at the SPAC Stockholders’ Meeting (including any adjournment or postponement thereof) in which a vote is taken on the Transactions, the SPAC Stockholder Approval is not obtained in accordance with the Applicable Law and SPAC’s Organizational Documents;

(f) by either SPAC or the Company, if, at the EUR Shareholders’ Meeting (including any adjournment or postponement) in which a vote is taken on the Transactions, the EUR Shareholder Approval is not obtained in accordance with the Applicable Law and SPAC’s Organizational Documents;

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(g) by the Company, if there shall have occurred a SPAC Adverse Recommendation Change;

(h) by EUR in order for EUR to substantially concurrently enter into a definitive agreement with respect to a Superior Proposal; provided that prior to or substantially concurrently with such termination EUR pays or causes to be paid to SPAC the Expense Reimbursement;

(i) by SPAC, prior to EUR Shareholder Approval, if (i) there has occurred a EUR Adverse Recommendation Change, or (ii) at any time after a EUR Competing Proposal shall have been publicly proposed or publicly announced the EUR Board shall have failed to publicly affirm the EUR Board Recommendation within ten Business Days after receipt of any written request to do so from SPAC (provided that SPAC shall only make such request once with respect to any EUR Competing Proposal or any material and publicly proposed or disclosed amendment thereto); provided, that SPAC may not terminate this Agreement pursuant to this Section 11.1(i) if SPAC fails to terminate this Agreement pursuant to this Section 11.1(i) prior to 5:59 p.m., New York City time, on the date which is ten Business Days after SPAC becomes entitled to terminate this Agreement pursuant to this Section 11.1(i);

(j) by the SPAC if the Company has not delivered the Audited Financials to the SPAC on or prior to December 31, 2022 (provided, that upon the Company delivering the Audited Financials to the SPAC after December 31, 2022, the SPAC shall not be permitted thereafter to terminate under this Section 11.1(j));

(k) by the Company, if the anticipated Closing Proceeds of the SPAC (as reasonably determined by the Company following the conclusion of SPAC Extension Meeting) are less than $40,000,000; and

(l) by the SPAC if there shall have been a Company Material Adverse Effect following the date of this Agreement which is uncured and continuing for at least thirty (30) days.

Section 11.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties and the Transactions shall be abandoned, except that (i) Section 8.5, Section 8.6, Section 8.16 and this Section 11.2, Article XII, the applicable defined terms in Article XIII and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) a Party shall not be relieved from liability for any Willful Breach of this Agreement.

(c) If this Agreement is terminated (i) by SPAC pursuant to Section 11.1(i) (EUR Adverse Recommendation Change) or (ii) by EUR pursuant to Section 11.1(h) (Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) with respect to a termination by SPAC, or substantially concurrently with such termination in the case of clause (ii) with respect to a termination by EUR, pay SPAC Five Million Dollars ($5,000,000) (the “SPAC Expense Reimbursement”), on the basis that it is to compensate SPAC for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees), (B) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning the Transaction and (D) out of pocket expenses incurred by SPAC and its employees, advisers and agents in planning the Transaction and effecting any extension, and the parties agree that the costs actually incurred by SPAC will be of such a nature that they cannot all be accurately ascertained and that the SPAC Expense Reimbursements is equal to or less than a genuine and reasonable pre-estimate of those costs.

(d) If (i) this Agreement is terminated (A) by the Company or SPAC pursuant to Section 11.1(b) (Outside Date) (only if, on the Outside Date, all of the conditions set forth in Article IX, other than the condition set forth in Section 9.1(a) (EUR Shareholder Approval), have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing)), (B) by the Company or SPAC pursuant to Section 11.1(f) (EUR Shareholder Approval Not Obtained), or (C) by SPAC pursuant to Section 11.1(d) (Breach by Company) as a result of the breach of EUR’s obligations under Section 7.4, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, any Person other than SPAC shall have publicly announced

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or the Company shall have publicly disclosed an EUR Competing Proposal, which EUR Competing Proposal has not been withdrawn or otherwise abandoned prior to such termination, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i) of this sentence of Section 11.2(c), EUR consummates a transaction with respect to an EUR Competing Proposal or enters into a definitive transaction agreement providing for an EUR Competing Proposal and if the transaction contemplated by such EUR Competing Proposal is consummated, then the Company shall pay the to SPAC the SPAC Expense Reimbursement substantially concurrently with the consummation of the transaction contemplated by the EUR Competing Proposal; provided that solely for purposes of the second sentence of this Section 11.2(d), the term “EUR Competing Proposal” shall have the meaning assigned to such term in Section 13.2, except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall the Company be required to pay the SPAC Expense Reimbursement on more than one occasion.

(e) If this Agreement is terminated by the Company pursuant to Section 11.1(g) (SPAC Adverse Recommendation Change), then SPAC shall, within two (2) Business Days after such termination, pay EUR Five Million Dollars ($5,000,000) (the “Company Expense Reimbursement”) on the basis that it is to compensate the Company for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees), (B) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning the Transaction and (D) out of pocket expenses incurred by the Company and its employees, advisers and agents in planning the Transaction and effecting any extension, and the parties agree that the costs actually incurred by the Company will be of such a nature that they cannot all be accurately ascertained and that the Company Expense Reimbursements is equal to or less than a genuine and reasonable pre-estimate of those costs. In no event shall SPAC be required to pay the Company Expense Reimbursement on more than one occasion.

(f) Each Party acknowledges that (i) the agreements contained in this Section 11.2(f) are an integral part of the transactions contemplated by this Agreement, (ii) if the Transaction is not consummated each Party will incur significant costs, (iii) for termination in the circumstances referred to in Section 11.1(i) (EUR Adverse Recommendation Change) and Section 11.1(h) (Superior Proposal) SPAC has requested the SPAC Expense Reimbursement (without which it would not have entered into this Agreement or otherwise agreed to the Transaction) and EUR has taken advice from its external legal adviser and Financial Adviser that the Transaction will provide benefits to it and its shareholders such that it is appropriate for it to agree to the payment of the SPAC Expense Reimbursement, (iv) for termination in the circumstances referred to in Section 11.1(g) (SPAC Adverse Recommendation Change), the Company has requested the Company Expense Reimbursement (without which it would not have entered into this Agreement or otherwise agreed to the Transaction) and SPAC has taken advice from its external legal adviser and financial adviser that the Transaction will provide benefits to it and its shareholders such that it is appropriate for it to agree to the payment of the Company Expense Reimbursement, and (v) without these agreements in this Section 11.2(f), no Party would have entered into this Agreement. Accordingly, (i) if the Company fails to pay when due the SPAC Expense Reimbursement, if any, and, in order to obtain such SPAC Expense Reimbursement, SPAC commences a suit which results in a judgment against the Company for the SPAC Expense Reimbursement, or any portion thereof, the Company shall pay to SPAC its reasonable costs and expenses in connection with such suit, together with interest on the amount of the SPAC Expense Reimbursement at the prime rate of Citibank N.A. in effect on the date such SPAC Expense Reimbursement was required to be paid from such date through the date of full payment thereof; and (ii) if SPAC fails to pay when due the Company Expense Reimbursement, if any, and, in order to obtain such Company Expense Reimbursement, the Company commences a suit which results in a judgment against SPAC for the Company Expense Reimbursement, or any portion thereof, SPAC shall pay to the Company its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of the Company Expense Reimbursement at the prime rate of Citibank N.A. in effect on the date such Company Expense Reimbursement was required to be paid from such date through the date of full payment thereof.

(g) Without limiting EUR’s rights pursuant to Section 12.7, but notwithstanding anything else to the contrary in this Agreement, EUR’s right to receive payment from SPAC of the Company Expense Reimbursement pursuant to Section 11.2(e), under circumstances in which such amount is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 11.2(f), shall constitute the sole and exclusive monetary remedy of EUR against SPAC and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or

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assignees (collectively, the “SPAC Related Parties”) for all damages, costs, expenses, liabilities or losses of any kind (collectively, “Damages”) suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the SPAC Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

(h) Without limiting SPAC’s rights pursuant to Section 12.7 but notwithstanding anything else to the contrary in this Agreement, SPAC’s right to receive payment from the Company of the SPAC Expense Reimbursement pursuant to Section 11.2(c) or Section 11.2(d), under circumstances in which such amount is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 11.2(f), shall constitute the sole and exclusive monetary remedy of SPAC against EUR and its Subsidiaries (including the Company, Merger Sub and PubCo) and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “EUR Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the EUR Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

Sizzle Acquisition Corp.

4201 Georgia Avenue NW

Washington, D.C. 20011

Attention: Steve Salis

Email: ssalis@salisholdings.com

with copies to (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 6th Avenue

New York, New York 10105

Attention: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq.

Email: sneuhauser@egsllp.com; mgray@egsllp.com

if to the Company, PubCo or Merger Sub to:

c/o European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

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And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

if to EUR to:

European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 12.2 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to the applicable Party or its Representatives in electronic form, in each case, at least two (2) days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to statutes shall

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include all regulations promulgated thereunder. References to a particular statute, rule or regulation shall include any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. References to a particular security shall be deemed to also refer to any security or securities issued in substitution or exchange thereof. All references to currency amounts in this Agreement shall mean United States Dollars. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to a Person are also to its successors and permitted assigns.

Section 12.3 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 12.4 Entire Agreement. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 12.5 Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, other than as set forth in Section 8.10, and Section 12.15 (which, in each case, will be for the benefit of the Persons named therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 12.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 12.7 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement and to seek immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

Section 12.8 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction; provided that the laws of the British Virgin Islands shall govern the Share Exchange solely to the extent required by the laws of the British Virgin Islands.

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Section 12.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1. Notwithstanding the foregoing in this Section 12.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 12.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 12.11 Expenses. Except with respect to SPAC Expense Reimbursement or Company Expense Reimbursement as expressly set forth in Section 11.2 and with respect to any amounts payable in accordance with Section 8.3(c), each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions; provided that all fees in connection with any antitrust or regulatory filings made prior to the Closing, including any filing fee to ASX, and all registration fees or filing fees payable to the SEC, Nasdaq or any other Governmental Entity, in each case of the foregoing in connection with the Transactions, will be borne by SPAC.

Section 12.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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Section 12.13 Amendment. This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 12.14 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of another Party; (b) waive any inaccuracies in the representations and warranties made to another Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no related party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any related party of a Party and no personal liability shall attach to any related party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 12.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each related party of a Party, each of whom is an intended third-party beneficiary of this Section 12.15.

Section 12.16 Legal Representation.

(a) Each Party hereby agrees on behalf of their respective directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving Company), and each of their respective, Affiliates, successors and assigns (all such parties, the “Waiving Parties”), that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (a) SPAC Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “SPAC Group”), on the one hand, and (b) PubCo and/or any of its Subsidiaries, on the other hand, that Ellenoff Grossman & Schole LLP (or any successor) may represent the SPAC Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo, EUR and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of the SPAC Group, on the one hand, and Ellenoff Grossman & Schole LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of the SPAC Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

(b) Each Party hereby agrees on behalf of their respective Waiving Parties that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (i) EUR or any of its directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “EUR Group”), on the one hand, and (ii) PubCo and/or any of its Subsidiaries, on the other hand, that White & Case LLP (or any successor) may represent EUR Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and

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performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of EUR Group, on the one hand, and White & Case LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to EUR Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of EUR Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

Section 12.17 Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

ARTICLE XIII

DEFINED TERMS

Section 13.1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Additional Audited Financials”	Section 4.7(a)
“Additional Unaudited Financials”	Section 4.7(a)
“Affiliate”	Section 13.2
“Agreement”	Preamble
“Applicable Law”	Section 13.2
“Approvals”	Section 4.6(c)
“Assumed Warrant Agreement”	Section 8.15
“ASX”	Section 13.2
“Audited Financials”	Section 4.7(a)
“Austrian Capital Maintenance Rules”	Section 13.2
“Benefit Plans”	Section 13.2
“Business Combination”	Section 5.10
“Business Day”	Section 13.2

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“BVI Act”	Section 8.7(d)
“Certificate of Merger”	Section 2.1
“Change of Control”	Section 3.2(c)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Press Release”	Section 8.4(b)
“Closing Proceeds”	Section 13.2
“Closing Proceeds Condition”	Section 8.1(b)
“Closing Share Consideration”	Section 13.2
“Code”	Section 13.2
“Company”	Preamble
“Company Benefit Plan”	Section 4.11(a)
“Company Convertible Securities”	Section 13.2
“Company Disclosure Letter”	Article IV
“Company Expense Reimbursement”	Section 11.2(e)
“Company Financial Statements”	Section 4.7
“Company IT Systems”	Section 13.2
“Company Material Adverse Effect”	Section 13.2
“Company Material Contract”	Section 4.17(a)
“Company Ordinary Shares”	Section 13.2
“Company Real Property Leases”	Section 4.13(b)
“Company Subsidiaries”	Section 4.2(a)
“Company Transaction Expenses”	Section 13.2
“Confidentiality Agreement”	Section 13.2
“Consent”	Section 13.2
“Continental”	Section 5.14(a)
“Contract”	Section 13.2
“COVID-19”	Section 13.2
“COVID-19 Measures”	Section 13.2
“D&O Indemnified Party”	Section 8.10(a)
“D&O Tail”	Section 8.10(b)
“Damages”	Section 11.2(g)
“DGCL”	Recitals
“Dollars” or “$”	Section 13.2
“Earnout Consideration”	Section 13.2
“Earnout Milestone Prices”	Section 3.2(a)
“Earnout Period”	Section 3.2(a)
“Earnout Statement of PubCo”	Section 3.2(d)
“Effective Time”	Section 2.1
“Emergency Action”	Section 13.2
“Employment Agreements”	Section 8.2(b)
“Equity Interests”	Section 4.3(b)
“ERISA”	Section 13.2
“ESPP”	Section 8.2(a)
“EUR”	Preamble
“EUR Adverse Recommendation Change”	Section 7.4(a)(v)
“EUR Board”	Section 6.2(b)
“EUR Board Recommendation”	Section 6.2(b)
“EUR Circular”	Section 8.1(a)(i)
“EUR Competing Proposal NDA”	Section 7.4(b)
“EUR Group”	Section 12.16(b)
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“EUR Related Parties”	Section 11.2(h)
“EUR Shareholder Approval”	Section 13.2
“EUR Shareholders’ Meeting”	Section 8.1(c)
“EUR Shares”	Section 13.2
“Exchange Act”	Section 13.2
“Exchange Agent”	Section 1.2(a)
“Exchange Agent Agreement”	Section 1.2(a)
“Excluded SPAC Share”	Section 2.5(e)
“Extended Deadline”	Section 8.18(a)
“Extension Approval End Date”	Section 8.18(a)
“Extension Expenses”	Section 7.2(f)
“Extension Proposals”	Section 8.18(a)
“Extension Proxy Statement”	Section 8.18(a)
“First Earnout Milestone Price”	Section 3.2(a)
“First Level Contingent Share Consideration”	Section 3.2(a)
“Fundamental Representations”	Section 13.2
“Future PIPE Investment”	Section 13.2
“GAAP”	Section 13.2
“Governmental Entity”	Section 13.2
“Group Companies”	Section 13.2
“IFRS”	Section 13.2
“Incentive Equity Plan”	Section 8.2(a)
“Indebtedness”	Section 13.2
“Insurance Policies”	Section 4.18(a)
“Intellectual Property”	Section 13.2
“Intended Tax Treatment”	Recitals
“Intervening Event”	Section 13.2
“Investment Company Act”	Section 13.2
“Investors Agreement”	Recitals
“IP Contract”	Section 13.2
“IPO”	Section 13.2
“IPO Prospectus”	Section 13.2
“JOBS Act”	Section 13.2
“Key Jurisdictions”	Section 13.2
“Knowledge”	Section 13.2
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Section 13.2
“Liability”	Section 13.2
“Licensed Intellectual Property”	Section 13.2
“Lien”	Section 13.2
“Lock-up Agreement”	Section 13.2
“Merger”	Recitals
“Merger Consideration”	Section 2.5(a)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.5(c)
“Merger Sub Stockholder Approval”	Recitals
“Mining Rights”	Section 13.2
“Nasdaq”	Section 13.2
“OFAC”	Section 13.2
“Order”	Section 13.2
“Ordinary Course of Business”	Section 13.2

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“Organizational Documents”	Section 13.2
“Outside Date”	Section 11.1(b)
“Owned Intellectual Property” or “Owned IP”	Section 13.2
“Party,” “Parties”	Preamble
“Patents”	Section 13.2
“Permitted Lien”	Section 13.2
“Person”	Section 13.2
“Personal Information”	Section 13.2
“Personal Information Breach”	Section 4.16(c)
“Personal Property”	Section 13.2
“Post-Closing PubCo Board”	Section 8.14
“Pre-Closing Period”	Section 13.2
“Privacy Laws”	Section 13.2
“Processing,” “Process” and “Processed”	Section 13.2
“Processor”	Section 13.2
“Proxy Statement/Prospectus”	Section 8.1(a)(i)
“PubCo”	Preamble
“PubCo Shares”	Section 13.2
“PubCo Warrants”	Section 13.2
“Public Stockholders”	Section 8.6
“Publicly Available Software”	Section 13.2
“Registered Intellectual Property”	Section 4.15(a)
“Registration Rights Agreement”	Recitals
“Registration Statement”	Section 13.2
“Related Person”	Section 4.19
“Released Claims”	Section 8.6
“Remedies Exception”	Section 4.4
“Representatives”	Section 13.2
“Restated Articles”	Recitals
“SEC”	Section 13.2
“SEC Guidance”	Section 5.7(a)
“Second Earnout Milestone Price”	Section 3.2(a)
“Second Level Contingent Share Consideration”	Section 3.2(a)
“Securities Act”	Section 13.2
“Self-Help Code”	Section 13.2
“Share Exchange”	Recitals
“Software”	Section 13.2
“SPAC”	Preamble
“SPAC Adverse Recommendation Change”	Section 8.1(b)
“SPAC A&R Certificate of Incorporation”	Section 13.2
“SPAC Board”	Section 5.4(b)
“SPAC Board Recommendation”	Section 5.4(b)
“SPAC Competing Proposal”	Section 13.2
“SPAC Disclosure Letter”	Article V
“SPAC Expense Reimbursement”	Section 11.2(c)
“SPAC Extension Meeting”	Section 8.18(d)
“SPAC Financial Statements”	Section 5.7(b)
“SPAC Financing Certificate”	Section 1.4
“SPAC Group”	Section 12.16(a)
“SPAC Material Adverse Effect”	Section 13.2
“SPAC Material Contracts”	Section 5.11

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“SPAC Preferred Shares”	Section 5.3(a)
“SPAC Registration Rights Agreement”	Recitals
“SPAC Related Parties”	Section 11.2(g)
“SPAC SEC Reports”	Section 5.7(a)
“SPAC Shares”	Recitals
“SPAC Stockholder Approval”	Section 13.2
“SPAC Stockholder Redemptions”	Section 1.4
“SPAC Stockholders”	Recitals
“SPAC Stockholders’ Meeting”	Section 8.1(b)
“SPAC Transaction Expenses”	Section 13.2
“SPAC Transaction Proposals”	Section 13.2
“SPAC Unit Separation”	Section 2.5(a)
“SPAC Units”	Section 13.2
“SPAC Warrants”	Section 13.2
“Specified Business Conduct Laws”	Section 13.2
“Sponsor”	Section 13.2
“Sponsor Support Agreement”	Recitals
“Straddle Period”	Section 13.2
“Subsidiary”	Section 13.2
“Superior Proposal”	Section 13.2
“Surviving Company”	Recitals
“Tax/Taxes”	Section 13.2
“Tax Return”	Section 13.2
“Tax Sharing Agreement”	Section 13.2
“Top Suppliers”	Section 4.28
“Trade Secrets”	Section 13.2
“Trademarks”	Section 13.2
“Trading Day”	Section 13.2
“Transaction Agreements”	Section 13.2
“Transaction Expenses”	Section 13.2
“Transaction Filings”	Section 8.1(a)(i)
“Transaction Litigation”	Section 8.16
“Transactions”	Section 13.2
“Transfer Taxes”	Section 8.11(b)
“Transferred Contracts”	Section 8.21
“Treasury Regulations”	Section 13.2
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Unauthorized Code”	Section 13.2
“VWAP”	Section 13.2
“Waiving Parties”	Section 12.16(a)
“Warrant Agreement”	Section 13.2
“Willful Breach”	Section 13.2
“Wolfsberg Lithium Project”	Section 13.2

Section 13.2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Applicable Law” shall mean any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, directive, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including, for the avoidance of doubt, Privacy Laws or any other special legislation as applicable to the operation of the Group Companies), in each case applicable to the referent Person, property, asset, Liability or circumstance.

“ASX” shall mean the Australian Securities Exchange.

“Austrian Capital Maintenance Rules” shall mean of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) including, without limitation, § 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - “GmbHG”) and § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz - “AktG”) (the “Austrian Capital Maintenance Rules”).

“Benefit Plans” of any Person shall mean any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Delaware and the British Virgin Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York, Delaware and the British Virgin Islands are generally open for use by customers on such day.

“Closing Proceeds” shall mean the funds contained in the Trust Account, together with the cash on SPAC’s balance sheet and the aggregate amount of gross proceeds from any Future PIPE Investment entered into in accordance with Section 7.5, after giving effect to the SPAC Stockholder Redemptions and before payment of Transaction Expenses.

“Closing Share Consideration” shall mean (a) Seven Hundred Fifty Million Dollars ($750,000,000) divided by (b) the redemption amount per SPAC Share payable to SPAC Stockholders that elect to redeem SPAC Shares in connection with the Closing determined in accordance with SPAC A&R Certificate of Incorporation.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Company Convertible Securities” means, collectively, options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, including outsourced or cloud computing arrangements, and associated documentation, in each case, exclusively owned or used or by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Event,” and collectively, “Events”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks, or political, geopolitical or social conditions, including any escalation or worsening thereof or any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions;

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(ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation or enforcement thereof) after the date of this Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in prices, interest or exchange rates, prices of any security or market index or lithium or other commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vi) events or conditions generally affecting the industries or geographic areas in which the Group Companies operate; (vii) any change in the price or trading volume of EUR and any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such change or failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or any other Transaction Agreement; (ix) any action taken, or not taken, by, or at the written request of, SPAC or Sponsor or any breach by SPAC or Sponsor of their respective obligations; (x) any Transaction Litigation; (xi) the identity of or facts or circumstances relating to SPAC, Sponsor or their respective Affiliates (xii) any change, event, state of facts, development or occurrence attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) provided that this clause (xii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement; provided, however, that if a change or effect related to clauses (i) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to similarly situated Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated Persons operating in the same industry as the Group Companies.

“Company Ordinary Shares” shall mean the ordinary shares of no par value, in issue in the Company as fully paid up shares of the Company.

“Company Transaction Expenses” means the fees and expenses incurred by EUR or the Company (including its direct and indirect equity holders) and the other Group Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions or any similar transactions or other strategic processes, including: (i) the fees and disbursements of outside counsel to EUR or any of its Subsidiaries (including its direct and indirect equity holders); (ii) the fees and expenses of accountants to EUR or any of its Subsidiaries; (iii) the fees and expenses of other advisers to EUR or any of its Subsidiaries; and (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to EUR or any of its Subsidiaries.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of July 17, 2022, by and between SPAC and EUR, as amended from time to time.

“Consent” means any consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation oral or written, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean (i) changes or proposed changes in laws or regulations (or any interpretation thereof) or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social

Annex A-64

distancing, mask wearing, temperature taking, shut down, closure, sequester or any other Applicable Law or recommendations promulgated or issued by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-20, 2020-65, and 2021-11.

“Dollars” or “$” means lawful money of the United States.

“Earnout Consideration” shall mean, collectively, the First Level Contingent Share Consideration and Second Level Contingent Share Consideration, in each case, to the extent earned pursuant to Section 3.2.

“Emergency Action” shall mean any action or omission as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“EUR Competing Proposal” means, other than the Transactions, any actual offer or proposal received from any Person or group of Persons, other than PubCo and its Subsidiaries, relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company, in each case, by such Person or group of Persons, (ii) any takeover bid that, if completed, would result in such Person or group of Persons (or their stockholders) beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company.

“EUR Shareholder Approval” shall mean the vote of EUR Shareholders required to approve the Transactions, as determined in accordance with Applicable Law, the listing rules of the ASX and EUR’s Organizational Documents.

“EUR Shares” shall mean the ordinary shares of EUR.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean: (a) in the case of the Company, PubCo and Merger Sub, the representations and warranties contained in the first sentence of Section 4.1 (Organization and Qualification); solely with respect to PubCo and Merger Sub, the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); Section 4.5(a) (No Conflict; Governmental Consents and Filings); and Section 4.25 (Brokers); (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.3 (Capitalization); Section 5.4 (Due Authorization); Section 5.5(a) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities), Section 5.13(a) and Section 5.13(b) (Undisclosed Liability), Section 5.14 (Trust Account) and Section 5.21 (Brokers) and (c) in the case of EUR, Section 6.1 (Organization and Qualification); Section 6.2 (Authorization; Binding Agreement); Section 6.3(a) (No Conflict; Required Filings and Consents); and Section 6.8 (Brokers).

“Future PIPE Investment” shall mean any subscription or investment agreement with respect to securities of PubCo entered into by the PubCo following the date hereof and prior to the Closing for the purpose of raising funds in connection with the Transaction, in all cases subject to EUR’s written consent.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, competent labour, social security and tax authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries (including Merger Sub).

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

Annex A-65

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean any and all intellectual property (and all rights, title, and interest therein and thereto) in any jurisdiction throughout the world and may include intellectual property arising from or in respect of any and all of the following: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like (including any rights of priority in any of the foregoing) and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, designs and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, mask works, protected designs, works of authorship (whether or not copyrightable), literary works, rights in Software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof; (d) all internet domain names, and social media usernames, handles and accounts; (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; (g) all rights relating to any of the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriations and other violations thereof, and (h) all applications and registrations for any of the foregoing.

“Intervening Event” means a material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances) that was not known to EUR Board on the date of this Agreement (or if known, the consequences of which were not known as of the date of this Agreement).

“Investment Company Act” shall mean the Investment Company Act of 1940.

“IP Contract” shall mean any Contract (including license agreements, coexistence agreements, agreement with covenants not to assert, or other agreement that relates to ownership or use of Intellectual Property) pursuant to which any Group Company (a) grants to a third Person any license, immunity or other right in or to any Owned Intellectual Property, or (b) is granted by a third Person an assignment, license, immunity or other right in to any Intellectual Property; provided however in the case of each of (a) or (b), that none of the following is required to be scheduled on Schedule 4.17 of the Company Disclosure Letter, but shall otherwise constitute a Company Material Contract if they otherwise qualify: (i) licenses to Publicly Available Software, (ii) non-exclusive end user licenses of uncustomized, generally commercially available off-the-shelf software on standard terms with annual fees of less than $20,000 per copy, seat or user or aggregate fees of less than $100,000, (iii) non-exclusive rights to use any Group Company’s products or services (or any Trademarks in connection with the promotion or sale of any Group Company’s products or services), (iv) non-exclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (iii) and (iv) entered into in the Ordinary Course of Business, and (v) invention assignment agreements with employees or contractors engaged by a Group Company on the Company’s standard unmodified form agreement or other agreement with substantially similar terms relating to Intellectual Property as the Company’s standard form agreement and with no material exclusions of Intellectual Property.

Annex A-66

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of November 3, 2021, and filed with the SEC on November 8, 2021 (File No. 333-254182).

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.

“Key Jurisdictions” shall mean Austria, Australia, British Virgin Islands, the European Union and the United States of America.

“Knowledge” (and any of its correlative terms) shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Group Companies and EUR, the individuals listed on Schedule 13.2(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 13.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, encroachment, covenant, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Mining Rights” shall mean all interests and rights in mining claims, concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights, access rights or similar rights, that are held by way of Approvals, leases or otherwise.

“Nasdaq” shall mean The Nasdaq Capital Market.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of the Group Companies’ business consistent with past practices.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person, as applicable.

“Owned Intellectual Property” or “Owned IP” shall mean all Intellectual Property in which any of the Group Companies has (either individually or jointly among two (2) or more Group Companies) an ownership interest.

“Permitted Lien” shall mean: (a) Liens (i) for Taxes not yet delinquent or (ii) for Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with IFRS or GAAP, as applicable (b) statutory and contractual Liens of landlords and licensors with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the Leased Real Property taken as a whole by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that

Annex A-67

are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the Leased Real Property taken as a whole by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 4.17(a)(ii) of the Company Disclosure Letter; (f) third party non-exclusive license agreements of Owned Intellectual Property entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the affected parcel of Leased Real Property or that would be shown on an accurate survey or inspection of the Leased Real Property.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data,” “personally identifiable information,” or all information that identifies or could be used to directly or indirectly identify an individual person, and, in addition, in Australia shall have the meaning attributed to that term in the Privacy Act 1988 (Cth).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” shall mean Applicable Law relating to privacy and the Processing of Personal Information, including, but not limited to, the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 (the “GDPR”) and any local laws implementing the GDPR into resp supplementing the GDPR in the respective local legislation, EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States or the United Kingdom, as applicable), Applicable Law of the Isle of Man relating to the Processing of Personal Information (including, but not limited to, the Isle of Man Data Protection Act 2018, the Data Protection (Application of the GDPR) Order 2018, and the GDPR and LED Implementing (Amendment) Regulations 2018), the UK Data Protection Act 2018, the “UK GDPR” as defined by the UK Data Protection Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Privacy Act 1988 (Cth) Applicable Law of the Republic of Austria relating to the Processing of Personal information (including, but limited to the GDPR and the Austrian data protection act (Datenschutzgesetz, DSG) supplementing the GDPR, the Data Protection Act, 2021 of the British Virgin Islands and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof, each as amended, consolidated or replaced from time to time.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.

“PubCo Shares” shall mean ordinary shares of PubCo.

“PubCo Warrant” means the SPAC Warrants that will be assumed by PubCo.

“Publicly Available Software” shall mean any Software (or portion thereof) that is licensed pursuant to (i) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Affero General Public License, the MIT license, the Eclipse license, the Common Public License, the CDDL, Mozilla Public License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

Annex A-68

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the PubCo Shares that constitute Merger Consideration and the PubCo Warrants.

“Representatives” means, when used with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Party, as applicable, and their respective Subsidiaries.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Self-Help Code” shall mean any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program.

“Software” shall mean all computer programs, whether in source code and object code form, and all tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“SPAC A&R Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SPAC, dated November 2, 2021, as may be amended, modified or supplemented from time to time.

“SPAC Competing Proposal” means, other than the Transactions, any offer or proposal from any Person or group of Persons, other than EUR or the Company, relating to any “initial business combination” as defined in SPAC’s certificate of incorporation.

“SPAC Material Adverse Effect” shall mean any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Event,” and collectively, “Events”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an SPAC Material Adverse Effect: (a) any change in Applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any decline in the market price or trading volume of SPAC Shares or any change in the credit rating of SPAC or any of its securities (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of SPAC Material Adverse Effect underlying such decline or change has resulted in an SPAC Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which SPAC operates; (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of SPAC (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.5 (No Conflict) and the condition to Closing with respect thereto); (i) any matters expressly set forth on the SPAC Disclosure Letter; (j) any Events to the extent actually known by those individuals set forth on Schedule 13.2(b) of the Company Disclosure Letter on or prior to the date hereof; or (k) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a SPAC Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of SPAC relative to other similarly situated special purpose acquisition companies, but only to the extent of the incremental disproportionate effect on the SPAC relative to similarly situated special purpose acquisition companies.

“SPAC Stockholder Approval” shall mean the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with Applicable Law and SPAC’s Organizational Documents.

Annex A-69

“SPAC Transaction Expenses” means the fees and expenses incurred by SPAC in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions, including: (i) the fees and disbursements of outside counsel to SPAC; (ii) the fees and expenses of accountants to SPAC; (iii) the fees and expenses of the consultants and other advisors to SPAC; (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to SPAC; and (v) Extension Expenses.

“SPAC Transaction Proposals” shall mean (a) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (b) the adoption and approval of the Incentive Equity Plan and the ESPP, (c) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions and (d) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting in accordance with Section 8.1.

“SPAC Units” shall mean equity securities of SPAC each consisting of one (1) SPAC Share and one-half of one (0.5) SPAC Warrant.

“SPAC Warrants” shall mean the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Shares at an exercise price of $11.50 per share.

“Specified Business Conduct Laws” shall mean: (a) all Applicable Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time; (b) all Applicable Law imposing economic or financial sanctions on any Person, including all Applicable Law administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the Bureau of Industry and Security of the U.S. Department of Commerce, all applicable sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, European Union and all applicable anti-boycott or anti-embargo laws; (c) all Applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other any Applicable Law relating to money laundering.

“Sponsor” shall mean VO Sponsor, LLC, a Delaware limited liability company.

“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Superior Proposal” means a bona fide, written EUR Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the EUR Board determines in good faith after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation to be (i) if completed in accordance with its terms, more favorable to the shareholders of EUR from both a financial point of view than the Transactions and any counterproposal made under Section 7.4(e) and taking into account all aspects of the EUR Competing Proposal, including the identity, reputation and financial condition of the person making such proposal, legal, regulatory and financial matters and the expected timing for the implementation of such EUR Competing Proposal, and (ii) reasonably capable of being completed as proposed (and taking into account all aspects of the EUR Competing Proposal, including its conditions), in the case of each of clauses (i) and (ii), taking into account all financial, legal, regulatory, timing and other aspects of such proposal and any modification to this Agreement and the Transactions proposed by SPAC in response to such EUR Competing Proposal or otherwise and any consequence of such modification).

Annex A-70

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, severance, social security, payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.

“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which the PubCo Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Confidentiality Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Investors Agreement, the Assumed Warrant Agreement, and the Registration Rights Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and SPAC Transaction Expenses.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the SPAC Unit Separation, the SPAC Stockholder Redemptions, the Share Exchange, and the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unauthorized Code” shall mean any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Group Company or the licensor of the Software or hardware components.

“VWAP” shall mean, with respect to a PubCo Share, the dollar-weighted average price on the Nasdaq or other primary stock exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price in the over-the-counter market on the electronic bulletin board during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers as reported by OTC Markets Group Inc. If VWAP cannot be calculated on any of the foregoing bases, VWAP shall be the fair market value per PubCo Share on such date(s) as reasonably determined by a majority of the board of directors of PubCo, including a majority of disinterested directors.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of November 3, 2021, between Continental and SPAC.

“Willful Breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the conscious knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach.

“Wolfsberg Lithium Project” shall mean the wholly owned project of European Lithium, under stable license and tax regime mapped out by the Austrian Mineral Resources Plan, and located at Carinthia, 270 km south of Vienna, Austria.

[Signature Pages Follow]

Annex A-71

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:
EUROPEAN LITHIUM AT (INVESTMENTS) LTD
By:	/s/ Malcolm Raymond Day
Name:	Malcolm Raymond Day
Title:	Director
By:	/s/ Antony William Paul Sage
Name:	Antony William Paul Sage
Title:	Director

Annex A-72

EUR
EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-73

PUBCO
CRITICAL METALS CORP.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

Annex A-74

MERGER SUB
PROJECT WOLF MERGER SUB INC.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

Annex A-75

SIZZLE ACQUISTION CORP.
By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-76

Exhibit A

Form of Investors Agreement

Annex A-77

Exhibit B

Form of Registration Rights Agreement

Annex A-78

Exhibit C

Form of Assignment and Assumption of Warrant Agreement

Annex A-79

Exhibit D

Pro-forma Equity Structure

Annex A-80

Exhibit E

Form of Sponsor Support Agreement

Annex A-81

Exhibit F

Form of Lock-Up Agreement

Annex A-82

AMENDMENT NO. 1 TO Merger AGREEMENT

This Amendment No. 1, dated as of January 4, 2023 (this “Amendment”), (i) is entered into by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Sizzle Acquisition Corp., a Delaware corporation (“SPAC”), and (ii) amends the Agreement and Plan of Merger, dated as of October 24, 2022, by and among EUR, the Company, PubCo, Merger Sub and SPAC (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in the manner set forth below; and

WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Merger Agreement may be amended at any time by execution of an instrument in writing signed on behalf of EUR, the Company, PubCo, Merger Sub and SPAC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound hereby, it is hereby agreed as follows:

1.      Amendment to Section 12.11. Section 12.11 of the Merger Agreement is hereby amended and restated as follows:

Except with respect to SPAC Expense Reimbursement or Company Expense Reimbursement as expressly set forth in Section 11.2 and with respect to any amounts payable in accordance with Section 8.3(c), each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions; provided that all fees in connection with any antitrust or regulatory filings made prior to the Closing, including any filing fee to ASX, and all registration fees or filing fees payable to the SEC, Nasdaq or any other Governmental Entity, in each case of the foregoing in connection with the Transactions, will be borne by SPAC ; provided further that if the Transactions are consummated, PubCo shall be responsible for all SPAC Transaction Expenses and Company Transaction Expenses and shall reimburse EUR for all Company Transaction Expenses incurred or paid prior to the Closing.

2.      Confirmation of Other Provisions. Except as expressly modified or amended herein, all other terms and provisions of the Merger Agreement remain unchanged and shall continue in full force and effect. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof.

3.      Incorporation by Reference. Each of Section 12.2 (Interpretation), Section 12.3 (Counterparts; Electronic Delivery), Section 12.6 (Severability), Section 12.8 (Governing Law), Section 12.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 12.10 (Rules of Construction), Section 12.12 (Assignment) and Section 12.14 (Extension; Waiver) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

Annex A-83

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:
EUROPEAN LITHIUM AT (INVESTMENTS) LTD
By:	/s/ Malcolm Raymond Day
Name:	Malcolm Raymond Day
Title:	Director
By:	/s/ Antony William Paul Sage
Name:	Antony William Paul Sage
Title:	Director

Annex A-84

EUR
EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman
By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

Annex A-85

PUBCO
CRITICAL METALS CORP.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

Annex A-86

MERGER SUB
PROJECT WOLF MERGER SUB INC.
By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

Annex A-87

SPAC
SIZZLE ACQUISTION CORP.
By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

Annex A-88

Annex B

Form of Amended and Restated Memorandum and Articles of Association of Pubco

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Critical Metals Corp.

Incorporated on the 14th day of October 2022

Amended and Restated on the [ ] day of [ ] 20[ ]

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Critical Metals Corp.

1            Name

The name of the Company is Critical Metals Corp..

2            Status

The Company is a company limited by shares.

3            Registered Office, Registered Agent

3.1         The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by Resolution of Directors or Resolution of Members.

3.2         The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by Resolution of Directors or Resolution of Members.

4            Objects

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

5            Limited Liability of Members

The liability of each Member is limited to the amount unpaid on such Member’s shares.

6            Authorised Shares

The Company is authorised to issue a maximum of 500,000,000 shares (the “Shares”) with a par value of US$0.001 each divided into two classes as follows:

(a)         450,000,000 ordinary shares (the “Ordinary Shares”); and

(b)         50,000,000 preference shares (the “Preference Shares”).

7            Rights, Privileges, Restrictions and Conditions Attaching to Shares

7.1         Each Ordinary Share confers on the holder:

(a)         the right to one vote on any Resolution of Members;

(b)         the right to an equal share in any dividend paid by the Company in accordance with the BVI Business Companies Act (As Revised) of the British Virgin Islands (the “Statute”); and

(c)         the right to an equal share in the distribution of the surplus assets of the Company.

7.2         The Preference Shares may be issued from time to time in one or more series and shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as specified by the

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board of Directors pursuant to the Resolution of Directors approving the issue of such Preference Share(s), and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the board of Directors at any time thereafter may authorise the issuance of additional Preference Shares of the same series and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to reflect an increased number as the fixed number of Preference Shares constituting a particular series. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of Preference Shares, any amendments to the terms of Preference Shares and the related amendments to the Memorandum and Articles.

7.3         For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in this Memorandum.

8            Registered Shares

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9            Interpretation

Capitalised terms that are not defined in this Memorandum bear the respective meanings given to them in the Articles of Association of the Company.

10          Amendment

10.1       Subject to Clause 10.2:

(a)         at any time when European Lithium Limited, an Australian public company limited by shares (“EUR”):

(i)          does not beneficially own (as such term is defined in Regulation 1.2(o) of the Articles of Association) more than 50% of the total voting power of the issued Shares, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by a supermajority (as such term is defined in Regulation 1.2(r) of the Articles of Association); or

(ii)         does beneficially own (as such term is defined in Regulation 1.2(o) of the Articles of Association) more than 50% of the total voting power of the issued Shares, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by an absolute majority (as such term is defined in Regulation 1.2(r) of the Articles of Association); and

(b)         the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Directors provided always that the Directors shall not have the power to amend the Memorandum or the Articles of Association:

(i)          to restrict the rights or powers of the Members to amend the Memorandum or the Articles of Association;

(ii)         to change the percentage of Members required to pass a resolution to amend the Memorandum or the Articles of Association;

(iii)        in circumstances where this Memorandum or the Articles of Association cannot be amended by the Members; or

(iv)        in circumstances where the Statute may from time to time provide that the Directors shall not have the power to amend the Memorandum or the Articles of Association.

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10.2       Any amendment to Regulation 27 (Appointment and Removal of Directors by EUR) of the Articles of Association shall require the prior written consent of EUR.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this [    ] day of [            ].

Incorporator

[Sgd. Conitta Francis]
Conitta Francis
Authorised Signatory
Maples Corporate Services (BVI) Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Critical Metals Corp.

1            Interpretation

1.1         In the Articles, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Business Combination Closing”

means the closing of the business combination contemplated by that certain Agreement and Plan of Merger dated as of 24 October 2022, by and between EUR, European Lithium AT (Investments) Limited, the Company, Project Wolf Merger Sub Inc. and Sizzle Acquisition Corp.

“Cause”	has the meaning given to that term in Regulation 26.3.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a Recognised Exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Director Nominations”	has the meaning given to that term in Regulation 17.11.
“Distribution”	means any distribution (including an interim or final dividend).
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“EUR”	has the meaning given to such term in Clause 10.1 of the Memorandum.
“EUR Director”	means a Director appointed by EUR pursuant to Regulation 27.
“EUR Director Change Notice”	has the meaning given to that term in Regulation 27.5.
“EUR Top Ownership Threshold”

means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least fifty percent (50%) of the total voting power of the issued Shares.

“EUR Middle Ownership Threshold”

means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares.

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“EUR Low Ownership Threshold”

means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the British Virgin Islands.
“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America, as amended.
“Insolvency Act”	means the Insolvency Act (As Revised) of the British Virgin Islands.
“Investors Agreement”	means the investors agreement by and between EUR and the Company dated as of [ ], as amended from time to time.
“Material Ownership Interests”	has the meaning given to that term in Regulation 17.13(d).
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Share”	has the meaning given to such term in Clause 6 of the Memorandum.
“Other Investments”	has the meaning given to that term in Regulation 45.
“Preference Share”	has the meaning given to such term in Clause 6 of the Memorandum.
“Proposing Person”

means the following persons:

(a)     the Member or Requisitioning Members of record providing the notice of Director Nomination(s) or other business proposed to be brought before a general meeting; and

(b)    the beneficial owner(s), if different, on whose behalf the Director Nomination(s) or other business proposed to be brought before a general meeting is made.

“Recognised Exchange”	has the same meaning as in the Statute.
“Register of Members”	means the register of Members maintained in accordance with the Statute.
“Registered Agent”	means the registered agent for the time being of the Company.
“Registered Office”	means the registered office for the time being of the Company.
“Requisite Percent”	has the meaning given to that term in Regulation 17.4.
“Requisitioning Member”	has the meaning given to that term in Regulation 17.5.
“Resolution of Directors”

means:

(a)     a resolution passed by a majority of votes of the Directors or a majority of votes of the members of a committee of the Directors as, being entitled to do so, vote at a meeting of the Directors or a meeting of a committee of the Directors, unless a higher threshold is required pursuant to the Memorandum or the Articles; or

(b)    a resolution in writing signed by all of the Directors or all of the members of a committee of the Directors,

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provided that, in each case, in respect of a resolution relating to the removal of any Director or the vacation of office of any Director, all of the Directors other than the Director who is the subject of such resolution must approve either by voting in favour of, or signing, such Resolution of Directors.

“Resolution of Members”

means:

(c)     a resolution passed by a simple majority (as such term is defined in Regulation 1.2(p) of these Articles) of the Members as being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting; or

(d)    where a written resolution of the Members is permitted under Regulation 19.3, a written resolution signed by or on behalf of an absolute majority (as such term is defined in Regulation 1.2(q) of these Articles) of the Members.

In computing the majority on a poll and in the case of a written resolution, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	has the meaning given to that term in Regulation 3.1.
“Share”	has the meaning given to such term in Clause 6 of the Memorandum.
“Solicitation Statement”	has the meaning given to that term in Regulation 17.13.
“Special Meeting Request”	has the meaning given to that term in Regulation 17.3.
“Specified Party”	has the meaning given to that term in Regulation 45.
“Statute”	has the meaning given to such term in the Memorandum.
“Synthetic Equity Interest”

means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly:

(a)     give a person or entity economic benefit and/or risk similar to ownership of Shares of any class or series of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any Shares of any class or series of the Company;

(b)    mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any Shares of any class or series of the Company;

(c)     otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of the Company; or

(d)    increase or decrease the voting power of any person or entity with respect to any Shares of any class or series of the Company.

“Timely Notice”	has the meaning given to that term in Regulation 17.12.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

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1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender and words importing the feminine gender include the masculine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         references to provisions of any law shall be construed to include any rules and regulations promulgated thereunder;

(h)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)          the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)          headings are inserted for reference only and shall be ignored in construing the Articles;

(k)         any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)          any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(m)        the Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in the Articles;

(n)         the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share, and the term “beneficially owns” has the meaning of such term as defined in Rule 13d-3 promulgated under the Exchange Act;

(p)         the term “simple majority” in relation to a Resolution of Members passed or proposed to be passed at a general meeting means a majority of the votes of those Members entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted);

(q)         the term “absolute majority” in relation to a Resolution of Members:

(i)          to be passed or proposed to be passed at a general meeting of the Members means a majority of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a majority has been obtained; and

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(ii)         to be passed or proposed to be passed by way of a written resolution of the Members where this is permitted under Regulation 19.3, means signed by or on behalf of a Member or Members holding a majority of the votes of all those entitled to vote on the resolution;

(r)          the term “supermajority” in relation to a Resolution of Members means, notwithstanding anything to the contrary in the definition of “Resolution of Members”, a majority of not less than two-thirds (66⅔%) of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a supermajority has been obtained;

(s)          where a meeting of (a) Members; (b) a class of Members; (c) the board of Directors; or (d) any committee of the Directors, is required to be convened for a place, such place may be a physical place, or a virtual place, or both, and where a meeting is convened for or including a virtual place any person, including the person duly appointed as the chair of such meeting, may attend such meeting by virtual attendance and such virtual attendance shall constitute presence in person at that meeting;

(t)          the term “virtual place” includes a discussion facility or forum with a telephonic, electronic or digital identifier; and

(u)         the term “virtual attendance” means attendance at a virtual place by means of conference telephone or other digital or electronic communications equipment or software or other facilities by means of which all the persons participating in the meeting can communicate with each other.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of any monies of the Company, all expenses incurred or sustained in the formation and establishment of the Company, including the expenses of incorporation.

3            Issue of Shares

3.1Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable Recognised Exchange, the United States Securities and Exchange Commission (the “SEC”) and/or any other competent regulatory authority and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

3.2         The Company may issue rights, options, warrants or convertible securities or instruments of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4         Section 46 of the Statute does not apply to the Company.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

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4.2         Where Shares are listed on a Recognised Exchange, the Directors may determine that the Company shall maintain or cause to be maintained its Register of Members in such manner and form as is customary for such Recognised Exchange.

5            Fixing Record Date

5.1         For the purpose of determining the Members entitled to notice of or to vote at any general meeting of Members, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other Distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the board of Directors may fix a date as the record date for any such determination of Members. Where in respect of any general meeting of Members the Directors so fix a record date, such record date shall be specified in the notice of the general meeting of Members.

5.2         If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the Resolution of Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any general meeting of Members has been made as provided for in this Regulation, such determination shall apply to any adjournment thereof (unless otherwise provided by a Resolution of Directors). If corporate action without a general meeting of Members is to be taken and no record date is fixed for such action, the record date for determining the Members entitled to express consent to such corporate action in writing shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve by Resolution of Directors that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process or in accordance with the Electronic Transactions Act. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred or sustained by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the applicable Recognised Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of rights, options or warrants.

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7.2         The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3         Where Shares are listed on a Recognised Exchange, in accordance with section 54A of the Statute, the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange and Regulations 7.1 and 7.2 shall be interpreted accordingly.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2         Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3         The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4         The Company may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9            Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve by Resolution of Directors that such Share shall be held as a Treasury Share.

10          Commission on Sale of Shares

The Company may pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

12          Lien on Shares

12.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Regulation. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

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12.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

12.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

12.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

13          Call on Shares

13.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

13.2       A call shall be deemed to have been made at the time when the Resolution of Directors authorising such call was passed.

13.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

13.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred or sustained by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

13.5       An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

13.6       The Company may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

13.7       The Company may, by Resolution of Directors, if the Directors think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

13.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14          Forfeiture of Shares

14.1       If a call or instalment of a call remains unpaid after it has become due and payable the Company may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred or sustained by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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14.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a Resolution of Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

14.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

14.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

14.5       A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

14.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

15          Transmission of Shares

15.1       If a Member dies the survivor or survivors (where the Member was a joint holder) or the Member’s legal personal representatives (where the Member was a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

15.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

15.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which that person would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered as the holder of the Share or to have some person nominated by the person entitled to the Share be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by Resolution of Directors change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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17          General Meetings

17.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

17.2       The Company may, but shall not be obliged to (unless required by any applicable law, rule or regulation), in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

17.3       The Directors, by Resolution of Directors, or the chairperson, if any, of the board of Directors, acting alone, may, and the Directors shall upon receipt of a valid Members’ requisition (a “Special Meeting Request”), call general meetings. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

17.4       A Special Meeting Request is a requisition of Members holding at the date of deposit of the requisition not less than thirty (30) per cent. of the voting power of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested (the “Requisite Percent”).

17.5       The Special Meeting Request may consist of several documents in like form each signed by one or more requisitionists (each such requisitionist, a “Requisitioning Member”) and must:

(a)         be deposited at the Registered Office within sixty (60) days of the earliest such documents being deposited at the Registered Office;

(b)         state the business (including the identity of nominees for election as a Director, if any) proposed to be acted on at the meeting of Members, which shall be limited to the business set forth in the Special Meeting Request received by the Company;

(c)         bear the date of signature of each Member (or duly authorized agent) who is a requisitionist submitting the Special Meeting Request;

(d)         set forth the name and address of each Member submitting the Special Meeting Request, as they appear on the Register of Members;

(e)         contain the information required by Regulation 17.13 with respect to any Director Nomination(s) or with respect to any other business proposed to be presented at the extraordinary general meeting, and as to each Member requesting the meeting and each other person (including any beneficial owner) on whose behalf the Member is acting;

(f)          include documentary evidence that the requisitionists own the Requisite Percent, as of the date, in the case of each Member requisitioning the extraordinary general meeting, that such shareholder’s requisition was signed; provided, however, that if the requisitioning Members are not the beneficial owners of the Shares representing the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence of the number of Shares owned by the beneficial owners on whose behalf the Special Meeting Request is made, as of the date, in the case of each Member requesting the extraordinary general meeting, that such Member’s requisition was signed; and

(g)         otherwise meet the requirements of these Articles including, as applicable, Regulation 17.11.

17.6       A Special Meeting Request shall not be valid, and the Company shall not call an extraordinary general meeting if:

(a)         the Special Meeting Request relates to a subject that is not a proper subject for action by Members of the Company under the Statute or otherwise involves a violation of any applicable law;

(b)         an item of business that is the same or substantially similar (as determined in good faith by the board of Directors) as was presented at a meeting of Members occurring within ninety (90) days preceding the earliest date of signature on the Special Meeting Request, provided that matters relating to the election or removal of Directors shall not be considered the same or substantially similar to the election of Directors at the immediately preceding annual general meeting of Members;

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(c)         the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the anniversary date of the immediately preceding annual general meeting of Members and ending on the date of the next annual general meeting of Members; or

(d)         the Special Meeting Request does not comply with the requirements of this Regulation 17.6 (and Regulation 17.13, as applicable).

17.7       In addition to the requirements stipulated in Regulation 17.6, the Requisitioning Member(s) and each other person (including any beneficial owner) on whose behalf the Requisitioning Member(s) is acting, shall provide such other information as the Company may reasonably request within ten (10) business days of the Company’s request or such other date as may be set by the Company.

17.8       If the requirements stipulated in Regulation 17.6 are met, the Directors shall (or if there are no Directors, the Chief Executive Officer shall) duly proceed to convene an extraordinary general meeting within sixty (60) days from the date of the deposit of the Special Meeting Request and an extraordinary general meeting shall be held no later than ninety (90) days of, the deposit of the Special Meeting Request.

17.9       Any Requisitioning Member may revoke its requisition by written revocation deposited at the Registered Office at any time prior to the extraordinary general meeting requisitioned. A Special Meeting Request shall be deemed revoked (and any extraordinary general meeting convened in response may be cancelled) if the Requisitioning Members and any beneficial owners on whose behalf they are acting (as applicable), do not continue to own at least the Requisite Percent at all times through the date of the applicable Member requisitioned extraordinary general meeting, and the requisitioning Members shall promptly notify the Company of any decrease in ownership of Shares that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requisitions from the Requisite Percent, the board of Directors shall have the discretion to determine whether or not to proceed with the extraordinary general meeting.

17.10     Business transacted at Member requisitioned extraordinary general meeting shall be limited to:

(a)         the business stated in the valid Special Meeting Request received from Members holding the Requisite Percent; and

(b)         any additional business that the board of Directors determines to include in the Company’s notice of meeting (or any supplement thereto).

17.11     For nominations of candidates for appointment as Director (“Director Nominations”) or other business to be properly requested to be brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ requisition, the Member or Requisitioning Members must:

(a)         be Member(s) of the Company of record at the time of the giving of the notice for such general meeting;

(b)         be entitled to vote at such general meeting;

(c)         have given Timely Notice (as defined below) thereof in writing to any Director addressed to the Registered Office;

(d)         have provided any updates or supplements to such notice at the times and in the forms required by the Articles;

(e)         together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by the Articles; and

(f)          otherwise meet the requirements of these Articles including, as applicable, Regulation 17.15.

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17.12     To be timely, a Member’s written notice in respect of an annual general meeting must be received at the Registered Office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s annual general meeting (which date shall, for purposes of the Company’s annual general meeting in the calendar year of the Business Combination Closing, be deemed to have occurred on [            ]); provided, however, that in the event the annual general meeting is first convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual general meeting was held in the preceding year, notice by the Member to be timely must be received at the Registered Office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”).

17.13     Any such Timely Notice must set forth, as to each matter the Member or the Requisitioning Members propose to bring before the general meeting:

(a)         as to each person whom the Member or Requisitioning Members propose to nominate for appointment as a Director:

(i)          the name, age, business address and residence address of the nominee;

(ii)         the principal occupation or employment of the nominee;

(iii)        the class and number of Shares or any other securities of the Company that are held of record or are beneficially owned by the nominee and of its affiliates and any derivative positions held or beneficially held by the nominee and of its affiliates;

(iv)        whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee or any of its affiliates with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of any securities), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee or any of its affiliates;

(v)         a description of all agreements, arrangements or understandings between or among the Member or the Requisitioning Members, as applicable, or any of its or their affiliates and each nominee or any of its affiliates and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Member or the Requisitioning Members or concerning the nominee’s potential service as a Director;

(vi)        a written statement executed by the nominee acknowledging that if elected as a Director the nominee will:

(A)        owe fiduciary duties under the Statute with respect to the Company and its Members; and

(B)         comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such Person’s term in office as a director;

(vii)       all information relating to such nominee that is required to be disclosed in solicitations of proxies for appointment of Directors in an appointment contest or otherwise required, in each case pursuant to the Statute or other applicable law, rule or regulation (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if appointed);

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(b)         as to any other business that the Member or the Requisitioning Members propose to bring before the general meeting, a description in reasonable detail of the business desired to be brought before the general meeting, the reasons for conducting such business at the general meeting, the text, if any, of any resolutions or Memorandum or Articles of Association amendment proposed for adoption, and any material interest in such business of each Proposing Person;

(c)         the name and address of the Member or Requisitioning Members giving the notice, as they appear in the Register of Members and the names and addresses of the other Proposing Persons (if any);

(d)         as to each Proposing Person:

(i)          such Proposing Person’s written consent to the public disclosure of information provided to the Company pursuant to this Regulation 17 and the following information:

(A)        the class or series and number of all Shares of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates, including any Shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future;

(B)         all Synthetic Equity Interests in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such Shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such Shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest;

(C)         any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any Shares;

(D)        any rights to dividends or other Distributions on the Shares, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying Shares;

(E)         any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of Shares or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to, collectively, as “Material Ownership Interests”);

(F)         a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any Shares;

(G)        all information that would be required to be set forth in a Schedule 13D filed pursuant to the Exchange Act and Rule 13d-1(a) or an amendment pursuant to Rule 13d-2 if such a statement were required to be filed under the Exchange Act by such Proposing Person and/or any of its respective affiliates or associates;

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(H)         any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business or nomination proposed to be brought before the meeting pursuant to the Statute, the Exchange Act or any other applicable laws, rules or regulations; and

(I)          (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Person and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the general meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other Members (and beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and the class and number of Shares owned beneficially or of record by such other Member(s) or other beneficial owner(s);

(e)         a statement whether or not the Member or Requisitioning Members giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the Shares required under applicable law to approve the proposal or, in the case of a Director Nomination, at least the percentage of voting power of all of the Shares reasonably believed by such Proposing Person to be sufficient to appoint the nominee or nominees proposed to be nominated by such Member or Requisitioning Members (such statement, the “Solicitation Statement”); and

(f)          a supporting statement indicating the reasons for bringing such proposal.

17.14     A Member or Requisitioning Members providing Timely Notice of a Director Nomination or other business proposed to be brought before a general meeting shall further update and supplement such notice, if necessary, so that the information (including the Material Ownership Interests information) provided or required to be provided in such notice pursuant to the Articles shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such general meeting, and such update and supplement must be received by any Director at the Registered Office not later than the close of business on the fifth (5th) business day after the record date for the general meeting and not later than the close of business on the eighth (8th) business day prior to the date of the general meeting. If a Member or the Requisitioning Members do not comply with this Regulation 17 in providing notice of Director Nomination or other business proposed to be brought before a general meeting, such notice shall not be deemed to be Timely Notice.

17.15     Only such persons who are nominated for appointment as a Director in accordance with the provisions of the Articles shall be eligible for appointment and to serve as Directors once appointed in accordance with the Articles and only such other business shall be conducted at an general meeting as shall have been brought before the meeting in accordance with the provisions of the Articles. The Directors, a designated committee thereof or the chairperson of the board of Directors shall have the power to determine whether a Director Nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of the Articles. If no determination is made as to whether any Director Nomination or other proposal was made in accordance with the provisions of the Articles, the presiding person of the general meeting shall have the power and duty to determine whether the Director Nomination or other proposal was made in accordance with the provisions of the Articles. If a determination is made that any Director Nomination or other proposal was not made in accordance with the provisions of the Articles, such proposal or nomination shall be disregarded and shall not be presented for action (and no votes shall be counted with respect to such proposal or nomination) at the general meeting.

17.16     Except as otherwise required by applicable law, nothing in this Regulation 17 shall obligate the Company or the Directors to include in any proxy statement or other Member communication distributed on behalf of the Company or the Directors information with respect to any nominee for appointment of a Director or any other business submitted or proposed by a Member.

Annex B-18

17.17     Notwithstanding the foregoing provisions of this Regulation 17, if the nominating or proposing Member or the Requisitioning Member(s) (or a qualified representative of the Member or the Requisitioning Members) do not appear at the general meeting to present a Director Nomination or any other business, such Director Nomination or other business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 17, to be considered a qualified representative of the proposing Member or Requisitioning Members, a person must be authorised by a written instrument executed by such Member or Requisitioning Members or an electronic transmission delivered by such Member or Requisitioning Members to act for such Member or Requisitioning Members as proxy at the meeting of Members and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding person at the general meeting.

17.18     For purposes of the Articles, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable international or national news service or in a document publicly filed by the Company with the SEC pursuant to section 13, 14 or 15(d) of the Exchange Act or the rules of the Recognised Exchange.

17.19     Notwithstanding the foregoing provisions of these Articles, a Member and the Requisitioning Members shall also comply with all applicable requirements of the Statute and all applicable laws, rules and regulations with respect to the matters set forth in the Articles.

17.20     Notwithstanding the foregoing provisions of these Articles, where EUR submits a Special Meeting Request or proposes business at a meeting, none of the requirements set forth in this Regulation 17 shall be applicable, and the only requirement that shall apply in relation to the content of such a Special Meeting Request or business shall be that the Special Meeting Request must be signed by or on behalf of EUR.

18          Notice of General Meetings

18.1       At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five (95) per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

18.2       Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

19          Proceedings at General Meetings

19.1       No business shall be transacted at any general meeting unless a quorum is present one-third of the voting power of the Shares entitled to vote at such meeting, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

Annex B-19

19.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

19.3       At any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, a Resolution of Members may not be consented to in writing and section 88 of the Statute shall not apply to the Company; provided, however, that at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, a Resolution of Members may be consented to and signed in writing by the holders of Shares having not less than an absolute majority (as such term is defined in Regulation 1.2(q) of the Articles).

19.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved. In any other case the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

19.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if they shall not be present within a reasonable period of time after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

19.6       If no Director is willing to act as chairperson or if no Director is present within a reasonable period of time after the time appointed for the meeting to commence, the meeting shall be presided over by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence, by an officer of the Company, and in the absence of all of the foregoing persons by any Company representative designated by a Director or officer of the Company. If none of the foregoing are present or wiling to act as chairperson, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

19.7       The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

19.8       When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

19.9       A resolution put to the vote of the meeting shall be decided on a poll.

19.10     A declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

19.11     In the case of an equality of votes the chairperson shall not be entitled to a second or casting vote.

19.12     All persons seeking to attend and participate in a meeting at a virtual place shall be responsible for maintaining adequate facilities to enable them to do so, and any inability of a person or persons to attend or participate in a meeting by way of digital or electronic communications equipment or software or other facilities shall not invalidate the proceedings of that meeting.

Annex B-20

20          Votes of Members

20.1       Subject to any rights or restrictions attached to any Shares on a poll every Member present shall have one vote for every Share of which they are the holder.

20.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

20.3       A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

20.4       No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by them in respect of Shares have been paid.

20.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Regulation shall be referred to the chairperson whose decision shall be final and conclusive.

20.6       On a poll votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

20.7       On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

20.8       In relation to deciding the outcome of a resolution put to the vote at a general meeting held wholly or partly by means of digital or electronic communications equipment or software or other facilities, the vote may be cast by such means as the board of Directors or failing that the chairperson of the meeting, in their sole discretion, deems appropriate for the purposes of the meeting.

21          Proxies

21.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

21.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

21.3       The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

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21.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

21.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

22          Corporate Members

22.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

22.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Regulation shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

23          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

24          Directors

24.1       There total number of directors constituting the Board shall be determined from time to time by a Resolution of Directors. No increase or reduction in the number of directors constituting the board of Directors shall shorten the term of any incumbent director.

24.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting following the Business Combination Closing, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting following the Business Combination and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting following the Business Combination Closing.

24.3       Commencing at the Company’s first annual general meeting following the Business Combination Closing, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed in accordance with Regulation 26 for a term of office to expire at the third succeeding annual general meeting after their appointment.

24.4       Except as the Statute may otherwise require, and subject to Regulation 27 and the Investors Agreement, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled, (a) at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, by the vote of a majority of the remaining Directors then in office (notwithstanding

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that such majority may be less than a quorum required for a Resolution of Directors) or by a Resolution of Members (i) at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, solely by the vote of a majority of the remaining Directors then in office (notwithstanding that such majority may be less than a quorum required for a Resolution of Directors). For the avoidance of doubt, any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause and unfilled vacancies resulting from increases or reductions in the number of Directors, may not be filled by a Resolution of Members at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares.

24.5       Subject to Regulation 27 all Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

24.6       No Director shall be permitted to appoint an alternate director pursuant to section 130 of the Statute.

25          Powers and Duties of Directors

25.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

25.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

25.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

25.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

25.5       A Director, in exercising their powers or performing their duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

25.6       Section 175 of the Statute shall not apply to the Company.

26          Appointment and Removal of Directors Generally

26.1       The Company may by Resolution of Members, and in accordance with Regulations 17, 24 and 27, appoint any person properly nominated for election as a Director at any general meeting to appoint Directors of the Company.

26.2       Subject to Regulation 27, the Company may, by Resolution of Directors, appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed pursuant to the Articles as the maximum number of Directors.

26.3       The Company may by Resolution of Directors passed by all of the Directors (other than the Director who is the subject of such resolution) remove any Director for Cause (other than directors appointed pursuant to Regulation 27 (Appointment and Removal of Directors by EUR)). Any Director may be removed by the Members only as follows: (a) at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, any Director may be removed only for Cause and only

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by a Resolution of Members passed by a supermajority, and (b) at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, any Director may be removed by a Resolution of Members passed by an absolute majority. “Cause” for removal of a Director (other than a Director appointed pursuant to Regulation 27) shall be deemed to exist only if, as determined by the Board, (a) the Director whose removal is proposed has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director, in each case at any time before the expiration of his or her term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

26.4       Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

27          Appointment and Removal of Directors by EUR

27.1       It is acknowledged that the Company and EUR are parties to the Investors Agreement and for the purposes of providing EUR with the rights concerning the appointment and removal of Directors set out therein, EUR is conferred with the rights set out in this Regulation which rights are to be exercised in conformity with the terms of the Investors Agreement.

27.2       For so long as EUR holds the EUR Top Ownership Threshold, EUR shall be entitled to:

(a)         appoint from time to time the lower of:

(i)          a majority of all members of the board of Directors; and

(ii)         four (4) members of the board of Directors,

provided that at least two (2) such members of the board of Directors must satisfy the independence requirements of Company’s principal stock exchange and be eligible to serve on the Audit Committee, but no such member of the Board shall be required to satisfy the diversity requirements of Company’s principal stock exchange;

(b)         remove from time to time any member or members of the board of Directors appointed by EUR; and

(c)         appoint (subject to the same requirements as identified in Regulation 27.2(a) above) and remove any replacement members of the board of Directors appointed by EUR from time to time.

27.3       For so long as EUR holds the EUR Middle Ownership Threshold EUR shall be entitled to:

(a)         appoint from time to time two (2) members of the board of Directors, with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange;

(b)         remove from time to time any member or members of the board of Directors appointed by EUR; and

(c)         appoint and remove any replacement members of the board of Directors appointed by EUR from time to time.

27.4       For so long as EUR holds the EUR Low Ownership Threshold EUR shall be entitled to:

(a)         appoint from time to time one (1) member of the board of Directors with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange;

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(b)         remove from time to time any member of the board of Directors appointed by EUR; and

(c)         appoint and remove any replacement member of the board of Directors appointed by EUR from time to time.

27.5       EUR may exercise EUR’s rights set forth in Regulations 27.2, 27.3 and 27.4 by giving a notice in writing to the Company (an “EUR Director Change Notice”) setting out the manner in which the EUR is exercising the rights conferred under Regulations 27.2, 27.3 and 27.4 (as applicable). Unless provided otherwise in the EUR Director Change Notice, the appointment and/or removal of an EUR Director shall take effect from the date that the EUR Director Change Notice is received by the Company.

27.6       For so long as EUR holds at least the EUR Low Ownership Threshold, this Regulation 27 may only be amended or repealed (in whole or in part) with the prior written consent of EUR.

28          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that they resign the office of Director; or

(b)         the Director dies; or

(c)         a court of competent jurisdiction has determined in a final non-appealable order that such Director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or

(d)         the Director becomes disqualified to act as a Director under section 111 of the Statute.

29          Proceedings of Directors

29.1       The quorum for the transaction of the business of the Directors shall be a majority of the total number of Directors.

29.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a Resolution of Directors.

29.3       A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

29.4       A Resolution of Directors in writing (in one or more counterparts) signed by all of the Directors or all of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.5       A Director may call a meeting of the Directors by at least two (2) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

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29.7       The Directors may elect a chairperson of their board; provided that, for so long as EUR satisfies any of the EUR Top Ownership Threshold, the EUR Middle Ownership Threshold EUR or the EUR Low Ownership Threshold, the EUR Director(s) shall be entitled to elect the chairperson of the board. If no such chairperson is elected, or if at any meeting the chairperson is not present within a reasonable period of time after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

29.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the notice of the meeting, appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly noticed, appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

31          Directors’ Interests

31.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2       A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

31.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

31.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them prior to its consideration and any vote thereon in order to allow time for consideration of its effect on director independence, Company disclosure and any other relevant considerations under applicable law.

31.5       Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a Resolution of Directors in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

31.6       Notwithstanding the foregoing, prior to the taking of any of the foregoing actions or any other action that could affect the independence of a Director under applicable law, the Director shall notify the Company a reasonable period of time in advance of any such action, in order to allow time for consideration of its effect on director independence, Company disclosure and any other relevant considerations under applicable law.

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32          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

33          Delegation of Directors’ Powers

33.1       Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2       Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person (including any officer or officers of the Company) to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3       The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of any Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law.

33.4       Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Recognised Exchange (after giving effect to any applicable exemptions and phase-in of the accommodations).

33.5       Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.6       Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

33.7        The Directors may appoint such officers of the Company (including any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by Resolution of Directors. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

34          Remuneration of Directors

34.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors or a committee designated by the Board shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred or sustained by them in connection with their

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attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

34.2       The Directors may by Resolution of Directors approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond their ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

35          Seal

35.1       The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

35.2       The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.3       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over that Director’s signature alone to any document of the Company required to be authenticated by them under seal or to be filed wheresoever.

36          Dividends, Distributions and Reserve

36.1       Subject to the Statute and this Regulation and except as otherwise provided by the rights attached to any Shares, the Directors may resolve by Resolution of Directors to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the Resolution of Directors pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

36.2       The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by them to the Company on account of calls or otherwise.

36.3       The Directors may resolve by Resolution of Directors that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

36.4       Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

36.5       The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

36.6       Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders

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may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

36.7       No Distribution or redemption payment shall bear interest against the Company.

36.8       Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six (6) years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

37          Books of Account

37.1       The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

37.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

37.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

38          Audit

38.1       The Directors shall appoint an Auditor of the Company who shall hold office on such terms as the Directors determine in accordance with applicable law.

38.2       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

38.3       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors (or Audit Committee) shall fill the vacancy and determine the remuneration of such Auditor.

38.4       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

39          Notices

39.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules of any Recognised Exchange or submitted to the SEC through its Electronic Data Gathering, Analysis and Retrieval system or by placing such notice on the Company’s website.

39.2       Where a notice is sent by:

(a)         courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

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(b)         post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted;

(c)         fax or other similar electronic means service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient;

(e)         submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system; service of the notice shall be deemed to have been effected one hour after the notice or document was submitted; or

(f)          placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

39.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

39.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

39.5       Where a law or the Articles requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

40          Winding Up

40.1       If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

40.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
Annex B-30

41          Indemnity and Insurance

41.1       Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company to the fullest extent permissible under the Statue and the laws of the British Virgin Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Regulation unless or until a court of competent jurisdiction shall have made a finding to that effect.

41.2       Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Regulation. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

41.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

43          Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

44          Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

45          Corporate Opportunity

The Directors who are not employees of the Company, EUR and any EUR Director (each  a “Specified Party”) have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (A) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (B) have interests in, participate with and aid, and maintain seats on the boards of directors or similar governing bodies of, Other Investments, in each case that may, are or will be competitive with the business of the Company and its subsidiaries or in the same or similar lines of business as the Company and its subsidiaries, or that could be suitable for the Company or its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such

Annex B-31

Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any Member, including for breach of any fiduciary or other duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Company or its subsidiaries, unless such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a Director and not in any other capacity. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Regulation to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Regulation apply equally to activities conducted after the date that the Memorandum and these Articles were first amended and restated and that have been conducted prior to the date on which the Memorandum and these Articles were first amended and restated.

46          Exclusive Forum

46.1       To the fullest extent permitted by applicable law:

(a)         unless the Company consents in writing to the selection of an alternative forum (and a decision by the Company to provide such a consent in writing shall require prior approval of the Directors pursuant to a Resolution of Directors) each party shall be deemed to have agreed that the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all Disputes and for such purposes the Company and the Members shall be deemed to have irrevocably submitted to the jurisdiction of such courts; and

(b)         each party shall be deemed to have irrevocably waived any objection which any of them might at any time have to the courts of the British Virgin Islands being selected as the forum to hear and determine any such Dispute and shall be deemed to have undertaken and agreed not to claim any such court is not a convenient or appropriate forum.

46.2       Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this Regulation 46.2 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

46.3       Each person who is or who at any time becomes a Member or otherwise acquires any interest in Shares shall be deemed to have notice of, and to have consented to, the provisions of this Regulation 46.

46.4       For the purposes of this Regulation 46:

(a)         “Dispute” means:

(i)          any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Memorandum and/or these Articles, including, without limitation, claims for set-off and counterclaims and any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with:

(A)        the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, the Memorandum and/or these Articles; and/or

(B)         any non-contractual obligations arising out of or in connection with the Memorandum and/or these Articles; and/or

Annex B-32

(ii)         any dispute, suit, action (including, without limitation, any derivative action or proceeding brought on behalf or in the name of the Company or any application for permission to bring a derivative action), proceedings, controversy or claim of any kind relating or connected to the Company, the Board, the Company’s officers, the Company’s management or the Members arising out of or in connection with the Statute, the Insolvency Act, any other legislation or common law of the British Virgin Islands affecting any relationship between the Company, its Members and/or its Directors and officers (or any of them) or any rights and duties established thereby (including, without limitation, Division 3 of Part VI and Part XI of the Statute and section 162(1)(b) of the Insolvency Act, and any fiduciary or other duties owed by any Director, officer of the Company or Member to the Company or the Members); and

(b)         “party” means:

(i)          the Company;

(ii)         each Member;

(iii)        each former Member (with the intention and effect that each former Member shall continue to be bound by this Regulation 46 notwithstanding that such former Member has transferred all its Shares or otherwise ceased to be a Member);

(iv)        each Director and officer of the Company;

(v)         each former Director and officer (with the intention and effect that each former Director and officer shall continue to be bound by this Regulation 46 notwithstanding that such former Director or officer has ceased to be a Director or officer); and

(vi)        any successor, assignee or other person claiming through a person referred to in (i), (ii), (iii), (iv) or (v) above.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this [    ] day of [            ].

Incorporator

[Sgd. Conitta Francis]
Conitta Francis
Authorised Signatory
Maples Corporate Services (BVI) Limited

Annex B-33

Annex C

Critical Metals Corp. 2023 Incentive Award Plan

[To be Provided]

Annex C-1

Annex D

Critical Metals Corp. 2023 Employee Stock Purchase Plan

[To be Provided]

Annex D-1

Annex E

October 20, 2022	File Reference: 34-36-63452

Sizzle Acquisition Corp.
c/o - Mr. Jamieson Karson
Vice Chairman
4201 Georgia Avenue, NW
Washington, DC 20011

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “M&S TAS” “we,” “us,” or “our”) has been engaged by Sizzle Acquisition Corp. (“Sizzle” or the “Company”) for the benefit of the Board of Directors (the “Board”) of the Company in connection with the consideration by the Board of a transaction (the “Transaction”) whereby (a) Critical Metals Limited, a newly organized BVI company (“PubCo”), will acquire all of the issued and outstanding capital shares and equity interests of European Lithium AT (Investment) Ltd. (“European Lithium” or the “Acquired Business”), a subsidiary of European Lithium Ltd. (“EUR”) from EUR in exchange for ordinary shares of PubCo, and European Lithium shall become a wholly owned subsidiary of PubCo and EUR shall become a shareholder of PubCo; and (b) Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) will merge with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of PubCo. Each of Sizzle’s issued and outstanding shares of common stock will be cancelled in exchange for the right of the holder thereof to receive one ordinary share of PubCo. All of the outstanding public and private warrants of Sizzle, entitling the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share will be converted into the right to receive a warrant to purchase one share of Pubco at the same exercise price. EUR will receive that number of ordinary shares of PubCo equal to (A)(i) Seven Hundred Fifty Million Dollars ($750,000,000) (the “Closing Share Consideration”) divided by (ii) the redemption amount per share of common stock of Sizzle in connection with the closing of the Transaction (the “Closing”), plus (B), subject to the satisfaction of applicable terms and conditions, an earnout of up to an additional 10% of such Closing Share Consideration, subject to adjustment (the “Earnout” and together with the Closing Share Consideration, the “Purchase Price”). The Closing Share Consideration is based on a total pre-Transaction enterprise value of European Lithium of Seven Hundred Fifty Million Dollars ($750,000,000) (the “Transaction Consideration”).

Sizzle is a publicly traded special purpose acquisition company and the Transaction will be part of a de-SPAC process.

This opinion (our “Opinion”) is being delivered pursuant to our Engagement Letter dated August 17, 2022, and the General Contractual Conditions thereto (collectively, the “Engagement Agreement”). All assumptions and limitations stated below are either as provided in the Engagement Agreement or made with the consent or approval of the Board, as specifically set out below.

For purposes of our Opinion, we have been instructed that the number of shares issued in the Transaction will be calculated, from the perspective of the Company, at a value of $10.00 per share, representing the Redemption Price of the Company’s common stock. As the Company is a special purpose acquisition company with only a limited trading history and no material operations or assets other than cash or cash equivalents and the yet to be executed and delivered Business Combination Agreement (the “Contemplated BCA”), we have also assumed, with your permission, that this $10.00 per share of common stock Redemption Price represents the fair market value of such shares of the Company’s common stock for purposes of this fairness analysis and our Opinion. Accordingly, we have not for purposes of this Opinion performed an independent analysis regarding the fair market value of the Company’s (or its successor’s) common stock to be issued in the Transaction at the Closing.

Annex E-1

Sizzle Acquisition I Corp.

c/o Mr. Jamieson Karson

File Reference: 34-36-63452

October 20, 2022

Since the Acquired Business is a stand-alone subsidiary of EUR, we have not reviewed the assets, liabilities (including contingent liabilities) or income of EUR either on a consolidated or stand- alone basis and, accordingly, with the permission of the Company and the Board, have not considered any such information or the market capitalization of EUR in reaching our conclusions as to the value of European Lithium or the fairness of the Purchase Price for the Acquired Business to the Company or its public shareholders from a financial point of view.

We have been retained only to advise the Board as to the fairness, from a financial point of view, to the public stockholders of Sizzle of the Purchase Price being paid by the Company for the Acquired Business. We have not been engaged to render any opinion with respect to the fairness of the Purchase Price to any other person or entity or as to any other aspect of the Transaction, and we specifically render no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the Contemplated BCA; we have not been involved in the raising of any funding for or with respect to or associated with the Company, European Lithium or any other party to the Contemplated BCA, and/or the Transaction or provided any advice with respect to any such funding; we have not been engaged to do, and have not done, any legal or contract review or (except as is customary in engagements of this type) any other due diligence review of the Transaction and the Acquired Business, or any projections related thereto; and we have not been asked to consider any non- financial elements of the Transaction or any other alternatives that might be available to the Board, the Company and/or the shareholders of the Company. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Company, the shareholders of the Company, the shareholders of European Lithium, or any other person or entity or as a broker/dealer, underwriter or investment advisor.

In valuing the Acquired Business and, for purposes of our Opinion, we have looked solely at the enterprise value of the Acquired Business as a going concern and on a standalone basis immediately prior to the Transaction Date and have not considered any impact on value (positive or negative) of the consummation of the Transaction on the value of the Acquired Business. Per the Contemplated BCA, and with your permission, we have assumed that the deemed value of the Transaction Shares is equal to $10.00 per share. We have performed no analysis in determining if such price is equivalent to the fair market value of such Transaction Shares.

We understand that in connection with the Transaction, certain employees of European Lithium may enter into employment agreements with the surviving entity, and that certain equity may be reserved for issuance pursuant to stock bonus arrangements. Our Opinion will not address the fairness of such agreements or stock bonus arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of the Acquired Business. Our Opinion will assign no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or of the changes to the composition of the Company’s management and board of directors. We have, with your consent, likewise not considered the dilution effects of the issuance of common stock on equity holders of the Company.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•        Conducted management interviews with European Lithium’s management. Topics addressed included, but were not limited to, transaction overview, business operations, production and financial projections, economic conditions and industry trends, market competitors, and various other topics related to mining and business operations.

•        Financial Projections for European Lithium for the twenty fiscal years ending September 30, 2042;

Annex E-2

Sizzle Acquisition I Corp.

c/o Mr. Jamieson Karson

File Reference: 34-36-63452

October 20, 2022

•        Wolfsberg Project Preliminary Feasibility Study;

•        Non-binding Letter of Intent dated July 28, 2022;

•        Draft Investor Presentation dated October 2022;

•        The Project Wolf Acquisition Structure Discussion pack dated October 2022

•        The Contemplated BCA dated October 17, 2022;

•        Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Bloomberg; Guide to Cost of Capital published by Kroll LLC; and

•        Other information and studies as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company, EUR or European Lithium or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment, to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, iii) not conducted any independent valuation or appraisal of any specific assets of the Company or European Lithium or any appraisal or estimate of any specific liabilities of the Company or European Lithium, and iv) assumed that there are no contingent or off-balance sheet assets or liabilities of the Company or European Lithium that have not been disclosed in writing to us. With respect to the financial forecasts and projections relating to European Lithium, with your consent, we have assumed that such forecasts and projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of EUR and European Lithium as to the future financial performance of European Lithium and, accordingly, we take no responsibility for, and express no view as to, such financial forecasts or projections or the assumptions on which they are based. With the Board’s approval, we have assumed that the management of European Lithium executes on its business plan in accordance with its projections, and that all documents related to the Transaction filed with the Securities and Exchange Commission comply with all applicable laws and regulations.

Except as otherwise provided herein, our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. Likewise, our Opinion is based on the factual circumstances, agreements, and terms, as they exist and are known to us at the date of our Opinion. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of the Company, the equity holders of EUR or European Lithium or any other person or entity as to any action the Board, the shareholders of Company, the equity holders of EUR or European Lithium or any other person or entity should take, or omit to take, in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Board, Company and/or the shareholders of the Company. Our Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. Our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, of any future funding or fund raising commitments, or any changes in the rights, privileges and preferences of the holders of the Company’s shares or any changes in the composition of the Company’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

Annex E-3

Sizzle Acquisition I Corp.

c/o Mr. Jamieson Karson

File Reference: 34-36-63452

October 20, 2022

Subject to the foregoing, and assuming that the Business Combination Agreement as executed is the same as the Contemplated BCA, it is our opinion that, as of the date hereof, the Purchase Price to be paid by Sizzle for the Acquired Business as provided in the Business Combination Agreement is fair to the Company and, through their ownership in the Company, the public shareholders of the Company from a financial point of view. No opinion is expressed with respect to fairness to controlling, insider or sponsoring shareholders of the Company.

Very truly yours,

Marshall & Stevens Transaction Advisory Services

File No. 34-36-63452

Annex E-4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

The laws of the British Virgin Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

Pubco’s Proposed Charter that will be in effect upon completion of the Business Combination provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under the laws of the BVI, in the absence of willful neglect or default. In connection with the Closing, Pubco intends to enter into indemnification agreements with each post-Closing director of Pubco.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of October 24, 2022, European Lithium Limited, European Lithium AT (Investments) Limited, Critical Metals Corp., Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp. (included as Annex A to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

2.2

First Amendment Agreement and Plan of Merger, dated as of January 4, 2023, by and among European Lithium Limited, European Lithium AT (Investments) Limited, Critical Metals Corp., Project Wolf Merger Sub Inc., and Sizzle Acquisition Corp. (included in Annex A to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

3.1**	Memorandum and Articles of Association of Pubco.
3.2

Form of Proposed Charter of Pubco to be effective upon Closing (included as Annex B to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

4.1*	Specimen Common Stock Certificate.
4.2

Warrant Agreement, dated November 3, 2021, by and between Sizzle and Continental Stock Transfer & Trust Company, as warrants agent (incorporated by reference to Exhibit 4.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on November 8, 2021).

5.1*	Opinion of Maples and Calder (BVI) LLP.
5.2	Opinion of White & Case LLP.
8.1	Form of Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1

Sponsor Support Agreement dated, October 24, 2022, by and among Sizzle, VO Sponsor LLC, and European Lithium AT (Investments) Limited (incorporated by reference to Exhibit 10.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).

10.2

Lock-Up Agreement, dated as October 24, 2022, by and among VO Sponsor, LLC, European Lithium Limited and Critical Metals Corp. (incorporated by reference to Exhibit 10.2 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).

10.3	Form of Investors Agreement (incorporated by reference to Exhibit 10.3 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).
10.4	Form of Assignment and Assumption of Warrant Agreement (incorporated by reference to Exhibit 10.5 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).
10.5	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of Sizzle’s Current Report on Form 8-K, filed with the SEC on October 28, 2022).

Exhibit Number	Description
10.6*#	Form of Critical Metals 2023 Share Incentive Plan (included as Annex C to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).
10.7*#

Form of Critical Metals 2023 Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus of Sizzle, which is part of this Registration Statement, and incorporated herein by reference).

10.8**	Letter Agreement between Sizzle and EarlyBirdCapital LLC.
10.9*	Form of Indemnification Agreement.
10.10	Promissory Note, dated February 6, 2023, issued by Sizzle to VO Sponsor LLC (incorporated by reference to Exhibit 10.1 of Sizzle’s Current Report on Form 8-K, filed with the SEC on February 7, 2022).
21.1**	Subsidiaries of Pubco.
23.1	Consent of Marcum LLP, independent registered accounting firm of Sizzle.
23.2	Consent of Marcum LLP, independent registered accounting firm of European Lithium AT (Investments) Limited.
23.3*	Consent of Maples and Calder (BVI) LLP (included in Exhibit 5.1).
23.4	Consent of White & Case LLP (included in Exhibit 5.2).
23.5	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
23.6**	Consent of Marshall & Stevens.
23.7	Consent of CSA Global.
24.1**	Power of Attorney (included on the signature page to this Registration Statement).
96.1	Technical Summary Report, The Wolfsberg Project, effective at December 5, 2022, prepared by CSA Global.
99.1*	Form of Proxy Card for Stockholders.
99.2**	Consent of Tony Sage to be named as a director.
99.3**	Consent of Carolyn Trabuco to be named as a director.
99.4**	Consent of Malcolm Day to be named as a director.
99.5**	Consent of Mykhailo Zhernov to be named as a director.
107.1**	Calculation of Registration Fee Table.

____________

#        Indicates management contract or compensatory plan or arrangement.

*        To be filed by amendment.

**      Previously filed.

Item 22.     Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perth, Country of Australia, on the 5th day of May, 2023.

Critical Metals Corp.
By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman (principal executive officer and principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tony Sage	Executive Chairman	May 5, 2023
Tony Sage	(principal executive officer and principal financial and accounting officer)
/s/ Michael Hanson	Director	May 5, 2023
Michael Hanson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Critical Metals Corp. has signed this proxy statement/prospectus in Wilmington, Delaware, on the 5th day of May, 2023.

Corporation Service Company
By:	/s/ Shyla Hill
Name:	Shyla Hill
Title:	Authorized Representative on behalf of Corporation Service Company